As filed with the Securities and Exchange Commission on July 13, 2015

Registration No. 333-204950

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 3 to
FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Jupai Holdings Limited
(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant's name into English)

Cayman Islands	8900	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10th Floor, Jin Sui Building
379 South Pudong Road
Pudong New District
Shanghai 200120
People's Republic of China
+86-21-6836-7031
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Law Debenture Corporate Services Inc.
4th Floor, 400 Madison Avenue
New York, New York 10017
(212) 750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Z. Julie Gao, Esq. Will H. Cai, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central Hong Kong +852 3740-4700	David J. Roberts, Esq. Ke Geng, Esq. O'Melveny & Myers LLP 37/F, Yin Tai Centre Office Tower No. 2 Jianguomenwai Avenue, Chaoyang District Beijing 100022 People's Republic of China +86-10-6563-4200

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount of shares to be registered(1)(2)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(4)

Ordinary shares, par value US$0.0005 per share(2)(3)	40,475,400	US$2.00	US$80,950,800	US$9,407

(1)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(2)
Includes ordinary shares that are issuable upon the exercise of the underwriters' option to purchase additional ADSs. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
American depositary shares issuable upon deposit of ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-205526). Each American depositary share represents six ordinary shares.

(4)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 13, 2015

5,866,000 American Depositary Shares

Jupai Holdings Limited

Representing 35,196,000 Ordinary Shares

This is an initial public offering of American depositary shares, or ADSs, of Jupai Holdings Limited, or Jupai. Jupai is offering 4,400,000 ADSs. The selling shareholders identified in this prospectus are offering an additional 1,466,000 ADSs. Each ADS represents six of our ordinary shares, par value US$0.0005 per share. We will not receive any proceeds from the ADSs sold by the selling shareholders.

Prior to this offering, there has been no public market for the ADSs or the ordinary shares. It is currently estimated that the initial public offering price per ADS will be between US$10.00 and US$12.00. Our ADSs have been approved for listing on the NYSE under the symbol "JP."

We are an "emerging growth company" under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

See "Risk Factors" beginning on page 17 for factors you should consider before buying the ADSs.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	PER ADS	TOTAL
Initial public offering price	US$	US$
Underwriting discount	US$	US$
Proceeds, before expenses, to Jupai	US$	US$
Proceeds, before expenses, to the selling shareholders	US$	US$

The underwriters have an option to purchase up to an additional 879,900 ADSs from us at the initial public offering price less the underwriting discount, within 30 days after the date of this prospectus.

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York on                                             , 2015.

Credit Suisse	China Renaissance

Prospectus dated                                             , 2015.

Bohai Rim
Beijing
Tianjin
Shenyang
Yangtze River Delta
Qingdao
Changzhou
Qidong
Nanjing
Nantong
Suzhou
Shanghai
Hangzhou
Ningbo
Chengdu
Chongqing
Wuhan
Xiamen
Guangzhou
Shenzhen
Pearl River Delta
Headquarters
Cities with client centers
As of March 31, 2015

Jupai Holdings Limited

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

Until                             , 2015 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

 PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our ADSs discussed under "Risk Factors," before deciding whether to buy our ADSs. In addition, we commissioned Beijing Heading Century Consulting Co., Ltd, a third-party market research firm, to prepare a report about the third-party wealth management services industry in China and our market position in the industry in China. Information from this report, or the Heading Report, appears in "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry," "Business" and other sections of this prospectus.

Our Business

We are a leading third-party wealth management service provider focusing on distributing wealth management products and providing quality product advisory services to high-net-worth individuals in China. Our integrated business model features an established wealth management product advisory services operation complemented by our growing in-house asset management capabilities. The asset management business, which we started in 2013, not only diversifies our wealth management product offerings and increases our competitiveness, but also enhances our overall profitability. We believe that our client-focused service model, alongside our broad range of carefully selected third-party and self-developed products, have made us a trusted brand among our clients. We aspire to become a leading player in China's fast growing wealth management industry focusing on the high-net-worth population.

We provide our wealth management product advisory services mainly to China's high-net-worth individuals who have investable assets in excess of RMB3.0 million (US$0.5 million). With our network of 32 client centers in 18 economically vibrant cities as of March 31, 2015, we strategically bring our services closer to our clients by maintaining a physical presence in key markets in China. Our network primarily covers the Bohai Rim, the Yangtze River Delta and the Pearl River Delta regions, where over 80% of China's high-net-worth individuals reside or work, according to the Heading Report. Our high-net-worth client base has grown significantly since our inception. During 2012, 2013, 2014 and the three months ended March 31, 2015, we had 1,090, 2,122, 4,678 and 1,941 active clients, respectively.

We believe that our comprehensive and personalized client service, delivered by experienced service professionals, is key to our success. We operate under a proven and cost-efficient client service model, which features a team approach that covers the full service cycle for each client. A typical wealth management service team is centered around a seasoned wealth management product advisor who maintains regular contact with and facilitates the execution of transactions for our clients. Each wealth management product advisor is supported by an average of five client managers, who are tasked with searching for and making contact with potential clients, and a centralized client care unit that specializes in maintaining client relationships. Our wealth management product advisors, many of whom possess industry-recognized qualifications, are primarily recruited from reputable institutions in the wealth management industry and have an average of approximately eight years of industry experience. We believe our wide spectrum of value-added services offered before, during and after distribution of wealth management products have helped us generate client loyalty. Among our active clients in 2012, 2013, 2014 and the three months ended March 31, 2015, approximately 21.4%, 34.4%, 41.8% and 63.8% of them had previously purchased wealth management products that we distribute at least once before their latest purchase, demonstrating our strong client retention ability despite the fast expansion of our client base.

We serve as a one-stop wealth management product aggregator. In addition to the products that we develop and manage in-house, we also source products from third parties. As of March 31, 2015, we sourced third-party products from 105 domestic and six overseas product providers for recommendation to our clients. Our product choices include fixed income products, private equity and venture capital funds, public market products and other products such as insurance products and tailored alternative investments. In 2012, 2013, 2014 and the three months ended March 31, 2015, the aggregate value of wealth management products we distributed reached US$442.4 million, US$1.2 billion, US$2.1 billion and US$0.7 billion, respectively. We started to develop products in-house in 2013. In terms of value, approximately US$254.1 million, US$1.1 billion and US$0.6 billion of the products that we distributed in 2013, 2014 and the three months ended March 31, 2015, respectively, were either products developed and managed by us or third-party products that we helped design. Our brand is built upon our rigorous risk management and product selection standards, which ensure the quality of products that we distribute. We draw on in-house and external expertise to carefully screen each product we distribute from legal and commercial perspectives.

Our wealth management product advisory services are complemented by our ability to provide asset management services, which we started in 2013, in the management and advisory of real estate or related funds, other specialized fund products and funds of funds. By participating in the management of a fund where our clients are some of the investors, we are well positioned to develop ongoing relationships with the clients and improve our understanding of their varied expectations for investment products, which in turn helps us and the product providers to design more attractive and competitive products. In April 2015, we entered into a share purchase agreement with E-House Investment and Reckon Capital, the joint owners of Scepter Pacific Limited, or Scepter Pacific, the holding company of E-House Capital, to acquire Scepter Pacific upon the completion of this offering. Upon completion of our acquisition of Scepter Pacific, we expect our asset management capabilities to grow substantially together with the growth of assets under our sole or joint management, and revenue generated from our asset management services is expected to constitute a significant portion of our total revenue in the future.

We generate revenues in connection with our wealth management product advisory services from one-time commissions and recurring service fees paid by third-party product providers and corporate borrowers. Where Juzhou Asset Management (Shanghai) Co., Ltd., or Shanghai Juzhou, or any of its subsidiaries acts as the product provider for our self-developed products, we generate revenues from one-time commissions from the corporate borrowers or fees collected by Shanghai Juzhou from our clients. The one-time commissions are calculated based on the value of wealth management products we distribute to our clients. During the life cycle of some of the public market products and fund products, we charge product providers or corporate borrowers recurring service fees for our ongoing services. Historically, one-time commissions received from distribution of fixed income products in connection with our wealth management product advisory services accounted for substantially all of our revenues. We started to generate asset management services revenues in 2013 from one-time commissions for our fund formation services and from recurring management fees for managing the funds. These fees are typically computed as a percentage of the capital contribution in the funds. The recurring management fees also include performance fees or carried interest paid by funds that we manage or co-manage mostly upon maturity of the related funds.

We have experienced substantial growth in recent years. Our net revenues increased significantly from US$8.3 million in 2012 to US$22.4 million in 2013 and to US$38.9 million in 2014, and from US$8.1 million in the three months ended March 31, 2014 to US$13.9 million in the three months ended March 31, 2015. The net income attributable to our shareholders increased significantly from US$4.0 million in 2012 to US$9.2 million in 2013 and to US$14.4 million in 2014, and from US$3.3 million in the three months ended March 31, 2014 to US$4.9 million in the three months ended March 31, 2015. Upon completion of our acquisition of Scepter Pacific, the holding company of E-House Capital, the pro forma net income attributable to our shareholders would be US$15.1 million in 2014 and US$4.9 million in the three months ended March 31, 2015. We had RMB2.8 billion (US$0.4 billion) of assets under our management as of March 31, 2015 and our pro forma amount of assets under our management as of March 31, 2015 would be approximately RMB5.3 billion (US$0.9 billion) upon completion of our acquisition of Scepter Pacific, representing an increase of RMB2.5 billion (US$0.4 billion).

Our Clients

We target China's high-net-worth individuals as our clients. The Heading Report defines high-net-worth individuals as those possessing RMB3.0 million (US$0.5 million) or more in investible assets including cash, deposits, stocks, bonds and other financial assets, but excluding primary residence. Our client base consists of entrepreneurs, corporate executives, high income professionals and other investors. During 2012, 2013, 2014 and the three months ended March 31, 2015, we provided wealth management product advisory services to 1,090, 2,122, 4,678 and 1,941 active clients, respectively. Our clients enter into contractual arrangements with the product providers to purchase investment products directly from them. We generally charge product providers or the underlying corporate borrowers a one-time commission based on the investment amount made by our clients. Where our consolidated affiliated entity Juzhou Asset Management (Shanghai) Co., Ltd., or Shanghai Juzhou, or any of its subsidiaries acts as the product provider for our self-developed products, we generate revenues from one-time commissions from the corporate borrowers or fees collected by Shanghai Juzhou from our clients. We also charge recurring service fees during the life cycle of certain wealth management products from the underlying product providers or corporate borrowers for services we provide. For the products that are developed and managed by us, Shanghai Juzhou, our consolidated entity together with its subsidiaries, takes the role of product provider.

Our Industry

China has become one of the fastest growing countries in the world in terms of total wealth in recent years. According to the Heading Report, China's total wealth held by households was the largest in Asia, excluding Japan, and the third largest in the world, totaling approximately US$21.4 trillion in 2014 as measured by investable assets excluding primary residences. China's high-net-worth population is also one of the fastest growing in the world with a compounded annual growth rate, or CAGR, of 12.1% between 2008 and 2014, according to the Heading Report. This population reached 5.4 million in 2014 holding RMB90 trillion (US$14.7 trillion) in total investable assets. Geographically, over 80% of China's high-net-worth population is concentrated among three core economic regions in China, namely the Bohai Rim, the Yangtze River Delta, and the Pearl River Delta regions.

China's high-net-worth individual wealth management services industry is at an early stage of development, characterized by low market penetration, increasing sophistication, a fragmented market and strong growth potential. Key market participants include banks, insurance companies, fund management companies, securities firms, and third-party wealth management service providers, which are not associated with any financial institutions and which may offer and distribute a wide range of financial products and provide comprehensive financial planning services to their clients. In particular, third-party wealth management service providers only had approximately 1% market share in 2013, significantly lower than approximately 60% in the United States and 55% in the United Kingdom, according to the Heading Report. This demonstrates significant growth potential for third-party wealth management service providers in China. Among other things, third-party wealth management services industry in China differs significantly from that of the United States in terms of participating institutions, and operating and profit models. Most of the third-party wealth management service providers in China only function as distribution channels for wealth management products and lack in-house product development and professional asset allocation and financial planning capabilities. Third-party management service providers in China typically do not directly manage their clients' funds. These service providers generate revenue from product providers based on the value of products distributed to their clients, whereas a typical wealth management service provider or financial institution in the United States generates revenues from management fees charged to clients for wealth management plans and capital management plans crafted by these institutions.

The rise of China's private wealth has also fostered the growth of China's asset management industry. As the market seeks more diversified and professional asset allocation services offered by wealth management companies, asset management platforms equipped with in-house investment capabilities and broad investment product choices offer valuable support and market advantage. According to the Heading Report,

China's total assets under management of wealth management service providers have grown at a CAGR of 31.4% from 2008 to 2014, compared with a compound annual growth rate, or CAGR, of 10.1% globally from 2008 to 2013. Total assets under management of wealth management service providers in China stood at RMB70.7 trillion (US$11.5 trillion) as of the end of 2014. By the end of 2014, total assets under management of banks accounted for 20.8% of the market in China, followed by 19.8% for trust companies, 14.4% for insurance companies, 11.3% for securities firms and 7.0% for fund management companies.

Our Strengths

We believe our growth to date is largely attributable to the following key competitive strengths:

  •
  integrated business model featuring strong wealth management product advisory services operation complemented by growing asset management capabilities;
  •
  comprehensive and personalized client services delivered by experienced service professionals;
  •
  leading and trusted brand in China's fast-growing third-party wealth management industry;
  •
  extensive and targeted coverage of China's high-net-worth population; and
  •
  experienced and visionary management team.

Our Strategies

Our mission is to become China's leading wealth management service provider with distinguished asset management capabilities. We plan to achieve our mission through pursuing the following strategies:

  •
  further grow our client base and increase our market penetration;
  •
  continue to grow our asset management business;
  •
  continue to enhance our ability to identify, source and develop investment products;
  •
  further strengthen our brand awareness;
  •
  expand into online financial services; and
  •
  pursue strategic investments and acquisition opportunities.

Our Challenges

Our ability to achieve our goal and execute our strategies is subject to risks and uncertainties, including those relating to our ability to:

  •
  manage our growth or implement our business strategies sustainably;
  •
  comply with applicable PRC regulations and policies, particularly as laws and regulations governing the financial services and wealth management industries are constantly evolving, and obtain or maintain licenses and permits necessary to conduct our business operations in China;
  •
  adapt to the uncertainties in China's real estate industry, as a significant portion of the products we distribute involve real estate or related assets;
  •
  attract and retain qualified wealth management product advisors and product development personnel and maintain a healthy employee turnover rate;
  •
  maintain and further grow our active high-net-worth client base or maintain or increase the amount of investment made by our clients in the products we distribute;
  •
  protect our reputation and enhance our brand recognition; and
  •
  identify or effectively control the various risks involved in the wealth management products we distribute or manage.

In addition, we face risks and uncertainties related to our proposed acquisition of Scepter Pacific, the holding company of E-House Capital. We also face risks inherent in our use of, instead of subsidiaries owned by us, variable interest entities, or VIE, to operate certain of our business, such as the use of Shanghai Jupai and its subsidiaries to conduct market surveys and to potentially engage in the direct sale of mutual funds and asset management plans sponsored by mutual fund management companies. In particular, we face risks and uncertainties related to the impact of China's proposed foreign investment law on the viability of our current corporate structure. We also face risks related to our ability to obtain and maintain licenses and permits necessary to conduct our operations in China.

Please see "Risk Factors" and other information included in this prospectus for a detailed discussion of the above and other challenges and risks.

Corporate History and Structure

We commenced operations in July 2010 through Shanghai Jupai Investment Group Co., Ltd., or Shanghai Jupai, in China. We established Jupai Investment Group as our holding company in August 2012 in the Cayman Islands. In December 2014, we changed our name from Jupai Investment Group to Jupai Holdings Limited, or Jupai. Jupai owns Shanghai Juxiang Investment Management Consulting Co., Ltd., or Shanghai Juxiang, our wholly owned subsidiary in China established in July 2013. For more details, see "Corporate History and Structure."

Due to lack of express permission under PRC law for foreign-invested enterprises to sell mutual fund products or asset management plans and to provide asset management services in China, we provide asset management services and plan to sell mutual fund products and asset management plans through the subsidiaries of Shanghai Jupai, a domestic PRC company. In July 2013, we established Shanghai Juxiang, our wholly-owned subsidiary in China. Shanghai Juxiang has entered into a series of contractual arrangements with Shanghai Jupai and its shareholders. The contractual arrangements between Shanghai Juxiang and Shanghai Jupai and its shareholders enable us to (1) exercise effective control over Shanghai Jupai; (2) receive substantially all of the economic benefits of Shanghai Jupai in consideration for the consulting services provided by Shanghai Juxiang; and (3) have an exclusive option to purchase all of the equity interests in Shanghai Jupai when and to the extent permitted under PRC laws and regulations.

As a result of these contractual arrangements, we are considered the primary beneficiary of Shanghai Jupai, and we treat it as our VIE under the generally accepted accounting principles in the United States, or U.S. GAAP. We have consolidated the assets, liabilities, revenues, expenses and cash flows that are directly attributable to Shanghai Jupai and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

If our VIE or its shareholders fail to perform their obligations under these contractual arrangements, our ability to enforce the contractual arrangements that give us effective control may be limited. In the event that we are unable to enforce the contractual arrangements, we may not be able to consolidate the financial results of our VIE and its subsidiaries into our consolidated financial statements in accordance with U.S. GAAP. See also "Risk Factors — Risk Related to Our Corporate Structure — We rely on contractual arrangements with our VIE, and its shareholders for a portion of our China operations, which may not be as effective as direct ownership in providing operational control."

In 2013, in conjunction with the establishment of Shanghai Juxiang, we completed an internal business migration whereby almost all of our wealth management advisory services personnel became employees of Shanghai Juxiang. We also started to use Shanghai Juxiang as the operating entity of our wealth management advisory services business that are not subject to foreign investment restrictions. After this internal business migration, Shanghai Juxiang is a party to the business contracts related to our wealth management advisory services and is the entity that receives one-time commissions and recurring service fees from this business. This internal migration caused no substantive change in the management or operation of the relevant business because those business operations remain under the leadership of the same management team of our company and are operated through almost identical wealth management advisory services personnel.

Our VIE and its subsidiaries contributed US$8.3 million, US$15.3 million, US$4.4 million and US$4.6 million for 2012, 2013, 2014 and the three months ended March 31, 2015, respectively, accounting for 100%, 68%, 11% and 33% of our total net revenues for each relevant period. The change in revenues attributed to our VIE and its subsidiaries is primarily due to the aforementioned internal business migration. We further strengthened our asset management business, which is operated by Shanghai Juzhou, a subsidiary of our VIE, in the first quarter of 2015 and saw an increase in revenues contributed by our VIE and its subsidiaries.

The following diagram illustrates our corporate structure, including our principal subsidiaries, our VIE and its principal subsidiaries and affiliates, as of the date of this prospectus:

Notes:

(1)
Shanghai Jupai is our VIE. Each of Mr. Tianxiang Hu, Dr. Weishi Yao, Mr. Keliang Li, Ms. Yacheng Shen and Ms. Yichi Zhang holds 67.7%, 10%, 8.3%, 8% and 6% of equity interests in Shanghai Jupai, respectively.

(2)
The remaining 15% of the equity interest is owned by a third party unrelated to us.

(3)
The remaining 15% of the equity interest is owned by Mr. Liang Li, our president, and 5% of the equity interest is owned by an employee.

(4)
The remaining 10% of the equity interest is owned by Mr. Liang Li, our president, and 10% of the equity interest is owned by a third party unrelated to us.

(5)
Shanghai Juzhou owns equity interests in 13 asset management companies. Among the 13 companies, Shanghai Yiju Asset Management Co., Ltd, or Shanghai Yiju, is owned by Shanghai Juzhou and Shanghai Yidezhao Investment Management Center, which is a limited partnership currently controlled by E-House (China) Capital Investment Management Limited, our principal shareholder.

Our Relationship with E-House and Acquisition of Scepter Pacific, the Holding Company of E-House Capital

E-House (China) Holdings Limited, or E-House, is a leading real estate services company in China. E-House directly and wholly owns E-House (China) Capital Investment Management Limited, or E-House Investment, a principal shareholder of our company incorporated in the British Virgin Islands. Immediately prior to the completion of this offering, E-House Investment is the beneficial owner of approximately 33.1% of our total issued and outstanding ordinary shares on an as-converted basis (excluding 16,565,592 ordinary shares we will issue to E-House Investment upon the completion of our acquisition of Scepter Pacific).

Prior to the completion of this offering, E-House Capital is a business unit of E-House. E-House Capital provides asset management services with a focus on the design and management of real estate or related investment projects and funds. The business of E-House Capital is currently operated by Scepter Pacific, a company incorporated in the British Virgin Islands, and its subsidiaries and consolidated entities. E-House, through E-House Investment, owns 51% of Scepter Pacific, while Reckon Capital Limited, or Reckon Capital, a company incorporated in the British Virgin Islands, owns the remaining 49%. Reckon Capital is majority owned by Mr. Xin Zhou, co-chairman and chief executive officer of E-House. In April 2015, we entered into a share purchase agreement with E-House Investment and Reckon Capital in connection with the acquisition of Scepter Pacific upon the completion of this offering. According to the share purchase agreement, E-House Investment and Reckon Capital will transfer all of their respective equity interests in Scepter Pacific in exchange for our issuance to E-House Investment and Reckon Capital an aggregate number of our ordinary shares equal to 20% of our total post-issuance outstanding ordinary shares on a fully diluted basis including the shares issuable upon exercise of the options outstanding as of the completion of the offering (without giving effect to the shares to be issued in this offering) upon the completion of this offering. Subject to the closing conditions contained in the share purchase agreement, immediately after the completion of this offering, we will become the sole shareholder of Scepter Pacific and fully own and control the business of E-House Capital, and E-House Investment and Reckon Capital will hold 31.4% and 9.0% of our total outstanding shares, respectively, taking into account 32,481,552 ordinary shares that we will issue upon the completion of our acquisition of Scepter Pacific and assuming the underwriters do not exercise their option to purchase additional ADSs.

E-House Capital's business is conducted through Shanghai E-Cheng Asset Management Co., Ltd., or Shanghai E-Cheng, and its subsidiaries. Shanghai E-Cheng is currently a VIE of Scepter Pacific through the contractual arrangements between Baoyi Investment Consulting (Shanghai) Co., Ltd., or Shanghai Baoyi, a wholly-owned PRC subsidiary of Scepter Pacific, and Shanghai E-Cheng and its shareholders. The contractual arrangements between Shanghai Baoyi and Shanghai E-Cheng and its shareholders enable Scepter Pacific to (1) exercise effective control over Shanghai E-Cheng; (2) receive substantially all of the economic benefits of Shanghai E-Cheng in consideration for the consulting services provided by Shanghai Baoyi; and (3) have an exclusive option to purchase all of the equity interests in Shanghai E-Cheng when and to the extent permitted under laws and regulations of People's Republic of China. After our acquisition of Scepter Pacific, if the VIE of Scepter Pacific or the VIE's shareholders fail to perform their obligations under these contractual arrangements, our ability to enforce the contractual arrangements that will give us effective control over Scepter Pacific's VIE may be limited. In the event that we are unable to enforce the contractual arrangements, we may not be able to consolidate the financial results of Scepter Pacific's VIE and the VIE's subsidiaries into our consolidated financial statements in accordance with U.S. GAAP. Scepter Pacific's VIE and the VIE's subsidiaries contributed in amounts of US$2.1 million, US$5.9 million, US$7.0 million and US$1.3 million for the year ended December 31, 2012, 2013, 2014 and the three months ended March 31, 2015, respectively, accounting for 100% of Scepter Pacific's total consolidated revenues for each of the relevant periods.

Upon the completion of our acquisition of Scepter Pacific, the holding company of E-House Capital, the pro forma net income attributable to our shareholders would be US$15.1 million in 2014 and US$4.9 million in the three months ended March 31, 2015. The net income attributable to our shareholders was US$14.4 million in 2014 and US$4.9 million in the three months ended March 31, 2015. We had RMB2.8 billion (US$0.4 billion) of assets under our management as of March 31, 2015 and our pro forma amount of assets under our management as of March 31, 2015 would be approximately RMB5.3 billion (US$0.9 billion) upon completion of our acquisition of Scepter Pacific, representing an increase of RMB2.5 billion (US$0.4 billion).

The following diagram illustrates the corporate structure of Scepter Pacific and its principal subsidiaries, its VIE and the VIE's principal subsidiaries that we plan to acquire upon the completion of this offering, as of the date of this prospectus:

Notes:

(1)
Shanghai E-Cheng is Scepter Pacific's VIE. Each of Mr. Zuyu Ding and Mr. Weijie Ma holds 50% equity interests in Shanghai E-Cheng.

(2)
It is a limited partnership. Shanghai E-Cheng is the limited partner and Shanghai Yubo Investment Management Co., Ltd., or Shanghai Yubo, as the general partner, holds the remaining interests in the partnership.

For illustration purposes, the following diagram reflects our anticipated corporate structure immediately upon the completion of this offering and our acquisition of Scepter Pacific:

Corporate Information

Our principal executive offices are located at 10th Floor, Jin Sui Building, 379 South Pudong Road, Pudong New District, Shanghai 200120, the People's Republic of China. Our telephone number at this address is +86-21-6836-7031. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.jpinvestment.cn. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Law Debenture Corporate Services Inc., located at 4th Floor, 400 Madison Avenue, New York, New York 10017.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context otherwise requires:

  •
  "active clients" for a given period refers to clients who purchase wealth management products distributed by us at least once during that given period;

  •
  "ADSs" refers to our American depositary shares, each of which represents six ordinary shares;

  •
  "asset management plan" refers to an investment arrangement under which a mutual fund management company or its subsidiary (unless otherwise indicated, collectively referred to as mutual fund management company) or securities company, in its capacity as trustee, manages funds entrusted to it by multiple sources for the interest of the entrusting parties by investing the entrusted funds in pre-determined assets or projects to generate returns for the beneficiaries. Investments in asset management plans are referred to as asset management products;

  •
  "assets under management" by our company or E-House Capital refers to the amount of capital contributions made by the investors to the fund without adjustment for any gain or loss from investment;

  •
  "China" or the "PRC" refers to the People's Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

  •
  "contractual fund" refers to the rights and obligations regarding investment management among the investor, the manager of the investor's funds and the custodian of such funds in accordance with the contractual fund contracts, under which the fund manager manages the investor's fund as its agent. Instead of being owned by a separate legal entity, the funds to be invested remain the legal property of the investor held in a custody account separate from the fund manager's own assets or other funds under its management. The custodian oversees the usage of the fund by the fund manager;

  •
  "E-House" refers to E-House (China) Holdings Limited, a leading real estate services company in China, which wholly owns E-House (China) Capital Investment Management Limited, or E-House Investment, a principal shareholder of our company incorporated in the British Virgin Islands;

  •
  "E-House Capital" refers to, prior to the completion of this offering, a business unit of E-House that provides asset management services with a focus on the design and management of real estate or related investment projects and funds. The business of E-House Capital is currently being operated by Scepter Pacific Limited, a British Virgin Islands company, together with its subsidiaries and consolidated entities. E-House Investment owns 51% shares in Scepter Pacific Limited;

  •
  "fixed income products" refers to products that are distributed or managed by us with potential prospective fixed rates of return;

  •
  "Jupai," "we," "us," "our company" and "our" refer to Jupai Holdings Limited and its subsidiaries and consolidated entities;

  •
  "mutual fund" refers to a securities investment fund as defined under the PRC Law on Securities Investment Fund, which raises capital through public offerings of fund shares within China, and the related capital are managed by fund managers and placed in the custody of fund custodians, and invested in securities portfolios for the holders of fund shares;

  •
  "ordinary shares" refers to our ordinary shares of par value US$0.0005 per share;

  •
  "private bond fund" refers to an investment fund that invests in debt instruments which are placed via non-public means to qualified investors and which are regulated by and traded on authorized exchanges in China;

  •
  "public market product" refers to a type of wealth management product that invests in publicly traded securities in China;

  •
  "RMB" and "Renminbi" refer to the legal currency of China;

  •
  "SINA" refers to SINA Corporation, a leading online media company in China listed on the NASDAQ Global Select Market;

  •
  "trust plan" refers to a collective investment arrangement under which a trust company, in its capacity as trustee, manages funds entrusted to it by multiple sources for the interest of specified beneficiaries (often the same as the entrusting parties), by investing the entrusted funds in pre-determined assets or projects to generate returns for the beneficiaries. Investments in trust plans are referred to as trust products;

  •
  "US$," "U.S. dollars," "$," and "dollars" refer to the legal currency of the United States; and

  •
  "wealth management product" refers to an investment venture in which investors participate for wealth preservation or appreciation.

Our reporting currency is U.S. dollar. This prospectus contains translations of certain foreign currency into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Renminbi into U.S. dollars were made at RMB6.1990 to US$1.00, the noon buying rate on March 31, 2015 as set forth in the H. 10 statistical release of the U.S. Federal Reserve Board. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus should have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On July 3, 2015, the noon buying rate for Renminbi was RMB6.2044 to US$1.00.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional ADSs.

 The Offering

Offering price	We currently estimate that the initial public offering price will be between US$10.00 and US$12.00 per ADS.
ADSs offered by us	4,400,000 ADSs (or 5,279,900 ADSs if the underwriters exercise their option to purchase additional ADSs in full).
ADSs offered by the selling shareholders	1,466,000 ADSs.
ADSs outstanding immediately after this offering	5,866,000 ADSs (or 6,745,900 ADSs if the underwriters exercise their option to purchase additional ADSs in full).
Ordinary shares outstanding immediately after this offering

176,016,759 ordinary shares (or 181,296,159 ordinary shares if the underwriters exercise their option to purchase additional ADSs in full, including 32,481,552 ordinary shares that we will issue upon the completion of our acquisition of Scepter Pacific).

The ADSs	Each ADS represents six ordinary shares of par value US$0.0005 per share.

The depositary will hold ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may surrender your ADSs to the depositary in exchange for our ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 879,900 additional ADSs.
Use of proceeds

We expect that we will receive net proceeds of approximately US$41.8 million from this offering, assuming an initial public offering price of US$11.00 per ADS, which is the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to set up new client centers and expand our coverage network, including hiring additional wealth management product advisors and client managers; fund capital expenditures in new office buildings, infrastructure and enhanced information technology system for operational needs; and the remaining amount for general corporate purposes, including funding potential acquisitions of complementary business, although we are not currently negotiating any such transactions, other than our acquisition of Scepter Pacific, the holding company of E-House Capital, the consideration of which will be our equity securities. See "Use of Proceeds" for more information.

We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.
Lock-up

We, our directors, executive officers and all of our existing shareholders have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sales" and "Underwriting."

Reserved ADSs

At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of 469,280 ADSs offered in this offering to some of our directors, officers, employees, business associates and related persons through a directed share program.

Listing	Our ADSs have been approved for listing on the NYSE under the symbol "JP." Our ADSs and shares will not be listed on any other stock exchange or traded on any automated quotation system.
Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2015.
Depositary	JPMorgan Chase Bank, N.A.

 Summary Consolidated Financial and Operating Data

The following summary consolidated income and comprehensive income data for the years ended December 31, 2012, 2013 and 2014, summary consolidated balance sheet data as of December 31, 2013 and 2014 and summary consolidated cash flow data for the years ended December 31, 2012, 2013 and 2014 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our balance sheet data as of December 31, 2012 has been derived from our audited financial statements not included in this prospectus. The summary consolidated statements of operations and comprehensive income (loss) data for the three months ended March 31, 2014 and 2015 and summary consolidated balance sheet data as of March 31, 2015 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The unaudited interim condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments that we consider necessary for a fair statement of our financial position and operating results for the periods presented.

Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2012	2013	2014	2014	2015
	(in US$, except share and share related data)
Summary Data of Consolidated Income and Comprehensive Income:
Revenues:
Third-party revenues	8,319,263	20,297,018	33,480,210	7,969,254	5,416,494
Related-party revenues	—	2,297,763	5,657,828	162,263	8,615,563

Total revenues	8,319,263	22,594,781	39,138,038	8,131,517	14,032,057
Business taxes and related surcharges	(44,894)	(164,160)	(225,669)	(20,318)	(88,948)

Net revenues	8,274,369	22,430,621	38,912,369	8,111,199	13,943,109
Operating cost and expenses:
Cost of revenues	(363,071)	(3,703,030)	(10,657,267)	(1,939,392)	(3,546,545)
Selling expenses	(864,670)	(3,846,855)	(5,768,356)	(1,089,488)	(2,142,845)
General and administrative expenses	(1,936,793)	(4,411,080)	(7,009,332)	(1,195,676)	(1,853,189)
Other operating income — government subsidy	196,339	777,415	2,363,893	189,378	48,069

Total operating cost and expenses	(2,968,195)	(11,183,550)	(21,071,062)	(4,035,178)	(7,494,510)
Income from operations	5,306,174	11,247,071	17,841,307	4,076,021	6,448,599
Other income (expenses):
Gain from deconsolidation of subsidiaries	—	—	102,089	—	—
Interest income	8,968	65,095	187,285	3,815	8,275
Investment income	322,829	1,092,579	2,053,748	342,459	1,050,790
Interest expense	—	(15,602)	(14,961)	(1,789)	—

Total other income	331,797	1,142,072	2,328,161	344,485	1,059,065

Income before taxes and income (loss) from equity in affiliates	5,637,971	12,389,143	20,169,468	4,420,506	7,507,664
Income tax expense	(1,529,056)	(3,202,880)	(5,617,343)	(1,136,253)	(1,986,604)
Income (loss) from equity in affiliates	(122,142)	(135,892)	78,015	—	(192,606)

Net income	3,986,773	9,050,371	14,630,140	3,284,253	5,328,454
Net loss (income) attributable to non-controlling interests	69	104,694	(257,840)	29,378	430,573

Net income attributable to Jupai shareholders	3,986,842	9,155,065	14,372,300	3,254,875	4,897,881
Deemed dividend on Series B convertible redeemable preferred shares	—	—	(7,563,669)	—	—

Net income attributable to ordinary shareholders	3,986,842	9,155,065	6,808,631	3,254,875	4,897,881

Net income per share:
Basic	0.04	0.09	0.06	0.03	0.04
Diluted	0.04	0.09	0.06	0.03	0.04
Weighted average number of shares used in computation:
Basic	100,000,000	100,000,000	83,683,960	100,000,000	61,244,980
Diluted	100,000,000	100,866,480	114,445,361	104,216,867	64,975,362
Unaudited pro forma net income per share:
Basic			0.13		0.04
Diluted			0.13		0.04
Weighted average number of shares used in computation of unaudited pro forma net income per share:
Basic			114,445,361		117,135,207
Diluted			114,445,361		120,865,589

The following table presents summary consolidated balance sheet data as of the dates indicated:

	As of December 31,
				As of March 31, 2015
	2012	2013	2014
	(in US$)
Summary Consolidated Balance Sheet Data:
Cash and cash equivalents	959,595	5,343,342	31,557,233	31,490,841
Short-term investments	1,922,512	5,049,360	10,661,372	9,612,194
Short-term entrusted investments	82,479	1,757,209	2,215,083	1,200,914
Customer borrowings	445,470	10,083,813	549,856	547,779
Total current assets	11,677,065	25,875,631	53,539,720	53,476,092
Total assets	15,078,458	32,554,337	67,313,863	71,988,403
Total current liabilities	2,353,016	7,675,541	19,464,239	17,954,811
Total liabilities	2,937,308	8,711,201	20,735,205	20,033,396
Total liabilities, mezzanine equity and equity	15,078,458	32,554,337	67,313,863	71,988,403

The following table presents summary consolidated cash flow data for the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2012	2013	2014	2014	2015
	(in US$)
Summary Consolidated Cash Flow Data:
Net cash provided by (used in) operating activities	1,571,870	17,306,401	24,443,395	(5,121,513)	2,743,701
Net cash provided by (used in) investing activities	(5,493,393)	(15,137,840)	(6,046,958)	3,607,889	(2,746,681)
Net cash provided by (used in) financing activities	4,872,900	2,125,112	7,761,042	31,888	(171,272)
Effect of exchange rate changes	2,193	90,074	56,412	34,877	107,860
Net increase (decrease) in cash and cash equivalents	953,570	4,383,747	26,213,891	(1,446,859)	(66,392)
Cash and cash equivalents at beginning of period	6,025	959,595	5,343,342	5,343,342	31,557,233
Cash and cash equivalents at end of period	959,595	5,343,342	31,557,233	3,896,483	31,490,841

The following table presents summary operating data for the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2012	2013	2014	2014	2015
Number of Active Clients	1,090	2,122	4,678	1,205	1,941
Total Value of All Products Distributed (US$ in millions)	442.4	1,225.8	2,144.3	399.0	735.7

RISK FACTORS

An investment in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in our ADSs. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

Our limited operating history makes it difficult to evaluate the prospects of our business model, which relies heavily on our wealth management product advisory services.

We have a limited operating history. We commenced our wealth management services to distribute wealth management products in July 2010 and these services have achieved success among high-net-worth individuals in China. We have also started from January 2013 to provide asset management services, including management of real estate or related funds and other fund products, to complement our wealth management product advisory services. Our net revenues increased rapidly from US$8.3 million in 2012 to US$22.4 million in 2013 and to US$38.9 million in 2014, and from US$8.1 million in the three months ended March 31, 2014 to US$13.9 million in the three months ended March 31, 2015, a significant portion of which was generated from our wealth management services. However, our historical growth rate may not be indicative of our future performance, especially if we are unable to maintain and further improve our wealth management product advisory and asset management capabilities to achieve our clients' expectation of the investment returns.

Historically, substantially all of our revenue was attributable to one-time commissions and recurring service fees generated through our wealth management product related services. However, these revenues may not grow at the same rate as it had in the past. In addition, as the provision of our asset management and other services is at an early stage, we cannot assure you that these businesses will continue to grow or our attempts to further expand our service offerings will be successful.

In addition, the development of our business will primarily depend on the continued and growing demand for our services and products. Any failure on our part to keep up with the development of the wealth management service and asset management service sectors or our failure to respond to product innovation may materially and adversely affect the growth of our business.

You should consider our prospects in light of the risks and uncertainties that fast-growing companies with limited operating histories may encounter.

We may not be able to effectively manage our growth or implement our future business strategies, in which case our business and results of operations may be materially and adversely affected.

We have experienced a period of rapid growth and expansion that has placed, and continues to place, significant strain on our management and resources. Factors relating to our business that may impact our growth and cause fluctuations include:

  •
  a decline or slowdown of the growth in the value of products we distribute or manage;

  •
  a reduction of the value of our invested assets and the investment returns credited to investors, which could reduce revenues from the asset management services;

  •
  changes in laws or regulatory policies that could impact our ability to provide wealth management product advisory services and/or asset management services to our clients;

  •
  negative publicity regarding the financial services industry in China;

  •
  unanticipated delays of product or service rollouts;

  •
  unanticipated changes to economic terms in contracts with our wealth management product providers, including renegotiations that may not be favorable to us or our clients;

  •
  failure to enter into contracts with new wealth management product providers and cancellations of existing contracts with wealth management product providers;

  •
  increases in the number of clients who decide to terminate their relationship with us or who ask us to redeem their investment in the products that we distribute; and

  •
  continued volatility or declines in the equity, debt or real estate markets that reduce the assets under our management and may result in the clients' withdrawing their investments.

We believe that our continued growth will depend on our ability to effectively implement our business strategies and address the above listed factors that may affect us.

In order to strengthen our leading market position in the third-party wealth management service industry in China, we need to allocate substantial resources to design and develop high-quality products, enhance our ability to source and distribute third-party wealth management products and continue to grow our asset management business, all of which require us to further expand, train, manage and motivate our workforce and maintain our relationships with our clients, third-party product developers, corporate borrowers, and other industry players such as financial institutions and asset management companies. Our capital expenditure may increase due to establishment of additional offices and client centers so as to increase our market penetration. We anticipate that we will also need to implement a variety of enhanced and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems. All of these endeavors involve risks and will require substantial management efforts, attention and skills, and significant additional expenditure. In addition, upon the completion of our acquisition of Scepter Pacific, the holding company of E-House Capital, the integration of the asset management business from E-house Capital into our company may demand additional resources and management attention from us. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations. In addition, we cannot assure you that we will be able to manage our growth or implement our future business strategies effectively, and failure to do so may materially and adversely affect our business and results of operations.

We may fail to obtain and maintain licenses and permits necessary to conduct our operations in China, and our business may be materially and adversely affected as a result of any changes in the laws and regulations governing the financial services industry in China.

The laws and regulations governing the financial services industry in China are still evolving. Substantial uncertainties exist regarding the regulatory system and the interpretation and implementation of current and any future PRC laws and regulations applicable to the financial services industry and companies that operate wealth management or asset management businesses. Depending on the type of products and services being offered, the business operation may be subject to the supervision and scrutiny by different authorities. To date, the PRC government has not adopted a unified regulatory framework governing the distribution or management of wealth management products. However, there are laws and regulations governing certain wealth management products that we distribute or manage, such as private equity products, private securities investment funds, asset management plans managed by securities companies or mutual fund management companies, trust products and insurance products.

New laws and regulations may be adopted to require additional licenses and permits. Our business may be adversely affected if the relevant authorities enhance their scrutiny over the wealth management products we distribute or manage. Currently, a license is required for sales of asset management plans. We believe such license is not required for our sourcing and distribution of wealth management products which feature asset management plans because, while we facilitate the sale of these products and provide ancillary consulting services, we are not directly selling asset management plans to and do not enter into the agreements with end customers. However, due to the lack of a clear and consistent regulatory framework for the sale of asset management plans, we cannot assure you that the relevant PRC government will agree with our interpretation of sales of the relevant rules. If the PRC government interprets the relevant rules differently and deems our services as sales of asset management plans, we may have to change our business model or cease to provide services relating to asset management plans. As a result, our business, results of operations and prospects would be adversely affected.

We cannot assure you that we will be able to maintain our existing licenses or permits, renew any of them when their current term expires or obtain additional licenses necessary for our future business expansion. For example, we sell mutual fund products and asset management plans relying on a license that was issued by the China Securities Regulatory Commission, or the CSRC, to Shanghai Jupai Yumao Fund Sales Co., Ltd., or Yumao, a subsidiary of Shanghai Jupai, in December 2014 to sell mutual fund products or other regulated fund products. We cannot assure you that we will be able to maintain this license. In addition, we have provided consulting services to insurance brokerage companies in relation to our clients' purchase of their insurance products. In the future, we plan to engage in the insurance brokerage business in China for which a license would be required. We cannot assure you that we will be able to obtain this license. The failure to obtain, retain or renew any of these licenses could materially disrupt our business and future expansion plans.

In addition, if future PRC regulations require that we obtain additional licenses or permits in order to continue to conduct our business operations, there is no guarantee that we would be able to obtain such licenses or permits in a timely fashion, or at all. If any of these situations occur, our business, financial condition and prospects would be materially and adversely affected. See "Regulation."

We may not be able to continue to retain or expand our high-net-worth client base or maintain or increase the amount of investment made by our clients in the products we distribute.

We target China's large population of high-net-worth individuals as our clients. In light of China's ever-evolving wealth management industry for high-net-wealth individuals we cannot assure you that we will be able to maintain and increase the number of our clients or that our existing clients will maintain the same level of investment in the wealth management products that we distribute. As this industry in China is at an early stage of development and highly fragmented and has low barriers to entry, our existing and future competitors may be better equipped to capture market opportunities and grow their client bases faster than us. In addition, the evolving regulatory landscape of China's financial service industry may not affect us and our competitors proportionately with respect to the ability to maintain or grow our client base. We may lose our leading position if we fail to maintain or further grow our client base at the same pace. A decrease in the number of our clients or a decrease in their spending on the products that we distribute may reduce revenues derived from commissions and recurring service fees and monetization opportunities for our asset management services. If we fail to continue to meet our clients' expectations on the returns from the products we distribute or manage or if they are no longer satisfied with our services, they may leave us for our competitors and our reputation may be damaged by these clients, affecting our ability to attract new clients, which will in turn affect our financial condition and operational results.

If we cannot identify or effectively control the various risks involved in the wealth management products that we distribute or manage, our reputation, client relationships and overall business operations will be adversely affected.

We distribute a broad selection of third-party and self-developed wealth management products, including fixed income products, private equity and venture capital funds, public market products, insurance products and alternative investments, for which we may generate revenue based on one-time commissions and recurring fees. These products often have complex structures and involve various risks, including default risks, interest risks, liquidity risks and others. In addition, we are subject to risks arising from any potential misconduct or violation of law by the product providers or corporate borrowers. Although, the product providers or corporate borrowers of the wealth management products we distributed are typically directly liable to our clients in the event of a product default or otherwise, these incidences may negatively impact the performance of the applicable products that we distribute and adversely affect our reputation. Our success in maintaining our brand image depends, in part, on our ability to effectively control the risks associated with these products. Our wealth management product advisors not only need to understand the nature of the products but also need to accurately describe the products to, and evaluate them for, our clients. Although we enforce and implement strict risk management policies and procedures, they may not be fully effective in mitigating the risk exposure of our clients in all market environments or against all types of risks.

If we fail to identify and effectively control the risks associated with the products that we distribute or manage, or fail to disclose such risks to our clients in a sufficiently clear manner, and as a result our clients suffer financial loss or other damages resulting from their purchase of the wealth management products following our recommendations, our reputation, client relationship, business and prospects will be materially and adversely affected. The poor performance of such products and services, whether self-developed or sourced from third parties, or negative perceptions of the firms offering such products and services, may adversely:

  •
  affect our distribution of such products and reduce our revenue;

  •
  impact client confidence in the products we distribute; or

  •
  impede the launch of new products or fund raising activities in connection with our asset management business.

Any harm to our reputation or failure to further enhance our brand recognition may materially and adversely affect our business, financial condition and results of operations.

Our reputation and brand recognition, which depend on cultivating awareness, trust and confidence among the high-net-worth individuals that are our current or potential clients, is critical to the success of our business. We believe a well-recognized brand is crucial to increasing our high-net-worth client base and, in turn, facilitate our effort to monetize our services and enhancing our attractiveness to our clients and product providers. Our reputation and brand are vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate. Regulatory inquiries or investigations, lawsuits and other claims in the ordinary course of our business, employee misconduct, perceptions of conflicts of interest and rumors, among other things, could substantially damage our reputation, even if they are baseless or satisfactorily addressed.

Any perception that the quality of our wealth management product recommendations or the management capabilities of our fund products may not be the same as or better than that of other wealth management advisory firms or product distributors or other asset management firms can also damage our reputation. For example, if the performance of our fund of funds products or real estate or related fund products falls below expectations, they may be linked to negative perceptions that may damage our reputation and brand recognition. Moreover, any negative media publicity about any of the products that we distributed, the financial services industry or wealth management service industry in general, or product or service quality problems at other firms in the industry, including our competitors, may also negatively impact our reputation and brand. Negative perceptions of certain financial products and services, or the financial industry in general, may increase the number of withdrawals and redemptions or reduce purchases made by our clients, which would adversely impact our revenues and liquidity position.

If we are unable to maintain a good reputation or further enhance our brand recognition, our ability to attract and retain clients, wealth management product providers and key employees could be harmed and, as a result, our business and revenues would be materially and adversely affected.

Our future success depends on our continued efforts to retain our existing management team and other key management as well as to attract, integrate and retain highly skilled and qualified personnel, and our business may be disrupted if we lose their services.

Our future success depends heavily on the continued services of our current executive officers. If any of our executive officers or other key management are unable or unwilling to stay in their present positions, we may not be able to find suitable replacements, which may disrupt our business operations. We do not have key personnel insurance in place. If any of our executive officers or other key management joins a competitor or forms a competing company, we may lose clients, know-how, key professionals and staff members. Each executive officer has entered into confidentiality and non-competition agreements with us. However, if any dispute arises between our executive officers and us, we cannot assure you of the extent to which any of these agreements could be enforced in China, where these executive officers reside, because of the uncertainties of China's legal system. See "— Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC law and regulations could limit the legal protections available to you and us."

We also rely on the skills, experience and efforts of our experienced service professionals, including our wealth management product advisors, client managers and product development personnel. Our wealth management product advisors and client managers mainly recommend wealth management products. Our asset management personnel also design our self-developed products. The investment performance of products distributed or managed by us and the retention of our clients are partly dependent upon the strategies carried out and performance by our talents. The market for these talents is extremely competitive. The turnover rate of our wealth management product advisors, client managers and product development personnel for 2012, 2013, 2014 and the three months ended March 31, 2015 is approximately 36%, 57%, 33% and 14%, respectively. If we are unable to attract and retain qualified individuals or our recruiting and retention costs increase significantly, our financial condition and results of operations could be materially and adversely impacted.

Our acquisition of Scepter Pacific, the holding company of E-House Capital, may not yield the benefits we anticipate and we will incur transaction and integration costs in connection with the acquisition, which could materially and adversely affect our business and results of operations.

After we acquire Scepter Pacific, the holding company of E-House Capital, we expect substantial synergy between our current asset management operations and E-House Capital's asset management business. However, we may encounter difficulties integrating the acquired operations, services, corporate culture and personnel into our existing business and operations, which could divert significant management attention from existing business operations and harm our business. In addition, this acquisition will require our management to develop expertise in new areas, manage new business relationships and attract new types of customers. Failure to generate the synergy we anticipate from the expansion of our current asset management services could materially and adversely affect our business and results of operations.

In addition, we have incurred, and expect to continue to incur additional costs in connection with the acquisition of Scepter Pacific. We will also incur integration costs following the completion of the acquisition as E-House Capital's operations are integrated into our existing operations. We expect to see the synergy from this acquisition across a number of areas, including leveraging resources with real estate project developers and realizing efficiencies in expenses incurred in relation to asset management and other services. However, the synergy may not be achieved in the near term or at all, and if achieved, may not be sufficient to offset the costs associated with the acquisition. Unanticipated costs, or the failure to achieve such expected improvement, may have an adverse impact on the results of operations of the combined company following the completion of the acquisition.

There may be risks inherent in our proposed acquisition of Scepter Pacific, the holding company of E-House Capital.

Although we have cooperated with E-House Capital on certain real estate or related investment products and projects since 2013 and have conducted due diligence with respect to our proposed acquisition of Scepter Pacific, the holding company of E-House Capital, there may still be unidentified issues and hidden liabilities, which could have a material adverse effect on our business, financial condition and results of operations. Scepter Pacific provided, in the share purchase agreement regarding the acquisition, customary private company representations and warranties to us and procured E-House Investment and Reckon Capital to provide customary representations and warranties, and we will be entitled to seek indemnification from Scepter Pacific, E-House Investment and Reckon Capital for any breach of those representations and warranties. However, indemnification actions could be costly and time-consuming and may not be successful. Moreover, our ongoing business partnership with E-House may discourage us from seeking such indemnification.

Any negative development in E-House Capital's market position could materially and adversely affect our asset management business.

The marketing and promotion of our asset management business will benefit significantly from our association with the brand of E-House Capital. However, any negative development in E-House Capital's market position may also materially and adversely affect our marketing efforts and the popularity of our asset management services. This is because we have limited experience in the asset management business as a stand-alone company. To a large extent, the future operations and revenues of our asset management business will still rely on E-House Capital upon the acquisition. Thus, any negative development in E-House Capital's business operations or attractiveness to clients or investors may materially and adversely affect our asset management business.

Our business may be materially and adversely affected by various fluctuations and uncertainties in China's real estate industry, including government measures aimed at the industry.

To date, a significant portion of the products that we distribute involve real estate or related assets, and this concentration is predominantly among the fixed income products that we distribute. In 2012, 2013, 2014 and the three months ended March 31, 2015, the total value of the fixed income products we distributed that have real estate developers as corporate borrowers accounted for 42%, 65%, 73% and 74%, respectively, of the total transaction value of all fixed income products we distributed in 2012, 2013, 2014 and the three months ended March 31, 2015. After we complete the acquisition of Scepter Pacific, the holding company of E-House Capital, we expect that the real estate or related products will continue to account for a significant portion of the products we distribute.

The success of such products depends significantly on conditions in China's real estate industry and more particularly on the volume of new property transactions in China. Demand for private residential real estate in China has grown rapidly in recent years but such growth is often coupled with volatility and fluctuations in real estate transaction volume and prices.

The PRC government has from time to time taken measures to cool the real estate market and to curb the increase of housing prices by requiring more stringent implementation of housing price control measures. Such measures may depress the real estate market, dissuade potential purchasers from making purchases, reduce transaction volume, cause a decline in selling prices, and prevent developers from raising the capital they need and increase developers' costs to start new projects. In addition, we cannot assure you that the PRC government will not adopt new measures in the future that may result in lower growth rates in the real estate industry. Frequent changes in government policies may also create uncertainty that could discourage investment in real estate.

We are also susceptible to the risks inherent in the operation of real estate-related businesses and assets. These risks include those associated with general and local economic conditions, changes in supply of and demand for competing properties in an area, natural disasters, changes in government regulations, changes in real property tax rates, changes in interest rates, the reduced availability of mortgage funds, which may render the sale or refinancing of properties difficult or impracticable, and other factors that are beyond our control.

If significant fluctuations occur in China's real estate industry, or the risks inherent in the ownership and operation of real estate materialize, they may result in decreased value and increased default rates of the wealth management products linked to real estate or the construction and development of the real estate that we distribute or manage, and reduced interest of our clients in purchasing such products, which account for a significant portion of our product choices. As a result, our revenues from such products could be adversely affected, which in turn may materially and negatively affect our overall financial condition and results of operations.

A drop in the investment performance for products distributed or managed by us or a decline in the value of the assets under our management could negatively impact our revenues and profitability.

Investment performance is a key competitive factor for products distributed or managed by us. Strong investment performance helps us to retain and expand our client base and helps generate new sales of products and services. Strong investment performance is therefore an important element to our goals of maximizing the value of products and services provided to our clients or the assets under our management. There can be no assurance as to how future investment performance will compare to our competitors or that historical performance will be indicative of future returns. Any drop or perceived drop in investment performance as compared to our competitors could cause a decline in sales of our investment products and services. These impacts may also reduce our aggregate amount of assets under management and management fees. Poor investment performance could also adversely affect our ability to expand the distribution of third-party wealth management products and our self-developed products.

In addition, the profitability of our growing asset management services depends on fees charged based on the value of assets under management. Any impairment on the value of the assets we manage, whether caused by fluctuations or downturns in the underlying markets or otherwise, will reduce our revenues generated from asset management business, which in turn may materially and adversely affect our overall financial performance and results of operations.

If we breach the contractual obligations under the fund management documents or fiduciary duties we owed to the fund counterparties in connection with our asset management services, our results of operations will be adversely impacted.

Our asset management business has experienced substantial growth and is expected to continue to grow in the future. We intend to further develop our fund management business by offering and managing a broader variety of funds, including funds of securities investment funds, funds of hedge funds and funds of fixed income funds.

Our asset management business involves inherent risks. For some of the funds that we self-develop or manage, such as contractual funds, we may be exposed to indemnity or other legal liabilities if we are deemed to have breached our legal obligations as fund managers under the fund management documents or fund subscription agreements, and are therefore susceptible to legal disputes and potentially significant damages. In cases where we serve as the general partner or co-general partner for the funds that are in the form of limited partnership, we are required to manage the funds for the limited partners or the investors. We may be removed by the limited partners without cause by their exercising their kick-out rights if they are not satisfied with our services in the roles of general partner or co-general partner of the funds. If we are deemed to have breached our fiduciary duty, we may be exposed to risks and losses related to legal disputes. We could also experience losses on our principal for funds invested by us and the entity as the general partner shall bear unlimited joint and several liabilities for the debts of any fund managed by it out of all its assets. We cannot assure you that our efforts to further develop the fund management business will be successful. If our asset management business fails, our future growth may be materially and adversely affected and our reputation and credibility may be damaged among high-net-worth individuals, which in turn may affect our wealth management product advisory services business.

Our risk management policies and procedures may not be fully effective in identifying or mitigating risk exposure in all market environments or against all types of risk, including employee and financial advisor misconduct.

We have devoted significant resources to developing our risk management policies and procedures and will continue to do so. Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk. Many of our risk management policies are based upon observed historical market behavior or statistics based on historical models. During periods of market volatility or due to unforeseen events, the historically derived correlations upon which these methods are based may not be valid. As a result, these methods may not predict future exposures accurately, which could be significantly greater than what our models indicate. This could cause us to incur investment losses or cause our hedging and other risk management strategies to be ineffective. Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that are publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated.

Moreover, we are subject to the risks of errors and misconduct by our employees and advisors, which include:

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  engaging in misrepresentation or fraudulent activities when marketing or distributing wealth management products to clients;

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  improperly using or disclosing confidential information of our clients, third-party wealth management product providers or other parties;

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  concealing unauthorized or unsuccessful activities; or

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  otherwise not complying with laws and regulations or our internal policies or procedures.

Although we have established an internal compliance system to supervise service quality and regulation compliance, these risks may be difficult to detect in advance and deter, and could harm our business, results of operations or financial performance.

In addition, although we perform due diligence on potential clients, we cannot assure you that we will be able to identify all the possible issues based on the information available to us. If certain investors do not meet the relevant qualification requirements for products we distribute or under applicable laws, we may also be deemed in default of the obligations required in our contract with the product providers. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to properly record and verify a large number of transactions and events, and these policies and procedures may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk.

Non-compliance on the part of third parties with which we conduct business could disrupt our business and adversely affect our results of operation.

Our third-party wealth management product providers or other business counterparties may be subject to regulatory penalties or punishments because of their regulatory compliance failures, which may affect our business activities and reputation and in turn, our results of operations. Although we conduct due diligence on our business counterparties, we cannot be certain whether any such counterparty has infringed or will infringe any third parties' legal rights or violate any regulatory requirements. We require the business counterparties in the financial services industry to provide their licenses, permits or filing documents in respect of the wealth management products before we distribute their products, but we cannot assure you that these counterparties will continue to maintain all applicable permits and approvals, and any noncompliance on the part of these counterparties may cause potential liabilities to us and in turn disrupt our operations.

The impairment or negative performance of other financial services companies could adversely affect us.

We routinely work with counterparties in the financial services industry, including asset management companies, trust companies, insurers and other institutions, when providing our services. A decline in the financial condition of one or more financial services institutions may expose us to credit losses or defaults, limit our access to liquidity or otherwise disrupt the operations of our businesses. While we regularly assess our exposure to different industries and counterparties, the performance and financial strength of specific institutions are subject to rapid change, the timing and extent of which cannot be known.

Downgrades in the credit or financial strength ratings assigned to the counterparties with whom we transact or other adverse reputational impacts to such counterparties could create the perception that our financial condition will be adversely impacted as a result of potential future defaults by such counterparties. As a result, our operations and financial performances may be adversely impacted.

Our historical practices of short-term loan extensions to and co-investment activities with selected clients may subject us to regulatory or contractual risks and liabilities, which may materially and adversely affect our operations and reputation.

We historically provided short-term bridge loans to selected clients in order to facilitate their purchases of held-to-maturity products. These loans were extended to bridge the gap between the maturity of an existing product and the purchase of a new one, and these clients typically repay the loans when due. In addition, in order to help certain clients obtain higher returns within their target investment level, we have, in the past, entered into co-investment arrangements with our clients. Under such arrangements, these clients typically obtain up to 30.0% of the required funding from us, and invest on our behalf in the wealth management products that we distribute and proportionately share the return when these products mature. We terminated the co-investment and the short-term bridge loan practices in August 2014. We have collected and settled all the outstanding loans as of May 2015.

According to relevant PRC rules and regulations, an entity must obtain a license to engage in provision of loans in China. Although we limit the scope of such loans to selected clients and do not view this service as a revenue-generating source, we do not possess the necessary license and may be deemed to have violated PRC laws. Historically, we have not been subject to any query or investigation by a PRC government authority in connection with the short-term loans and co-investment practices, and we have terminated these practices. However, we may be subject to monetary fines for these activities and our reputation and operations may be adversely affected. In connection with the historical loan and co-investment activities where the subject products were sourced from third-parties, we may be subject to claims from the product providers if they are of the view that we breached the covenants in our advisory service agreements with them, as we agreed in most of these agreements that we will conduct sufficient due diligence to make sure that our clients invest with their own funds. In addition, if any of our clients defaults on the outstanding short-term loans or chooses to breach the co-investment arrangements with us, we would have to resort to legal proceedings that are both costly and time consuming, and may eventually suffer loss if we fail to successfully collect these loans and co-investments. These potential consequences, individually or in the aggregate, may materially and adversely our operations and reputation.

If the PRC governmental authorities penalize us for our historical promotion of collective fund trust plans, or trust plans, our business, results of operations and prospects may be adversely affected.

Under the Trust Plan Rules issued by the China Banking Regulatory Commission, or the CBRC, entities that are not financial institutions cannot conduct "promotion" of collective fund trust plans, or trust plans. Trust products have been a major wealth management product available to high-net-worth individuals in China. The CBRC strengthened the regulation on promotion of trust plans in a recent circular and its implementation rules, which explicitly prohibit the trust companies from engaging any non-financial institutions to promote trust plans directly or indirectly through advisory, consulting, brokerage or other services. Our distribution of the trust plans and the relevant services we provided may be deemed as "promotion" of the trust plans under the PRC regulations and rules. The aggregate value of trust plans we distributed amounted to US$408.3 million, US$303.1 million and US$11.0 million, respectively, for 2012, 2013 and 2014, representing 93.2%, 25.1% and 0.5% of the value of the wealth management products that we distributed for 2012, 2013 and 2014, respectively, and the outstanding amount of the trust plans as of March 31, 2015 was US$166.0 million. We have ceased to provide service to new trust plans after the issuance of this circular by the CBRC in April 2014.

However, we could also be penalized by the CBRC or other governmental authorities in relation to the trust plans that we assisted to distribute prior to the issuance of the CBRC circular, which could adversely impact our results of operations. See "Regulations — Regulations on Trust Products."

Any material decrease in the commission and fee rates for our wealth management product related services may have an adverse effect on our revenues, cash flow and results of operations.

We derive a significant portion of our revenues from commissions and recurring fees paid by wealth management product providers and corporate borrowers when our clients invest in the products we distribute. The commission and recurring fee rates are set by such product providers and corporate borrowers or negotiated between such parties and us, and vary from product to product. Although the fee rates within any given category of the products we distribute remained relatively stable during the applicable periods referenced in this prospectus, future commission and recurring fee rates may be subject to change based on the prevailing political, economic, regulatory, taxation and competitive factors that affect product providers or corporate borrowers. These factors, which are not within our control, include the capacity of product providers to place new business and realize profits, client demand and preference for wealth management products, the availability of comparable products from other product providers at a lower cost, the availability of alternative wealth management products to clients and the tax deductibility of commissions and fees. In addition, the historical volume of wealth management products that we distributed or managed may have a significant impact on our bargaining power with third-party wealth management product providers in relation to the commission and fee rates for future products. Because we do not determine, and cannot predict, the timing or extent of commission and fee rate changes with respect to the wealth management products, it is difficult for us to assess the effect of any of these changes on our operations. In order to maintain our relationships with the product providers and to enter into contracts for new products, we may have to accept lower commission rates or other less favorable terms, which could reduce our revenues. Although we believe that substitute third-party providers for most of the wealth management products we distribute are generally available, if some of our key wealth management product providers decide not to enter into new contracts with us, or our relationships with them are otherwise impacted, our business and operating results could be materially and adversely affected.

We depend on a small number of third-party product providers to derive a significant portion of our revenues and this dependence is likely to continue.

We have a relatively high concentration of product providers and derive a significant portion of our revenues from a limited number of third-party wealth management product providers. In 2012, 2013, 2014 and the three months ended March 31, 2015, three, two, two and one product providers, respectively, each accounted for more than 10% of the total value of products we distributed in these applicable periods, and net revenues from these product providers jointly accounted for 54.4%, 50.0%, 39.6% and 14.1%, respectively, of our net revenues during these periods. We have maintained good relationships with our major product providers historically. We source many of our products from these providers mainly because of the historically reliable performance of their products, but we do not depend on these major providers as the only sources of quality investment products. We believe that, with our comprehensive due diligence, we can re-allocate the sources of our products to other product providers with which we currently cooperate or to identify new product providers in a flexible way to meet our clients' investment needs. However, if we lose any one of our major product providers or any of these product providers significantly reduces its volume of business with us, our net revenues and profitability would be substantially reduced if we are unable to re-allocate the sources of products promptly, or at all. In addition, the product volume we source and distribute from specific product providers may vary from period to period, particularly because we are not the exclusive distributor for any particular product provider. Our high concentration of product providers may also adversely affect our ability to negotiate fee rates with these product providers, which may in turn materially and adversely affect our results of operations.

We derive a substantial portion of our revenues from several affluent cities in China, and we face market risk due to our concentration in these cities.

As of March 31, 2015, we derived our revenues from 32 client centers in 18 affluent cities in China, including Shanghai, Beijing, Hangzhou and Shenzhen. In the three months ended March 31, 2015, approximately 73.2% of our total revenues were derived from Shanghai and Hangzhou alone. We expect these two urban centers to continue to be important sources of revenues. If any of these major urban centers experiences an event that negatively impacts the local real estate or financial industries, such as a serious economic downturn or contraction, a natural disaster, or slower growth due to adverse governmental policies or otherwise, demand for our services could decline significantly and our business and growth prospects could be materially and adversely impacted.

We may face increased competition and if we are unable to compete successfully, we could lose our market share and our results of operations and financial condition may be materially and adversely affected.

The wealth management market in China is at an early stage of development and is highly fragmented. As the industry develops, we may face increased competition. In distributing wealth management products, we face direct competition primarily from other third-party wealth management service providers such as Noah Holdings Limited. We also compete with many local PRC commercial banks and insurance companies that have their own wealth management teams and sales forces to distribute their products. In addition, there is a risk that we may not successfully identify new product and service opportunities or develop and introduce these opportunities in a timely and cost-effective manner. New competitors that are better adapted to the wealth management service industry may emerge, which could cause us to lose market share in key market segments.

Our competitors may have better brand recognition, stronger market influence, greater financial and/or marketing resources. For example, the commercial banks we compete with tend to enjoy distribution advantages due to their nationwide distribution networks, longer operating histories, broader client bases and settlement capabilities. Moreover, many wealth management product providers with whom we currently have relationships, such as commercial banks and trust companies, are also engaged in, or may in the future engage in, the distribution of wealth management products and may benefit from the integration of wealth management products with their other product offerings.

In addition, in the asset management service sector, we may face competition from mutual fund management companies and securities firms that have emerged or will emerge in the asset management business in China in the foreseeable future. With an increasing portion of wealth management products being distributed through online or mobile platforms, we expect we may potentially compete with an increasing number of Internet finance enterprises.

Any failure to protect our clients' privacy and confidential information could lead to legal liability, adversely affect our reputation and have a material adverse effect on our business, financial condition or results of operations.

Our services involve the exchange, storage and analysis of highly confidential information, including detailed personal and financial information regarding our high-net-worth clients, through a variety of electronic and non-electronic means, and our reputation and business operations are highly dependent on our ability to safeguard the confidential personal data and information of our clients. We rely on a network of process and software controls to protect the confidentiality of data provided to us or stored on our systems.

If we do not maintain adequate internal controls or fail to implement new or improved controls, this data could be misappropriated or confidentiality could otherwise be breached. We could be subject to liability if we inappropriately disclose any client's personal information, or if third parties are able to illegally gain access to any client's name, address, portfolio holdings, or other personal and confidential information. Any such event could subject us to claims for identity theft or other similar fraud claims or claims for other misuses of personal information, such as unauthorized marketing or unauthorized access to personal information. In addition, such events would cause our clients to lose their trust and confidence in us, which may result in a material adverse effect on our business, results of operations and financial condition.

We may not be able to prevent unauthorized use of our intellectual property, which could reduce demand for the products that we distribute and our services, adversely affect our revenues and harm our competitive position.

We rely primarily on a combination of copyright, trade secret, trademark and anti-unfair competition laws and contractual rights to establish and protect our intellectual property rights. We cannot assure you that the steps we have taken or will take in the future to protect our intellectual property or piracy will prove to be sufficient. For example, although we require our employees, wealth management product providers and others to enter into confidentiality agreements in order to protect our trade secrets, other proprietary information and, most importantly, our client information, these agreements might not effectively prevent disclosure of our trade secrets, know-how or other proprietary information and might not provide an adequate remedy in the event of unauthorized disclosure of such confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. Implementation of intellectual property-related laws in China has historically been lacking, primarily due to ambiguity in the PRC laws and enforcement difficulties. Accordingly, intellectual property rights and confidentiality protection in China may not be as effective as in the United States or other countries. Current or potential competitors may use our intellectual property without our authorization in the development of products and services that are substantially equivalent or superior to ours, which could reduce demand for our solutions and services, adversely affect our revenues and harm our competitive position. Even if we were to discover evidence of infringement or misappropriation, our recourse against such competitors may be limited or could require us to pursue litigation, which could involve substantial costs and diversion of management's attention from the operation of our business.

We may face intellectual property infringement claims, which could be time-consuming and costly to defend and may result in the loss of significant rights by us.

Although we have not been subject to any litigation, pending or threatened, alleging infringement of third parties' intellectual property rights, we cannot assure you that such infringement claims will not be asserted against us in the future. Some third parties may own technology patents, copyrights, trademarks, trade secrets and Internet content, which they may use to assert claims against us. We require our advisors, managers and relevant staff to sign agreements upon joining our company, to undertake to follow certain procedures designed to reduce the likelihood that we may use, develop or make available any content or applications without the proper licenses or necessary third party consents. However, these procedures may not be effective in completely preventing the unauthorized posting or use of copyrighted material or the infringement of other rights of third parties.

Intellectual property litigation is expensive and time-consuming and could divert resources and management attention from the operation of our business. If there is a successful claim of infringement, we may be required to alter our services, cease certain activities, pay substantial royalties and damages to, and obtain one or more licenses from third parties. We may not be able to obtain those licenses on commercially acceptable terms, or at all. Any of those consequences could cause us to lose revenues, impair our client relationships and harm our reputation.

Legal or administrative proceedings or allegations against us or our management could have a material adverse impact on our reputation, results of operations, financial condition and liquidity.

We have not been subject to legal or administrative proceedings or third-party allegations historically which were likely to have had a material adverse effect on our business, financial condition or results of operations. We have been, and may from time to time in the future become, a party to such proceedings or claims arising in the ordinary course of our business. For example, Shanghai Jupai is currently party to a civil proceeding initiated by a business partner of Shanghai Jupai in connection with a partnership between the two parties. The plaintiff claimed that Shanghai Jupai violated the non-compete clause under the relevant partnership agreement. The plaintiff claimed for nominal damages and certain equitable relief, which we believe is without merit. Shanghai Jupai is in the process of disposing of its interests in the joint venture. Our management has evaluated the proceeding and has determined that this proceeding is not likely to have a material adverse effect on our business, financial condition and results of operations. However, any lawsuit or allegation in this nature, with or without merit, or any perceived unfair, unethical, fraudulent or inappropriate business practice by us or perceived wrong doing by any key member of our management team could harm our reputation, distract our management from day-to-day operations and cause us to incur significant expenses in the defense of such matters. A substantial judgment, award, settlement, fine, or penalty may generate negative publicity against us and could be materially adverse to our operating results or cash flows for a particular future period, depending on our results for that period. This risk may be heightened during periods when credit, equity or other financial markets are volatile, or when clients or investors are experiencing losses.

If we fail to maintain our relationship with E-House and SINA, our business and results of operations could be materially and adversely affected.

Both E-House and SINA are our existing principal shareholders and are strategically significant for our business and they may help us grow our real estate or real estate-related wealth management products and expand our presence online. By leveraging our partnerships with E-House and SINA, we seek to capture new business opportunities and increase our addressable markets by exploring and entering into the online third-party wealth management and asset management markets. To a certain extent, we rely on continued cooperation with them to develop, innovate and diversify our products offerings. Either of E-House and SINA could, at any time, reduce its support for our business. In addition, their dual role as our substantial shareholders and contractual counterparty could result in conflicts of interest. If for any reason E-House or SINA does not fulfill its obligations to us or otherwise reduces its support for our real estate or related wealth management products and our online services, our business may be materially and adversely affected.

If the operation of 100run.com is found to violate PRC law, we may no longer distribute products through this platform and our reputation may be negatively affected.

Before August 2014, Shanghai Jupai held 48% equity in Yibairun Investment Consulting (Beijing) Co., Ltd., or Yibairun, which operates the website of 100run.com. 100run.com displays information on trust and asset management plans and private equity fund products online, and its clients can invest in such products through the website with a relatively low minimum investment amount. We used to engage Yibairun in the distribution of certain asset management plans, but we did not generate any profit from 100run.com. The aggregate value of wealth management products we distributed through 100run.com amounted to nil, nil, US$40.9 million and US$38.7 million, respectively, for 2012, 2013, 2014 and the three months ended March 31, 2015. In August 2014, we sold our entire holding in Yibairun to a third-party individual. Regulatory oversight of Yibairun's business model is currently unclear. If PRC regulatory authorities deem its operations illegal and order Yibairun to cease operations, or promulgate new rules and impose restrictions on the operations of Yibairun, we may no longer be able to distribute products through 100run.com, and our reputation in the investor community may be adversely affected by our historical affiliation with it.

We are required to register our client centers outside of our corporate residence address as branch offices under PRC law and any failure to do so may subject our centers to shut-down or penalties.

Under PRC law, a company setting up premises for business operations outside its residence address must register the premises as branch offices with the competent local industry and commerce bureau and obtain business licenses for them as branch offices. We have 32 client centers in 18 cities across China as of March 31, 2015. As of the date of this prospectus, 17 of these client centers in their relevant cities have not been registered as branch offices and the net revenues attributable to these centers, in the aggregate, accounted for 2.2%, 7.2% and 11.4% of our net revenues in 2013, 2014 and the three months ended March 31, 2015, respectively. We are in the process of applying for the registration of these client centers and we cannot assure you whether the registration can be completed in a timely manner. Although we have not been subject to any query or investigation by any PRC government authority regarding the absence of such registration, if the PRC regulatory authorities determine that we are in violation of the relevant laws and regulations, we may be subject to penalties, including fines, confiscation of income and suspension of operation. If we become subject to these penalties, our business, results of operations, financial condition and prospects could be materially and adversely affected.

Our principal shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders.

As of the date of this prospectus, Mr. Tianxiang Hu, our co-chairman and executive chairman of the board of directors, and Dr. Weishi Yao, our chief operating officer and director, beneficially own an aggregate of 31.4% of our share capital. Upon the completion of our acquisition of Scepter Pacific, Mr. Xin Zhou, a director nominee of our company, will beneficially own an aggregate of 9.0% of our share capital. As a result of this high level of shareholding, Mr. Hu, Dr. Yao and Mr. Zhou have substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. They may take actions that are not in the best interests of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs. These actions may be taken even if they are opposed by our other shareholders, including those who hold ADSs. For more information regarding our principal shareholders and their affiliated entities, see "Principal and Selling Shareholders."

We have granted, and may continue to grant, share options and other share-based compensation in the future, which may materially impact our future results of operations.

We adopted our 2014 share incentive plan in July 2014, which we refer to as the 2014 plan, which permits the grant of stock options and other types of awards to purchase up to 17,570,281 ordinary shares, or the Award Pool, which shall be increased automatically by the number ordinary shares equal to 5% of the then total issued and outstanding ordinary shares of the company on an as-converted fully diluted basis on each of the third, sixth and ninth anniversary of the adoption of the 2014 plan. As of the date of this prospectus, options to purchase 13,117,600 ordinary shares have been granted and options to purchase 12,791,000 ordinary shares are outstanding. Upon completion of our acquisition of Scepter Pacific, we expect to assume all outstanding options granted under the existing share incentive plan of Scepter Pacific. Immediately after the completion of this acquisition, options to purchase 15,341,000 ordinary shares of our company will be outstanding based on the numbers of granted and outstanding options as of the date of this prospectus under respective share incentive plans of us and Scepter Pacific. As a result of these grants and potential future grants under the plans, we have incurred, and will incur in future periods, significant share-based compensation expenses. We account for compensation costs for all stock options using a fair-value based method and recognize expenses in our consolidated statement of income in accordance with the relevant rules in accordance with U.S. GAAP, which may have a material adverse effect on our net income. Any additional securities issued under share-based compensation schemes will dilute the ownership interests of our shareholders, including holders of our ADSs. We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key employees and consultants, and we will continue to grant share-based compensation to directors, employees or consultants in the future.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements as of December 31, 2012, 2013 and 2014 and for the years ended December 31, 2012, 2013 and 2014, we and our independent registered public accounting firm identified one material weakness and five significant deficiencies and other deficiencies as of December 31, 2014 in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States, or the PCAOB.

The material weakness that has been identified relates to our lack of accounting resources in U.S. GAAP and SEC reporting requirements and the five significant deficiencies relate to (1) a lack of internal audit function for our risk assessment and overall internal control; (2) a lack of control over the historical practice of short-term loan extensions to our selected clients; (3) a lack of risk control over our historical co-investment activities with our clients; (4) a lack of scheduled and timely review on the valuation of our investment; and (5) one instance of failure to strictly follow contractual distribution arrangements for the management fees.

We have implemented and are continuing to implement a number of measures to address the material weakness, significant deficiencies and other control deficiencies identified. For details, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Internal Control Over Financial Reporting." However, we cannot assure you that we will be able to continue implementing these measures in the future, or that we will not identify additional material weaknesses or significant deficiencies in the future.

Furthermore, it is possible that, had our independent registered public accounting firm conducted an audit of our internal control over financial reporting, such firm might have identified additional material weaknesses and deficiencies. Upon the completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2015. In addition, once we cease to be an "emerging growth company" as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs.

Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

We have limited insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Other than casualty insurance on some of our assets, we do not have commercial insurance coverage on our other assets and we do not have insurance to cover our business or interruption of our business, litigation or product liability. Moreover, the low coverage limits of our property insurance policies may not be adequate to compensate us for all losses, particularly with respect to any loss of business and reputation that may occur. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured occurrence of loss or damage to property, litigation or business disruption may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

Risks Related to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating certain of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

We plan to engage in the direct sales of mutual funds and asset management plans sponsored by mutual fund management companies. While the distribution of mutual funds and asset management plans sponsored by mutual fund management companies is not explicitly categorized as restricted to foreign investment, a license is required for the direct sales of mutual fund and asset management plans sponsored by mutual fund management companies. In practice, such license is generally unavailable to foreign-invested enterprises or their subsidiaries. In order to conduct our direct sales services in the future, we have entered into contractual arrangements through Shanghai Juxiang, our PRC subsidiary, with Shanghai Jupai, our PRC VIE. Yumao, a wholly owned subsidiary of Shanghai Jupai, holds such license.

Part of our business includes conducting market surveys, which is defined by the current Foreign Investment Catalogue to mean the collection and analysis of information concerning the performance and prospects of certain commercial products and/or services. Market survey is categorized as restricted to foreign investment. The Measures for the Administration of Foreign-Related Investigation, promulgated by the National Bureau of Statistics on July 19, 2004, states that foreign-invested entities cannot conduct market survey unless a license has been granted by the relevant authority. The license application is subject to stringent requirements and is ultimately subject to the discretion of the relevant authority. Because Shanghai Juxiang is unable to obtain such license, we conduct such activities through Shanghai Jupai, which, as a domestic PRC company, is not required to obtain such license for market survey.

Our contractual arrangements with Shanghai Jupai, and its respective shareholders enable us to (1) have power to direct the activities that most significantly affect the economic performance of Shanghai Jupai; (2) receive substantially all of the economic benefits from Shanghai Jupai in consideration for the services provided by Shanghai Juxiang; and (3) have an exclusive option to purchase all or part of the equity interests in Shanghai Jupai when and to the extent permitted by PRC law, or request any existing shareholder of Shanghai Jupai to transfer any or part of the equity interest in Shanghai Jupai to another PRC person or entity designated by us at any time at our discretion. Because of these contractual arrangements, we are the primary beneficiary of Shanghai Jupai and hence treat Shanghai Jupai as our VIE, and consolidate its and its subsidiaries' results of operations into ours.

If the PRC government finds that our contractual arrangements do not comply with its restrictions on foreign investment in the wealth management or asset management business, or if the PRC government otherwise finds that we, Shanghai Jupai, or any of its subsidiaries or client centers are in violation of PRC laws or regulations or lack the necessary permits or licenses to operate our business, the relevant PRC regulatory authorities, including the CSRC, would have broad discretion in dealing with such violations or failures, including, without limitation:

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  revoking our business and operating licenses;
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  discontinuing or restricting our operations;
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  imposing fines or confiscating any of our income that they deem to have been obtained through illegal operations;
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  imposing conditions or requirements with which we or our PRC subsidiary and consolidated entities may not be able to comply;

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  requiring us or our PRC subsidiary and consolidated entities to restructure the relevant ownership structure or operations;
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  restricting or prohibiting our use of the proceeds from this offering to finance the business and operations of the VIEs and their subsidiaries; or
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  taking other regulatory or enforcement actions that could be harmful to our business.

Any of these actions could cause significant disruption to our business operations, and may materially and adversely affect our business, financial condition and results of operations. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of any of our consolidated entities in our consolidated financial statements, if the PRC government authorities find our legal structure and contractual arrangements to be in violation of PRC laws, rules and regulations. If any of these penalties results in our inability to direct the activities of Shanghai Jupai that most significantly impact its economic performance and/or our failure to receive the economic benefits from Shanghai Jupai, we may not be able to consolidate Shanghai Jupai into our consolidated financial statements in accordance with U.S. GAAP.

Scepter Pacific, the holding company of E-House Capital, relies on similar contractual arrangements with Scepter Pacific's VIE in China to conduct its asset management services. Although foreign-invested enterprises incorporated in China are not expressly prohibited from providing asset management services in China, in practice, when managing the various funds, E-House Capital may also need to invest in projects or funds at the same time. Some targeted projects, such as high-end hotel and office building rental projects are in prohibited or restricted categories for foreign investment. Therefore, E-House Capital needs to provide asset management services through contractual arrangements between Scepter Pacific's wholly-owned PRC subsidiary and its VIE in China. As a result, risks related to our VIE structure may also be applicable to E-House Capital.

We rely on contractual arrangements with our VIE, and its shareholders for a portion of our China operations, which may not be as effective as direct ownership in providing operational control.

We rely on contractual arrangements with our VIE, Shanghai Jupai, and its shareholders to operate a portion of our operations in China, including market survey and the proposed direct sale of mutual funds and asset management plans sponsored by mutual fund management companies. These contractual arrangements may not be as effective as direct ownership in providing us with control over our VIE. For example, our VIE and its shareholders could breach their contractual arrangements with us by, among other things, failing to operate our business in an acceptable manner or taking other actions that are detrimental to our interests. These risks exist throughout the period in which we operate our businesses through the contractual arrangements with our VIE. If we were the controlling shareholder of the VIE with direct ownership, we would be able to exercise our rights as shareholders to effect changes to their board of directors, which in turn could implement changes at the management and operational level. However, under the current contractual arrangements, as a legal matter, if our VIE or its shareholders fail to perform their obligations under these contractual arrangements, we may have to incur substantial costs to enforce such arrangements, and rely on legal remedies under PRC law, including contract remedies, which may be time-consuming, unpredictable and expensive. If we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, our business and operations could be severely disrupted, which could materially and adversely affect our results of operations and damage our reputation. See "— Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to you and us."

In 2012, 2013, 2014 and the three months ended March 31, 2015, Shanghai Jupai and its subsidiaries and branches contributed in 100%, 68%, 11% and 33% of our total net revenues. In the event we are unable to enforce the contractual arrangements, we may not be able to have the power to direct the activities that most significantly affect the economic performance of Shanghai Jupai and its subsidiaries and branches, and our ability to conduct our business may be negatively affected, and we may not be able to consolidate the financial results of Shanghai Jupai and its subsidiaries and branches into our consolidated financial statements in accordance with U.S. GAAP.

In 2012, 2013, 2014 and the three months ended March 31, 2015, Shanghai E-Cheng and its subsidiaries and consolidated partnership entities contributed 100% of total net revenues of Scepter Pacific. In the event Shanghai Baoyi is unable to enforce the contractual arrangements, after our acquisition of Scepter Pacific, we may not be able to have the power to direct the activities that most significantly affect the economic performance of Shanghai E-Cheng and its subsidiaries and consolidated partnership entities, and our ability to conduct our business may be negatively affected, and we may not be able to consolidate the financial results of Shanghai E-Cheng and its subsidiaries and partnership entities into our consolidated financial statements in accordance with U.S. GAAP.

The shareholders of our VIE may have potential conflicts of interest with us, and if any such conflicts of interest are not resolved in our favor, our business may be materially and adversely affected.

We have designated individuals who are PRC nationals to be the shareholders of Shanghai Jupai. These individuals may have conflicts of interest with us. Shanghai Jupai is approximately 67.7% owned by Mr. Tianxiang Hu, our co-chairman and executive chairman of the board of directors and 10% owned by Dr. Weishi Yao, our chief operating officer and director. Conflicts of interest may arise between the roles of Mr. Hu and Dr. Yao as shareholders, directors and officers of our company and as shareholders, directors and officers of our VIE. We rely on these individuals to abide by the laws of the Cayman Islands, which provide that directors and officers owe a fiduciary duty to our company that requires them to act in good faith and in the best interest of our company and not to use their positions for personal gains. On the other hand, PRC laws also provide that a director or an executive officer owes a fiduciary duty to the company he or she directs or manages. We cannot assure you that when conflicts arise, shareholders of our VIE will act in the best interest of our company or that conflicts will be resolved in our favor. These individuals may breach or cause the VIE to breach the existing contractual arrangements. If we cannot resolve any conflicts of interest or disputes between us and these shareholders, we would have to rely on legal proceedings, which may be expensive, time-consuming and disruptive to our operations. There is also substantial uncertainty as to the outcome of any such legal proceedings.

Our ability to enforce the equity pledge agreements between us and the shareholders of Shanghai Jupai may be subject to limitations based on PRC laws and regulations.

Pursuant to the equity pledge agreements relating to Shanghai Jupai, the shareholders of Shanghai Jupai pledged their equity interests in Shanghai Jupai to Shanghai Juxiang to secure Shanghai Jupai's performance of the obligations and indebtedness under the consulting services agreement. The equity pledges under these equity pledge agreements have been registered with the relevant local branch of the State Administration for Industry and Commerce, or the SAIC. Under the PRC Property Law, when an obligor fails to pay its debt when due, the pledgee may choose to either conclude an agreement with the pledgor to obtain the pledged equity or seek payments from the proceeds of the auction or sell-off of the pledged equity. If Shanghai Jupai fails to perform its obligations secured by the pledges under the equity pledge agreements, one remedy in the event of default under the agreements is to require the pledgor to sell the equity interests in Shanghai Jupai in an auction or private sale and remit the proceeds to our subsidiaries in China, net of related taxes and expenses. Such an auction or private sale may not result in our receipt of the full value of the equity interests in the VIE. We consider it very unlikely that the public auction process would be undertaken since, in an event of default, our preferred approach would be to ask our PRC subsidiary that is a party to the exclusive call option agreement with the VIE's shareholders, to designate another PRC person or entity to acquire the equity interests in the VIE and replace the existing shareholders pursuant to the exclusive call option agreement.

In addition, in the registration forms of the local branch of the SAIC for the pledges over the equity interests under the equity pledge agreements, the amount of registered equity interests pledged to our PRC subsidiary was stated as the pledgor's portion of the registered capital of the VIE. The equity pledge agreements with the shareholders of the VIE provide that the pledged equity interest constitute continuing security for any and all of the indebtedness, obligations and liabilities of our VIE under the relevant contractual arrangements, and therefore the scope of pledge should not be limited by the amount of the registered capital of the VIE. However, there is no guarantee that a PRC court will not take the position that the amount listed on the equity pledge registration forms represents the full amount of the collateral that has been registered and perfected. If this is the case, the obligations that are supposed to be secured in the equity pledge agreements in excess of the amount listed on the equity pledge registration forms could be determined by the PRC court to be unsecured debt, which takes last priority among creditors and often does not have to be paid back at all. We do not have agreements that pledge the assets of our VIE and its subsidiaries for the benefit of us or our PRC subsidiary, although our VIE grants our PRC subsidiary options to purchase the assets of our VIE and its equity interests in our VIE's subsidiaries under the exclusive call option agreement.

If any of Shanghai Jupai and its consolidated entities becomes the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy their assets, which could reduce the size of our operations and materially and adversely affect our business.

We do not have priority pledges and liens against Shanghai Jupai's assets. As a contractual and property right matter, this lack of priority pledges and liens has remote risks. If Shanghai Jupai undergoes an involuntary liquidation proceeding, third-party creditors may claim rights to some or all of its assets and we may not have priority against such third-party creditors on Shanghai Jupai's assets. If Shanghai Jupai liquidates, we may take part in the liquidation procedures as a general creditor under the PRC Enterprise Bankruptcy Law and recover any outstanding liabilities owed by Shanghai Jupai to Shanghai Juxiang under the applicable service agreement.

If the shareholders of Shanghai Jupai were to attempt to voluntarily liquidate Shanghai Jupai without obtaining our prior consent, we could effectively prevent such unauthorized voluntary liquidation by exercising our right to request Shanghai Jupai's shareholders to transfer all of their respective equity ownership interests to a PRC entity or individual designated by us in accordance with the option agreement with Shanghai Jupai's shareholders. In addition, under the operation agreement signed by Shanghai Juxiang, Shanghai Jupai and its shareholders and according to the PRC Property Law, the shareholders of Shanghai Jupai do not have the right to issue dividends to themselves or otherwise distribute the retained earnings or other assets of Shanghai Jupai without our consent. In the event that the shareholders of Shanghai Jupai initiate a voluntary liquidation proceeding without our authorization or attempts to distribute the retained earnings or assets of Shanghai Jupai without our prior consent, we may need to resort to legal proceedings to enforce the terms of the contractual arrangements. Any such litigation may be costly and may divert our management's time and attention away from the operation of our business, and the outcome of such litigation will be uncertain.

Our contractual arrangements with our VIE may result in adverse tax consequences to us.

As a result of our corporate structure and the contractual arrangements among our PRC subsidiary, our VIE, its shareholders and us, we are effectively subject to the 6% PRC value-added tax and related surcharges on revenues generated by our subsidiaries from our contractual arrangements with our VIE. The PRC Enterprise Income Tax Law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its affiliates or related parties to the relevant tax authorities. These transactions may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year during which the transactions are conducted. We may be subject to adverse tax consequences if the PRC tax authorities were to determine that the contracts between us and our VIE were not on an arm's length basis and therefore constitute a favorable transfer pricing arrangements. If this occurs, the PRC tax authorities could request that our VIE and any of its respective subsidiaries adjust their taxable income upward for PRC tax purposes. Such a pricing adjustment could adversely affect us by reducing expense deductions recorded by such PRC VIE and thereby increasing VIE's tax liabilities, which could subject the VIE to late payment fees and other penalties for the underpayment of taxes. Our consolidated net income may be materially and adversely affected if our VIE's tax liabilities increase or if it becomes subject to late payment fees or other penalties.

Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance, business operations and financial results.

The Ministry of Commerce, or the MOFCOM, published a discussion draft of the proposed Foreign Investment Law in January 2015 aiming to, upon its enactment, replace the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The draft Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. While the MOFCM solicited comments on this draft earlier this year, substantial uncertainties exist with respect to its enactment timetable, interpretation and implementation. The draft Foreign Investment Law, if enacted as proposed, may materially impact the entire legal framework regulating foreign investments in China and may also impact the viability of our current corporate structure, corporate governance, business operations and financial results to some extent.

Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of "actual control" in determining whether a company is considered a foreign-invested enterprise, or an FIE. The draft Foreign Investment Law specifically provides that an entity established in China but "controlled" by foreign investors will be treated as an FIE, whereas an entity set up in a foreign jurisdiction would nonetheless be, upon market entry clearance by the MOFCOM, treated as a PRC domestic investor provided that the entity is "controlled" by PRC entities and/or citizens. In this connection, "control" is broadly defined in the draft law to cover any of the following summarized categories: (i) holding 50% or more of the voting rights or similar equity interest of the subject entity; (ii) holding less than 50% of the voting rights or similar equity interest of the subject entity but having the power to secure at least 50% of the seats on the board or other equivalent decision making bodies, or having the voting power to exert material influence on the board, the shareholders' meeting or other equivalent decision making bodies; or (iii) having the power to exert decisive influence, via contractual or trust arrangements, over the subject entity's operations, financial matters or other key aspects of business operations. Once an entity is determined to be an FIE, and if its investment amount exceeds certain thresholds or if its business operation falls within a "negative list" to be separately issued by the State Council in the future, market entry clearance by the MOFCOM or its local counterparts will be required. Otherwise, all foreign investors may make investments on the same terms as Chinese investors without being subject to additional approval from the government authorities as mandated by the existing foreign investment legal regime.

The "variable interest entity" structure, or VIE structure, has been adopted by many PRC-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. See "Risk Factors—Risks Related to Our Corporate Structure—If the PRC government finds that the agreements that establish the structure for operating certain of our operations in China do not comply with PRC regulations relating to the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations" and "Corporate History and Structure." Under the draft Foreign Investment Law, a VIE that is controlled via contractual arrangements will also be deemed as an FIE, if it is ultimately "controlled" by foreign investors. Therefore, for companies with a VIE structure in an industry category that is on the "negative list," the existing VIE structure may be deemed legitimate only if the ultimate controlling person(s) is/are of PRC nationality (either PRC state owned enterprises or agencies, or PRC citizens). Conversely, if the actual controlling person(s) is/are of foreign nationalities, then the VIE will be treated as an FIE and any operation in the industry category on the "negative list" without market entry clearance may be found illegal.

The draft Foreign Investment Law has not taken a position on what will happen to the existing companies with a VIE structure, although a few possible options were proffered at the comment solicitation stage. Under these options, a company with VIE structures and in the business on the "negative list" at the time of enactment of the new Foreign Investment Law has either the option or obligation to disclose its corporate structure to the authorities, while the authorities, after reviewing the ultimate control structure of the company, may either permit the company to continue its business by maintaining the VIE structure (when the company is deemed ultimately controlled by PRC citizens), or require the company to dispose of its businesses and/or VIE structure based on circumstantial considerations. Moreover, it is uncertain whether the market survey services and the direct sales of mutual fund and asset management plans that we operate or plan to operate through our consolidated entities, will be subject to the foreign investment restrictions or prohibitions set forth in the "negative list" to be issued. If the enacted version of the Foreign Investment Law and the final "negative list" mandate further actions, such as MOFCOM market entry clearance, to be completed by companies with existing VIE structure like us, we will face uncertainties as to whether such clearance can be timely obtained, or at all. Furthermore, due to lack of guidance under this draft law, we are unable to ascertain the controlling status of our company although no more than 50% of the total share capital of our company is held on record by PRC residents, and we can not assure you of the controlling status of our company after the completion of this offering. If we are not considered as ultimately controlled by PRC domestic investors, further actions required to be taken by us under the enacted Foreign Investment Law may materially and adversely affect our business and financial condition.

The draft Foreign Investment Law, if enacted as proposed, may also materially impact our corporate governance practice and increase our compliance costs. For instance, the draft Foreign Investment Law imposes stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs. Aside from investment implementation report and investment amendment report that are required at each investment and alteration of investment specifics, an annual report is mandatory, and large foreign investors meeting certain criteria are required to report on a quarterly basis. Any company found to be non-compliant with these information reporting obligations may potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible may be subject to criminal liabilities.

Risks Related to Doing Business in China

Adverse changes in the political and economic policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

Substantially all of our assets are located in China and substantially all of our revenues are derived from our operations there. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the Chinese economy has experienced significant growth in the past 30 years, the growth has been uneven across different periods, regions and among various economic sectors of China. We cannot assure you that the Chinese economy will continue to grow, or that if there is growth, such growth will be steady and uniform, or that if there is a slowdown, such slowdown will not have a negative effect on our business.

The PRC government also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policies and providing preferential treatment to particular industries or companies. From late 2003 to mid-2008, the PRC government implemented a number of measures, such as increasing the People's Bank of China's statutory deposit reserve ratio and imposing commercial bank lending guidelines that had the effect of slowing the growth of credit, which in turn may have slowed the growth of the Chinese economy. In response to the recent global and Chinese economic downturn, the PRC government has promulgated several measures aimed at expanding credit and stimulating economic growth. Since August 2008, the People's Bank of China has decreased the statutory deposit reserve ratio and lowered benchmark interest rates several times. Beginning in January 2010, however, the People's Bank of China started to take measures including increasing the statutory deposit reserve ratio and raised the benchmark interest rates several times in response to rapid growth of credit in 2009 and 2010. Since January 2011, the People's Bank of China has continually increased the statutory deposit reserve ratio and raising the benchmark interest rates. The increasing trend eased in December 2011 and the statutory deposit reserve ratio was reduced twice in February and May 2012. In addition, in July 2013, the People's Bank of China revoked the restriction on loan interest rate of financial institutions. It is unclear whether PRC economic policies will be effective in stimulating growth, and the PRC government may not be effective in achieving stable economic growth in the future. Any slowdown in the economic growth of China could lead to reduced demand for the products we distribute or manage, which could materially and adversely affect our business, as well as our financial condition and results of operations.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

The PRC legal system is based on written statutes and court decisions have limited precedential value. The PRC legal system is evolving rapidly, and the interpretation of many laws, regulations and rules may contain inconsistencies and enforcement of these laws, regulations and rules involves uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC judicial and administrative authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be more difficult to predict the outcome of a judicial or administrative proceeding than in more developed legal systems. Furthermore, the PRC legal system is based, in part, on government policies and internal rules, some of which are not published in a timely manner, or at all, but which may have retroactive effect. As a result, we may not always be aware of any potential violation of these policies and rules. Such unpredictability towards our contractual, property (including intellectual property) and procedural rights could adversely affect our business and impede our ability to continue our operations.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of financial services businesses, service providers and financial products we distribute.

The PRC government extensively regulates the financial services industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the financial services industry, including wealth management and asset management companies. These financial service-related laws and regulations are evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violations of applicable laws and regulations. Issues, risks and uncertainties relating to PRC regulation of the financial services business include, but are not limited to, the following:

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  There are uncertainties related to the regulation of the wealth management and asset management business in China, including evolving licensing practices. Operations at some of our subsidiaries and consolidated entities may be subject to challenge, or we may fail to obtain permits or licenses that may be deemed necessary for our operations or we may not be able to obtain or renew certain permits or licenses. See "— Risks Related to Our Business and Industry — We may fail to obtain and maintain licenses and permits necessary to conduct our operations in China, and our business may be materially and adversely affected as a result of any changes in the laws and regulations governing the financial services industry in China" and "PRC Regulation."

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  The evolving PRC regulatory system for the financial service industry may lead to the establishment of new regulatory agencies. If these new laws, regulations or policies are promulgated, additional licenses may be required for our operations. If our operations do not comply with these new regulations after they become effective, or if we fail to obtain any licenses required under these new laws and regulations, we could be subject to penalties.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the financial services industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, financial services businesses in China, including our business. There are also risks that we may be found in violation of existing or future laws and regulations given the uncertainty and complexity of China's regulation of financial services business.

Besides, the regulations relating to financial services or products may change, and as a result we may be required to discontinue the supply of certain wealth management products that we currently distribute or cease managing certain products in our asset management business. For example, in January 2015, the CBRC circulated a draft regulation regarding, among other things, the entrustment loan practice by fund management companies. Entrustment loans are indirect loans between corporate lenders and borrowers facilitated by an entrusted bank as an intermediary and are used as a lawful alternative to direct intercompany loans between non-financial institution companies, which is prohibited by PRC law. Although entrustment loans in general remain lawful, the draft regulation states that fund management companies and securities companies are prohibited from acting as lenders of any entrustment loan that is sourced from crowd-funding, and that commercial banks are prohibited from providing entrustment loans that are sourced from crowd-funding. It remains uncertain whether or when such legislation may finally become officially enacted, or to what extent the proposed legal regime, as drafted, will be adopted. Of all the products that we distributed in 2014 and the three months ended March 31, 2015, 48.1% and 12.1%, respectively, of the total funds were raised for products that utilized entrustment loans arrangements. If the draft regulation is adopted as-is, then the funds we raise from fixed income products or self-managed contractual fund products we distribute will no longer be structured as entrustment loans when they are made available to corporate borrowers and we will not distribute new products that may be prohibited by the draft regulation at that time. Furthermore, we cannot assure you whether we are able to distribute and offer the alternative products in a timely manner and the associated potential transactions costs are uncertain. If we have to allocate significant resources to seek alternative products and offer them on time, our business and results of operations may be materially and adversely affected. Also see "—Risks Related to Our Business and Industry—If we cannot identify or effectively control the various risks involved in the wealth management products that we distribute or manage, our reputation, client relationships and overall business operations will be adversely affected."

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

The conversion of Renminbi into foreign currencies, including U.S. dollars, in China is based on rates set by the People's Bank of China. The PRC government allowed the Renminbi to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the PRC government has allowed Renminbi to appreciate slowly against the U.S. dollar again, though there have been periods when the U.S. dollar has appreciated against Renminbi as well. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

There remains significant international pressure on the PRC government to substantially liberalize its currency policy, which could result in further appreciation in the value of Renminbi against the U.S. dollar. To the extent that we need to convert U.S. dollars into Renminbi for capital expenditures and working capital and other business purposes, appreciation of Renminbi against the U.S. dollar would have an adverse effect on Renminbi amount we would receive from the conversion. Conversely, if we decide to convert Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs, strategic acquisitions or investments or other business purposes, appreciation of the U.S. dollar against Renminbi would have a negative effect on the U.S. dollar amount available to us.

The reporting and functional currency of our company is the U.S. dollar. However, the functional currency of our consolidated operating subsidiaries and consolidated entities is Renminbi and substantially all their revenues and expenses are denominated in Renminbi. Substantially all of our sales contracts were denominated in Renminbi and substantially all of our costs and expenses are denominated in Renminbi. Fluctuations in exchange rates, primarily those involving the U.S. dollar, may affect the relative purchasing power of these proceeds. In addition, appreciation or depreciation in the value of Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of earnings from, and the value of. any U.S. dollar-denominated investments we make in the future.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Governmental control of conversion of Renminbi into foreign currencies may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, our company may rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiary is able to pay dividends in foreign currencies to us without prior approval from SAFE by complying with certain procedural requirements. But approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies, and we cannot assure you that the required governmental approval or registration can be obtained or completed in time when such capital needs arise, or at all. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of our initial public offering to make loans to our PRC subsidiary and consolidated entities or to make additional capital contributions to our PRC subsidiary, which may materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiary and consolidated entities. In utilizing the proceeds that we will receive from this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiary only through loans or capital contributions and to our consolidated entities only through loans.

Any loans by us to our PRC subsidiary, which is treated as foreign-invested enterprises under PRC law, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our wholly owned PRC subsidiary to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of the SAFE. If we decide to finance our wholly owned PRC subsidiary by means of capital contributions, these capital contributions must be approved by the MOFCOM or its local counterpart. We may also extend loans to our consolidated entities, which are treated as PRC domestic companies under PRC law, and loans with a term more than one year must be approved by the National Development and Reform Commission, or the NDRC, and must also be registered with the SAFE or its local branches, loans with term less than one year must be approved by the SAFE or its local branches.

The SAFE promulgated a circular on November 19, 2010, known as Circular No. 59, which tightens the examination of the authenticity of settlement of net proceeds from this offering and requires that the settlement of net proceeds shall be in accordance with the description in this prospectus.

On March 30, 2015, the SAFE issued the Circular on Reform of the Administrative Rules of the Payment and Settlement of Foreign Exchange Capital of Foreign-Invested Enterprises, or SAFE Circular 19, which became effective on June 1, 2015. Pursuant to SAFE Circular 19, foreign-invested enterprises may either continue to follow the current payment-based foreign currency settlement system or elect to follow the "conversion-at-will" regime of foreign currency settlement. Where a foreign-invested enterprise follows the conversion-at-will regime of foreign currency settlement, it may convert part or all of the amount of the foreign currency in its capital account into Renminbi at any time. The converted Renminbi will be kept in a designated account labeled as settled but pending payment, and if the foreign-invested enterprise needs to make payment from such designated account, it still needs to go through the review process with its bank and provide necessary supporting documents. SAFE Circular 19, therefore, has substantially lifted the restrictions on the usage by a foreign-invested enterprise of its RMB registered capital converted from foreign currencies. According to SAFE Circular 19, such Renminbi capital may be used at the discretion of the foreign-invested enterprise and the SAFE will eliminate the prior approval requirement and only examine the authenticity of the declared usage afterwards. Nevertheless, foreign-invested enterprises like our PRC subsidiary are still not allowed to extend intercompany loans to our PRC consolidated entities. In addition, as Circular 19 was promulgated recently, there remain substantial uncertainties with respect to the interpretation and implementation of this circular by relevant authorities.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, including SAFE Circular 142, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or consolidated entities or with respect to future capital contributions by us to our PRC subsidiary. Our failure to complete such registrations or obtain such approvals may negatively affect our ability to use the proceeds we receive from our initial public offering and to capitalize or otherwise fund operations of our PRC operating entities, Shanghai Juxiang and Shanghai Jupai, and any other new subsidiaries we may establish in the future for business purposes, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Our PRC subsidiary and consolidated entities are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements.

We are a holding company incorporated in the Cayman Islands. We rely on dividends from our PRC subsidiary as well as consulting and other fees paid to us by our consolidated entities for our cash and financing requirements, such as the funds necessary to pay dividends and other cash distributions to our shareholders, including holders of our ADSs, and service any debt we may incur. Current PRC regulations permit our PRC subsidiary to pay dividends to us only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, our PRC subsidiary is required to set aside at least 10% of its after-tax profits after making up previous years' accumulated losses each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, if our PRC subsidiary and consolidated entities incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us, which may restrict our ability to satisfy our liquidity requirements.

In addition, the EIT Law and its implementation rules provide that withholding tax rate of 10% will be applicable to dividends payable by PRC companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

China's M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or M&A Rules, and other recently adopted regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the National People's Congress on August 30, 2007 and effective as of August 1, 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds (i.e., during the previous fiscal year, (i) the total global turnover of all operators participating in the transaction exceeds RMB10.0 billion (US$1.6 billion) and at least two of these operators each had a turnover of more than RMB400.0 million (US$65.2 million) within China, or (ii) the total turnover within China of all the operators participating in the concentration exceeded RMB2.0 billion (US$0.3 billion), and at least two of these operators each had a turnover of more than RMB400.0 million (US$65.2 million) within China) must be cleared by the MOFCOM before they can be completed. In addition, on February 3, 2011, the General Office of the State Council promulgated a Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Circular 6, which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Further, on August 25, 2011, the MOFCOM promulgated the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the MOFCOM Security Review Regulations, which became effective on September 1, 2011, to implement the Circular 6. Under Circular 6, a security review is required for mergers and acquisitions by foreign investors having "national defense and security" concerns and mergers and acquisitions by which foreign investors may acquire the "de facto control" of domestic enterprises with "national security" concerns. Under the MOFCOM Security Review Regulations, the MOFCOM will focus on the substance and actual impact of the transaction when deciding whether a specific merger or acquisition is subject to security review. If the MOFCOM decides that a specific merger or acquisition is subject to security review, it will submit it to the Inter-Ministerial Panel, an authority established under the Circular 6 led by the NDRC and the MOFCOM under the leadership of the State Council, to carry out security review. The regulations prohibit foreign investors from bypassing the security review by structuring transactions through trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that the merging or acquisition of a company engaged in the wealth management or asset management business requires security review.

In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. The M&A Rules requires a foreign investor to obtain the approval from the MOFCOM or its local counterpart only upon (i) its acquisition of a domestic enterprise's equity interest; (ii) its subscription of the increased capital of a domestic enterprise; or (iii) establishes and operates a foreign-invested enterprise with assets acquired from a domestic enterprise. As Jupai's acquisition of Scepter Pacific will be consummated among three foreign companies offshore, we believe no such approvals to be issued by the MOFCOM or its local counterpart under M&A Rules will be required. We, however, cannot assure you that the relevant PRC government will interpret the M&A Rules in line with our understanding. If the PRC government interprets the relevant rules in a different way and requests us to obtain any additional approval under the M&A rule, we cannot assure you our then ability to obtain such approvals. Also, it is unclear whether our business would be deemed to be in an industry that raises "national defense and security" or "national security" concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in China, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary's ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

The SAFE has promulgated several regulations that require PRC residents and PRC corporate entities to register with and obtain approval from local branches of the SAFE in connection with their direct or indirect offshore investment activities. These regulations apply to our shareholders who are PRC residents and may apply to any offshore acquisitions that we make in the future.

Under these foreign exchange regulations, PRC residents who make, or have previously made, prior to the implementation of these foreign exchange regulations, direct or indirect investments in offshore companies will be required to register those investments. In addition, any PRC resident who is a direct or indirect shareholder of an offshore company is required to update the previously filed registration with the local branch of the SAFE, with respect to that offshore company, to reflect any material change involving its round-trip investment, capital variation, such as an increase or decrease in capital, transfer or swap of shares, merger or division. If any PRC shareholder fails to make the required registration or update the previously filed registration, the PRC subsidiary of that offshore parent company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to their offshore parent company, and the offshore parent company may also be prohibited from injecting additional capital into its PRC subsidiary. Moreover, failure to comply with the various foreign exchange registration requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

We have requested PRC residents holding direct or indirect interest in our company to our knowledge to make the necessary applications, filings and amendments as required by these foreign exchange regulations. Such PRC resident shareholders and beneficial owners have completed their initial registrations in relation to their ownership in our company and have also completed amendment registrations in relation to their subsequent ownership changes and the establishment of certain subsidiaries of our company required by foreign exchange regulations. However, we may not be informed of the identities of all the PRC residents holding direct or indirect interests in our company, and we cannot provide any assurances that all of our shareholders and beneficial owners who are PRC residents will make, obtain or update any applicable registrations or approvals required by these foreign exchange regulations. In addition, the PRC resident shareholders of Reckon Capital, the 49% shareholder of Scepter Pacific, are expected to hold indirect interests in our company upon the completion of our acquisition of Scepter Pacific, the holding company of E-House Capital but have yet to complete their relevant registrations. The failure or inability of our PRC resident shareholders to make such registration or truthfully disclose actual controllers of the round-trip enterprises may subject PRC residents to fines up to RMB300,000 in case of domestic institutions or RMB50,000 in case of domestic individuals. If the PRC resident shareholders do not complete their registration with the local SAFE branches, the PRC subsidiaries may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to the offshore company, and the offshore company may be restricted in its ability to contribute additional capital to its PRC subsidiaries. Moreover, failure to comply with SAFE registration and amendment requirements described above could result in liability under PRC law for violating applicable foreign exchange restrictions.

However, as there is uncertainty concerning the reconciliation of these foreign exchange regulations with other approval requirements, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We cannot predict how these regulations will affect our business operations or future strategy. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our results of operations and financial condition. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

Failure to comply with PRC regulations regarding the registration of share options held by our employees who are "domestic individuals" may subject such employee or us to fines and legal or administrative sanctions.

Pursuant to Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company issued by the SAFE in February 2012, or the Stock Incentive Plan Rules, "domestic individuals" (both PRC residents and non-PRC residents who reside in China for a continuous period of not less than one year, excluding the foreign diplomatic personnel and representatives of international organizations) participating in any stock incentive plan of an overseas listed company according to its stock incentive plan are required, through qualified PRC agents which could be the PRC subsidiary of such overseas-listed company, to register with the SAFE and complete certain other procedures related to the stock incentive plan.

We and our employees, who are "domestic individuals" and have been granted share options, or the PRC optionees, became subject to the Stock Incentive Plan Rules when our company became an overseas listed company upon the completion of our initial public offering. We plan to conduct and complete the registration as required under the Stock Incentive Plan Rules and other relevant SAFE registrations upon the completion of this offering and to update the registration on an on-gong basis. If we or our PRC optionees fail to comply with the Individual Foreign Exchange Rule and the Stock Incentive Plan Rules, we and/or our PRC optionees may be subject to fines and other legal sanctions. We may also face regulatory uncertainties that could restrict our ability to adopt additional option plans for our directors and employees under PRC law. In addition, the General Administration of Taxation has issued a few circulars concerning employee stock options. Under these circulars, our employees working in China who exercise stock options will be subject to PRC individual income tax. Our PRC subsidiary has obligations to file documents related to employee stock options with relevant tax authorities and withhold individual income taxes of those employees who exercise their stock options. If our employees fail to pay and we fail to withhold their income taxes, we may face sanctions imposed by tax authorities or any other PRC government authorities. Furthermore, there are substantial uncertainties regarding the interpretation and implementation of the Individual Foreign Exchange Rule and the Stock Incentive Plan Rules.

The discontinuation of any of the government incentives and preferential tax treatment currently available to us in China could adversely affect our financial condition and results of operations.

Our VIE, Shanghai Jupai, was granted certain governmental subsidies and tax preferences in the last two years and these subsidies and tax preferences remain effective as of the date of this prospectus. Pursuant to the letter agreement that we entered into with the local county government in January 2013, the local county government agreed to provide us subsidies based on the value-added tax, business tax and enterprise income tax for three years until January 2016. For example, for the year ended December 31, 2013 and 2014, we received subsidies based on value-added tax, business tax, and enterprise income tax. Nevertheless, the government agencies may decide to reduce, eliminate or cancel subsidies at any time. We cannot assure you of the continued availability of the government incentives and subsidies currently enjoyed by Shanghai Juxiang and Shanghai Jupai. The discontinuation of these governmental incentives and subsidies could adversely affect our financial condition and results of operations.

The dividends we receive from our PRC subsidiary may be subject to PRC tax under the PRC Enterprise Income Tax Law, which would have a material adverse effect on our financial condition and results of operations. In addition, if we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders.

Pursuant to the PRC Enterprise Income Tax Law, or the EIT Law, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign investors are subject to a 10% withholding tax, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. We are a Cayman Islands holding company and substantially all of our income may come from dividends we receive, directly or indirectly, from our wholly foreign-owned PRC subsidiary. Since there is currently no such tax treaty between China and the Cayman Islands, dividends we directly receive from our wholly foreign-owned PRC subsidiary will generally be subject to a 10% withholding tax.

In addition, under the Arrangement between China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect to the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority. Accordingly, Jupai HongKong Investment Limited, or Jupai HK, and Scepter Holding Limited may be able to enjoy the 5% withholding tax rate for the dividends it receives from Shanghai Juxiang and Shanghai Baoyi respectively, if they satisfy the conditions prescribed in relevant tax rules and regulations, and obtain the approvals as required. However, if the Hong Kong resident enterprise is not considered to be the beneficial owner of such dividends under applicable PRC tax regulations, such dividends may remain subject to withholding tax at a rate of 10%. If Jupai HK is considered to be a non-beneficial owner for purposes of the tax arrangement, any dividends paid to them by our wholly foreign-owned PRC subsidiary directly would not qualify for the preferential dividend withholding tax rate of 5%, but rather would be subject to a rate of 10%. See "— Regulations — Regulations on Tax — Dividend Withholding Tax".

Furthermore, under the EIT Law and its implementation rules, an enterprise established outside of China with "de facto management body" within the PRC is considered a PRC resident enterprise and will be subject to the enterprise income tax on its global income at the rate of 25%. See "— Regulations — Regulations on Tax — PRC Enterprise Income Tax." We do not believe that we or any of our respective subsidiaries outside of China would be a PRC resident enterprise as of the date of this prospectus. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body". If the PRC tax authorities determine that we were a PRC resident enterprise for tax purposes, we would be subject to a 25% enterprise income tax on their global income. In addition, if we were considered a PRC resident enterprise for tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-PRC resident enterprises, including the holders of our ADSs. Furthermore, non-PRC resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within China. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether our non-PRC shareholders would be able to claim the benefits of any tax treaties between their country of tax residence and China in the event that we are considered as a PRC resident enterprise.

If we were required under the EIT Law to withhold such PRC income tax, your investment in our ordinary shares or ADSs may be materially and adversely affected.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a PRC establishment of a non-PRC company, or immovable properties located in China owned by a non-PRC company.

We face uncertainties on the reporting and consequences on private equity financing transactions, private share exchange transactions and private transfer of shares, including private transfer of public shares, in our company by non-resident investors. According to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises issued by the PRC State Administration of Taxation on December 10, 2009, or SAT Circular 698, where a non-resident enterprise transfers the equity interests in a PRC resident enterprise indirectly through a disposition of equity interests in an overseas holding company, or an Indirect Transfer, the non-resident enterprise, as the seller, may be subject to PRC enterprise income tax of up to 10% of the gains derived from the Indirect Transfer in certain circumstances.

On February 3, 2015, the SAT issued Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfers by Non-RPC Resident Enterprises, or SAT Notice No. 7, to supersede the existing tax rules in relation to the tax treatment of the Indirect Transfer, while the other provisions of SAT Circular 698 that are irrelevant to the Indirect Transfer remain in force. SAT Notice No. 7 introduces a new tax regime and extends the SAT's tax jurisdiction to capture not only the Indirect Transfer as set forth under SAT Circular 698 but also transactions involving indirect transfer of (i) real properties in China and (ii) assets of an "establishment or place" situated in China, by a non-PRC resident enterprise through a disposition of equity interests in an overseas holding company. SAT Notice No. 7 also extends the interpretation with respect to the disposition of equity interests in an overseas holding company. In addition, SAT Notice No. 7 further clarifies how to assess reasonable commercial purposes and introduces safe harbors applicable to internal group restructurings. However, it also brings challenges to both the foreign transferor and transferee as they are required to make self-assessment on whether an Indirect Transfer or similar transaction should be subject to PRC tax and whether they should file or withhold any tax payment accordingly.

However, as these notices are relatively new and there is a lack of clear statutory interpretation, we face uncertainties on the reporting and consequences on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises, or sale or purchase of shares in other non-PRC resident companies or other taxable assets by us. Our company and other non-resident enterprises in our group may be subject to filing obligations or being taxed if our company and other non-resident enterprises in our group are transferors in such transactions, and may be subject to withholding obligations if our company and other non-resident enterprises in our group are transferees in such transactions. For the transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under the rules and notices. We may be required to expend costly resources to comply with SAT Circular 698 and SAT Notice No. 7, or to establish a case to be tax exempt under SAT Circular 698 and SAT Notice No. 7, which may cause us to incur additional costs and may have a negative impact on the value of your investment in us.

The PRC tax authorities have discretion under SAT Circular 698 and SAT Notice No. 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the transferred equity interests and the investment cost. We may pursue acquisitions in the future that may involve complex corporate structures. If we are considered as a non-PRC resident enterprise under the EIT Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under SAT Circular 698 and SAT Notice No. 7, our income tax expenses associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

If the custodians or authorized users of controlling non-tangible assets of our company, including our corporate chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations could be materially and adversely affected.

Under PRC law, legal documents for corporate transactions, including contracts such as consulting service agreements we enter into with wealth management product providers, which are important to our business, are executed using the chops or seals of the signing entity, or with the signature of a legal representative whose designation is registered and filed with the relevant branch of the SAIC.

Although we usually utilize chops to enter into contracts, the designated legal representatives of each of our PRC subsidiary and consolidated entities have the power to enter into contracts on behalf of such entities without chops and bind such entities. All designated legal representatives of our PRC subsidiary and consolidated entities, except the three asset management companies under Shanghai Juzhou are members of our senior management team and have signed employment undertaking letters with us or our PRC subsidiary and consolidated entities under which they agree to abide by various duties they owe to us. In order to maintain the physical security of our chops and the chops of our PRC entities, we generally store these items in secured locations accessible only by the authorized personnel of each of our PRC subsidiary and consolidated entities. Although we monitor such authorized personnel, there is no assurance such procedures will prevent all instances of abuse or negligence. Accordingly, if any of our authorized personnel misuse or misappropriate our corporate chops or seals, we could encounter difficulties in maintaining control over the relevant entities and experience significant disruption to our operations. If a designated legal representative obtains control of the chops in an effort to obtain control over any of our PRC subsidiary or consolidated entities, we, our PRC subsidiary or consolidated entities would need to pass a new shareholder or board resolution to designate a new legal representative and we would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative's fiduciary duties to us, which could involve significant time and resources and divert management attention away from our regular business. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of our control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.

Increases in labor costs and enforcement of stricter labor laws and regulations in China may adversely affect our business and our profitability.

China's overall economy and the average wage in China have increased in recent years and are expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to the product providers or corporate borrowers who pay for our services, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law, or the Labor Contract law, that became effective in January 2008, as amended on December 28, 2012 and effective as of July 1, 2013, and its implementation rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees' probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations. On October 28, 2010, the Standing Committee of the National People's Congress promulgated the PRC Social Insurance Law, or the Social Insurance Law, which became effective on July 1, 2011. According to the Social Insurance Law, employees must participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance and maternity insurance and the employers must, together with their employees or separately, pay the social insurance premiums for such employees.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our employment practice do not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, we could be required to provide additional compensation to our employees and our business, financial condition and results of operations could be materially and adversely affected.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection.

Auditors of companies that are registered with the Securities and Exchange Commission, or the SEC, and traded publicly in the United States, including our independent registered public accounting firm, must be registered with the PCAOB, and are required by the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards. Because we have substantial operations within the People's Republic of China and the PCAOB is currently unable to conduct inspections of the work of our auditors as it relates to those operations without the approval of the PRC authorities, our auditor's work related to our operations in China is not currently inspected by the PCAOB.

This lack of PCAOB inspections of audit work performed in China prevents the PCAOB from regularly evaluating audit work of any auditors that was performed in China including that performed by our independent registered public accounting firm. As a result, investors may be deprived of the full benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of audit work performed in China makes it more difficult to evaluate the effectiveness of our auditor's audit procedures as compared to auditors in other jurisdictions that are subject to PCAOB inspections on all of their work. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

Proceedings instituted recently by the SEC against certain PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

Starting in 2011, the PRC affiliates of the "big four" accounting firms (including our independent registered public accounting firm) were affected by a conflict between U.S. and Chinese law. Specifically, for certain U.S. listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the PRC firms access to their audit work papers and related documents. The firms were, however, advised and directed that under the PRC law they could not respond directly to the U.S. regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.

In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese accounting firms, (including our independent registered public accounting firm). A first instance trial of the proceedings in July 2013 in the SEC's internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms including a temporary suspension of their right to practice before the SEC, although that proposed penalty did not take effect pending review by the SEC. On February 6, 2015, before SEC's review had taken place, the firms reached a settlement with the SEC. The settlement requires the firms to follow detailed procedures to seek to provide the SEC with access to PRC accounting firms' audit documents via the CSRC. If they fail to meet specified criteria, the SEC retains the authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm's performance of certain audit work, commencement of a new proceeding against a firm, or in extreme cases the resumption of the current proceeding against all four firms.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in China, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding PRC-based, United States-listed companies and the market price of our ADSs may be adversely affected.

If our independent registered public accounting firm were denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of our ordinary shares from the NYSE or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our ADSs in the United States.

Risks Related to Our ADSs and This Offering

An active trading market for our ADSs may not develop and the trading price for our ADSs may fluctuate significantly.

Our ADSs have been approved for listing on the NYSE. Prior to the completion of this offering, there has been no public market for our ADSs or the ordinary shares underlying our ADSs, and we cannot assure you that a liquid public market for our ADSs will develop. If an active public market for our ADSs does not develop following the completion of this offering, the market price and liquidity of our ADSs may be materially and adversely affected. The initial public offering price for our ADSs will be determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of our ADSs after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

The trading price of our ADSs is likely to be volatile, which could result in substantial losses to investors.

The trading price of our ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of PRC companies have listed their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these PRC companies' securities after their offerings may affect the attitudes of investors toward PRC companies listed in the United States in general and consequently may impact the trading performance of our ADSs, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for factors specific to our own operations, including the following:

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  variations in our revenues, earnings, cash flow and data related to our user base or user engagement;

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  announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

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  announcements of new services and expansions by us or our competitors;

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  changes in financial estimates by securities analysts;

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  detrimental adverse publicity about us or our industry;

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  additions or departures of key personnel;

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  release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

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  potential litigation, regulatory investigations or regulatory developments that are perceived to be adverse to our business.

Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC law.

The M&A Rules, which were adopted in 2006 by six PRC regulatory agencies, including the CSRC, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain how long it will take us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, results of operations and financial condition.

Our PRC counsel, AllBright Law Offices, has advised us that, based on its understanding of the current PRC laws and regulations, we are not required to submit an application to the CSRC for the approval of the listing and trading of our ADSs on the NYSE because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation, and (ii) we did not acquire any equity interest or assets of a "PRC domestic company" as such term is defined under the M&A Rules, and (iii) there is no statutory provision that clearly classifies the contractual arrangement among our PRC subsidiary, Shanghai Juxiang, and our PRC varies interest entity, Shanghai Jupai and its shareholders as transactions regulated by the M&A Rules. However, we cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel, and hence we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in

China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of the ADSs. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of the ADSs.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company until the fifth anniversary from the date of our initial listing.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

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  the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

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  the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

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  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

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  the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE corporate governance listing standards.

As a Cayman Islands company listed on the NYSE, we are subject to the NYSE corporate governance listing standards. However, NYSE rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NYSE corporate governance listing standards. Currently, we do not plan to rely on home country practice with respect to our corporate governance after we complete this offering. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under the NYSE corporate governance listing standards applicable to U.S. domestic issuers.

The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.

Sales of substantial amounts of our ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be 5,866,000 ADSs (equivalent to 35,196,000 ordinary shares) outstanding immediately after this offering, or 6,745,900 ADSs (equivalent to 40,475,400 ordinary shares) if the underwriters exercise their option to purchase additional ADSs in full. In connection with this offering, we and our officers, directors and existing shareholders have agreed not to sell any ordinary shares or ADSs for 180 days after the date of this prospectus without the prior written consent of the underwriters, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority, Inc. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs. See "Underwriting" and "Shares Eligible for Future Sales" for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of our ADSs for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Our shareholders may by ordinary resolution declare dividends, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value after this offering or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

We are controlled by a small number of our existing shareholders, whose interests may differ from other shareholders, and our board of directors has the power to discourage a change of control.

After our preferred shares are automatically converted into ordinary shares upon the completion of this offering, assuming that the underwriters do not exercise their option to purchase additional ADSs and taking into account 32,481,552 ordinary shares that we will issue upon the completion of our acquisition of Scepter Pacific, our executive officers and directors, together with our existing shareholders, will beneficially own 140,820,759 ordinary shares, or 80.0% of our outstanding ordinary shares. Accordingly, our executive officers and directors, together with our existing shareholders, could have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. In cases where their interests are aligned and they vote together, these shareholders will also have the power to prevent or cause a change in control. Without the consent of some or all of these shareholders, we may be prevented from entering into transactions that could be beneficial to us. In addition, our directors and officers could violate their fiduciary duties by diverting business opportunities from us to themselves or others. The interests of our largest shareholders may differ from the interests of our other shareholders. The concentration in ownership of our ordinary shares may cause a material decline in the value of our ADSs.

Because the initial public offering price is substantially higher than the pro forma net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase ADSs in this offering, you will pay more for each ADS than the corresponding amount paid by existing shareholders for their ordinary shares. As a result, you will experience immediate and substantial dilution of approximately US$7.66 per ADS (assuming that no outstanding options to acquire ordinary shares are exercised), representing the difference between the assumed initial public offering price of US$11.00 per ADS, the midpoint of the estimated range of the initial public offering price, and our pro forma as adjusted net tangible book value per ADS of US$3.34 as of March 31, 2015, after giving effect to this offering. See "Dilution" for a more complete description of how the value of your investment in our ADSs will be diluted upon the completion of this offering.

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that would improve our results of operations or increase our ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

Our post-offering memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.

We will adopt a fourth amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering. The post-offering memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2013 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our post-offering articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. Currently, we do not plan to rely on home country practice with respect to any corporate governance matter. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see "Description of Share Capital — Differences in Corporate Law."

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, a majority of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforceability of Civil Liabilities."

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote your ordinary shares.

As a holder of our ADSs, you will only be able to exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will vote the underlying ordinary shares in accordance with these instructions. You will not be able to directly exercise your right to vote with respect to the underlying shares unless you withdraw the shares. Under our fourth amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering, the minimum notice period required for convening a general meeting is seven calendar days. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the shares underlying your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

You may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

You may experience dilution of your holdings due to inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an "emerging growth company."

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the Securities and Exchange Commission, or the SEC, and the NYSE, impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.0 billion in revenues for our last fiscal year, we qualify as an "emerging growth company" pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company's internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies. However, we have elected to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an "emerging growth company," we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company's securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We may be classified as a passive foreign investment company, or PFIC, for United States federal income tax purposes, which could subject United States investors in our ADSs or ordinary shares to significant adverse United States income tax consequences.

We will be classified as a "passive foreign investment company," or "PFIC" if, in the case of any particular taxable year, either (a) 75% or more of our gross income for such year consists of certain types of "passive" income or (b) 50% or more of the average quarterly value of our assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income (the "asset test"). Although the law in this regard is unclear, we treat our consolidated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their results of operations in our consolidated financial statements. Assuming that we are the owner of our consolidated entities for United States federal income tax purposes, and based upon our current income and assets (taking into account the expected proceeds from this offering) and projections as to the value of our ADSs and ordinary shares following the offering, we do not presently expect to be classified as a PFIC for the current taxable year or the foreseeable future.

While we do not expect to become a PFIC, because the value of our assets for purposes of the asset test will generally be determined by reference to the market price of our ADSs, fluctuations in the market price of our ADSs may cause us to become a PFIC for the current or subsequent taxable years. The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets, which will be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where we determine not to deploy significant amounts of cash for active purposes, our risk of being classified as a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year.

If we are classified as a PFIC in any taxable year, a U.S. Holder (as defined in "Taxation — United States Federal Income Tax Considerations") may incur significantly increased United States income tax on gain recognized on the sale or other disposition of the ADSs or ordinary shares and on the receipt of distributions on the ADSs or ordinary shares to the extent such gain or distribution is treated as an "excess distribution" under the United States federal income tax rules and such holders will be subject to burdensome reporting requirements. Further, if we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares. We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different (and generally less adverse than) the general tax treatment for PFICs. For more information see "Taxation — United States Federal Income Tax Considerations — Passive Foreign Investment Company Considerations."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Known and unknown risks, uncertainties and other factors, including those listed under "Risk Factors," may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "is/are likely to," "potential," "continue" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

  •
  our goals and strategies;

  •
  our future business development, financial conditions and results of operations;

  •
  the expected synergies and benefits from our acquisition of Scepter Pacific, the holding company of E-House Capital;

  •
  the expected growth of the wealth management industry in China;

  •
  our expectations regarding demand for and market acceptance of the products we distribute and services we provide;

  •
  our expectations regarding keeping and strengthening our relationships with key clients;

  •
  relevant government policies and regulations relating to our industry;

  •
  competition in our industry in China and internationally; and

  •
  general economic and business conditions in China.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in "Prospectus Summary — Our Challenges," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Regulation" and other sections in this prospectus. You should thoroughly read this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The wealth management services industry in China may not grow at the rate projected by market data, or at all. The failure of this market to grow at the projected rate may have a material adverse effect on our business and the market price of our ADSs. In addition, the rapidly changing nature of the wealth management services industry results in significant uncertainties in any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

 USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$41.8 million, or approximately US$65.8 million if the underwriters exercise their option to purchase additional ADSs in full, after deducting underwriting discounts and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$11.00 per ADS, the midpoint of the price range shown on the front cover page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$11.00 per ADS would increase (decrease) the net proceeds to us from this offering by US$4.1 million, assuming the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives, and obtain additional capital. We plan to use the net proceeds of this offering as follows:

  •
  US$12.6 million to set up new client centers and expand our coverage network, including hiring additional wealth management product advisors and client managers;

  •
  US$12.6 million to fund capital expenditures in new office buildings, infrastructure and enhanced information technology system for operational needs; and

  •
  the remaining amount for general corporate purposes, including funding potential acquisitions of complementary business, although we are not currently negotiating any such transactions, other than our acquisition of Scepter Pacific, the holding company of E-House Capital, the consideration of which will be our equity securities.

We do not plan to use the net proceeds from this offering to pay the declared but unpaid dividends due to the shareholders of Scepter Pacific in the amount of US$1.2 million after we acquire Scepter Pacific. See "Corporate History and Structure — Our Relationship with E-House and the Acquisition of Scepter Pacific, the holding company of E-House Capital."

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

Pending any use described above, we plan to invest the net proceeds in short-term, interest-bearing, debt instruments or demand deposits primarily inside of China.

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our PRC subsidiary only through loans or capital contributions and to our consolidated entities only through loans. Subject to satisfaction of applicable government registration and approval requirements, we may (i) extend inter-company loans to our PRC subsidiary, (ii) make additional capital contributions to our PRC subsidiary to fund their capital expenditures or working capital or establish new PRC subsidiary, or (iii) extend loans to our consolidated entities, which are treated as PRC domestic companies under PRC law. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, which may delay or prevent us from providing the proceeds of this offering to our PRC subsidiary. See "Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of our overseas offering to make loans to our PRC subsidiary and consolidated entities or to make additional capital contributions to our PRC subsidiary, which may materially and adversely affect our liquidity and our ability to fund and expand our business." and "Risk Factors — Risk Related to Doing Business in China — Governmental control of conversion of Renminbi into foreign currencies may limit our ability to utilize our revenues effectively and affect the value of your investment."

We will not receive any of the proceeds from the sale of ADSs by the selling shareholders.

 DIVIDEND POLICY

Our board of directors has discretion on whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium account, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company that was incorporated in the Cayman Islands. We may rely on dividends from our subsidiary in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiary to pay dividends to us. See "Regulation — Regulations on Dividend Distribution" and "Regulation — Regulations on Tax."

If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares." Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

 CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2015:

  •
  on an actual basis;

  •
  on a pro forma basis to reflect the automatic conversion of all of our convertible redeemable preferred shares that are issued and outstanding into ordinary shares on a one-for-one basis immediately upon the completion of this offering;

  •
  on a pro forma as adjusted basis to give effect to (1) the automatic conversion of all of our convertible redeemable preferred shares that are issued and outstanding into ordinary shares on a one-for-one basis immediately upon the completion of this offering and (2) the issuance of 32,481,552 ordinary shares upon the completion of our acquisition of Scepter Pacific, as if the acquisition had occurred on March 31, 2015;

  •
  on a pro forma as adjusted basis to give effect to (1) the automatic conversion of all of our convertible redeemable preferred shares that are issued and outstanding into ordinary shares on a one-for-one basis immediately upon the completion of this offering, (2) the issuance of 32,481,552 ordinary shares upon the completion of our acquisition of Scepter Pacific, as if the acquisition had occurred on March 31, 2015 and (3) the issuance and sale of 26,400,000 ordinary shares in the form of ADSs by us and the sale of an aggregate of 8,796,000 ordinary shares in the form of ADSs by the selling shareholders in this offering at an assumed initial public offering price of US$11.00 per ADS, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the option to purchase additional ADSs.

The 32,481,552 ordinary shares issuable upon the completion of our acquisition of Scepter Pacific are determined based on 20% of the total number of ordinary shares outstanding on a fully diluted basis immediately prior to the completion of this offering taking into account the ordinary shares to be issued for the acquisition and assuming that the number of ordinary shares of the company issuable upon the exercise of all outstanding options as of the closing of this offering are the same as that as of the date hereof, which is 12,791,000 ordinary shares.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of March 31, 2015
	Actual	Pro Forma	Pro Forma As Adjusted Assuming Scepter Pacific Acquisition	Pro Forma As Adjusted Assuming Scepter Pacific Acquisition and Initial Public Offering
	(in US$)
Mezzanine Equity:
Series A convertible redeemable preferred shares, US$0.0005 par value, 4,216,867 shares authorized, issued and outstanding	1,500,000	—	—	—
Series B convertible redeemable preferred shares, US$0.0005 par value, 51,673,360 shares authorized, issued and outstanding	36,794,634	—	—	—
Shareholders' Equity (Deficit):
Ordinary shares, US$0.0005 par value 142,101,710 shares authorized, 61,244,980 ordinary shares issued and outstanding on an actual basis, 117,135,207 ordinary shares outstanding on a pro forma basis, 149,616,759 ordinary shares outstanding on a pro forma as adjusted basis assuming Scepter Pacific acquisition, 176,016,759 ordinary shares outstanding on a pro forma as adjusted basis assuming Scepter Pacific acquisition and initial public offering	30,622	58,567	74,808	88,008
Additional paid-in capital	7,127,282	45,393,971	105,343,327	147,126,220
Retained earnings	5,051,943	5,051,943	4,951,915	4,951,915
Accumulated other comprehensive income	469,552	469,552	469,552	469,552

Total Jupai shareholders' equity	12,679,399	50,974,033	110,839,602	152,635,695
Non-controlling interests	980,974	980,974	980,974	980,974

Total shareholders' equity(1)	13,660,373	51,955,007	111,820,576	153,616,669
Total capitalization(1)	51,955,007	51,955,007	111,820,576	153,616,669

(1)
A US$1.00 increase (decrease) in the assumed initial public offering price of US$11.00 per ADS, the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital, total equity and total capitalization by US$4.09 million.

 DILUTION

If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution is caused by the fact that the initial public offering price per ordinary share substantially exceeds the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of March 31, 2015 was approximately US$12.68 million, or US$0.21 per ordinary share as of that date and US$1.24 per ADS. Net tangible book value represents the amount of our total consolidated tangible assets, which represents our consolidated total assets, less the intangible assets and goodwill, less the amount of our total consolidated liabilities, total mezzanine equity and non-controlling interests. Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from this offering, from the assumed initial public offering price of US$1.83 per ordinary share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus adjusted to reflect the ADS-to-ordinary share ratio, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after March 31, 2015, other than to give effect to (i) the automatic conversion of all of our preferred shares that are issued and outstanding into ordinary shares on a one-for-one basis immediately prior to the completion of this offering (ii) the issuance of 32,481,552 ordinary shares upon the completion of our acquisition of Scepter Pacific and (iii) our sale of the ADSs offered in this offering at the assumed initial public offering price of US$11.00 per ADS, the midpoint of the estimated range of the initial public offering price, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2015 would have been US$98.11 million, or US$0.56 per ordinary share and US$3.34 per ADS. This represents an immediate increase in net tangible book value of US$0.35 per ordinary share and US$2.10 per ADS to the existing shareholders and an immediate dilution in net tangible book value of US$1.28 per ordinary share and US$7.66 per ADS to investors purchasing ADSs in this offering. The following table illustrates such dilution:

	Per Ordinary Share		Per ADS
Assumed initial public offering price per ordinary share	US$	1.83	US$	11.00
Net tangible book value as per ordinary share as of March 31, 2015	US$	0.21	US$	1.24
Pro forma net tangible book value per ordinary share after giving effect to the conversion of our preferred shares	US$	0.44	US$	2.61
Pro forma net tangible book value per ordinary share after giving effect to the conversion of our preferred shares, and the Scepter Pacific aquisition	US$	0.38	US$	2.26
Pro forma as adjusted net tangible book value per ordinary share after giving effect to the conversion of our preferred shares, the Scepter Pacific acquisition and this offering	US$	0.56	US$	3.34
Amount of dilution in net tangible book value to new investors in this offering	US$	1.28	US$	7.66

The 32,481,552 ordinary shares issuable upon the completion of our acquisition of Scepter Pacific are determined based on 20% of the total number of ordinary shares outstanding on a fully diluted basis immediately prior to the completion of this offering taking into account the ordinary shares to be issued for the acquisition and assuming that the number of ordinary shares issuable upon the exercise of all outstanding options as of the closing of this offering are the same as that as of the date hereof, which is 12,791,000 ordinary shares.

A US$1.00 increase (decrease) in the assumed public offering price of US$11.00 per ADS, the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value after giving effect to this offering by US$4.09 million, the pro forma as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$0.02 per ordinary share and US$0.14 per ADS and the dilution in pro forma as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$0.14 per ordinary share and US$0.86 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other offering expenses.

The following table summarizes, on a pro forma as adjusted basis as of March 31, 2015, the differences among existing shareholders, shareholders of Scepter Pacific and the new investors with respect to the number of ordinary shares (in the form of ADSs or shares) purchased from us, the total consideration paid and the average price per ordinary share and per ADS paid before deducting the underwriting discounts and commissions and estimated offering expenses. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the option to purchase additional ADSs granted to the underwriters.

	Ordinary Shares Purchased
			Total Consideration			Average Price Per Ordinary Share
								Average Price Per ADS
	Number	Percent	Amount		Percent
Existing shareholders	108,339,207	61.5%	US$	43,712,438	25.9%	US$	0.40	US$	2.42
Shareholders of Scepter Pacific	32,481,552	18.5%	US$	59,965,597	35.7%	US$	1.85	US$	11.08
New investors	35,196,000	20.0%	US$	64,526,000	38.4%	US$	1.83	US$	11.00

Total	176,016,759	100.0%	US$	168,204,035	100.0%

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

The discussion and tables above assume no exercise of any outstanding share options outstanding as of the date of this prospectus. As of the date of this prospectus, there are 12,791,000 ordinary shares issuable upon exercise of outstanding share options at a weighted average exercise price of US$0.52 per share, and there are 4,779,281 ordinary shares available for future issuances upon the exercise of future grants under the share incentive plan we adopted in July 2014, or the 2014 Plan. To the extent that any of these options are exercised, there will be further dilution to new investors.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

  •
  political and economic stability;

  •
  an effective judicial system;

  •
  a favorable tax system;

  •
  the absence of exchange control or currency restrictions; and

  •
  the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

  •
  the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

  •
  Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. All of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Law Debenture Corporate Services Inc., located at 4th Floor, 400 Madison Avenue, New York, New York 10017 as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder, our legal counsel as to Cayman Islands law, and AllBright Law Offices, our legal counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

  •
  recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

  •
  entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Maples and Calder has advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

  (a)
  is given by a foreign court of competent jurisdiction;

  (b)
  imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

  (c)
  is final;

  (d)
  is not in respect of taxes, a fine or a penalty; and

  (e)
  was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

AllBright Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against a company in China for disputes if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to China by virtue only of holding our ADSs or ordinary shares.

In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ADSs or ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

 CORPORATE HISTORY AND STRUCTURE

We commenced operations in July 2010 through the establishment of Shanghai Jupai, our VIE, through the contractual arrangement described below.

In August 2012, we incorporated Jupai Investment Group as our offshore holding company in the Cayman Islands and changed our name from Jupai Investment Group to Jupai Holdings Limited, or Jupai, in December 2014. In August 2012, we also established Jupai HK, in Hong Kong, which is wholly owned by Jupai.

In November 2013, we established Jupai Investment International Limited, or Jupai BVI, in the British Virgin Islands and transferred the shares of Jupai HK from Jupai to Jupai BVI in January 2014.

Due to lack of express permission under PRC law for foreign-invested enterprises to sell mutual fund products or asset management plans and to provide asset management services in China, we provide asset management services and plan to sell mutual fund products and asset management plans through the subsidiaries of Shanghai Jupai, a domestic PRC company. In July 2013, we established Shanghai Juxiang, our wholly-owned subsidiary in China. Shanghai Juxiang has entered into a series of contractual arrangements with Shanghai Jupai and its shareholders. The contractual arrangements between Shanghai Juxiang and Shanghai Jupai and its shareholders enable us to (1) exercise effective control over Shanghai Jupai; (2) receive substantially all of the economic benefits of Shanghai Jupai in consideration for the consulting services provided by Shanghai Juxiang; and (3) have an exclusive option to purchase all of the equity interests in Shanghai Jupai when and to the extent permitted under PRC laws and regulations.

As a result of these contractual arrangements, we are considered the primary beneficiary of Shanghai Jupai, and we treat it as our VIE under U.S. GAAP. We have consolidated the assets, liabilities, revenues, expenses and cash flows that are directly attributable to Shanghai Jupai and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

If our VIE or its shareholders fail to perform their obligations under these contractual arrangements, we may be limited in our ability to enforce the contractual arrangements that give us effective control. In the event that we are unable to enforce the contractual arrangements, we may not be able to consolidate the financial results of our VIE and its subsidiaries into our consolidated financial statements in accordance with U.S. GAAP. See also "Risk Factors — Risk Related to Our Corporate Structure — We rely on contractual arrangements with our VIE, and its shareholders for a portion of our China operations, which may not be as effective as direct ownership in providing operational control."

In 2013, in conjunction with the establishment of Shanghai Juxiang, we completed an internal business migration, whereby almost all of our wealth management advisory services personnel became employees of Shanghai Juxiang. We also started to use Shanghai Juxiang as the operating entity of our wealth management advisory service business, which is not subject to foreign investment restrictions. After this internal business migration, Shanghai Juxiang is a party to the business contracts related to our wealth management advisory services and is the entity that receives one-time commissions and recurring service fees from this business. This internal migration caused no substantive change in the management or operation of the relevant business because those business operations remain under the leadership of the same management team of our company and are operated through almost identical wealth management advisory services personnel.

Our VIE and its subsidiaries contributed in amounts of US$8.3 million, US$15.3 million, US$4.4 million and US$4.6 million for 2012, 2013, 2014 and the three months ended March 31, 2015, respectively, accounting for 100%, 68%, 11% and 33% of our total net revenues for each relevant period. The change in revenue attributed to our VIE and its subsidiaries is primarily due to the aforementioned internal business migration. We further strengthened our asset management business, which is operated by a subsidiary of our VIE, in the first quarter of 2015 and saw an increase in revenues contributed by our VIE and its subsidiaries.

The existing principal PRC subsidiaries of Shanghai Jupai include the following:

  •
  Shanghai Jinyong Investment Management Co., Ltd., which was established in November 2012, and it primarily engages in the wealth management product advisory services business.

  •
  Juzhou Asset Management (Shanghai) Co., Ltd., or Shanghai Juzhou, which was established in May 2013, and Shanghai Juzhou together with Shanghai Mingdu Asset Management Co., Ltd., of which Shanghai Juzhou holds 90% equity interests, primarily engages in the asset management business.

  •
  Shanghai Jupai Yumao Fund Sales Co., Ltd., which was established in February 2014, and it primarily engages in the asset management business.

  •
  Shanghai Mingxun Investment Management Co., Ltd, which was established in February 2014, and it primarily engages in the wealth management product advisory services business.

In April 2015, we entered into a share purchase agreement with E-House Investment and Reckon Capital in connection with the acquisition of Scepter Pacific upon the completion of this offering. According to the share purchase agreement, E-House Investment and Reckon Capital will transfer all of their respective equity interests in Scepter Pacific in exchange for our issuance to E-House Investment and Reckon Capital an aggregate number of our ordinary shares equal to 20% of our total post-issuance outstanding ordinary shares on a fully diluted basis including the shares issuable upon exercise of the options outstanding as of the completion of the offering (without giving effect to the shares to be issued in this offering) upon the completion of this offering.

The following diagram illustrates our corporate structure, including our principal subsidiaries, our VIE and its main subsidiaries and affiliates, as of the date of this prospectus:

Notes:

(1)
Shanghai Jupai is our VIE. Each of Mr. Tianxiang Hu, Dr. Weishi Yao, Mr. Keliang Li, Ms. Yacheng Shen and Ms. Yichi Zhang, holds 67.7%, 10%, 8.3%, 8% and 6% of equity interests in Shanghai Jupai, respectively.

(2)
The remaining 15% of the equity interest is owned by a third party unrelated to us.

(3)
The remaining 15% of the equity interest is owned by Mr. Liang Li, our president, and 5% of the equity interest is owned by an employee.

(4)
The remaining 10% of the equity interest is owned by Mr. Liang Li, our president, and 10% of the equity interest is owned by a third party unrelated to us.

(5)
Shanghai Juzhou owns equity interests in 13 asset management companies. Among the 13 companies, Shanghai Yiju Asset Management Co., Ltd, or Shanghai Yiju, is owned by Shanghai Juzhou and Shanghai Yidezhao Investment Management Center, which is a limited partnership currently controlled by E-House (China) Capital Investment Management Limited, our principal shareholder.

In January 2014, we amended and restated the contractual arrangements that we previously entered into with Shanghai Jupai in September 2013. The following is a summary of the currently effective contractual arrangements by and among our wholly-owned subsidiary, Shanghai Juxiang, our VIE, Shanghai Jupai, and the shareholders of Shanghai Jupai.

Operating Agreement.    Pursuant to the amended and restated operating agreement among Shanghai Juxiang, Shanghai Jupai and the shareholders of Shanghai Jupai dated January 8, 2014, Shanghai Jupai and the shareholders of Shanghai Jupai agreed not to enter into any transaction that could materially affect Shanghai Jupai's assets, obligations, rights or operations without prior written consent from Shanghai Juxiang, including but not limited to the amendment of the articles of association of Shanghai Jupai. Shanghai Jupai and its shareholders agree to accept and follow our corporate policies provided by Shanghai Juxiang in connection with Shanghai Jupai's daily operations, financial management and the employment and dismissal of Shanghai Jupai's employees. Shanghai Jupai agreed that it should seek guarantee from Shanghai Juxiang first if any guarantee is needed for Shanghai Jupai's performance of any contract or loan in the course of its business operation. The agreement shall be in effective as long as Shanghai Jupai exists. None of Shanghai Jupai and its shareholders can terminate this agreement. Shanghai Juxiang may terminate the agreement by giving a 30-day prior written notice.

Call Option Agreement.    Under the amended and restated call option agreement among Shanghai Juxiang, Shanghai Jupai and the shareholders of Shanghai Jupai dated January 8, 2014, each of the shareholders of Shanghai Jupai irrevocably granted to Shanghai Juxiang or its designee an option to purchase at any time, to the extent permitted under PRC law, all or a portion of his equity interests in Shanghai Jupai. Also, Shanghai Juxiang or its designee has the right to acquire any and all of its assets of Shanghai Jupai. Without Shanghai Juxiang's prior written consent, Shanghai Jupai's shareholders cannot transfer their equity interests in Shanghai Jupai, and Shanghai Jupai cannot transfer its assets. The acquisition price for the shares or assets will be the minimum amount of consideration permitted under the PRC law at the time of the exercise of the option. Shanghai Juxiang may terminate the agreement early, whereas none of Shanghai Jupai and its shareholders can terminate this agreement.

Equity Interest Pledge Agreement.    Under the amended and restated equity pledge agreement among Shanghai Juxiang, Shanghai Jupai and the shareholders of Shanghai Jupai dated October 9, 2014, the shareholders pledged all of their equity interests in Shanghai Jupai to Shanghai Juxiang to guarantee Shanghai Jupai's performance of relevant obligations and indebtedness under the consulting services agreement. In addition, the shareholders of Shanghai Jupai have completed the registration of the equity pledge under the agreement with the competent local authority. If Shanghai Jupai breaches its obligation under the consulting services agreement, Shanghai Juxiang, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. This pledge will remain effective until all the guaranteed obligations are performed.

Voting Rights Proxy Agreement.    Under the amended and restated voting rights proxy agreement among Shanghai Juxiang and the shareholders of Shanghai Jupai dated January 8, 2014, each shareholder of Shanghai Jupai irrevocably appointed Shanghai Juxiang as its attorney-in-fact to exercise on such shareholder's behalf any and all rights that such shareholder has in respect of his equity interests in Shanghai Jupai, including but limited to the power to vote on its behalf on all matters of Shanghai Jupai requiring shareholder approval in accordance with the articles of association of Shanghai Jupai. The proxy agreement will remain in effect unless Shanghai Juxiang terminates the agreement by giving a 30-day prior written notice or gives its consent to the termination by Shanghai Jupai.

Consulting Services Agreement.    Pursuant to the amended and restated consulting services agreement between Shanghai Jupai and Shanghai Juxiang dated January 8, 2014, Shanghai Juxiang has the exclusive right to provide consulting services to Shanghai Jupai relating to Shanghai Jupai's business, including but not limited to business consulting services, human resources development, and business development. Shanghai Juxiang exclusively owns any intellectual property rights arising from the performance of this agreement. Shanghai Juxiang has the right to determine the service fees based on Shanghai Jupai's actual operation on a quarterly basis. This agreement will be effective as long as Shanghai Jupai exists. Shanghai Juxiang may terminate this agreement at any time by giving a prior written notice to Shanghai Jupai.

Amendment to Agreements. Pursuant to the Amendment to Agreements entered into by Shanghai Jupai, the shareholders of Shanghai Jupai and Shanghai Juxiang dated October 9, 2014, the Operating Agreement was amended, pursuant to which, the shareholders of Shanghai Jupai must appoint candidates recommended by Shanghai Juxiang as the director, general manager, CFO and other senior managers.

However, as advised by our PRC legal counsel, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules, including the laws and regulations governing the enforcement and performance of our contractual arrangement in the event of any imposition of statutory liens, bankruptcy and criminal proceedings. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the above opinion of our PRC counsel. We have been further advised by our PRC legal counsel that if the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC government restrictions on foreign investment in our businesses, we could be subject to severe penalties, including being prohibited from continuing operations. See "Risk Factors — Risks Related to Our Business and Industry — We may fail to obtain and maintain licenses and permits necessary to conduct our operations in China, and our business may be materially and adversely affected as a result of any changes in the laws and regulations governing the financial services industry in China" and "Risk Factors — Risks Related to Doing Business in China — . Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us."

Our Relationship with E-House and the Acquisition of Scepter Pacific, the Holding Company of E-House Capital

E-House is a leading real estate services company in China. E-House directly and wholly owns E-House Investment, a principal shareholder of our company incorporated in the British Virgin Islands. Immediately prior to the completion of this offering, E-House Investment is the beneficial owner of approximately 33.1% of our total issued and outstanding shares on an as-converted basis (excluding 16,565,592 ordinary shares we will issue to E-House Investment upon the completion of our acquisition of Scepter Pacific).

Prior to the completion of this offering, E-House Capital is a business unit of E-House that provides asset management services with a focus on the design and management of real estate or related investment projects and funds. The business of E-House Capital is currently operated by Scepter Pacific, a company incorporated in the British Virgin Islands, and its subsidiaries and consolidated entities. E-House, through E-House Investment, owns 51% of Scepter Pacific, while Reckon Capital, a company incorporated in the British Virgin Islands, owns the remaining 49%. Reckon Capital is majority owned by Mr. Xin Zhou, co-chairman and chief executive officer of E-House. In April 2015, we entered into a share purchase agreement with E-House Investment and Reckon Capital in connection with the acquisition of Scepter Pacific, the holding company of E-House Capital upon the completion of this offering. According to the share purchase agreement, E-House Investment and Reckon Capital will transfer all of their respective equity interests in Scepter Pacific in exchange for our issuance to E-House Investment and Reckon Capital an aggregate number of our ordinary shares equal to 20% of our total post-issuance outstanding ordinary shares on a fully diluted basis including the shares issuable upon exercise of the options outstanding as of the completion of the offering (without giving effect to the shares to be issued in this offering) upon the completion of this offering. Subject to closing conditions in the share purchase agreement, immediately after the completion of this offering, we will become the sole shareholder of Scepter Pacific and fully own and control the business of E-House Capital, and E-House Investment and Reckon Capital will hold 31.4% and 9.0% of our total outstanding shares, respectively, assuming the underwriters do not exercise their option to purchase additional ADSs.

E-House Capital's business in China is conducted through Shanghai E-Cheng, and its subsidiaries. Shanghai E-Cheng is currently a VIE of Scepter Pacific through the contractual arrangements with Shanghai Baoyi, a wholly-owned PRC subsidiary of Scepter Pacific and Shanghai E-Cheng and its shareholders. The contractual arrangements between Shanghai Baoyi and Shanghai E-Cheng and its shareholders enable Scepter Pacific to (1) exercise effective control over Shanghai E-Cheng; (2) receive substantially all of the economic benefits of Shanghai E-Cheng in consideration for the consulting services provided by Shanghai Baoyi; and (3) have an exclusive option to purchase all of the equity interests in Shanghai E-Cheng when and to the extent permitted under laws and regulations of People's Republic of China.

As a result of these contractual arrangements, Scepter Pacific treats Shanghai E-Cheng as its VIE under the generally accepted accounting principles in the United States, or U.S. GAAP. Scepter Pacific has consolidated the financial results of Shanghai E-Cheng and its subsidiaries in its consolidated financial statements in accordance with U.S. GAAP. After our acquisition of Scepter Pacific, if the VIE of Scepter Pacific or the VIE's shareholders fail to perform their obligations under these contractual arrangements, our ability to enforce the contractual arrangements that will give us effective control over Scepter Pacific's VIE may be limited. In the event that we are unable to enforce the contractual arrangements, we may not be able to consolidate the financial results of Scepter Pacific's VIE and the VIE's subsidiaries into our consolidated financial statements in accordance with U.S. GAAP. Scepter Pacific's VIE and the VIE's subsidiaries contributed in amounts of US$2.1 million, US$5.9 million, US$7.0 million and US$1.3 million for the year ended December 31, 2012, 2013, 2014 and the three months ended March 31, 2015, respectively, accounting for 100% of Scepter Pacific's total consolidated revenues for each of the relevant periods.

The existing principal PRC subsidiaries and consolidated partnership enterprises of Shanghai E-Cheng include the following:

  •
  Shanghai Yidezeng Equity Investment Center, which was established in November 2010.

  •
  Shanghai Yidexin Equity Investment Management Co., Ltd., which was established in January 2010.

  •
  Shanghai Yidezhen Equity Investment Center, which was established in August 2012.

  •
  Shanghai Yidezhao Equity Investment Center, which was established in August 2012.

  •
  Shanghai Yubo Investment Management Co., Ltd., which was established in June 2014.

All these subsidiaries and consolidated partnership enterprises of Shanghai E-Cheng are primarily engaged in the asset management business.

Upon the completion of our acquisition of Scepter Pacific, the holding company of E-House Capital, the pro forma net income attributable to our shareholders would be US$15.1 million in 2014 and US$4.9 million in the three months ended March 31, 2015. The net income attributable to our shareholders was US$14.4 million in 2014 and US$4.9 million in the three months ended March 31, 2015. We had RMB2.8 billion (US$0.4 billion) of assets under our management as of March 31, 2015 and our pro forma amount of assets under our management as of March 31, 2015 would be approximately RMB5.3 billion (US$0.9 billion) upon completion of our acquisition of Scepter Pacific, representing an increase of RMB2.5 billion (US$0.4 billion).

The following diagram illustrates the corporate structure of Scepter Pacific and its subsidiaries, its VIE and the VIE's main subsidiaries that we plan to acquire upon the completion of this offering, as of the date of this prospectus:

Notes:

(1)
Shanghai E-Cheng is Scepter Pacific's VIE. Each of Mr. Zuyu Ding and Mr. Weijie Ma holds 50% equity interest in Shanghai E-Cheng.

(2)
It is a limited partnership. Shanghai E-Cheng is the limited partner and Shanghai Yubo, as the general partner, holds the remaining interests in the partnership.

The following is a summary of the currently effective contractual arrangements by and among Scepter Pacific's wholly-owned subsidiary, Shanghai Baoyi, Scepter Pacific's VIE, Shanghai E-Cheng, and the shareholders of Shanghai E-Cheng.

Exclusive Support Agreement.    Pursuant to the exclusive support agreement between Shanghai Baoyi and Shanghai E-Cheng dated May 14, 2014, Shanghai Baoyi provides Shanghai E-Cheng with a series of consulting services on an exclusive basis and is entitled to receive related fees. This agreement will be effective as long as Shanghai E-Cheng exists. Shanghai Baoyi is entitled to terminate the agreement early if (i) the Shanghai E-Cheng breaches the agreement, and within 30 days upon written notice, fails to rectify its breach, take sufficient, effective and timely measures to eliminate the effects of breach, and compensate for any losses incurred by the breach; (ii) the applicable consolidated VIE is bankrupt or is subject to any liquidation procedures and such procedures are not revoked within seven days; or (iii) due to any event of force majeure, Shanghai E-Cheng's failure to perform its obligations under the agreement lasts for over 20 days. Except as provided in the preceding sentence, Shanghai Baoyi is entitled to terminate the agreement early at any time by sending a written notice 20 days in advance, for any reason. The agreement does not include a provision for early termination by Shanghai E-Cheng. Unless expressly provided by this agreement, without prior written consent of Shanghai Baoyi, Shanghai E-Cheng may not engage any third party to provide the services offered by Shanghai Baoyi under this agreement.

Loan Agreements.    Pursuant to the loan agreement among Shanghai Baoyi and the shareholders of Shanghai E-Cheng dated April 28, 2014, Shanghai Baoyi made loans in an aggregate amount of RMB1.0 million (US$0.2 million) to the shareholders of Shanghai E-Cheng solely for the incorporation and capitalization of Shanghai E-Cheng. Pursuant to the loan agreement, the shareholders must repay the loans one time upon the maturity date of the loan and Shanghai Baoyi has the right to use the loan to, or designate a third party to, buy all of the equity interests in Shanghai E-Cheng held by the shareholders. The loan is interest free and the term of the loan is (i) the expiration of 20 years from the date of the loan agreement, (ii) the expiration of Shanghai Baoyi's operation term or (iii) the expiration of Shanghai E-Cheng's operation term whichever is the earliest. Shanghai Baoyi can require the shareholders to and the shareholders may apply to repay all or a portion of the loan before the maturity date with a 30 days prior written notice. Under each of the circumstances, Shanghai Baoyi is entitled to, or designate a third party to, buy all or a portion of the shareholders' equity interests in Shanghai E-Cheng on a pro rata basis based on the amount of the repaid principal of the loan.

Exclusive Call Option Agreement.    Under the exclusive call option agreement among Shanghai Baoyi, Shanghai E-Cheng and the its shareholders dated May 14, 2014, each of the shareholders of Shanghai E-Cheng irrevocably and unconditionally granted to Shanghai Baoyi or its designee an option to purchase at any time, to the extent permitted under PRC law, all or a portion of his equity interests in Shanghai E-Cheng. Also, Shanghai Baoyi or its designee has the right to acquire any and all of the assets of Shanghai E-Cheng. Without Shanghai Baoyi's prior written consent, Shanghai E-Cheng's shareholders cannot transfer their equity interests in Shanghai E-Cheng, and Shanghai E-Cheng cannot transfer its assets. The acquisition price for the shares or assets will be the corresponding capital contribution in Shanghai E-Cheng's registered capital or the corresponding assets' net booking value, or, if the minimum amount of consideration permitted under the PRC law is higher than the capital contribution or the net booking value, will be such minimum amount at the time of the exercise of the option. The agreement will not be terminated until after all of the equity interest and assets of Shanghai E-Cheng have been transferred to Shanghai Baoyi or its designee.

Equity Interest Pledge Agreement.    Under the equity pledge agreement among Shanghai Baoyi, Shanghai E-Cheng and its shareholders dated May 14, 2014, the shareholders pledged all of their equity interests in Shanghai E-Cheng to Shanghai Baoyi to guarantee the performance of all the obligations of Shanghai E-Cheng and its shareholders under the loan agreement, exclusive option agreement, voting rights proxy agreement and the equity interest pledge agreement. In addition, the shareholders of Shanghai E-Cheng have completed the registration of the equity pledge under the agreement with the competent local authority. If Shanghai E-Cheng or its shareholders breach any of their respective obligations under any of these agreements, Shanghai Baoyi, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. This pledge will remain effective until all the contractual obligations are performed and the guaranteed loan has been paid off.

Shareholder Voting Rights Proxy Agreement.    Under the voting rights proxy agreement among Shanghai Baoyi, Shanghai E-Cheng and its shareholders dated May 14, 2014, each shareholder of Shanghai E-Cheng irrevocably appointed a nominee authorized by Shanghai Baoyi as its attorney-in-fact to exercise on such shareholder's behalf any and all rights that such shareholder has in respect of his equity interests in Shanghai E-Cheng, including but limited to the power to vote on its behalf on all matters of Shanghai E-Cheng requiring shareholder approval in accordance with the articles of association of Shanghai E-Cheng. The initial term of the proxy agreement is 20 years and it may be automatically extended with a 30-day prior written notice given by Shanghai E-Cheng in a yearly basis.

For illustration purposes, the following diagram reflects our anticipated corporate structure immediately upon the completion of this offering and our acquisition of Scepter Pacific:

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statements of operations data and selected consolidated cash flow data for the years ended December 31, 2012, 2013 and 2014 and selected consolidated balance sheet data as of December 31, 2013 and 2014 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Our balance sheet data as of December 31, 2012 has been derived from our audited financial statements not included in this prospectus. The selected consolidated statements of operations data and consolidated cash flow data for the three months ended March 31, 2014 and 2015 and selected consolidated balance sheet data as of March 31, 2015 have been derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus.

The unaudited interim condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments that we consider necessary for a fair statement of our financial position and operating results for the periods presented. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. You should read this Selected Consolidated Financial Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2012	2013	2014	2014	2015
	(in US$, except share and share related data)
Selected Data of Consolidated Statements of Operations:
Revenues:
Third-party revenues	8,319,263	20,297,018	33,488,210	7,969,254	5,416,494
Related-party revenues	—	2,297,763	5,657,828	162,263	8,615,563

Total revenues	8,319,263	22,594,781	39,138,038	8,131,517	14,032,057
Business taxes and related surcharges	(44,894)	(164,160)	(225,669)	(20,318)	(88,948)

Net revenues	8,274,369	22,430,621	38,912,369	8,111,199	13,943,109
Operating cost and expenses:
Cost of revenues	(363,071)	(3,703,030)	(10,657,267)	(1,939,392)	(3,546,545)
Selling expenses	(864,670)	(3,846,855)	(5,768,356)	(1,089,488)	(2,142,845)
General and administrative expenses	(1,936,793)	(4,411,080)	(7,009,332)	(1,195,676)	(1,853,189)
Other operating income — government subsidy	196,339	777,415	2,363,893	189,378	48,069

Total operating cost and expenses	(2,968,195)	(11,183,550)	(21,071,062)	(4,035,178)	(7,494,510)
Income from operations	5,306,174	11,247,071	17,841,307	4,076,021	6,448,599
Other income (expenses):
Gain from deconsolidation of subsidiaries	—	—	102,089	—	—
Interest income	8,968	65,095	187,285	3,815	8,275
Investment income	322,829	1,092,579	2,053,748	342,459	1,050,790
Interest expense	—	(15,602)	(14,961)	(1,789)	—

Total other income	331,797	1,142,072	2,328,161	344,485	1,059,065

Income before taxes and loss from equity in affiliates	5,637,971	12,389,143	20,169,468	4,420,506	7,507,664
Income tax expense	(1,529,056)	(3,202,880)	(5,617,343)	(1,136,253)	(1,986,604)
Income (loss) from equity in affiliates	(122,142)	(135,892)	78,015	—	(192,606)

Net income	3,986,773	9,050,371	14,630,140	3,284,253	5,328,454
Net loss (income) attributable to non-controlling interests	69	104,694	(257,840)	(29,378)	(430,573)

Net income attributable to Jupai shareholders	3,986,842	9,155,065	14,372,300	3,254,875	4,897,881
Deemed dividend on Series B convertible redeemable preferred shares	—	—	(7,563,669)	—	—

Net income attributable to ordinary shareholders	3,986,842	9,155,065	6,808,631	3,254,875	4,897,881

Net income per share:
Basic	0.04	0.09	0.06	0.03	0.04
Diluted	0.04	0.09	0.06	0.03	0.04

	Year Ended December 31,			Three Months Ended March 31,
	2012	2013	2014	2014	2015
Weighted average number of shares used in computation:
Basic	100,000,000	100,000,000	83,683,960	100,000,000	61,244,980
Diluted	100,000,000	100,866,480	114,445,361	104,216,867	64,975,362
Unaudited pro forma net income per share:
Basic			0.13		0.04
Diluted			0.13		0.04
Weighted average number of shares used in computation of unaudited pro forma net income per share:
Basic			114,445,361		117,135,207
Diluted			114,445,361		120,865,589

The following table presents summary consolidated balance sheet data as of the dates indicated:

	As of December 31,			As of March 31,
	2012	2013	2014	2015
	(in US$)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	959,595	5,343,342	31,557,233	31,490,841
Short-term investments	1,922,512	5,049,360	10,661,372	9,612,194
Short-term entrusted investments	82,479	1,757,209	2,215,083	1,200,914
Customer borrowings	445,470	10,083,813	549,856	547,779
Total current assets	11,677,065	25,875,631	53,539,720	53,476,092
Total assets	15,078,458	32,554,337	67,313,863	71,988,403
Total current liabilities	2,353,016	7,675,541	19,464,239	17,954,811
Total liabilities	2,937,308	8,711,201	20,735,205	20,033,396
Total liabilities, mezzanine equity and equity	15,078,458	32,554,337	67,313,863	71,988,403

The following table presents summary consolidated cash flow data for the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2012	2013	2014	2014	2015
	(in US$)
Selected Consolidated Cash Flow Data:
Net cash provided by (used in) operating activities	1,571,870	17,306,401	24,443,395	(5,121,513)	2,743,701
Net cash provided by (used in) investing activities	(5,493,393)	(15,137,840)	(6,046,958)	3,607,889	(2,746,681)
Net cash provided by (used in) financing activities	4,872,900	2,125,112	7,761,042	31,888	(171,272)
Effect of exchange rate changes	2,193	90,074	56,412	34,877	107,860
Net increase (decrease) in cash and cash equivalents	953,570	4,383,747	26,213,891	(1,446,859)	(66,392)
Cash and cash equivalents at beginning of period	6,025	959,595	5,343,342	5,343,342	31,557,233
Cash and cash equivalents at end of period	959,595	5,343,342	31,557,233	3,896,483	31,490,841

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section entitled "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

We are a leading third-party wealth management service provider focusing on distributing wealth management products and providing product advisory services to high-net-worth individuals in China. We provide our wealth management product advisory services mainly to China's high-net-worth individuals who have investable assets in excess of RMB3.0 million (US$0.5 million). In 2012, 2013, 2014 and the three months ended March 31, 2015, the aggregate value of wealth management products we distributed to our clients reached RMB2.7 billion (US$442.4 million), RMB7.5 billion (US$1.2 billion), RMB13.2 billion (US$2.1 billion) and RMB4.6 billion (US$0.7 billion), respectively. Our established wealth management product advisory services operation is complemented by our asset management capabilities. The amount of assets under our sole or shared management reached RMB2.8 billion (US$0.4 billion) as of March 31, 2015 and we expect such amount to grow significantly upon the completion of our acquisition of Scepter Pacific, the holding company of E-House Capital, which has assets under management of over RMB2.5 billion (US$0.4 billion) as of March 31, 2015.

In connection with our wealth management product related services, we charge product providers or corporate borrowers one-time commissions calculated as a percentage of the wealth management products purchased by our clients. Where Shanghai Juzhou or any of its subsidiaries acts as the product provider for our self-developed products, we generate revenues from one-time commissions from the corporate borrowers or fees collected by Shanghai Juzhou from our clients. During the life cycle of some of the public market products, private equity fund products and certain fixed income products, we also charge product providers or corporate borrowers recurring service fees for our ongoing services, such as investment relationship maintenance and coordination and product reports distribution. In connection with our asset management services, we charge one-time commissions for fund formation services and recurring management fees for managing the fund as general partner, co-general partner or manager. These fees are typically computed as a percentage of the capital contribution in the funds. The recurring management fees also include performance fees or carried interest paid by funds that we manage or co-manage mostly upon maturity of the relevant funds. We started to manage a new public markets fund in the second quarter of 2015, which pays carried interest, if any, quarterly. Historically, we derived substantially all of our revenues from one-time commissions received from distribution of fixed income products in connection with our wealth management product related services. As we grow our asset management capabilities and further diversify our product offerings, we also started to derive a small but increasing proportion of recurring service or management fees for our wealth management product related and asset management services beginning in 2013. In 2012, 2013, 2014 and the three months ended March 31, 2015, our one-time commissions accounted for 100.0%, 96.9%, 89.3% and 71.5% of our total net revenues, respectively; and our recurring service and management fees combined accounted for nil, 3.1%, 10.7% and 28.5% of our total net revenues, respectively. We started to receive carried interest in the first quarter of 2015. Such carried interest, as part of our recurring management fees, amounted to US$1.4 million and accounted for 9.7% of our total net revenues in the three months ended March 31, 2015.

We have experienced substantial growth in recent years. Our net revenues increased significantly from US$8.3 million in 2012 to US$22.4 million in 2013 and to US$38.9 million in 2014. For the three months ended March 31, 2015, our net revenues amounted to US$13.9 million, as compared to

US$8.1 million for the same period in 2014. The net income attributable to our shareholders increased significantly from US$4.0 million in 2012 to US$9.2 million in 2013 and to US$14.4 million in 2014 and from US$3.3 million in the three months ended March 31, 2014 to US$4.9 million in the three months ended March 31, 2015. Upon completion of our acquisition of Scepter Pacific, the holding company of E-House Capital, the pro forma net attributable to our shareholders income would be US$15.1 million in 2014 and US$4.9 million in the three months ended March 31, 2015.

Key Components of Our Results of Operations

  Net Revenues

We derive net revenues primarily from the provision of our wealth management product related services, and these revenues are derived primarily from one-time commissions. Historically, one-time commissions received from distribution of fixed income products in connection with our wealth management product related services accounted for substantially all of our revenues. In 2013, we started to provide asset management services and we expect that our asset management capabilities will be further strengthened by our acquisition of Scepter Pacific, the holding company of E-House Capital upon the completion of this offering, which specializes in the design and management of real estate or related investment products and funds. We also categorize revenues into third-party revenues and related-party revenues, and revenues generated from unrelated parties are treated as third-party revenues. Our related-party revenues consist primarily of one-time commissions and recurring management fees paid by limited partnership funds where we serve as general partner or co-general partner or other funds where we serve as managers. The following table sets forth the principal components of our net revenues by amounts and percentages of our net revenues for the periods indicated:

	Year Ended December 31,						Three Months Ended March 31,
	2012		2013		2014		2014		2015
	US$	%	US$	%	US$	%	US$	%	US$	%
Net revenues:
One-time commissions	8,274,369	100.0	21,736,686	96.9	34,756,667	89.3	7,895,209	97.3	9,975,598	71.5
Related party	—	—	1,661,677	7.4	3,588,606	9.2	—	—	5,956,134	42.7
Third party	8,274,369	100.0	20,075,009	89.5	31,168,061	80.1	7,895,209	97.3	4,019,464	28.8
Recurring service fees	—	—	84,621	0.4	1,923,486	4.9	54,132	0.7	1,208,575	8.7
Related party	—	—	—	—	—	—	—	—	—	—
Third party	—	—	84,621	0.4	1,923,486	4.9	54,132	0.7	1,208,575	8.7
Recurring management fees(1)	—	—	609,314	2.7	2,232,216	5.8	161,858	2.0	2,758,936	19.8
Related party	—	—	609,314	2.7	2,036,599	5.3	161,858	2.0	2,604,815	18.7
Third party	—	—	—	—	195,617	0.5	—	—	154,121	1.1

Net revenues	8,274,369	100.0	22,430,621	100.0	38,912,369	100.0	8,111,199	100.0	13,943,109	100.0

Note 1:    We recognized US$1.4 million carried interest as part of our recurring management fees in the three months ended March 31, 2015. We did not recognize any carried interest before 2015.

One-Time Commissions.    We generate a majority of one-time commissions from our wealth management product related services where we charge product providers or corporate borrowers a commission calculated as a percentage of the wealth management products purchased by our clients. Where Shanghai Juzhou or any of its subsidiaries acts as the product provider for our self-developed products, we generate revenues from one-time commissions from the corporate borrowers or fees collected by Shanghai Juzhou from our clients. We also charge one-time commissions for fund formation as part of our asset management services.

Recurring Service Fees.    During the life cycle of some private equity fund products, public market products and certain fixed income products, we charge product providers or corporate borrowers recurring service fees for our ongoing services. Our services typically include investor relationship maintenance and coordination and product reports distribution. Our recurring service fees are calculated as a percentage of the value of investments in the wealth management products purchased by our clients calculated at the time of establishment of the wealth management products. For certain products, recurring service fees may also include a variable performance fee contingent upon the performance of the underlying investment, which is not recognized until the contingent criteria are met.

Recurring Management Fees.    We generate recurring management fees from our asset management services in our capacity such as general partner, co-general partner or manager of a fund where we charge such fund recurring management fees computed as a percentage of the capital contribution in the fund. Our recurring management fees also include performance fees or carried interest paid by funds that we manage or co-manage when these funds mature to share profits of the underlying investment. We also expect the amount of our recurring management fees and its percentage of our total net revenues to increase after we complete our acquisition of Scepter Pacific, the holding company of E-House Capital.

While we expect that our one-time commissions will continue to account for the majority of our net revenues, recurring management fees are expected to constitute an increasing portion of our net revenues as we continue to grow our asset management business. We also expect to see a rise in revenues from recurring service fees as we continue to expand our product offerings where our ongoing services are needed, such as public market-related, private equity fund-related and certain fixed income products.

For sizable projects with demanding fund-raising timetables, we sometimes use third-party distribution channels in addition to our in-house sales force to expedite fund raising for the related projects. These third-party channels consist primarily of third-party wealth management service providers that operate on a smaller scale compared to us. We select them based on market reputation and our prior working experience with them. We do not obtain or retain information of clients of those third-party distributors beyond what is required by the developer and manager of the investment product at issue, which usually does not include contact information. The contracts between us and those third-party distributors typically do not prohibit us from approaching their clients in our ordinary course of business. We pay channel fees to these third-party distribution channels based on the value of products distributed by them and our total revenues are net of these channel fees. In 2012, 2013, 2014 and the three months ended March 31, 2015, we incurred channel fees in the amount of US$3.0 million, US$16.1 million, US$13.3 million and US$6.2 million, respectively.

We monitor and strive to improve the following key business metrics to generate higher net revenues:

Number of Active Clients.    Our core business is the provision of wealth management product advisory services to high-net-worth clients in China. Our active clients are those who, during any given period, purchased wealth management products that we distribute at least once during that period. Our ability to attract new clients and to encourage repeat purchases by existing clients depends on our ability to provide high-quality wealth management product advisory services and products. To achieve this, we constantly strive to increase the level of expertise of our wealth management product advisors, enrich our product selection, increase our market presence and carry out effective sales and marketing campaigns. We also strive to attract new clients by expanding our coverage network into new markets.

Average Transaction Value Per Client.    Average transaction value per client for any given period refers to the simple average of the value of wealth management products distributed by us to each active client during that period. The average transaction value per client is related to the total amount of wealth management products we distribute, which is a function of the number of active clients and the average transaction value per client. An increase in the total amount of wealth management products we distribute may increase the one-time commissions and recurring fees we earn, which in turn drives our revenue growth. The average transaction value per client is also affected by our clients' amount of investable assets and the level of satisfaction of our clients with our wealth management product advisory services.

Our Product Mix.    Our product mix affects our sources of revenues and the amount of revenues we are able to generate. We source a wide array of third-party wealth management products and also develop wealth management products in-house. These include four types of products: (i) fixed income products; (ii) private equity and venture capital fund products; (iii) public market products and (iv) other products, such as insurance products and alternative investments. The table below sets forth the total value of different types of products that we distributed, both in absolute amount and as a percentage of the total value of all products distributed, as well as the average one-time commission fee rate of each category of products during the periods indicated:

	Year Ended December 31,									Three Months Ended March 31,
Product type	2012			2013			2014			2014			2015
	US$ in millions	Average Fee Rate (%)%		US$ in millions	Average Fee Rate (%)%		US$ in millions	Average Fee Rate (%)%		US$ in millions	Average Fee Rate (%)%		US$ in millions	Average Fee Rate (%)%
Fixed income products	427.0	2.0	96.5	1,219.7	2.0	99.5	1,776.8	1.8	82.9	371.0	2.1	93.0	469.8	1.8	63.9
Private equity and venture capital fund products	3.8	1.8	0.9	2.9	1.6	0.2	78.4	1.6	3.7	20.0	1.6	5.0	169.9	0.8	23.1
Public market products	11.5	1.4	2.6	3.2	1.4	0.3	266.8	0.8	12.4	—	—	—	91.9	0.9	12.5
Other products	—	—	—	—	—	—	22.2	1.7	1.0	8.0	1.0	2.0	4.1	6.2	0.6

All products	442.4	2.0	100.0	1,225.8	1.9	100.0	2,144.3	1.7	100.0	399.0	2.1	100.0	735.7	1.6	100.0

The composition and amount of revenues generated from our wealth management product related services and, to a lesser extent, revenues generated from our asset management services are affected by the types of products we distribute. We earn one-time commission on all types of products that we distribute, and charge recurring services fees on some of the private equity and venture capital fund products, public market products and certain fixed income products. We participate in the investment management of our self-developed products. To the extent that we distribute more of our self-developed products, our recurring management fees will also increase. We started to develop products in-house in 2013. In terms of value, approximately US$254.1 million, US$1.1 billion and US$0.6 billion of the products that we distributed in 2013, 2014 and the three months ended March 31, 2015, respectively, were either products developed and managed by us or third-party products that we helped design.

Historically, we derived substantially all of our revenues from one-time commissions received from distribution of fixed income products in connection with our wealth management product related services. The amount of fixed income products as a percentage of all products has remained high during the periods indicated primarily due to their more manageable risk profile, which is preferred by many of our clients. Since 2014, however, the percentage of private equity and venture capital fund products has increased significantly due to their more attractive returns. We intend to increase the percentage of our self-developed products in the future in order to increase the level of recurring management fees.

Amount of Assets Under Our Management.    We provide asset management services in the capacity as general partner, co-general partner or manager to investment funds. The amount of our recurring management fees, including any potential performance fee or carried interest, is affected by the amount of assets under our management. We believe the amount of assets under our management will become a more important factor affecting our results of operations as we anticipate the percentage and absolute amount of revenues generated from recurring management fees to grow in the near future.

Fee Rates.    Our one-time commissions are a function of the amount of products we distribute to our clients and our commission rate. Similarly, our recurring fees are a function of the amount of underlying assets and the applicable recurring fee rates. We refer to our commission rates and recurring fee rates collectively as our fee rates. Our net revenues are affected by our fee rates, which are based on individually negotiated service contracts with product providers or corporate borrowers or fund management agreements individually negotiated with each fund for which we provide asset management services. Although our fee rates differ across products of different types and sizes, the rates in respect of any given type of products have been, and we expect them to remain, relatively stable in the near future. The fee rates for fixed income products that have similar repayment terms and structure, for instance, have remained stable over the years. The one-time commission rates we charge on fixed income products with a term of no more than six months typically range from 0.3% to 2% and these fee rates are the lowest among all fixed income products we distribute. The one-time commission rates we charge on fixed income products that are structured as limited partnerships with a term of three years or more typically range from 6% to 8% and these fee rates are the highest among all fixed income products we distribute. The risk profiles of each individual product is the main factor affecting the exact fee rates within the same category of products. The recurring service fee rates that we charge on all fixed income products are within the range of 0.25% to 1.5% per year.

  Operating Costs and Expenses

Our financial condition and operating results are directly affected by our operating costs and expenses, which consist of cost of revenues, selling expenses and general and administrative expenses. Our operating costs and expenses are primarily affected by our staff size and rental expenditures. In an effort to expand our operations, we invested heavily in our infrastructure and our supporting staff in 2013 and experienced a significant increase in our operating costs and expenses since 2013.

Our staff increased significantly from 226 as of December 31, 2012, 383 as of December 31, 2013 to 745 as of December 31, 2014 and to 852 as of March 31, 2015. Such increase was a result of the growth of our business, in particular the increase in our wealth management product advisors and client managers needed for our business expansion. We also hired additional employees to support our geographic expansion. We plan to continue to expand our coverage and anticipate that the absolute amount of operating expenses related to employee compensation will increase as a result.

The number of our client centers increased rapidly in recent years. We had four, 13, 29 and 32 client centers as of December 31, 2012, 2013, 2014 and March 31, 2015, respectively. Our rental expenses have also increased significantly in line with the increase in the number of our client centers. As we establish additional client centers, we anticipate that the absolute amount of rental expenditures will increase accordingly.

We expect our total operating costs and expenses to continue to increase at a slightly faster rate compared to revenues in the near future as we continue to add headcount, build our brand and promote our services. After our acquisition of Scepter Pacific, the holding company of E-House Capital, we expect our general and administrative expenses to constitute a larger percentage of our total operating costs and expenses but we expect our total operating costs and expenses as a percentage of our revenues to remain stable.

The following table sets forth the components of our operating costs and expenses, both in absolute amount and as a percentage of net revenues for the periods indicated:

	Year Ended December 31,						Three Months Ended March 31,
	2012		2013		2014		2014		2015
	US$	%	US$	%	US$	%	US$	%	US$	%
Operating costs and expenses:
Cost of revenues	363,071	4.4	3,703,030	16.5	10,657,267	27.4	1,939,392	23.9	3,546,545	25.4
Selling expenses	864,670	10.5	3,846,855	17.2	5,768,356	14.8	1,089,488	13.4	2,142,845	15.4
General and administrative and expenses	1,936,793	23.4	4,411,080	19.7	7,009,332	18.0	1,195,676	14.7	1,853,189	13.3
Other operating income — government subsidy	(196,339)	(2.4)	(777,415)	(3.5)	(2,363,893)	(6.0)	(189,378)	(2.3)	(48,069)	(0.3)

Total operating costs and expenses	2,968,195	35.9	11,183,550	49.9	21,071,062	54.2	4,035,178	49.7	7,494,510	53.8

  Cost of Revenues

Our cost of revenues consists of compensation of wealth management product advisors, product development team members and client managers and social welfare and share-based compensation. We anticipate that our cost of revenues will continue to increase as we hire more wealth management product advisors and client managers for our existing and new client centers and as we distribute more wealth management products.

  Selling Expenses

Our selling expenses primarily include operating expenses attributable to general marketing and promotional activities, compensation of our marketing team, office rentals and office supplies. We expect that our selling expenses will continue to increase as we expand our coverage network and launch more marketing campaigns to promote our brand recognition, increase client loyalty and attract new clients.

  General and Administrative Expenses

Our general and administrative expenses primarily include compensation of managerial and administrative staff, rental and other expenses of our headquarters and professional service fees. We anticipate that our general and administrative expenses will continue to increase as we hire additional managerial and administrative employees and further increase the scale of our business and as we enhance our internal controls after we become a publicly held company.

  Other Operating Income — Government Subsidy

Other operating income is cash subsidies received from local governments as incentives for registering and operating business in certain local districts, typically granted based on the amount of value-added tax, business tax and income tax payments we make in these local districts in a given period. These subsidies do not entail other obligations on our part and allow us full discretion in utilizing the funds, which we use for general corporate purposes. The local governments may decide to reduce, eliminate or cancel these subsidies at any time. See "Risk Factors — Risk Related to Doing Business in China — The discontinuation of any of the government incentives and preferential tax treatment currently available to us in China could adversely affect our financial condition and results of operations."

Key Components of the Results of Operations of E-House Capital

  Total Revenues

Upon the completion of this offering, we will acquire Scepter Pacific, the holding company of E-House Capital, whose business consists mainly of asset management services. Through E-House Capital, we will provide investment management services to investment funds by designing and managing of investment products with a particular focus on real estate or related projects. We expect E-House Capital to continue to charge recurring management fees calculated as a percentage of the amount of assets under its management and share project profits in the form of performance fees or carried interest.

In addition to the general factors affecting China's general economy and asset management industry, the operating results of E-House Capital will be more directly affected by the amount of assets under its management. The total revenues of E-House Capital are expected to consist predominantly of recurring management fees and the amount of assets under the management of E-House Capital is therefore expected to remain a key factor affecting E-House Capital's results of operation. As of March 31, 2015, the aggregate amount of assets under E-House Capital's management was RMB2.5 billion (US$0.4 billion). With the growing demand for asset management service providers with in-depth industry knowledge, we expect E-House Capital's fund products will become increasingly popular with corporate borrowers and the amount of asset under the management of E-House Capital will continue to increase.

  Cost of Revenues

E-House Capital's cost of revenues is expected to consist of compensation of investment fund managers, such as salaries and bonuses, and expenses incurred in connection with specific funds under management, such as consultation expenses and expenses for business travel and entertainment.

  Selling, General and Administrative Expenses

E-House Capital's selling, general and administrative expenses is expected to primarily include compensation of managerial and administrative staff, such as salaries, bonuses and share-based compensation, and other expenses of its back office selling, general and administrative personnel.

Taxation

  The Cayman Islands and the British Virgin Islands

Under the current laws of the Cayman Islands and the British Virgin Islands, we are not subject to tax on our income or capital gains. In addition, the Cayman Islands and the British Virgin Islands do not impose withholding tax on dividend payments.

  Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, our Hong Kong subsidiary is subject to 16.5% income tax on their taxable income generated from operations in Hong Kong. Under the Hong Kong tax laws, we are exempted from the Hong Kong income tax on our foreign-derived income. In addition, payments of dividends from our Hong Kong subsidiary to us are not subject to any Hong Kong withholding tax.

  PRC

Our PRC subsidiary and the consolidated affilated entities are companies incorporated under PRC law and, as such, are subject to PRC enterprise income tax on their taxable income in accordance with the relevant PRC income tax laws. Under the Law of the People's Republic of China on Enterprise Income Tax, or the EIT Law, which became effective on January 1, 2008, domestically-owned enterprises and foreign-invested enterprises are subject to a uniform tax rate of 25%. Additionally, in accordance with the EIT Law, dividends, which arise from profits of foreign-invested corporations earned after January 1, 2008, are subject to a 5% to 10% withholding income tax.

Critical Accounting Policies

We prepare our consolidated financial statements in conformity with the U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect our reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the end of each fiscal period and the reported amounts of revenue and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements.

  Revenue Recognition

We derive revenue from distributing wealth management products and providing recurring services to our clients over the duration of the wealth management products, as well as providing fund management service to the funds managed by us. Prior to a client's purchase of a wealth management product, we provide the client with a wide spectrum of consultation services, including product selection, review, risk profile assessment and evaluation and recommendation for the client.

We recognize revenues when there is persuasive evidence of an arrangement, service has been rendered, the sales price is fixed or determinable and collectability is reasonably assured. Revenues are recorded, net of sales related taxes and surcharges.

Deferred revenues are recognized when payments are received in advance of revenue is earned.

We sometimes engage third party agents in promoting financial products and pays a channel fee accordingly, in which we recognize revenue on a net basis by deducting the channel fee we pay to the third party agents.

There are also instances where we provide short term loans to a selected few of our clients to bridge the gap between the maturity of a previous product and the purchase of a new one, and earn the commission fee in its entirety. For the service provided with the customer borrowing, such revenue is deferred until the collection of loans from the customers.

  One-Time Commissions.

We enter into one-time commission agreements with product providers or corporate borrowers, which specify the key terms and conditions of the arrangement. Such agreements do not include rights of return, credits or discounts, rebates, price protection or other similar privileges. Upon establishment of a wealth management product, we earn a one-time commission from product providers or corporate borrowers, calculated as a percentage of the wealth management products purchased by our clients. We define the "establishment of a wealth management product" for our revenue recognition purpose as the time when both of the following two criteria are met: (1) our client has entered into a purchase or subscription contract with the relevant product provider and, if required, the client has transferred a deposit to an escrow account designated by the product provider and (2) the product provider has issued a formal notice to confirm the establishment of a wealth management product. Revenue is recorded upon the establishment of the wealth management product, when the provision of service concludes and the fee becomes fixed and determinable, assuming all other revenue recognition criteria have been met, and there are no future obligations or contingencies.

  Recurring Management Fees.

Recurring management fees arise from the fund management services provided to funds we manage, including management fees and performance fees or carried interest. Management fees are computed as a percentage of the capital contribution in a fund and are recognized as earned over the specified contract period. A performance fee or carried interest represents preferential allocations of profits that are a component of our general partnership interests in the funds and is not recognized until the end of the fund's contract term when the carried interest is determined and distributed. Management fees received in advance of the specified contract period and carried interest received before the end of the fund's contract term are recorded as deferred revenues.

  Recurring Service Fees.

Recurring service fees arise primarily from the ongoing services we provide to product providers after the distribution of their wealth management products, including investment relationship maintenance and coordination. Recurring service fees are charged as a percentage of the total value of investments in the wealth management products purchased by our clients, determined at the establishment date of the wealth management products. As we provide these services throughout the contract term, revenue is recognized over the contract term, assuming all other revenue recognition criteria have been met. Our recurring service fees in connection with certain products may also include variable performance fees that are contingent upon the performance of the underlying investment. Revenue from such variable performance fees is recognized when the contingent criteria have been met. Recurring service agreements do not include rights of return, credits or discounts, rebates, price protection or other similar privileges.

  Multiple Element Arrangements.

We enter into multiple element arrangements when a product provider or corporate borrower engages us to provide both wealth management marketing and recurring services. We also provide both wealth management marketing and recurring services to funds of private equity funds and real estate or related funds where we serve as general partner or co-general partner.

Both wealth management marketing and recurring services represent separate units of accounting. We allocate arrangement consideration in multiple-deliverable revenue arrangements at the inception of an arrangement to each unit of accounting based on the relative selling price in accordance with the selling price hierarchy, which includes: (i) vendor-specific objective evidence, or VSOE, if available; (ii) third-party evidence, or TPE, if VSOE is not available; and (iii) best estimate of selling price, or BESP, if neither VSOE nor TPE is available.

VSOE. We determine VSOE based on our historical pricing and discounting practices for the specific service when sold separately. In determining VSOE, we require that a substantial majority of the selling prices for these services fall within a reasonably narrow pricing range.

TPE. When VSOE cannot be established for deliverables in multiple element arrangements, we apply judgment with respect to whether we can establish a selling price based on TPE. TPE is determined based on competitor prices for similar deliverables when sold separately. Generally, the products and services we offer contain certain levels of differentiation such that the comparable pricing of services with similar functionality cannot be obtained. Furthermore, we are unable to reliably determine what similar competitor services' selling prices are on a stand-alone basis. As a result, we have not been able to establish selling price based on TPE.

BESP. When we are unable to establish selling price using VSOE or TPE, we use BESP in our allocation of arrangement consideration. The objective of BESP is to determine the price at which we would transact a sale if the service were sold on a stand-alone basis. We determine BESP for deliverables by considering multiple factors including, but not limited to, prices we charged for similar products or funds, market conditions, specification of the services rendered and pricing practices.

We have vendor specific objective evidence of fair value for our wealth management marketing services as we provide such services on a stand-alone basis. We have not sold our recurring services on a stand-alone basis. However, the recurring management fee we charge as general partner or co-general partner is consistent with the management fee obtained by the fund managers irrespective of the fee at which we would transact if the recurring services were sold regularly on a stand-alone basis. As such, we believe the fees we charge represent our best estimate of the selling price for recurring services. We allocate arrangement consideration based on fair value, which is equivalent to the fees charged for each of the respective units of accounting, as described above. Revenue for the respective units of accounting is also recognized in the same manner as described above.

  Consolidation of Variable Interest Entity

As foreign-invested companies engaged in market survey are subject to stringent requirements compared with Chinese domestic enterprises under the current PRC laws and regulations, our PRC subsidiary, Shanghai Juxiang, and its subsidiaries, as foreign-invested companies, do not meet all such requirements and therefore none of them is permitted to engage in such business in China. Therefore, we elected to conduct such business in China through Shanghai Jupai, our variable interest entity, and its subsidiaries, which are PRC domestic companies beneficially owned by our founders.

In addition, we plan to engage in direct sale of mutual fund and asset management plans sponsored by mutual management companies, which requires a mutual fund sales license. Although PRC laws and regulations do not prohibit foreign-invested enterprises from obtaining such license, in practice, the supervisory authority, at its discretion, generally does not issue such license to a foreign-invested third-party mutual fund sales company. As a result, we entered into contractual arrangements between Shanghai Juxiang, our PRC subsidiary, and Shanghai Jupai, our PRC variable interest entity for the proposed sale of relevant mutual funds and asset management plans in China.

Since we do not have any equity interests in Shanghai Jupai, in order to exercise effective control over its operations, through Shanghai Juxiang, we have entered into a series of contractual arrangements with Shanghai Jupai and its shareholders, pursuant to which we are entitled to receive effectively all economic benefits generated from Shanghai Jupai. The call option agreements and voting rights proxy agreement provide us effective control over Shanghai Jupai and its subsidiaries, while the equity interest pledge agreement secure the equity owners' obligations under the relevant agreements. Because we have both the power to direct the activities of Shanghai Jupai that most significantly affect its economic performance and the right to receive substantially all of the benefits from Shanghai Jupai, we are deemed the primary beneficiary of Shanghai Jupai. Accordingly, we have consolidated the financial statements of Shanghai Jupai. The aforementioned contractual agreements are effective agreements between a parent and a consolidated subsidiary, neither of which is accounted for in the consolidated financial statements (i.e., a call option on subsidiary shares under the call option agreement or a guarantee of subsidiary performance under the equity interest pledge agreement) or are ultimately eliminated upon consolidation (i.e., service fees under the operating agreement and consulting service agreement).

We believe that our contractual arrangements with Shanghai Jupai are in compliance with PRC law and are legally enforceable. However, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. The interests of the shareholders of Shanghai Jupai may diverge from that of our company, which may potentially increase the risk that they would seek to act contrary to the contractual terms.

  Income Taxes

Current income taxes are provided for in accordance with the relevant statutory tax laws and regulations.

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We recognize net deferred tax assets to the extent that we believe these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If we determine that our deferred tax assets are realizable in the future in excess of our net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

We record uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances, such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The effective tax rate for us includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. We recognize interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying consolidated statement of operations. Accrued interest and penalties are included within the related tax liability line in the consolidated balance sheet.

  Share-based Compensation

Our share-based payment transactions with employees are measured based on the grant date fair value of the equity instrument we issued and recognized as compensation expense over the requisite service period based on the straight-line method, with a corresponding impact reflected in additional paid-in capital.

In July 2014, we adopted the 2014 Share Incentive Plan, or the 2014 Plan, to help us recruit and retain employees and management and to motivate such persons to exert their best efforts on behalf of our company by providing share-based incentives. The maximum number of shares that may be issued pursuant to all awards under the plan shall initially be 17,570,281 ordinary shares, and will be increased automatically by 5% of the then total outstanding shares on an as-converted fully diluted basis on each of the third, sixth and ninth anniversaries of the effective date of the 2014 Plan. As of the date of this prospectus, options to purchase 12,791,000 ordinary shares granted under the 2014 Plan are outstanding.

The following table sets forth information regarding the share options granted under the 2014 Plan as of the date of this prospectus.

Grant Date	Number of Options Granted	Exercise Price	Weighted Average Fair Value of Option	Fair Value of Ordinary Shares
		(US$)	(US$)	(US$)
July 1, 2014	12,056,000	0.48	0.37	0.60
April 2, 2015	1,061,600	1.00	0.77	1.24

Share-based compensation of US$4.6 million related to the grant will be recognized on a straight-line basis over the vesting periods of three years.

Our management is responsible for determining the fair value of options granted to employees and considered a number of factors including valuations.

In determining the fair value of our share options, the binomial option pricing model was applied. The key assumptions used to determine the fair value of the options at the relevant grant date were as follows. Changes in these assumptions could significantly affect the fair value of stock options and hence the amount of compensation expenses we recognize in our consolidated financial statements.

	July 1, 2014	April 2, 2015
Risk-free rate of return	3.18%	2.52%
Contractual life of option	10 years	10 years
Estimated volatility rate	60.57%	58.86%
Dividend yield	0%	0%
Fair value of underlying ordinary shares	0.60	1.24

We estimate the risk free interest rate based on the yield to maturity of U.S. treasury bonds denominated in U.S. dollar and adjusted for country risk premium of China at the option valuation date.

We estimate the expected volatility at the grant date on the annualized standard deviation of the daily return embedded in historical share prices of comparable peer companies with a time horizon close to the expected expiry of the term.

We have never declared or paid any cash dividends on its capital stock, and we do not anticipate any dividend payments in the foreseeable future.

The estimated fair value of the ordinary shares underlying the options as of the grant date was determined based on a simultaneous valuation, which used management's best estimate for projected cash flows as of the valuation date.

The assumptions used in share-based compensation expenses recognition represent our best estimates, but these estimates involve inherent uncertainties and the application of our judgment. If factors change or different assumptions are used, our share-based compensation expenses could be materially different for any period.

Moreover, the estimates of fair value are not intended to predict actual future events or the value that ultimately will be realized by grantees who receive share-based awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by us for accounting purposes.

We apply ASC 718, Compensation—Stock Compensation, or ASC 718, to account for our employee share-based payments. ASC 718 requires forfeitures to be estimated at the time of grant and to be revised, if necessary, in the subsequent period if actual forfeitures differ from initial estimates. Forfeiture rates are estimated based on historical and future expectations of employee turnover rates and are adjusted to reflect future changes in circumstances and facts, if any. Share-based compensation expenses are recorded net of estimated forfeitures such that expense is recorded only for those share-based awards that are expected to vest. To the extent we revise these estimates in the future, the share-based payments could be materially impacted in the period of revision, as well as in subsequent periods.

  Fair Value of Our Ordinary Shares

Prior to this offering, we are a private company with no quoted market prices for our ordinary shares. Therefore we have estimated the fair value of our ordinary shares at various dates for the following purposes:

  •
  determining the fair value of our ordinary shares at the date of issuance of convertible instruments as one of the inputs in determining the intrinsic value of the beneficial conversion feature, if any; and

  •
  determining the fair value of our ordinary shares at the date of the grant of a share-based compensation award to our employees as one of the inputs in determining the grant date fair value of the award.

The following table sets forth the fair value of our ordinary shares estimated at different times with the assistance from an independent valuation firm:

Date	Total Equity Value (US$ in thousands)	Fair Value per Ordinary Share	DLOM	Discount Rate	Purpose of Valuation
October 18, 2013	17,845	0.16	17%	23.5%	To determine potential beneficial conversion feature in connection with the issuance of series A convertible redeemable preferred shares
May 22, 2014	57,930	0.44	12%	23.0%	To determine potential beneficial conversion feature in connection with the issuance of series B convertible redeemable preferred shares
July 1, 2014	84,137	0.60	11%	22.5%	Share option grant
August 22, 2014	108,243	0.78	9%	22.0%	Shares transferred from Tianxiang Hu to E-House Investment
December 16, 2014	123,538	0.92	9%	21.5%	To determine potential beneficial conversion feature in connection with the issuance of series B convertible redeemable preferred shares
April 2, 2015	169,823	1.24	7%	21.0%	Share option grant

In determining the fair value of our ordinary shares, we applied the income approach/ discounted cash flow, or DCF, analysis based on our projected cash flow using management's best estimate as of the valuation date. The determination of the fair value of our ordinary shares requires complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of valuation.

The major assumptions used in calculating the fair value of ordinary shares include:

  •
  Discount Rates. The discount rates listed out in the table above were based on the weighted average cost of capital, which was determined in consideration of the factors including risk-free rate, comparative industry risk, equity risk premium, company size and non-systemic risk factors.

  •
  Comparable Companies. In deriving the weighted average cost of capital used as the discount rates under the income approach, six publicly traded companies were selected for reference as our guideline companies. The guideline companies were selected based on the following criteria: (i) they operate in similar industry and (ii) their shares are publicly traded in developed capital markets.

  •
  Discount for Lack of Marketability, or DLOM. DLOM was quantified by the Black-Scholes option pricing model. Under this option-pricing method, the cost of the put option, which can hedge the price change before the privately held shares can be sold, was considered as a basis to determine the DLOM. This option pricing method is one of the methods commonly used in estimating DLOM as it can take into consideration factors like timing of a liquidity event, such as an initial public offering, and estimated volatility of our shares. The farther the valuation date is from an expected liquidity event, the higher the put option value and thus the higher the implied DLOM. The lower DLOM is used for the valuation, the higher is the determined fair value of the ordinary shares.

The income approach involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts. Our revenues and earnings growth rates, as well as major milestones that we have achieved, contributed to the increase in the fair value of our ordinary shares from 2013 to 2014.

However, these fair values are inherently uncertain and highly subjective. The assumptions used in deriving the fair values are consistent with our business plan. These assumptions include: (i) no material changes in the existing political, legal and economic conditions in China; (ii) our ability to retain competent management, key personnel and staff to support our ongoing operations; and (iii) no material deviation in market conditions from economic forecasts. These assumptions are inherently uncertain.

The option-pricing method was used to allocate enterprise value to preferred and ordinary shares, taking into account the guidance prescribed by the AICPA Audit and Accounting Practice Aid, "Valuation of Privately-Held Company Equity Securities Issued as Compensation." The method treats common stock and preferred stock as call options on the enterprise's value, with exercise prices based on the liquidation preference of the preferred stock.

The option-pricing method involves making estimates of the anticipated timing of a potential liquidity event, such as a sale of our company or an initial public offering, and estimates of the volatility of our equity securities. The anticipated timing is based on the plans of our board of directors and management. Estimating the volatility of the share price of a privately held company is complex because there is no readily available market for the shares. We estimated the volatility of our shares based on the historical volatilities of comparable publicly traded companies engaged in similar lines of business. If we had used different estimates of volatility, the allocations between preferred and ordinary shares would have been different.

The fair value of our ordinary shares increased from US$0.16 per share as of October 18, 2013 to US$1.24 per share as of April 2, 2015. The increase in fair value of our ordinary shares was primarily attributable to organic business growth.

We believe that the increase in the fair value of our ordinary shares from October 18, 2013 US$0.16 to May 22, 2014 US$0.44 was primarily attributable to the following factors:

  •
  Our net revenues reached US$8.1 million in the three months ended March 31, 2014, representing a 105.6% increase from US$3.9 million for the same period in 2013. Our income from operations reached US$4.1 million in the three months ended March 31, 2014, representing a 78.2% increase from US$2.3 million for the same period in 2013.

  •
  Our business operations expanded rapidly from October 2013 to May 2014, with the opening of more than 10 branches in the Bohai Rim, the Yangtze River Delta and the Pearl River Delta. During this period we hired over 200 wealth management product advisors and client managers and expanded our asset management team from one to more than 15 experienced staff.

  •
  We started the operation of Yumao in March 2014 and applied for mutual fund sales license, which would enable us to sell mutual fund products and certain other regulated fund products. In April 2014, we completed the private fund manager registration and filing of private funds under our management with AMAC for Shanghai Juzhou that acts as a private fund manager.

  •
  We commenced preparation for this offering and engaged our registered independent public accounting firm to conduct the U.S. GAAP audit of our financial statements in February 2014.

  •
  As a result of the events described above and the continuous growth of our business, the discount rate was reduced from 23.5% as of October 18 , 2013 to 23% as of May 22, 2014. As we progressed towards our initial public offering, the lead time to an expected liquidity event decreased, resulting in a decrease of DLOM from 17% as of October 18, 2013 to 12% as of May 22, 2014.

We believe that the increase in the fair value of our ordinary shares from US$0.44 per share as of May 22, 2014 to US$0.60 per share as of July 1, 2014 was primarily attributable to the following:

  •
  On May 22, 2014, E-House became our shareholder. E-House brings in strategic values in expanding our wealth management product offerings and strengthening our in-house asset management capabilities.

  •
  The process of this offering commenced in June 2014 and progressed according to schedule.

  •
  As a result of the events described above and the continuous growth of our business, the discount rate was reduced from 23% as of May 22, 2014 to 22.5% as of July 1, 2014.

We believe that the increase in the fair value of our ordinary shares from US$0.60 per share as of July 1, 2014 to US$0.78 per share as of August 22, 2014 was primarily attributable to the following:

  •
  We started to set up and manage the contractual funds, a new asset management product, from August 2014.

  •
  We made the first confidential submission of our draft registration statement on Form F-1 with respect to this offering on August 16, 2014.

  •
  We signed a memorandum of understanding to acquire Scepter Pacific, the holding company of E-House Capital in August 2014 to further enhance our asset management business.

  •
  As a result of the events described above and the continuous growth of our business, the discount rate was reduced from 22.5% as of July 1, 2014 to 22% as of August 22, 2014.

We believe that the increase in the fair value of our ordinary shares from August 22, 2014 US$0.78 to December 16, 2014 $0.92 was primarily attributable to the following factors:

  •
  Our net revenues reached US$10.2 million in the three months ended September 30, 2014, representing a 67.2% increase from US$6.1 million in net revenues for the same period in 2013. Our income from operations reached US$3.9 million in the three months ended September 30, 2014, representing a 56.0% increase from US$2.5 million for the same period in 2013.

  •
  Yumao obtained a mutual fund sales license in December 2014, which will enable us to further expand our asset management business by offering mutual fund products and other regulated fund products.

  •
  From September 2014 to November 2014, our active clients increased substantially. Furthermore, during this period, we expanded our business operations by opening more than four branches throughout China and we hired more than 50 wealth management product advisors and client managers.

  •
  As we continued to achieve strong revenue growth and move closer to the expected timing towards our initial public offering, the perceived risks of our business model are further lowered. As such, we reduced the discount rate from 22.0% on August 22, 2014 to 21.5% on December 16, 2014.

The fair value of our ordinary shares increased from US$0.92 per share as of December 16, 2014 to US$1.24 per share as of April 2, 2015. We believe the increase in fair value of our ordinary shares was primarily attributable to the following factors:

  •
  On April 1, 2015, Mr. Jianda Ni joined our company as our Co-Chairman and chief executive officer further strengthening our senior management team. Mr. Ni is well respected in China's real-estate industry with rich knowledge and extensive experience in the capital markets.

  •
  We advanced preparations further for our proposed initial public offering by making the second submission of our draft registration statement on Form F-1 with respect to this offering on April 1, 2015.

  •
  We increased revenues attributable to recurring management fees by expanding our portfolio of contractual funds under our management.

  •
  As a result of the events described above and the continuous growth of our business, the discount rate was reduced from 21.5% as of December 16, 2014 to 21% as of April 2, 2015. As we progressed towards our initial public offering, the lead time to an expected liquidity event decreased, resulting in a decrease of DLOM from 9% as of December 16, 2014 to 7% as of April 2, 2015.

As we have not had any option or other equity issuance or other events that would require a fair value assessment of our ordinary shares since April 2, 2015, we did not engage the independent third-party appraiser to perform a fair value assessment as of a recent date. We believe the difference in fair value of US$1.24 per share for our ordinary shares and US$1.83 per share, which is the mid-point of the estimated price range for this offering as shown on the cover of this prospectus, as adjusted to reflect the ADS-to-ordinary share ratio, was primarily attributable to the following factors:

  •
  The Chinese government introduced several monetary policy changes during the second quarter of 2015 to encourage investments. Partly in response to these favorable changes to the overall policy environment and due to our business developments described below, we adjusted our long term business and financial forecast upward from the forecast used for purposes of our April 2, 2015 valuation.

  •
  In May 2015, to facilitate the sales of mutual fund and private fund products, Yumao officially launched the mutual fund sales system online, which has developed several products and begun to generate revenue in the second quarter of 2015, crystalizing the potential accretive nature of this business line.

  •
  We won certain important industry awards in April 2015, which helps to further improve our brand recognition and, in turn, helps us to further develop our asset management services.

  •
  We entered into the definitive share purchase agreement for the acquisition of Scepter Pacific, the holding company of E-House Capital, which acquisition is expected to substantially improve our asset management capabilities and increase the amount of assets under our management, both of which are accretive to the overall valuation of the business.

  •
  We believe that the consummation of this offering would significantly reduce the uncertainty of our cost of funding and expects our weighted average cost of capital to decrease to approximately 19.5% upon the completion of this offering.

  •
  DLOM is expected to decrease from 7% as of April 2, 2015 to zero upon the completion of this offering.

The estimates used to determine the fair value of ordinary shares will not be necessary to determine the fair value of new awards once our ADSs begin trading.

Internal Control Over Financial Reporting

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements as of December 31, 2013 and 2014 and for the years ended December 31, 2012, 2013 and 2014, we and our independent registered public accounting firm identified one material weakness and five significant deficiencies as of December 31, 2014 in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States. A "material weakness" is a deficiency, or a combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. A "significant deficiency" is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the our financial reporting.

The material weakness that has been identified relates to our lack of accounting resources in U.S. GAAP and SEC reporting requirements and the five significant deficiencies relate to (1) a lack of an internal audit function for our risk assessment and overall internal control; (2) a lack of control over the historical practice of short term loan extensions to our selected clients; (3) a lack of risk control over our historical co-investment activities with our clients; (4) a lack of scheduled and timely review on the valuation of our investment; and (5) one instance of failure to strictly follow contractual distribution arrangements for the management fees.

To remedy our identified material weakness, significant deficiencies and other control deficiencies in connection with the preparation of our consolidated financial statements, we have adopted several measures to improve our internal control over financial reporting. For example, we recently hired a senior financial officer, who has a solid understanding of and had professional working experience involving U.S. GAAP and SEC reporting. We have also hired several finance personnel to expand our finance and accounting team and organized training sessions regarding U.S. GAAP for our accounting staff. In addition, we plan to continue to provide our accounting and finance staff with training on U.S. GAAP and SEC reporting. We compiled a systematic accounting manual for U.S. GAAP and the financial closing process at the end of 2014. We plan to form an internal audit function and hire experienced internal audit personnel in the near future. In August 2014, we also ceased our short-term loans to, and our co-investment activities with, our selected clients. Furthermore, we are implementing policies to monitor and assess the status of our investment on a regular basis.

However, we cannot assure you that we will remediate our material weakness, significant deficiencies and other control deficiencies in a timely manner. See "Risk Factors — Risks Related to Our Business and Industry — If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations meet our reporting obligations or prevent fraud." To accommodate our growth, we anticipate that we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the periods indicated, both in absolute amounts and as percentages of our net revenues. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of the results that may be expected for any future period.

	Year Ended December 31,						Three Months Ended March 31,
	2012 US$	%	2013 US$	%	2014 US$	%	2014 US$	%	2015 US$	%
Revenues:
Third-party revenues	8,319,263	100.5	20,297,018	90.5	33,480,210	86.1	7,969,254	98.3	5,416,494	38.8
Related party revenues	—	—	2,297,763	10.2	5,657,828	14.5	162,263	2.0	8,615,563	61.8

Total revenues	8,319,263	100.5	22,594,781	100.7	39,138,038	100.6	8,131,517	100.3	14,032,057	100.6
Business taxes and related surcharges	(44,894)	(0.5)	(164,160)	(0.7)	(225,669)	(0.6)	(20,318)	(0.3)	(88,948)	(0.6)

Net revenues	8,274,369	100.0	22,430,621	100.0	38,912,369	100.0	8,111,199	100.0	13,943,109	100.0

Operating cost and expenses:
Cost of revenues	(363,071)	(4.4)	(3,703,030)	(16.5)	(10,657,267)	(27.4)	(1,939,392)	(23.9)	(3,546,545)	(25.4)
Selling expenses	(864,670)	(10.5)	(3,846,855)	(17.2)	(5,768,356)	(14.8)	(1,089,488)	(13.4)	(2,142,845)	(15.4)
General and administrative expenses	(1,936,793)	(23.4)	(4,411,080)	(19.7)	(7,009,332)	(18.0)	(1,195,676)	(14.7)	(1,853,189)	(13.3)
Other operating income-government subsidy	196,339	2.4	777,415	3.5	2,363,893	6.0	189,378	2.3	48,069	0.3

Total operating cost and expenses	(2,968,195)	(35.9)	(11,183,550)	(49.9)	(21,071,062)	(54.2)	(4,035,178)	(49.7)	(7,494,510)	(53.8)

Income from operations	5,306,174	64.1	11,247,071	50.1	17,841,307	45.8	4,076,021	50.3	6,448,599	46.2

Other income (expenses):
Gain from deconsolidation of subsidiaries	—	—	—	—	102,089	0.3
Interest income	8,968	0.1	65,095	0.3	187,285	0.5	3,815	0.0	8,275	0.1
Investment income	322,829	3.9	1,092,579	4.9	2,053,748	5.3	342,459	4.2	1,050,790	7.5
Interest expense	—	—	(15,602)	(0.1)	(14,961)	(0.1)	(1,789)	0.0	—	—
Other expenses	—	—	—	—	—	—

Total other income	331,797	4.0	1,142,072	5.1	2,328,161	6.0	344,485	4.2	1,059,065	7.6

Income before taxes and loss from equity in affiliates	5,637,971	68.1	12,389,143	55.2	20,169,468	51.8	4,420,506	54.5	7,507,664	53.8
Income tax expense	(1,529,056)	(18.5)	(3,202,880)	(14.3)	(5,617,343)	(14.4)	(1,136,253)	(14.0)	(1,986,604)	(14.2)
Loss from equity in affiliates	(122,142)	(1.5)	(135,892)	(0.6)	78,015	0.2	—	—	(192,606)	(1.4)

Net income	3,986,773	48.1	9,050,371	40.3	14,630,140	37.6	3,284,253	40.5	5,328,454	38.2
Net loss (profit) attributable to non-controlling interests	69	0.0	104,694	0.5	(257,840)	(0.7)	29,378	0.4	430,573	3.1
Net income attributable to Jupai shareholders	3,986,842	48.1	9,155,065	40.8	14,372,300	36.9	3,254,875	40.1	4,897,881	35.1
Deemed dividend on Series B convertible redeemable preferred shares	—	—	—	—	(7,563,669)	(19.4)	—	—	—	—

Net income attributable to Jupai shareholders	3,986,842	48.1	9,155,065	40.8	6,808,631	17.5	3,254,875	40.1	4,897,881	35.1

  Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

Net Revenues.    Our net revenues increased by 71.9% from US$8.1 million in the three months ended March 31, 2014 to US$13.9 million in the three months ended March 31, 2015. This increase was primarily due to an increase in our one-time commissions, and to a lesser extent, increases in both our recurring management fees and recurring service fees.

Our net revenues from one-time commissions increased by 26.4% from US$7.9 million in the three months ended March 31, 2014 to US$10.0 million in the three months ended March 31, 2015, primarily as a result of an increase in the number of active clients as we opened new client centers and added advisors at existing centers. In the three months ended March 31, 2015, we opened three new client centers, two of which are in new cities. Our number of active clients increased by 61.1% from 1,205 in the three months ended March 31, 2014 to 1,941 in the three months ended March 31, 2015. Our average transaction value per client increased from RMB2.0 million (US$0.3 million) in the three months ended March 31, 2014 to RMB2.3 million (US$0.4 million) in the three months ended March 31, 2015. The increase in the average transaction value per client was primarily because we distributed more private equity and venture capital products, which have a higher minimum investment amount.

The amount of net revenues from recurring service fees increased significantly from US$54,132 in the three months ended March 31, 2014 to US$1.2 million in the three months ended March 31, 2015 because we provided ongoing services to providers of more products and recognized variable performance fees in the three months ended March 31, 2015. We provided ongoing services to providers of 22 products in the three months ended March 31, 2015 compared with four in the same period in 2014. As part of the recurring services fees, we recognized US$462,224 variable performance fees in the three months ended March 31, 2015 due to the satisfactory performance of the underlying products. We did not recognize variable performance fees in the same period in 2014.

Our net revenues from recurring management fees increased from US$0.2 million in the three months ended March 31, 2014 to US$2.8 million in the three months ended March 31, 2015, which was primarily attributable to the increase in the amount of assets under our management and the amount of carried interest we recognized in the three months ended March 31, 2015 as compared with the same period in 2014. Nil and US$1.4 million carried interest was recognized as part of our recurring management fees in the three months ended March 31, 2014 and 2015, respectively.

Operating Costs and Expenses.    Our total operating costs and expenses increased by 85.7% from US$4.0 million in the three months ended March 31, 2014 to US$7.5 million in the three months ended March 31, 2015, as a result of increases in our cost of revenues, selling expenses and general and administrative expenses as we continued to invest heavily in our infrastructure and support staff.

  •
  Cost of Revenues.  Cost of revenues increased by 82.9% from US$1.9 million in the three months ended March 31, 2014 to US$3.5 million in the three months ended March 31, 2015, primarily due to an increase in compensation paid to wealth management advisors and client managers. Our wealth management advisory services personnel increased by 88.0% from 343 as of March 31, 2014 to 645 as of March 31, 2015.

  •
  Selling Expenses.  Our selling expenses increased by 96.7% from US$1.1 million in the three months ended March 31, 2014 to US$2.1 million in the three months ended March 31, 2015, primarily due to an increase in marketing, advertising and brand promotion expenses.

  •
  General and Administrative Expenses.  Our general and administrative expenses increased by 55.0% from US$1.2 million in the three months ended March 31, 2014 to US$1.9 million in the three months ended March 31, 2015. This increase was primarily due to an increase of US$0.4 million in compensation paid to our managerial and administrative personnel, and an increase of US$0.3 million in rental and office supplies expenses incurred as we expanded our business.

  •
  Other Operating Income — Government Subsidy.  Other operating income decreased significantly from US$0.2 million in the three months ended March 31, 2014 to US$48,069 in the three months ended March 31, 2015.

Other Income and Expenses.    Our total other income increased substantially from US$0.3 million in the three months ended March 31, 2014 to US$1.1 million in the three months ended March 31, 2015 primarily due to an increase of US$0.7 million in investment income.

Income Tax Expense.    Our income tax expense increased by 74.8% from US$1.1 million in the three months ended March 31, 2014 to US$2.0 million in the three months ended March 31, 2015.

Net Income.    As a result of the above, we recorded a net income of US$5.3 million in the three months ended March 31, 2015, compared to a net income of US$3.3 million in the three months ended March 31, 2014.

  2014 Compared to 2013

Net Revenues.    Our net revenues increased by 73.5% from US$22.4 million in 2013 to US$38.9 million in 2014. This increase was primarily due to an increase in our revenues from one-time commissions.

Our net revenues from one-time commissions increased by 59.9% from US$21.7 million in 2013 to US$34.8 million in 2014, primarily as a result of an increase in the number of active clients as we expanded our presence in both existing and new markets. In 2014, we opened 16 new client centers in our existing and seven additional cities. Our number of active clients increased by 120.5% from 2,122 in 2013 to 4,678 in 2014. Our average transaction value per client decreased from RMB3.5 million (US$0.6 million) in 2013 to RMB2.8 million (US$0.5 million) in 2014. The decrease in the average transaction value per client was primarily due to our decision to include privately placed bonds in our product mix starting from 2014. In general, privately placed bond products have a substantially lower minimum investment amount requirement as compared to other wealth management products. Although the inclusion of privately placed bond products lowered our average transaction value per client, the overall effect of the introduction of this product on our net revenues has been positive because it has helped us to attract clients who favor fixed income products.

We started to earn recurring service fees in 2013, and the amount of net revenues from recurring service fees in 2014 was US$1.9 million.

Our net revenues from recurring management fees in 2014 amounted to US$2.2 million, an increase from US$0.6 million in 2013, which was in line with the increase in the amount of assets under our management in 2014 as compared with 2013.

Operating Costs and Expenses.    Our total operating costs and expenses increased by 88.4% from US$11.2 million in 2013 to US$21.1 million in 2014, as a result of increases in our cost of revenues, selling expenses and general and administrative expenses as we continued to invest heavily in our infrastructure and our supporting staff.

  •
  Cost of Revenues.  Cost of revenues increased significantly from US$3.7 million in 2013 to US$10.7 million in 2014, primarily due to an increase in compensation paid to wealth management product advisors and client managers. We increased our wealth management personnel headcount from 242 as of December 31, 2013 to 559 as of December 31, 2014 to expand our business and we started to pay performance bonus to them in 2014. The amount of performance bonus paid in 2014 was US$3.2 million. To a lesser extent, an increase in compensation paid to our asset management personnel also contributed to the increase in our cost of revenues for the same period. Our asset management personnel headcount increased from less than 10 as of December 31, 2013 to 45 as of December 31, 2014.

  •
  Selling Expenses.  Our selling expenses increased by 50.0% from US$3.8 million in 2013 to US$5.8 million in 2014, primarily due to an increase in sales and marketing personnel expenses driven by increases in both the number of marketing events and headcount, an increase in professional service fees as a result of our heightened due diligence requirements on assets under our management, and an increase in rental and office supplies expenses in connection with our new client centers.

  •
  General and Administrative Expenses.  Our general and administrative expenses increased by 58.9% from US$4.4 million in 2013 to US$7.0 million in 2014. This increase was primarily due to an increase in professional service fees relating to our proposed public offering, rental and office supplies expenses and communication and travel expenses incurred as we expanded our business.

  •
  Other Operating Income — Government Subsidy.  Other operating income increased significantly from US$0.8 million in 2013 to US$2.4 million in 2014 because of an increase in our value-added tax, business tax and income tax payments.

Other Income and Expenses.    Our total other income experienced increase from US$1.1 million in 2013 to US$2.3 million in 2014 primarily due to an increase of US$1.0 million in the investment income. The investment income was primarily derived from the returns of our investment in held-to-maturity securities, which remained relatively stable year-on-year.

Income Tax Expense.    Our income tax expense increased by 75.4% from US$3.2 million in 2013 to US$5.6 million in 2014.

Net Income.    As a result of the above, we recorded a net income of US$9.1 million in 2013, compared to a net income of US$14.6 million in 2014.

  2013 Compared to 2012

Net Revenues.    Our net revenues increased by 171.1% from US$8.3 million in 2012 to US$22.4 million in 2013. This increase was primarily due to an increase in revenues from one-time commissions.

Our net revenues from one-time commissions increased by 162.7% from US$8.3 million in 2012 to US$21.7 million in 2013, primarily as a result of increases in the number of active clients. Our number of active clients increased by 94.7% from 1,090 in 2012 to 2,122 in 2013, as a result of our continued efforts to improve service quality while strategically expanding into key new markets. Our average transaction value per client increased from RMB2.5 million (US$0.4 million) in 2012 to RMB3.6 million (US$0.6 million) in 2013 primarily because of repeat purchases by many of our clients in 2013.

We started to earn recurring service fees from 2013 and the amount of net revenues from recurring service fees in 2013 was US$84,621.

We started to earn recurring management fees from 2013 and the amount of net revenues from recurring management fees in 2013 was US$0.6 million.

Operating Costs and Expenses.    Our total operating costs and expenses increased significantly from US$3.0 million in 2012 to US$11.2 million in 2013, as a result of increases in our cost of revenues, selling expenses and general and administrative expenses. The substantial increase in our total operating costs and expenses is primarily attributable to the significant growth in our size of operations to ramp up our business. With our rapid expansion since 2013, we invested heavily in our mid- and back-end support, thus expending considerable financial resources.

  •
  Cost of Revenues.  Cost of revenues increased significantly from US$363,071 in 2012 to US$3.7 million in 2013, primarily due to an increase of US$2.4 million in compensation expense related to the hiring of more wealth management product advisors and client managers to meet the needs of our expansion. The number of our wealth management product advisors and client managers increased by 92.1% from 126 as of December 31, 2012 to 242 as of December 31, 2013.

  •
  Selling Expenses.  Our selling expenses increased significantly from US$0.9 million in 2012 to US$3.8 million in 2013, primarily due to an increase of US$1.1 million in cost incurred for the sales and marketing personnel and product development personnel expenses and an increase of US$1.2 million in the rental and office supplies expenses of our client centers other than our headquarters as a result of the increased number of employees and client centers.

  •
  General and Administrative Expenses.  Our general and administrative expenses increased by 127.8% from US$1.9 million in 2012 to US$4.4 million in 2013. This increase was primarily due to an increase of US$1.3 million in compensation paid to our managerial and administrative personnel as we hired additional employees to support and manage our growth and an increase of US$0.6 million in rental and office supplies expenses incurred as we expanded our business.

  •
  Other Operating Income — Government Subsidy.  Other operating income increased significantly from US$196,339 in 2012 to US$777,415 in 2013 because of an increase in our value-added tax, business tax and income tax payments.

Other Income and Expenses.    Our total other income increased significantly from US$0.3 million in 2012 to US$1.1 million in 2013 primarily due to an increase of US$0.8 million in the investment income. The investment income increased significantly from US$0.3 million in 2012 to US$1.1 million in 2013 primarily due to the returns of our increased investment in held-to-maturity securities.

Income Tax Expense.    Our income tax expense increased by 109.5% from US$1.5 million in 2012 to US$3.2 million in 2013.

Net Income.    As a result of the above, we recorded a net income of US$9.1 million in 2013, compared to a net income of US$4.0 million in 2012.

Selected Quarterly Results of Operations

The following table presents our unaudited condensed consolidated quarterly financial information for the quarters in the period from January 1, 2014 to March 31, 2015. You should read the following table in conjunction with our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. We have prepared the unaudited condensed consolidated quarterly financial information on the same basis as our audited consolidated financial statements. This unaudited condensed consolidated quarterly financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair representation of our financial position and operating results for the quarters presented.

	For the Three Months Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015
	(US$)
Revenues:
Third-party revenues	7,969,254	8,969,518	9,421,571	7,119,867	5,416,494
Related party revenues	162,263	119,281	772,167	4,604,117	8,615,563

Total Revenues	8,131,517	9,088,799	10,193,738	11,723,984	14,032,057
Sales tax	(20,318)	(52,635)	(32,420)	(120,296)	(88,948)

Net Revenues	8,111,199	9,036,164	10,161,318	11,603,688	13,943,109

Operating cost and expenses:
Cost of revenues	(1,939,392)	(2,419,281)	(3,404,724)	(2,893,870)	(3,546,545)
Selling expenses	(1,089,488)	(1,157,605)	(1,562,086)	(1,959,177)	(2,142,845)
General and administrative expenses	(1,195,676)	(1,559,173)	(1,495,433)	(2,759,050)	(1,853,189)
Other operating income—government Subsidy	189,378	1,223,503	200,615	750,397	48,069

Income from operations	4,076,021	5,123,608	3,899,690	4,741,988	6,448,599

Other income (expenses):
Gain from deconsolidation of subsidiaries	—	—	102,089	—	—
Interest income	3,815	12,299	135,279	35,892	8,275
Interest expense	(1,789)	(13,131)	(41)	—	—
Investment income	342,459	262,996	790,487	657,806	1,050,790
Other income/loss	—	—	—	—	—

Income before taxes and income (loss) from equity in affiliates	4,420,506	5,385,772	4,927,504	5,435,686	7,507,664

Income tax expense	(1,136,253)	(1,367,658)	(1,341,605)	(1,771,827)	(1,986,604)
Income (loss) from equity in affiliates	—	—	78,015	—	(192,606)

Net income	3,284,253	4,018,114	3,663,914	3,663,859	5,328,454
Net loss (income) attributable to noncontrolling interest	29,378	15,922	(42,858)	(255,398)	(430,573)

Net income attributable to Jupai shareholders	3,254,875	4,002,192	3,706,772	3,408,461	4,897,881
Deemed dividend on Series B convertible redeemable preferred shares	—	(4,204,901)	—	(3,358,768)	—

Net income (loss) attributable to ordinary shareholders	3,254,875	(202,709)	3,706,772	49,693	4,897,881

The following table sets forth our historical unaudited consolidated selected quarterly results of operations for the periods indicated, as a percentage of total revenues.

	For the Three Months Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015
Revenues:
Third-party revenues	98.0%	98.7%	92.4%	60.7%	38.6%
Related party Revenues	2.0%	1.3%	7.6%	39.3%	61.4%
Total Revenues	100%	100%	100%	100%	100%
Sales tax	(0.2)%	(0.6)%	(0.3)%	(1.0)%	(0.6)%

Net Revenues	99.8%	99.4%	99.7%	99.0%	99.4%

Operating cost and expenses:
Cost of revenues(1)	(23.9)%	(26.6)%	(33.4)%	(24.7)%	(25.3)%
Selling expense s(1)	(13.4)%	(12.7)%	(15.3)%	(16.7)%	(15.3)%
General and administrative expenses(1)	(14.7)%	(17.2)%	(14.7)%	(23.5)%	(13.2)%
Other operating income—government Subsidy	2.3%	13.5%	2.0%	6.4%	0.3%

Income from operations	50.1%	56.4%	38.3%	40.4%	46.0%

Other income (expenses):
Gain from deconsolidation of subsidiaries	—	—	1.0%	—	—
Interest income	0.0%	0.1%	1.3%	0.3%	0.1%
Interest expense	(0.0)%	(0.1)%	(0.0)%	—	—
Investment income	4.2%	2.9%	7.8%	5.6%	7.5%
Other income/loss	—	—	—	—	—

Income before taxes and income (loss) from equity in affiliates	54.4%	59.3%	48.3%	46.4%	53.5%

Income tax expense	(14.0)%	(15.0)%	(13.2)%	(15.1)%	(14.2)%
Income (loss) from equity in affiliates	—	—	0.8%	—	(1.4)%

Net income	40.4%	44.2%	35.9%	31.3%	38.0%

Net loss (income) attributable to noncontrolling interest	0.4%	0.2%	(0.4)%	2.2%	3.1%

Net income attributable to Jupai shareholders	40.0%	44.0%	36.4%	29.1%	34.9%
Deemed dividend on Series B convertible redeemable preferred shares	—	(46.3)%	—	(28.6)%	—

Net income (loss) attributable to ordinary shareholders	40.0%	(2.2)%	36.4%	0.4%	34.9%

We have experienced continued growth in our quarterly total net revenues for the five quarters in the period from January 1, 2014 to March 31, 2015. The growth was mainly driven by increase in revenues from our one-time commissions. During these quarters, we experienced a steady increase in both the number of active clients, which contributed to an increase in the total value of wealth management products purchased by our clients and hence an increase in our one-time commissions. To a lesser extent, the growth of our net revenues was also due to the increase in revenues from our asset management services due to the increase in amount of assets under our management. Due to our limited operating history, the net revenues trend we have experienced in the past may not apply to, or be indicative of, our future operating results.

Our quarterly operating cost and expenses have fluctuated in the five quarters in the period from January 1, 2014 to March 31, 2015 and may continue to fluctuate in the future. These fluctuations are attributable to a combination of factors, including compensation paid to our staff, our advertising, marketing and brand promotion campaign expenses and rental expenses related to our offices and client centers.

Liquidity and Capital Resources

To date, we have financed our operations primarily through cash generated from our operating activities and the proceeds from the private placement of our preferred shares. Our principal uses of cash for the years ended December 31, 2012, 2013 and 2014 and for the three months ended March 31, 2015 were for operating activities, primarily cash management investing activities. As of March 31, 2015, we had US$31.5 million in cash and cash equivalents, consisting of cash on hand and demand deposits, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less when purchased. Approximately 91% of our cash and cash equivalent as of March 31, 2015 was held in China, more than 43.7% of which was held by our VIE and its subsidiaries denominated in Renminbi. As of March 31, 2015, we did not have any outstanding bank loans. We believe that our current cash and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs, including our cash needs for at least the next 12 months. We may, however, need additional capital in the future due to unanticipated business conditions or other future developments, including any investments or acquisitions we may decide to pursue.

Although we consolidate the results of our consolidated entities, we only have access to the assets or earnings of our consolidated entities through our contractual arrangements with it. See "Corporate History and Structure." For restrictions and limitations on liquidity and capital resources as a result of our corporate structure, see "— Holding Company Structure." In addition, we would need to accrue and pay withholding taxes if we were to distribute funds from our subsidiaries in China to our offshore subsidiaries. We do not intent to repatriate such funds in the foreseeable future, as we plan to use existing cash balance in China for general corporate purposes.

Under PRC laws and regulations, we are permitted to utilize the proceeds from this offering to provide funding to our PRC subsidiary only through loans or capital contributions and to our consolidated entities only through loans, subject to applicable government registration and approval requirements. We cannot assure you that we will be able to meet these requirements on a timely basis, if at all. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiaries or VIE when needed. Notwithstanding the foregoing, our PRC subsidiary may use its own retained earnings (as opposed to Renminbi converted from foreign currency denominated capital) to provide financial support to the VIE either through entrustment loans or direct loans to its shareholders in compliance with applicable laws and regulations, who then contribute the loans to the VIE through contractual arrangements as capital injection. We have not had any such arrangement in the past. In the event Shanghai Juxiang, Shanghai Jupai and the nominee shareholders of Shanghai Jupai enter into such shareholder loan arrangements, we intend to adopt the similar shareholder loan structure as that under E-House Capital's VIE structure. See "Corporate History and Structure — Our Relationship with E-House and the Acquisition of Scepter Pacific, the holding company of E-House Capital — Loan Agreement." If, in the future, our existing cash is insufficient to meet our requirements, we may sell additional equity securities, debt securities or borrow from banks. See "Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of our initial public offering to make loans to our PRC subsidiary and consolidated entities or to make additional capital contributions to our PRC subsidiary, which may materially and adversely affect our liquidity and our ability to fund and expand our business."

The following table sets forth a summary of our cash flows for the periods indicated:

	Year Ended December 31,			Three Months Ended March 31,
	2012	2013	2014	2014	2015
	(in US$)
Net cash provided by (used in) operating activities	1,571,870	17,306,401	24,443,395	(5,121,513)	2,743,701
Net cash provided by (used in) investing activities	(5,493,393)	(15,137,840)	(6,046,958)	3,607,889	(2,746,681)
Net cash provided by (used in) financing activities	4,872,900	2,125,112	7,761,042	31,888	(171,272)
Effect of exchange rate changes	2,193	90,074	56,412	34,877	107,860
Net increase (decrease) in cash and cash equivalent	953,570	4,383,747	26,213,891	(1,446,859)	(66,392)
Cash and cash equivalents — beginning of the year	6,025	959,595	5,343,342	5,343,342	31,557,233
Cash and cash equivalents — end of the year	959,595	5,343,342	31,557,233	3,896,483	31,490,841

  Operating Activities

Net cash provided by operating activities in the three months ended March 31, 2015 was US$2.7 million, primarily attributable to a net income of US$5.3 million, adjusted by non-cash items of US$0.4 million and partially offset by a net decrease of US$3.0 million in change in working capital. The net decrease in change in working capital was primarily attributable to a decrease of US$1.3 million in income tax payable and an increase of US$1.6 million in amounts due from related parties, partially offset by an increase of US$1.2 million in deferred revenue from related parties. The increase in deferred revenues from related parties was primarily driven by the increase in the number and size of funds under our management, as well as the portion of cash payments received in relation to the management fees and carried interest that can be recognized during the period. We had 14 contractual funds under our management as of March 31, 2015 but no such funds as of March 31, 2014. Unlike funds organized in the form of limited partnerships, we typically receive services fees for the entire contractual term of a contractual fund, which varies from six months to two years, at the beginning of the service period, resulting in a relatively larger amount of deferred revenue being recorded.

Net cash provided by operating activities in 2014 was US$24.4 million, primarily attributable to a net income of US$14.6 million, partially offset by non-cash items of US$1.2 million and a net increase of US$8.6 million in change in working capital. The net increase in change in working capital was primarily attributable to an increase in the deferred revenue of US$7.8 million, and an increase in the accrued payroll and welfare expenses of US$1.3 million, partially offset by an increase of accounts receivables of US$0.4 million and a decrease of deferred tax assets of US$1.9 million and amount due from related party of US$1.4 million. We had 10 investment products under our sole or joint management as of December 31, 2014 compared with four as of December 31, 2013 and we started to manage contractual funds in 2014. In addition, one of our contractual funds prepaid carried interest in 2014 based on the expected return of the fund, in the amount of US$3.3 million, which should be recognized as revenue at the end of the contractual term according to our accounting policy and was therefore recorded entirely as deferred revenue as of December 31, 2014.

Net cash provided by operating activities in 2013 was US$17.3 million, primarily attributable to a net income of US$9.1 million, partially offset by non-cash items of US$0.7 million and a net increase of US$8.9 million in change in working capital. The net increase in change in working capital was primarily attributable to an increase in income tax payable of US$2.0 million, an increase in deferred revenue of

US$1.5 million, a decrease in amount due from related party of US$2.4 million and a decrease in other receivables of US$2.1 million.

Net cash provided by operating activities in 2012 was US$1.6 million, primarily attributable to a net income of US$4.0 million, adjusted by non-cash items of US$0.2 million and a net decrease of US$2.3 million in change in working capital. The net decrease in change in working capital was primarily attributable to an increase in other receivables of US$2.9 million and an increase in accounts receivable of US$1.2 million, partially offset by an increase in income tax payable of US$1.6 million.

  Investing Activities

Net cash used in investing activities in the three months ended March 31, 2015 was US$2.7 million. Our investments consist primarily of purchases of available-for-sale investments and investments in affiliates, which, in the aggregate, accounted for net cash out-flow of US$7.1 million, partially offset by proceeds from available-for-sale investments in the amount of US$2.9 million.

Net cash used in investing activities in 2014 was US$6.1 million. Our investments consist primarily of our purchases of held-to-maturity, available-for-sale and entrusted investments, which, in the aggregate, accounted for net cash out-flow of US$12.8 million, partially offset by our net collection of customer borrowings in the amount of US$9.4 million. In the past, we provided customer borrowings to a few of our selected clients to bridge the gap between the maturity of an earlier product and the purchase of a new one, and these clients typically repay the loans when due. In August 2014, we decided to terminate the practice of such customer borrowings and collect all such outstanding loans when due. As of December 31, 2014, the aggregate outstanding principal amount of such short-term bridge loans was US$0.5 million.

In 2014, our cash out-flow for the purchases of held-to-maturity investments, available-for-sale investments and entrusted investments amounted to US$15.6 million, US$7.1 million and US$2.2 million, respectively, partially offset by our collection of held-to-maturity investments, entrusted investment and available-for-sale investments in the amount of US$3.8 million, US$2.9 million and US$5.4 million, respectively. In order to help certain clients obtain higher returns within their target investment level, we have, in the past, entered into co-investment arrangements with our clients, under which our clients typically obtain less than 30.0% of the required funding from us, invest on our behalf in wealth management products distributed by us and proportionately share the return when these products mature. We categorize investments made pursuant to such co-investment practice as entrusted investments. We terminated this co-investment practice in August 2014, with US$3.3 million outstanding balance of such investments as of December 31, 2014. A substantial portion of the held-to-maturity and entrusted investments we purchased were the same products that we distributed to our clients, primarily because such products had undergone our stringent internal review and selection process. We did not include any amount of investment products that we invested or co-invested in when calculating the aggregate value of wealth management products we distributed to our clients for any applicable period in this prospectus.

Net cash used in investing activities in 2013 was US$15.1 million, primarily attributable to our extension of customer borrowings to certain clients and our purchases of held-to-maturity investments and entrusted investments. In 2013, we extended customer borrowings in the amount of US$19.6 million, partially offset by our collection of customer borrowings in the amount of US$10.1 million. In 2013, our cash out-flow for the purchase of held-to-maturity investments and entrusted investments were US$2.4 million and US$3.5 million, partially offset by our collection of held-to-maturity investments and entrusted investments in the amount of US$1.9 million and US$0.1 million. Approximately 94% of the held-to-maturity investments and entrusted investments we purchased in 2013 were the same products that we distributed to our high-net-worth clients.

Net cash used in investing activities in 2012 was US$5.5 million, primarily attributable to our purchase of held-to-maturity investments.

  Financing Activities

Net cash used in financing activities in the three months ended March 31, 2015 was US$0.2 million, which was a dividend payment to our non-controlling interest holder.

Net cash provided by financing activities in 2014 was US$7.8 million, primarily attributable to proceeds from the issuance of our preferred shares.

Net cash provided by financing activities in 2013 was US$2.1 million, primarily attributable to proceeds from the issuance of our preferred shares.

Net cash provided by financing activities in 2012 was US$4.9 million, primarily attributable to proceeds from capital contribution to our VIE.

Capital Expenditures

Our capital expenditures were US$109,000, US$452,218, US$1.3 million and US$0.3 million in 2012, 2013, 2014 and the three months ended March 31, 2015, respectively. We currently do not have any commitment for capital expenditures or other cash requirements other than those in our ordinary course of business.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2014:

	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in US$)
Operating leases	7,087,027	3,839,116	2,891,522	356,389	—

The table above excludes uncertain tax liabilities of US$785,372, as we are unable to reasonably estimate the timing of future payments due to uncertainties in the timing of the effective settlement of these tax positions. For additional information, please see the notes to our consolidated financial statements included elsewhere in this prospectus.

Holding Company Structure

Jupai is a holding company with no material operations of its own. We conduct our operations primarily through our wholly owned subsidiaries and our consolidated entities in China. As a result, our ability to pay dividends depends upon dividends paid by our wholly owned subsidiaries. If our wholly owned subsidiaries or any newly formed subsidiaries incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly owned subsidiaries are permitted to pay dividends to us only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, our wholly owned PRC subsidiary and each of our consolidated entities is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by the SAFE. We currently plan to reinvest all earnings from our PRC subsidiary to its business developments and do not plan to request dividend distributions from them.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. In addition, we have not entered into any derivative contracts that are indexed to our own shares and classified as equity, or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Moreover, we do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Inflation

Since our inception, inflation in China has not materially impacted our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2012, 2013 and 2014 were increases of 2.5%, 2.5% and 1.5% respectively. Although we have not been materially affected by inflation in the past, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China. For example, certain operating costs and expenses, such as personnel expenses, real estate leasing expenses, travel expenses and office operating expenses may increase as a result of higher inflation. Additionally, because a substantial portion of our assets consist of cash and cash equivalents, high inflation could significantly reduce the value and purchasing power of these assets. We are not able to hedge our exposure to higher inflation in China.

Quantitative and Qualitative Disclosures About Market Risk

  Foreign Exchange Risk

Our operating transactions and assets and liabilities are mainly denominated in Renminbi. Renminbi is not freely convertible into foreign currencies for capital account transactions. The value of Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China's political and economic conditions and China's foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the PRC government has allowed Renminbi to appreciate slowly against the U.S. dollar again. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. We estimate that we will receive net proceeds of approximately US$41.8 million from this offering if the underwriters do not exercise their option to purchase additional ADSs, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on the initial offering price of US$11.00 per ADS, the midpoint of the estimated price range shown on the front cover of this prospectus. Assuming that we convert the full amount of the net proceeds from this offering into Renminbi, a 10% appreciation of the U.S. dollar against Renminbi, from a rate of RMB6.1990 to US$1.00 as of March 31, 2015 to a rate of RMB6.8189 to US$1.00, will result in an increase of RMB25.9 million in our net proceeds from this offering. Conversely, a 10% depreciation of the U.S. dollar against the Renminbi, from a rate of RMB6.1990 to US$1.00 to a rate of RMB5.5791 to US$1.00, will result in a decrease of RMB25.9 million in our net proceeds from this offering.

  Interest Risk

Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank deposits. We generated interest income of US$8,968, US$65,095 and US$187,285 in 2012, 2013 and 2014, respectively. Interest-earning instruments carry a degree of interest rate risk. We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in market interest rates. However, our future interest income may fall short of expectations due to changes in market interest rates.

Recently Issued and Adopted Accounting Standards

In May 2014, the FASB issued, ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)". The guidance substantially converges final standards on revenue recognition between the FASB and the International Accounting Standards Board providing a framework on addressing revenue recognition issues and, upon its effective date, replaces almost all exiting revenue recognition guidance, including industry specific guidance, in current U.S. generally accepted accounting principles. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

  Step 1: Identify the contract(s) with a customer.

  Step 2: Identify the performance obligations in the contract.

  Step 3: Determine the transaction price.

  Step 4: Allocate the transaction price to the performance obligations in the contract.

  Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

For a public entity, the amendments in this ASU are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. We are in the process of evaluating the impact of adoption of this guidance on our consolidated financial statements.

In June 2014, the FASB issued a new pronouncement which requires that a performance target that affects vesting and that could be achieved after the requisite service period is treated as a performance condition. A reporting entity should apply existing guidance in Topic 718, Compensation-Stock Compensation, as it relates to awards with performance conditions that affect vesting to account for such awards. The performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. We do not expect the adoption of this guidance will have a significant effect on our consolidated financial statements.

In August 2014, the FASB issued a new pronouncement which provides guidance on determining when and how reporting entities must disclose going-concern uncertainties in their financial statements. The new standard requires management to perform interim and annual assessments of an entity's ability to continue as a going concern within one year of the date of issuance of the entity's financial statements. Further, an entity must provide certain disclosures if there is "substantial doubt about the entity's ability to continue as a going concern." The new standard is effective for fiscal years ending after December 15, 2016. We do not expect the adoption of this guidance will have a significant effect on our consolidated financial statements.

In November 2014, the FASB issued a new pronouncement which provides guidance an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. An acquired entity may elect the option to apply pushdown accounting in the reporting period in which the change-in-control event occurs. An acquired entity should determine whether to elect to apply pushdown accounting for each individual change-in-control event in which an acquirer obtains control of the acquired entity. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity's most recent change-in-control event. An election to apply pushdown accounting in a reporting period after the reporting period in which the change-in-control event occurred should be considered a change in accounting principle in accordance with Topic 250, Accounting Changes and Error Corrections. If pushdown accounting is applied to an individual change-in-control event, that election is irrevocable. The amendments in this Update are effective on November 18, 2014. After the effective date, an acquired entity can make an election to apply the guidance to future change-in-control events or to its most recent change-in-control event. However, if the financial statements for the period in which the most recent change-in-control event occurred already have been issued or made available to be issued, the application of this guidance would be a change in accounting principle. We do not expect the adoption of this guidance will have a significant effect on our consolidated financial statements.

In February 2015, the FASB issued, ASU 2015-02, "Amendments to the Consolidation Analysis", regarding consolidation of legal entities such as limited partnerships, limited liability corporations, and securitization structures. The guidance eliminates the deferral issued by the FASB in February 2010 of the accounting guidance for VIEs for certain investment funds, including mutual funds, private equity funds and hedge funds. In addition, the guidance amends the evaluation of fees paid to a decision maker or a service provider, and exempts certain money market funds from consolidation. The guidance will be effective for accounting periods beginning after December 15, 2015 with early adoption permitted. We are currently evaluating the potential impact on our consolidated financial statements.

INDUSTRY

China's Private Wealth

According to the Heading Report, China's total wealth held by households was the largest in Asia, excluding Japan, and the third largest in the world, totaling approximately US$21.4 trillion in 2014 as measured by investable assets excluding primary residences. China has become one of the fastest growing countries in total wealth in the world. China's private wealth grew at a CAGR of 8.8% from 2008 to 2014, compared with a CAGR of 5.3% for the rest of the world during the same period.

We believe the following factors have contributed to the growth of China's private wealth:

  •
  Rapid economic growth.  China has the fastest growing major economy in the world, with real GDP growing at a yearly average rate of 8.8% from 2008 to 2014, and GDP per capita increasing at a CAGR of 11.9% during the same period. The table below sets forth information regarding China's real GDP growth and GDP per capita for the periods indicated:

	2008	2009	2010	2011	2012	2013	2014
Real GDP growth (%)	9.6	9.2	10.4	9.3	7.7	7.7	7.4
GDP per capita (RMB)	23,708	25,608	30,015	35,198	38,459	42,557	46,531
GDP per capita (US$)(1)	3,423	3,748	4,436	5,463	6,094	6,874	7,572
Year-over-year change (%)	17.5	8.0	17.2	17.3	9.3	10.7	9.3

Source: National Bureau of Statistics of China

(1)
The translation from Renminbi to U.S. dollars were made at the yearly average exchange rates of each period indicated, which were calculated from month-end rates, as published by the People's Bank of China.
  •
  Increasing urbanization and strong income growth.  China's urban population has been growing steadily, from 47.0% of the total population in 2008 to 54.8% in 2014, while urban income per capita grew at a CAGR of 10.6% during the same period. The table below sets forth information regarding China's urban population distribution and their per capita income for the periods indicated:

	2008	2009	2010	2011	2012	2013	2014
Urban population (%)	47	48	50	51	53	54	55
Total urban disposable income (RMB trillion)	9.6	10.7	12.7	15.1	17.5	19.7	21.6
Urban per capita disposable income (RMB)	15,785	17,175	19,109	21,810	24,565	26,955	28,844
Urban per capita disposable income (US$)(1)	2,279	2,514	2,824	3,385	3,892	4,354	4,694
Year-over-year change (%)	14.5	8.8	11.3	14.1	12.6	9.7	7.0

Source: National Bureau of Statistics of China

  •
  Asset price appreciation.  The rapid and significant appreciation of the assets held by China's households, especially high-net-worth households, also greatly accelerated the increase in China's private wealth. Real estate investments have become a significant investment category given the lack of investment product choices in China and a historical trend of stable appreciation in real estate prices. According to the Heading Report, real estate investments accounted for approximately 35% of total investable assets excluding cash and bank deposits held by China's households in 2013. According to the China Real Estate Index System, China's average real estate price for 100 cities increased from RMB9,042 (US$1,470) per square meter in June 2010 to RMB10,539 (US$1,686) per square meter in February 2015.

According to the Heading Report, China's private wealth is expected to continue its strong growth momentum as China's total wealth held by households only accounted for approximately 24% of China's total GDP in 2014, which is still low compared to developed economies.

China's High-Net-Worth Population

The Heading Report defines high-net-worth individuals as those possessing RMB3.0 million (US$0.5 million) or more in investable assets including cash, deposits, stocks, bonds and other financial assets, but excluding primary residences. China's high-net-worth population is one of the fastest growing in the world with a CAGR of 12.1% between 2008 and 2014, according to the Heading Report, and this population reached 5.4 million in 2014. Total investable assets held by China's high-net-worth population grew at a CAGR of 23.0% from 2008 to 2014, reaching RMB90 trillion (US$14.7 trillion) by the end of 2014. It is expected that total investable assets held by China's high-net-worth population will continue to grow at a CAGR of approximately 15% from 2015 to 2018.

According to the Heading Report, China's high-net-worth population is primarily between the age of 40 and 50, lower than the average age of the high-net-worth populations in other countries and regions. Entrepreneurs, and executives and professionals accounted for 52% and 21% of total high-net-worth population in China, respectively. Geographically, over 80% of China's high-net-worth population is concentrated in three core economic regions in China, namely the Bohai Rim, the Yangtze River Delta and the Pearl River Delta regions.

The table below sets forth information regarding the economic conditions and key economic drivers in the three core regions:

Economic region	Covered municipalities and provinces	% of National GDP in 2013	Key economic drivers
Bohai Rim	Beijing, Tianjin, Hebei, Liaoning province and Shandong province	25.4%	The region is centered around Beijing, the capital of China. Heavy industries are the key economic contributors to the region.
Yangtze River Delta	Shanghai, Jiangsu province and Zhejiang province	17.2%

The region is centered around Shanghai, one of the key financial and commercial centers in China. Light industries, such as electronics and textile manufacturing, are the key economic contributors to the region.

Pearl River Delta	Shenzhen and eight other cities in Guangdong province	9.3%	The region is the center for processing and manufacturing, exporting, and high technologies in China.

Source: National Bureau of Statistics of China, Heading Report

High-net-worth individuals in China are generally risk averse and prefer investments with greater security. Fixed income products and real estate products, which are traditionally deemed as more prudent financial products, have become the most popular investments for high-net-worth individuals in China, followed by securities and funds.

High-Net-Worth Individual Wealth Management Services Industry

China's high-net-worth individual wealth management services industry is at an early stage of development, characterized by low market penetration, increasing sophistication, a fragmented market, and strong growth potential. Key market participants include banks, insurance companies, fund management companies, securities firms and third-party wealth management service providers.

  Low Market Penetration

According to the Heading Report, bank deposits accounted for approximately 58% of China's private wealth in 2014, much higher than 25%-35% in Europe and 16% in the United States. The potential shift of financial assets from bank deposits to various investment products is expected to significantly drive the growth of China's wealth management services industry.

  Increasing Sophistication

China's high-net-worth individuals are beginning to rely more on wealth management service providers for investment decisions. This shift is primarily driven by their growing demand for more professional asset allocation advices under the volatile financial environment and the increasing product sophistication in China. In addition, China's high-net-worth individuals are demanding more value-added services from wealth management service providers, including tailored financial planning, investor education, healthcare advisory, children's education advisory, and personal financing services.

The number of professionals in China providing wealth management services has also increased. As of December 31, 2014, there were a total of 16,653 certified professionals accredited by Financial Planning Standards Board China, compared to a total of 488 certified professionals as of November 1, 2006.

  Fragmented Market

China's high-net-worth individual wealth management services industry is fragmented, as most market participants, especially Chinese banks, are still building their brand recognition and developing differentiated and professional operations for high-net-worth individual wealth management services. Currently, distribution of OTC wealth management products in China has a relatively low entry barrier as it does not require intensive capital investment.

Third-Party High-Net-Worth Individual Wealth Management Services Industry

Third-party wealth management service providers, which may offer and distribute a wide range of financial products and provide comprehensive financial planning services to their clients, are not associated with any financial institutions.

China's third-party high-net-worth individual wealth management services industry is currently at an early stage of development with strong growth potential. According to the Heading Report, third-party wealth management service providers only had approximately 1% market share in 2014, significantly lower than approximately 60% in the United States and 55% in the United Kingdom, leaving ample room for potential growth. The market of third-party high-net-worth wealth management service providers reached RMB35.5 billion (US$5.7 billion) in 2014 in terms of total revenue, representing a CAGR of 33% from 2008 to 2014. According to the Heading Report, third-party wealth management service providers will have a market share of approximately 1.5% in 2018. In other words, the market size is expected to reach RMB75.6 billion (US$12.2 billion) in 2018, representing a CAGR of 21% from 2014 to 2018.

According to the Heading Report, China's third-party high-net-worth individual wealth management service providers share the following common characteristics:

  •
  Client-centric model:  Third-party wealth managers generally adopt a client-centric, as opposed to product-centric, model. They typically analyze their clients' needs and preferences by considering these clients' financial conditions and risk profiles, in order to maximize client satisfaction and loyalty.

  •
  Comprehensive services and solutions:  Third-party wealth managers generally provide more comprehensive financial solutions and value-added services, as compared with other wealth management service providers. Such services usually include account management services, financial planning and asset allocation advisory services.

  •
  Independence:  Third-party wealth managers are not associated to any product providers or financial institutions, and are hence better positioned to provide independent and objective recommendations and financial services.

According to the Heading Report, the third-party wealth management services industry in China is highly fragmented, with over 2,000 players in the market. Among other things, third-party wealth management services industry in China differs significantly from that of the United States in terms of participating institutions, and operating and profit models. Most of the third-party wealth management service providers in China only function as distribution channels for wealth management products and lack in-house product development and professional asset allocation and financial planning capabilities. Third-party management service providers in China typically do not directly manage their clients' funds. These service providers generate revenue from product providers based on the value of products distributed to their clients, whereas a typical wealth management service provider or financial institution in the United States generates revenues from management fees charged to clients for wealth management plans and capital management plans crafted by these institutions.

Each major third-party wealth management service provider tends to have its own focus. While some focus exclusively on high-net-worth individuals with a nationwide network, other players may focus on distributing only specific categories of products, such as insurance products and trust products, or providing only financial planning and advice.

According to the Heading Report, independent wealth managers based in China that have a strong brand name, product development and design expertise, and an extensive product distribution network are better positioned to capitalize on the growth prospect of the wealth management services market in China.

China's Asset Management Sub-Sector within the Wealth Management Services Industry

Asset management services are generally complementary to wealth management services. Asset management services place greater emphasis on a wealth management service provider's investment management capabilities on behalf of the asset owners, who are primarily institutions, while wealth management services are focused more on its capabilities in asset allocation and financial planning for its clients, who are primarily high-net-worth individuals. As the high-net-worth individuals seek more diversified and professional asset allocation services offered by wealth management service providers, it becomes more important for these service providers to be supported by asset management platforms equipped with in-house investment management capabilities and broader investment product choices.

The rise of China's private wealth has also fostered the growth of China's asset management industry. According to the Heading Report, China's total assets under management of wealth management service providers grew at a CAGR of 31.4% from 2008 to 2014, compared with a CAGR of 10.1% globally from 2008 to 2013. The growth in China's total assets under management was more pronounced in the securities firms as a market participant category, with a CAGR of 110.2% from 2008 to 2014, while the other market participants, such as banks, trust companies, insurance companies, fund management companies and others, grew their assets under management at a similar pace, with a CAGR ranging from 26.0% to 31.8% from 2008 to 2014. Total assets under management of wealth management service providers in China stood at RMB70.7 trillion (US$11.5 trillion) as of the end of 2014. By the end of 2014, total assets under management of banks accounted for 20.8% of the market in China, followed by 19.8% of trust companies, 14.4% of insurance companies, 11.3% of securities firms and 7.0% of fund management companies.

BUSINESS

Overview

We are a leading third-party wealth management service provider focusing on distributing wealth management products and providing quality product advisory services to high-net-worth individuals in China. Our integrated business model featuring an established wealth management product advisory services operation complemented by our growing in-house asset management capabilities. The asset management business, which we started in 2013, not only diversifies our wealth management product offerings and increases our competitiveness, but also enhances our overall profitability. We believe that our client-focused service model, alongside our broad range of carefully selected third-party and self-developed products, have made us a trusted brand among our clients. We aspire to become a leading player in China's fast growing wealth management industry focusing on the high-net-worth population.

We provide our wealth management product advisory services mainly to China's high-net-worth individuals who have investable assets in excess of RMB3.0 million (US$0.5 million). With our network of 32 client centers in 18 economically vibrant cities as of March 31, 2015, we strategically bring our services closer to our clients by maintaining a physical presence in key markets in China. Our network primarily covers the Bohai Rim, the Yangtze River Delta and the Pearl River Delta regions, where over 80% of China's high-net-worth individuals reside or work, according to the Heading Report. Our high-net-worth client base has grown significantly since our inception. During 2012, 2013, 2014 and the three months ended March 31, 2015, we had 1,090, 2,122, 4,678 and 1,941 active clients, respectively.

We believe that our comprehensive and personalized client service, delivered by experienced service professionals, is key to our success to date. We operate under a proven and cost-efficient client service model, which features a team approach that covers the full service cycle for each client. A typical wealth management service team is centered around a seasoned wealth management product advisor who maintains regular contact with and facilitate the execution of transactions for our clients. Each wealth management product advisor is supported by an average of five client managers, who are tasked with searching for and making contact with potential clients, and a centralized client care unit that specializes in maintaining client relationships. Our wealth management product advisors, many of whom possess industry-recognized qualifications, are primarily recruited from reputable institutions in the wealth management industry and have an average of approximately eight years of industry experience. We believe our wide spectrum of value-added services offered, before, during and after distribution of wealth management products have helped us generate client loyalty. Among our active clients in 2012, 2013, 2014 and the three months ended March 31, 2015, approximately 21.4%, 34.4%, 41.8% and 63.8% of them had previously purchased wealth management products that we distribute at least once before their latest purchase, demonstrating our strong client retention ability despite the fast expansion of our client base.

We serve as a one-stop wealth management product aggregator. In addition to the products that we develop and manage in-house, we also source products from third parties. As of March 31, 2015, we sourced third-party products from 105 domestic and six overseas product providers for recommendation to our clients. Our product choices include fixed income products, private equity and venture capital funds, public market products and other products such as insurance products and tailored alternative investments. In 2012, 2013, 2014 and the three months ended March 31, 2015, the aggregate value of wealth management products we distributed reached US$442.4 million, US$1.2 billion, US$2.1 billion and US$0.7 billion, respectively. Our brand is built upon our rigorous risk management and product selection standards, which ensures the quality of products that we distribute. We draw on in-house and external expertise to carefully screen each product we distribute from legal and commercial perspectives.

Our wealth management product advisory services are complemented by our ability to provide asset management services, which we started in 2013, in the management and advisory of real estate or related funds, other specialized fund products and funds of funds. By participating in the management of a fund where our clients are some of the investors, we are well positioned to develop ongoing relationships with our clients and improve our understanding of their varied expectations for investment products, which in turn helps us and the product providers to design more attractive and competitive products. In April 2015, we entered into a share purchase agreement with E-House Investment and Reckon Capital, the joint owners of Scepter Pacific, the holding company of E-House Capital, to acquire Scepter Pacific upon the completion of this offering. Upon completion of our acquisition of Scepter Pacific, we expect our asset management capabilities to grow substantially together with the assets under our sole or joint management, and revenue generated from our asset management services is expected to constitute a significant portion of our total revenue in the future.

We generate our revenues in connection with our wealth management product related services from one-time commissions and recurring service fees paid by third-party product providers and corporate borrowers. The one-time commissions are calculated based on the value of wealth management products we distribute to our clients. Where Shanghai Juzhou or any of its subsidiaries acts as the product provider for our self-developed products, we generate revenues from one-time commissions from the corporate borrowers or fees collected by Shanghai Juzhou from our clients. During the life cycle of some of the public market products and fund products, we charge product providers or corporate borrowers recurring service fees for our ongoing services. Historically, one-time commissions received from distribution of fixed income products in connection with our wealth management product advisory services accounted for substantially all of our revenues. We also started to generate asset management services revenues in 2013 from one-time commissions for our fund formation services and from recurring management fees for managing the funds. These fees are typically computed as a percentage of the capital contribution in the funds. We expect the recurring management fees to also include performance fees or carried interest paid by funds that we manage or co-manage mostly upon maturity of the relevant funds.

We have experienced substantial growth in recent years. Our net revenues increased significantly from US$8.3 million in 2012 to US$22.4 million in 2013 and to US$38.9 million in 2014. In the three months ended March 31, 2015, our net revenue increased to US$13.9 million from US$8.1 million in the same period in 2014. The net income attributable to our shareholders increased significantly from US$4.0 million in 2012 to US$9.2 million in 2013 and to US$14.4 million in 2014. In the three months ended March 31, 2015, we recorded a net income attributable to our shareholders of US$4.9 million, compared with US$3.3 million in the same period in 2014. Upon completion of our acquisition of Scepter Pacific, the holding company of E-House Capital, the pro forma net income attributable to our shareholders would be US$15.1 million in 2014 and US$4.9 million in the three months ended March 31, 2015.

Our Strengths

Integrated business model featuring strong wealth management product advisory operation complemented by growing asset management capabilities

We are a leading third-party wealth management service provider in China, and we are one of the few companies in China's third-party wealth management sector with an integrated business model, according to the Heading Report. Our operations span from product development, third-party product sourcing, product selection and distribution to on-going product management, including asset management. We align our product development and sourcing strategies effectively with first-hand knowledge of the latest market trends gained through our product distribution and management operations. Our product distribution and management operations are in turn facilitated by our in-depth product knowledge gained through product development and sourcing. Our complementary wealth management and asset management services enable us to establish long-term relationships with our clients, product providers and corporate borrowers.

In connection with our wealth management product advisory services, we maintain strong product sourcing capabilities and extensive relationships with product providers to support our diversified product portfolio. To date, we have distributed products provided by 105 domestic and six overseas product providers, in addition to the products that we develop and manage in-house. In terms of value, the distribution of a majority of products that we distributed were made on an exclusive basis since 2013. We also provide services to our clients, product providers and corporate borrowers during the lifecycle of certain products that we distribute. Such services include investor coordination, investment advisory services and distribution of periodic product performance reports. We charge product providers and corporate borrowers a recurring service fee for these services.

Leveraging our in-house asset management capability, we serve as general partner or co-general partner of the funds under our management. The amount of assets under our sole or shared management reached RMB2.8 billion (US$0.5 billion) as of March 31, 2015. We believe our acquisition of Scepter Pacific, the holding company of E-House Capital, which had over RMB2.5 billion (US$0.4 billion) of assets under its sole or shared management as of March 31, 2015, will further enhance our asset management capability.

We are particularly strong in the area of real estate or related investment products. After E-House, a leading real estate services company in China, became one of our major strategic shareholders, we have further broadened and forged new relationships with top-ranked real estate developers in China. By integrating our project financing capabilities with real estate agency services provided by E-House, we have gained popularity among many real estate developers as they consider us as an important partner equipped with both strong distribution and product development capabilities. In addition, we keep abreast of the latest real estate market information through E-House and China Real Estate Information Corporation, or CRIC, which is China's largest real estate database proprietarily owned by a subsidiary of E-House. With direct access to leading real estate developers, we are able to develop and distribute more attractive wealth management products to our clients. This also generates better economics for our clients by eliminating unnecessary steps and expenses in the supply chain.

Comprehensive and personalized client services delivered by experienced service professionals

We have formed a professional client service team with extensive industry knowledge and work experience.

Our wealth management product advisors are primarily recruited from private banking teams of both domestic and foreign commercial banks, and other domestic third-party wealth management service providers, with an average of approximately eight years of wealth management industry experience. Our wealth management product advisors are qualified to provide wealth management product advisory services, while many of them possess industry-recognized certificates, including certified financial planners, or CFP, chartered financial analysts, or CFA, and qualifications to conduct securities, fund and insurance businesses. We continuously train our professionals through various programs, such as regular market update meetings, new product teach-ins and semi-annual firm-wide staff training programs.

With our customized client service model, we have cultivated a client-oriented corporate culture. Within a typical client service team, the wealth management product advisor is supported by an average of five client managers, who are tasked with searching for and making contact with potential clients, and a centralized client care unit that specializes in maintaining client relationship. Detailed information of each client, such as financial objectives, investment preference, risk appetite and financial knowledge, is under centralized management and updated on a regular basis. We deliver a wide spectrum of value-added services, including investor education seminars on industry and products, offline conferences, site visit tours and other activities before, during and after distributing wealth management products to our clients on a regular basis. With the support of our one-stop wealth management product platform, we manage to design tailored wealth management solutions for each of our clients, catering to their various risk appetite and return requirements.

On the product development side, we have a team dedicated to product development. As of March 31, 2015, the team was comprised of 47 persons. These members are equipped with industry experience and knowledge in fund raising and management operations, as well as experience in real estate-related businesses. We expect this team will be further augmented following our acquisition of Scepter Pacific, the holding company of E-House Capital.

Leading and trusted brand in China's fast-growing third-party wealth management industry

We believe that we have established "Jupai" as a trusted brand in third-party wealth management services industry in China. We were awarded the Golden Tripod Award, a notable financial industry award, twice in August and December 2014, respectively. These awards feature us as a trustworthy service provider in the financial industry in China and annual best asset/wealth management company, respectively. Each candidate was evaluated on multiple factors such as its achievements and growth over the past three years in the financial industry and its industry reputation. The Golden Tripod award is co-organized by several nationwide self-regulated organizations in the financial industry, such as China's Financial Management Association. We were also named top ten third-party wealth management service providers in China in 2013 by the CBN Gold Master, a prominent business magazine published by CBN, an influential finance-themed media platform in China. This award is well-known in the real estate and related financial industry and is based on comprehensive criteria with third-party data support and receives prominent financial media coverage. We believe our clients are loyal to our brand and services. Among our active clients in 2012, 2013, 2014 and the three months ended March 31, 2015, approximately 21.4%, 34.4%, 41.8% and 63.8% of them previously purchased wealth management products that we distribute at least once before their latest purchase, demonstrating our strong client retention abilities despite the fast expansion of our client base. A majority of our clients have come through referrals from existing clients. We believe that China's high-net-worth individual wealth management industry is currently at an early stage of development, and is characterized by low market penetration, increasing sophistication, fragmented market and strong growth potential. With our strong market position and trusted brand, we are well positioned to benefit from the rapid growth of China's high-net-worth population.

Extensive and targeted coverage of China's high-net-worth population

As of March 31, 2015, we had a network of 32 client centers strategically located in 18 economically vibrant cities throughout China, covering primarily the Bohai Rim, the Yangtze River Delta and the Pearl River Delta. Over 80% of China's high-net-worth population is located in these three regions, according to the Heading Report. We had 111 wealth management product advisors and 534 client managers as of March 31, 2015. Our extensive and targeted network coverage provides us with direct access to China's high-net-worth population.

We craft our expansion strategies carefully and target only cities or regions with reasonably dense high-net-worth populations, strong growth potential and sufficient industry talent. We conduct extensive due diligence and market research before entering into new markets, which enables us to establish a new client center and start business activities within four months after deciding to enter into a new market.

Experienced and visionary management team

Members of our management team have, on average, over 10 years of industry experience mostly at private banking divisions of foreign and domestic banks or real estate enterprises. Mr. Jianda Ni, our co-chairman of the board of directors and chief executive officer, served as a member of senior management of prominent real estate enterprises in China for more than 20 years before joining us. Mr. Tianxiang Hu, co-chairman and executive chairman of the board of directors of the Company, has in-depth understanding of the wealth management market in China. He has extensive work experience at private banks, trust companies, securities firms and fund management companies. Dr. Weishi Yao, a director and chief operating officer of the Company, has rich experience working in the real estate industry and at listed multinational corporations, which strengthens our position in real estate related projects and facilitates our relationships with high-end clients. Ms. Min Liu, a director and chief financial officer of the Company, acted as the general manager of personal banking and private banking divisions of various well-regarded foreign banks. Mr. Liang Li, the president of the Company, contributed significantly in establishing our service team leveraging his product sourcing experience in foreign banks. Our management team's insightful industry knowledge and vision, and strong execution capabilities significantly contributed to our strong growth.

Our Strategies

Our mission is to become China's leading wealth management service provider with distinguished asset management capabilities. We plan to achieve our mission through pursuing the following strategies:

Further grow our client base and increase our market penetration

We intend to increase our market penetration through strategically adding client centers in major cities where we have an established presence, such as Beijing and Shanghai, and expanding our reach into other affluent cities in China.

We believe our client-oriented and personalized services are critical to maintaining the loyalty of our existing clients and attract more high-net-worth individuals to become our clients. To support our business growth, we plan to further expand our team of wealth management product advisors and client managers. We intend to enhance our clients' satisfaction through advancing our comprehensive training programs, which we believe will further increase the level of professionalism and product knowledge of our team of wealth management product advisors and client managers, enhance their risk analysis and financial planning capabilities, which in turn further differentiate our client services from our competitors.

Continue to grow our asset management business

We believe our asset management business is key to strengthening our leading market position in China's wealth management industry. Our asset management business not only diversifies our wealth management product offerings and increases our competitiveness, but also enhances our overall profitability.

We plan to further strengthen our in-house product development and asset management capabilities by leveraging our business integration with E-House Capital, as well as partnering with top-ranked real estate developers and financial institutions to establish investment funds where we act as a general partner or fund manager. We will also focus on developing alternative asset management products, such as real estate investment funds, and funds of funds with focuses on private equity, public markets and fixed income products.

In order to develop more asset management products, we also intend to continue to recruit investment professionals with extensive experience in developing and managing funds of funds.

Continue to enhance our ability to identify, source and develop investment products

We strive to continuously expand the breadth and depth of our product offerings to provide a wider selection of wealth management products to our clients, thus deepening our client relationships and increasing their investment amounts placed through us.

We plan to further expand our product offerings by working with more high quality asset management companies. With our strong distribution capabilities, we aim to become the distribution channel of choice for high-quality asset management companies. We also aim to further increase our brand awareness among corporate borrowers to be involved in a broader scope in their fund-raising activities.

Leveraging our understanding of our clients' investment preferences and risk appetite, we will continue to refine our rigorous sourcing standards and procedures to offer more diversified and competitive products that best suit our clients' changing needs. In addition, we will continue to optimize our risk control system to select and provide financial products that we believe are the most promising investment opportunities for our clients. We believe our ability to identify and select products for our clients will eventually enrich our third-party product offerings and differentiate them from that of our competitors.

Further strengthen our brand awareness

We believe that continuing to cultivate awareness of and trust in our brand among high-net-worth individuals is crucial to our success. We plan to further strengthen our brand awareness through nationwide marketing initiatives with a goal to become the destination of choice for China's high-net-worth individuals.

In July 2012, we established a high-end membership club, Paikehui ( ), to better serve our clients with more substantial and diversified services. Through Paikehui, we plan to further enhance our brand image by cooperating with well-established real estate developers, financial institutions, asset management companies, as well as reputable opinion leaders to organize more high-profile marketing events, including industry conferences, seminars and salons, in cities with sizable high-net-worth population. We also plan to continue to leverage various online social media platforms, such as Weibo and Weixin, to further increase our brand awareness.

Expand into online financial services

In the near future, we plan to capture new business opportunities and increase our addressable markets by exploring and entering into the online third-party wealth management market. To tap into the online financial services market, we plan to distribute products via third-party online wealth management services platforms. Our strategic relationship with E-House and SINA has helped us grow our existing business and their online services expertise may bring opportunities for us to further expand our presence online.

Pursue strategic investments and acquisition opportunities

To provide our clients with more in-depth wealth management services and comprehensive asset allocation services, we may selectively invest in or acquire companies that are complementary to our business, including opportunities that can further grow our current businesses and drive our long-term growth.

Our Services

We provide wealth management product advisory, asset management and other services. These complementary service capabilities enable us to offer customized, value-adding and integrated services to our high-net-worth clients. Our clients' sizeable amount of investable assets makes us an attractive and reliable source of funds to investment product providers. Our ability to design products further expands our clients' investment options, and our participation in the ongoing management of investment projects helps forge long-term relationships with both our clients and product providers and corporate borrowers.

Wealth management product advisory services

To help our high-net-worth clients attain their diversified financial objectives, we provide third-party advice on how their investable assets should be allocated. We provide our clients with a wide spectrum of value-added services before, during and after distribution of wealth management products by assisting our clients in crafting their wealth management plans in light of their risk appetite, recommending investment opportunities carefully selected from a vast array of competitive products including fixed income products, private equity and venture capital funds products, public market funds and other products and keeping them informed of the latest market and product intelligence. A majority of the products we recommend to our clients are sourced from third-party product providers. We require our wealth management service personnel to advise our clients based on their investment needs rather than the sources of products. For our clients who need advice on product selection, we require our wealth management service personnel to select and suggest products with features and terms that best suit the investor's risk appetite and investment horizon. When, for instance, a client decides to invest in one-year term fixed income products, we recommend the specific product that we believe is of the highest quality among those products. To help achieve this, we offer our wealth management service personnel with the same internal commission rates for all products with similar feature and term notwithstanding the varying levels of external commission rates we receive from different product providers. Our clients enter into contractual arrangements with the product providers to purchase investment products directly from them. We generally charge product providers or the underlying corporate borrowers a one-time commission based on the investment amount made by our clients. Where Shanghai Juzhou or any of its subsidiaries acts as the product provider for our self-developed products, we generate revenues from one-time commissions from the corporate borrowers or fees collected by Shanghai Juzhou from our clients. We also charge recurring service fees during the life cycle of certain wealth management products from the underlying product providers or corporate borrowers for services we provide, such as investor coordination, investment advisory services and distribution of periodic product performance reports.

We consider the following aspects of our services key to the operation of our wealth management product advisory services:

  Our high-net-worth clients

We provide our wealth management product advisory services mainly to China's high-net-worth individuals who have investable assets in excess of RMB3.0 million (US$0.5 million). Our client base consists of entrepreneurs, corporate executives, professionals and other investors. During 2012, 2013, 2014 and the three months ended March 31, 2015, we provided wealth management product advisory services to 1,090, 2,122, 4,678 and 1,941 active clients, respectively. In 2012, 2013, 2014 and the three months ended March 31, 2015, the aggregate value of wealth management products we distributed reached RMB2.7 billion (US$442.4 million), RMB7.5 billion (US$1.2 billion), RMB13.2 billion (US$2.1 billion) and RMB4.6 billion (US$0.7 billion), respectively. We believe our clients are loyal to our brand and services. Among our active clients in 2012, 2013, 2014 and the three months ended March 31, 2015, approximately 21.4%, 34.4%, 41.8% and 63.8% of them previously purchased wealth management products that we distribute at least once before their latest purchase, demonstrating our strong client retention abilities despite the fast expansion of our client base.

  Our client service model

We operate under a proven and cost-efficient client service model, which features a team approach that covers the full service cycle for each client, as illustrated by the diagram below. A typical wealth management service team is centered around a seasoned wealth management product advisor who maintains regular contact and facilitates the execution of transactions with our clients, and each wealth management product advisor is supported by an average of five client managers and a centralized client care unit. The client managers are tasked with sourcing potential clients and introducing our services to them. The client managers leverage various resources in performing their task, including their social connections and referrals from existing clients. Assisted by these client managers, our experienced wealth management product advisors meet individually with potential clients to assess their risk profile, understand their financial objectives and craft tailored wealth management plans for them. The client manager who had the initial contact briefs the wealth management product advisor in advance about the client's background and preliminary investment objectives and also attends the first individual session, thus achieving a smooth and seamless transition between new client development and ongoing client service. We have a vast array of investment products for our wealth management product advisors and clients to choose from in order to develop tailored portfolios. To sustain and further improve our service quality, we also have a centralized client care unit dedicated to the ongoing maintenance of client relationships and collection of client feedback. Members of the client care unit communicate with our clients on a regular basis to evaluate their level of satisfaction and to explore the need for further services. This integrated client service model facilitates new client development, ensures quality and consistent professional services and promotes long-term relationships with our existing clients.

We place heavy emphasis on recruiting, training and motivating our advisors and other client service team members. Our wealth management product advisors are primarily recruited from private banking teams of both domestic and foreign banks, and other domestic third-party wealth management service providers with an average of approximately eight years of wealth management product advisory industry experience. Our wealth management product advisors are qualified to provide wealth management services, while many of them possess industry-recognized certifications, including CFP, CFA and qualifications to conduct securities, fund and insurance businesses. We require these wealth management product advisors to possess necessary knowledge of financial products and a good understanding of the PRC economy and various market trends. We sponsor regularly scheduled information sessions, seminars, workshops and other training events for various levels of our service teams to keep them informed of the latest market trends, familiarize them with new product types and improve their marketing and advisory skills. From time to time, we organize company-wide conferences where our in-house experts work with third-party consultants to design and offer comprehensive training to our mid-level-and-above management. In addition, by implementing a team structure for our client services, we consciously encourage virtuous competition among the client managers to retain the personnel with the best client development abilities. Compensation of our service team members is largely performance-based. A large part of their compensation is linked to the number of new clients that they bring in and the amount of investment made by our clients following their advice.

  Our coverage network

With our network of 32 client centers in 18 economically vibrant cities as of March 31, 2015, we bring our services closer to our clients by maintaining a physical presence in key markets in China, primarily covering the Bohai Rim, the Yangtze River Delta and the Pearl River Delta. Over 80% of China's high-net-worth individuals reside or work in these regions, according to the Heading Report. See "Industry — China's High-Net-Worth Population". We strategically locate our client centers in cities with high concentrations of high-net-worth individuals, strong growth potential and sufficient supply of industry talents. As of March 31, 2015, we operated five client centers in Shanghai, four client centers in Hangzhou, three client centers in Suzhou and Nanjing, two client centers in Beijing, Xiamen and Tianjin and one client center in each of Chengdu, Chongqing, Ningbo, Shenyang, Shenzhen, Wuhan, Nantong, Guangzhou, Qingdao, Changzhou and Qidong. Staffed with teams of experienced product advisors and equipped with conference and information facilities, our client centers facilitate direct and effective communication between our clients and our wealth management product advisors. As a result of our extensive due diligence and market research before entering into new markets, we are able to establish a new client center and start business activities within four months after deciding to enter into a new market.

The map below shows the distribution of our client centers in China as of March 31, 2015:

Asset management services

Our wealth management product advisory services are complemented by our ability to provide asset management services, which we started in 2013, in the management and advisory of real estate or related funds, other specialized fund products and funds of funds. Serving as the general partner, co-general partner or manager of the funds under management, we charge a recurring management fee for actively managing the fund's investments. We share performance fees or carried interest towards the successful completion of the investment projects. Our ability to provide these asset management and advisory services provides us with an additional source of revenue.

By participating in the management of a fund where our clients are some of the investors, we are well positioned to develop ongoing relationships with our clients and improve our understanding of our clients' expectations for investment products. A substantial majority of the products that we help to develop are in the form of private investment funds with real estate as the underlying asset. For those products, the real estate developers benefit from the combination of our industry knowledge and understanding of financial products. Whereas products designed by other providers such as trust companies are typically financed with debt instruments, we are able to design innovative products that feature equity or a combination of debt and equity elements. Products with equity elements are increasingly welcomed by real estate developers because of the higher flexibility in satisfying their financial needs. At the same time, those self-developed real estate investment products offer our clients with an alternative to invest in the sharing of long-term profits instead of fixed returns. For the products that we develop and manage in-house, we invest the product proceeds pursuant to the use of proceeds as provided for under the respective product's subscription documents.

The table below lists the funds under our management in each product category which, in the aggregate, account for more than 80% of the total amount of funds under our management in their respective category as of March 31, 2015. The table below does not include a fund which matured in March 2015. As the manager of this fund, we recognized US$1.2 million carried interest as revenue in the three months period ended March 31, 2015, which is not subject to clawback. Unless otherwise specified, there has been no change in the carried interest threshold for the funds under our management as of the date of this prospectus and as long as the threshold is met, we charge carried interest at a fixed percentage of the gains of each fund.

Fund	Product Type	Assets under Management (US$ in million)	Inception/ Maturity Date	Net Asset Value(1)(2) (US$ in million)	Carried Interest Threshold(3) (US$ in million)	Required Gains(4) (US$ in million)	Carried Interest Recognized(1)	Management Fee Recognized as Deferred Revenue(1)
Fund A(5)	Fixed Income	81.5	March 2015/ October 2016	82.9	85.6	4.1	Nil	Nil
Fund B(5)	Fixed Income	62.1	September 2014/ April 2015	67.1	65.0	2.9	US$1.3 million has been recognized as deferred revenue and is subject to clawback.	Nil
Fund C(5)	Fixed Income	32.3	February 2015/ February 2016	33.1	36.0	3.7	Nil	US$0.5 million
Fund D(5)	Fixed Income	32.1	January 2015/ August 2016	33.5	35.8	3.7	Nil	US$0.7 million
Fund E(5)	Fixed Income	24.5	January 2015/ July 2016	25.4	28.5	4.0	Nil	US$0.4 million
Fund F(5)	Private Equity	58.1	March 2015/ March 2020	58.1	87.2	29.1	Nil	US$1.9 million
Fund G(6)	Private Equity	57.3	March 2015/ March 2019	57.3	71.1	13.8	Nil	US$0.4 million
Fund H(5)	Public Markets	12.7	February 2015/ August 2016	12.7	14.3	1.5	Nil	US$0.2 million
Fund I(7)	Other Products	14.2	November 2014/ November 2018	14.2	14.2	—	Nil	Nil

Notes:

(1)
As of March 31, 2015.

(2)
Net asset value of a fund is the sum of the amount of investment in the fund by its investors and the gains achieved, minus any distributions made.

(3)
Represents the total amount each fund must distribute to its investors as a return of capital and a preferred return, where applicable, before we can earn carried interest.

(4)
Represents the gains each fund needs to achieve upon maturity to cross the respective fund's carried interest threshold.

(5)
We can only receive carried interest after the end of the contractual fund's term.

(6)
We can only receive carried interest after the first anniversary of the inception date of the fund.

(7)
We can only receive carried interest when the limited partnership the fund invests in distributes profits to its limited partners. The carried interest threshold is return of capital which, equals to the amount of assets under management of this fund.

Other services

We work closely with reputable insurance companies or brokerage firms to distribute insurance products to China's high-net-worth population, including basic coverage policies and annuities, as well as products that come with investment attributes. With our competitive real estate background, we often work closely with developers to structure new products, offering advice on financial as well as commercial terms and serving an advisory role in financing activities.

Our Product Offerings

Product Categories

We serve as a one-stop wealth management product aggregator and recommend both third-party and self-developed products to our clients. In addition to the products that we develop and manage in-house, we also source products from third parties. As of March 31, 2015, we sourced products from 105 domestic and six overseas product providers for recommendation to our clients. Among our product providers, three accounted for more than 10% individually and 56.4% in the aggregate of the total value of products we distributed in 2012, two of them accounted for more than 10% individually and 46.1% in the aggregate of the total value of products we distributed in 2013, two of them accounted for more than 10% individually and 39.6% in the aggregate of the total value of products we distributed in 2014, and one of them accounted for 19.8% of the total value of products we distributed in the three months ended March 31, 2015. In terms of value, the distribution of a majority of products that we distributed were made on an exclusive basis since 2013. Our wealth management product advisors are required to select and recommend products with the goal of maximizing our clients' interests. We select, evaluate and recommend the following categories of products, whose underlying assets may overlap with each other:

  •
  Fixed income products, mainly including investments in corporate bonds, including real estate-related bonds, or government bonds, either directly or via vehicles such as asset management plans sponsored by mutual fund management companies or securities companies and collateralized fixed income products sponsored by trust companies and fund of funds products where the fund recipients or corporate borrowers are not yet defined at the time of investment. The underlying borrowers of the government or corporate bonds mainly include top-ranking real estate developers and urban investment companies that are affiliated with local governments that have good credit ratings. Historically, we derived substantially all of our revenues from one-time commissions received from distribution of fixed income products in connection with our wealth management product advisory services.

  •
  Private equity and venture capital funds, including direct investments in private equity and venture capital funds sponsored by leading domestic or international asset management companies and indirect investments in such funds via participation in asset management plans sponsored by mutual fund management companies or securities companies.

  •
  Public market products, mainly including investments in securities publicly traded on the capital markets via vehicles such as privately raised funds investing in publicly traded stocks and bonds, sponsored by leading asset management companies in China.

  •
  Other products, including insurance products and alternative investments. We work with insurance companies and insurance brokerage firms both in China and overseas to introduce products such as whole life coverage and universal life coverage. Our product development team often participates in the product design process to develop customized and innovative financing structures and offer products that are an alternative to traditional investments.

The fixed income products we distributed that have real estate developers as corporate borrowers accounted for 42%, 65%, 73% and 74% of the total transaction value of all fixed income products we distributed in 2012, 2013, 2014 and the three months ended March 31, 2015, respectively. Such real estate development-related products are predominantly products relating to residential apartment complexes and commercial properties in urban areas with demonstrated growth potential. To cater to the investment preferences of our clients, many of the real estate development-related products that we select have underlying projects in economically developed areas in China, such as Beijing, Shanghai and Suzhou, or other populous areas in China with promising economic growth potential, such as Xi'an, the capital city of Shaanxi province, with over eight million residents as of the end of 2014. In the period from 2012 to March 31, 2015, 10.3%, 10.0%, 9.8% and 8.9% of the amount of the real estate development-related products we distributed were to fund projects in Suzhou, Beijing, Xi'an and Shanghai, respectively. Almost all those products are secured by land use rights and/or security interest over the equity interest of the project company, which has legal title to the constructed buildings before they are sold. Many projects also benefit from guarantees provided by the project companies' parent companies that are among the top 100 real estate developers in China with the highest property sales amount in 2014 according to a report released by China Real Estate Information Corporation. In some cases, the individual with ultimate control of the related project company provides personal guarantee with unlimited liabilities as an additional layer of protection of the investors. Due to the projects' long-term financing needs, most of those investments have a term of more than one year. Of the real estate development-related products we distributed in 2014 and the three months ended March 31, 2015, 48.1% and 12.1%, respectively, of the total funds were raised for products that utilized entrustment loans arrangements. Although the existing products will likely remain lawful even with the enactment of the CBRC's January 2015 draft regulation regarding entrustment loans because the new regulation is expected to not have retrospective effect, our product providers will need to design new products with alternative structures if the draft regulation is adopted as-is. See "Risk Factors—Risks Related to Doing Business in China—We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of financial services businesses, service providers and financial products we distribute."

To date, fixed income products, particularly real estate or related fund products, account for a significant portion of our wealth management product related revenue streams, although we have witnessed growth in revenue from other product categories over the years. This concentration correlates with the relatively conservative investment appetite and deeply rooted perception among Chinese investors that real estate investments provide more investment transparency and security. To ensure that we offer the best fixed income and real estate development-related fund products to our clients and to address the risks associated with such concentration, we typically source those products from China's top-ranked real estate developers. We evaluate the credentials of these real estate developers primarily based on a database of China's listed real estate developers jointly-sponsored by prominent real estate industry authorities and associations. This ranking is updated from time to time based on a published comprehensive evaluation system, and the primary ranking parameters include operating scale, profitability, risk control ability, growth potential and social responsibilities. In addition, we leverage our strategic relationship with E-House which has direct access to real estate developers as well as our existing product sourcing network to forge relationships with these top-ranked real estate developers. We also perform risk analysis to ensure that the products we source or design have a safe margin to withstand reasonable fluctuations in the property sector.

In recent years, we started to design unconventional or non-traditional investment products in niche markets, such as fine watch and fine art investment and movie production financing, to cater to the individualized investment needs and tastes of some of our clients. We often customize these products with features and perks such as invitations to movie screenings and guaranteed availability of limited edition items. Such products are especially popular with our clients who have a particular interest in the underlying assets. Our ability to innovate helps to set us apart from other market players by offering our clients alternatives to traditional investments.

The products we distribute may take on a variety of legal structures, including contractual funds, limited partnership funds, the asset management plans or private bond funds administered by a local exchange. In products we develop and manage in-house or some of the third-party products we help design, we may provide asset management services as a manager of the contractual funds or take on the role of general partner or co-general partner in the limited partnership fund. In products where there is a guarantee provided by the parent of the underlying borrowing entity or a third-party guarantee company, the guarantor would typically provide the guarantee to the contractual funds, limited partnership funds or private bond funds, as the case may be. In terms of fund settlement, the proceeds raised may be released to the borrowing entities through a number of structures, for example, an entrustment loan arrangement or a unilateral trust arrangement or through direct equity investment in an entity set up by the corporate borrower along with a shareholder loan to that entity in accordance with PRC laws and regulations.

Eleven of the products that we distributed were subject to redemption by our clients, and the aggregate value of these products that remained subject to possible redemption amounted to RMB2.2 billion

(US$0.4 billion) as of March 31, 2015. None of these products, if redeemed, will require a refund of the applicable fees we collected.

The table below lists our top 10 products in 2014 based on the fund raising size of the relevant product:

Product	Product type	Structure	Fund Raising Size (RMB in million)	Fund Raising Size (US$ in million)
Product I	Real estate project financing	Contractual Fund	1,130.7	184.2
Product II	Real estate project financing	Asset Management Plan	795.7	129.6
Product III	Real estate project financing	Asset Management Plan	688.0	112.1
Product IV	Real estate project financing	Asset Management Plan	606.8	98.9
Product V	Real estate project financing	Asset Management Plan	553.2	90.1
Product VI	Public market funds	Contractual Fund	509.5	83.0
Product VII	Real estate project financing	Contractual Fund	383.3	62.4
Product VIII	Government project financing	Private Bond	293.9	47.9
Product IX	Public market funds	Asset Management Plan	282.6	46.0
Product X	Fund of funds	Asset Management Plan	279.6	45.6

Product Development and Distribution

We have a team focused on product development, a majority of whom have experience in fund raising and management operations or real estate related work experience. As of March 31, 2015, the team was comprised of 47 people. In addition, we have 10 people with private equity related experience working on the investment team with E-House Capital. We started to develop products in-house in 2013. In terms of value, approximately US$254.1 million, US$1.1 billion and US$0.6 billion of the products that we distributed in 2013, 2014 and the three months ended March 31, 2015, respectively, were either products developed and managed by us or third-party products that we helped design. To date, we have exclusively distributed all of the wealth management products that were developed and managed by us and a majority of the wealth management products that we participated in designing. Distributing self-developed products does not subject us to additional regulations compared to distributing third-party products.

For sizable projects with demanding fund-raising timetables, we sometimes use third-party distribution channels in addition to our in-house sales force. These third-party channels consist primarily of third-party wealth management service providers that operate on a smaller scale compared to us. We select them based on market reputation and our prior working experience with them, and we pay channel fees to these third-party distribution channels based on the value of products distributed by them.

Product Selection, Risk Management and Compliance Control

We strive to continuously improve our product selection and recommend products with attractive returns and reasonable risk profile. Although in most cases we are not directly liable to our clients in relation to the performance or default of the wealth management products distributed through us, as our clients typically enter into contracts directly with the product providers in connection with these products, any default or negative performance of these products may adversely affect our reputation. Therefore, we draw on in-house and external expertise and follow strictly implemented procedures to to carefully screen each product we distribute from legal and commercial perspectives.

Our quality control starts at the beginning of product selection. In selecting third-party products, leveraging our deep understanding of the markets and extensive experience, we are highly selective and work only with leading trust companies, securities companies, banks, asset management companies and corporate borrowers in their respective fields. Our experienced specialists from our product development, finance and legal departments perform rigorous due diligence on of each product candidate. Each product candidate is evaluated from multiple aspects including potential financial performance, the corporate structure and history of the sponsor, the qualifications of the investment manager and legal, tax and employment matters. In particular, we stress the importance of product compliance with applicable PRC laws, rules and regulations. A team of our legal staff carefully reviews the registration or approval documents that are applicable to each product to confirm regulatory compliance. Some of our self-developed products, such as contractual funds, are required by PRC law to be filed or registered with government authorities, and our legal staff work diligently to ensure that the filings or registrations are duly completed. When necessary, we engage external professionals to avail ourselves of their expertise in various specialized areas.

Our risk control and viability review committee, which is comprised of our executive officers, other senior managers and heads of legal and financial teams, holds regular sessions to review product selection. In addition to reviewing due diligence findings, this committee also obtains input from our manager sponsoring such products and other in-house experts. Deliberation on a real estate development product, for instance, involves the careful review of the qualifications, experience and reputation of the developer company within the industry, profit prospects of the project, local market conditions and the financing structure and collateralization level of the project. We leverage our strategic affiliation with E-House to acquire the latest market information gathered by their sales agents on-the-ground as well as comprehensive information in CRIC's real estate market database. We implement strict safe-margin requirements to ensure that a real estate development product can withstand reasonably severe drop in property prices. A prospective product needs to be approved by at least a majority of the committee members before it can proceed to clearance for launch. Diagram A below illustrates our strictly implemented product screening procedures that a third-party product is subject to before our wealth management product advisors can recommend it to our clients.

For a product that we develop in-house, in addition to the selection procedures applicable to third-party products, we also require that it undergo a viability test conducted by our risk control and viability review committee as shown in the following Diagram B. We actively participate in the initial project study, site visit, financing model development and profit projection of the products that we develop and manage in-house, leveraging our expertise in areas such as real estate development and utilizing leading databases and reports, including CRIC. We analyze the project's self-generated cash flow, pose third-party guarantee requirements and establish minimum collateralization levels to select only those products that can weather adverse market changes.

To ensure that our clients have access to the best investment opportunities, in 2014, for example, we carefully selected the 85 products that we distributed to our clients from a vast pool of over 2,000 third-party and self-developed wealth management products. To date, no wealth management products distributed by us have experienced a default.

Asset Management Business under E-House Capital

History

E-House is a leading real estate services company in China and it directly and wholly owns E-House Investment, a principal shareholder of our company incorporated in the British Virgin Islands. Prior to the completion of this offering, E-House Capital is a business unit of E-House that provides asset management services with a focus on the design and management of real estate or related investment projects and funds. The business of E-House Capital is currently operated by Scepter Pacific, a company incorporated in the British Virgin Islands, and its subsidiaries and consolidated entities. E-House, through E-House Investment, owns 51% of Scepter Pacific, while Reckon Capital, a company incorporated in the British Virgin Islands, owns the remaining 49%. In April 2015, we entered into a share purchase agreement with E-House Investment and Reckon Capital to acquire Scepter Pacific, the holding company of E-House Capital upon the completion of this offering. As a result of the acquisition and immediately upon the completion of this offering, we will become the 100% shareholder of Scepter Pacific and fully own and control the business of E-House Capital. See "Corporate History and Structure — Our Relationship with E-House and the Acquisition of Scepter Pacific, the holding company of E-House Capital."

Asset Management Business

Leveraging E-House's leading position in the real estate industry, E-House Capital has a major focus on the real estate-related asset management business. E-House Capital provides fund management services as well as advisory and administrative services, serving as the general partner or co-general partner alongside another management company, to limited partnership funds. E-House Capital charges recurring management fees typically at a rate of 0.5%-2.0% based upon the amount of assets under management and the fund structure, and is also entitled to share project profits in the form of performance fees or carried interest at the completion of the project development. From time to time, in addition to the equity participation required by the limited partnership agreements, E-House Capital may also invest in the funds where it serves as the general partner or co-general partner to enhance other investors' confidence to the extent the risk and return profile is deemed acceptable by E-House Capital's established investment policies. Such equity interest in a particular fund is typically no more than 2% in the aggregate. As of March 31, 2015, E-House Capital solely or jointly with another co-general partner managed Renminbi funds with over RMB2.5 billion (US$0.4 billion) assets under its sole or shared management.

Different from many other funds on the market, some real estate development funds managed by E-House Capital take equity stakes in the real estate project companies, which requires the fund manager to have more in-depth knowledge of the real estate markets than in debt investments. The real estate projects funded by E-House Capital managed funds are mostly residential developments for sale, and are developed by top-tier developers in each of the respective markets. These projects typically have construction cycles ranging from two to four years and once they become available for sale the funds as equity investors are able to generate returns on their investments, and E-House Capital, in turn as general partner or co-general partner, becomes eligible to receive performance fees or carried interest as agreed in the respective fund agreement. Shanghai, Zhengzhou and Xi'an represent the top three markets in terms of investment amount in which the funds managed by E-House Capital have real estate investments. During 2012, 2013, 2014 and the three months ended March 31, 2015, the average selling prices for development properties in all three cities remained relatively stable. The funds also make investments in real estate-related industries such as construction materials manufacturing and supply, home decoration and interior design and green home energy solutions.

With its deep understanding of China's real estate industry, E-House Capital strives to only participate in projects sponsored by China's top-tier real estate developers. The cooperation between E-House Capital and the developers starts from as early as the project's inception. E-House Capital often advises on site selection, market positioning, funding structure and other strategic considerations. Internally, each product goes through E-House Capital's rigorous review and assessment procedures, which include legal and financial diligence, financial modeling and risk control review. Moreover, CRIC, China's largest real estate database proprietarily owned by E-House, provides real-time data support to E-House Capital in evaluating the investment potentials of each project. Adding to that, the extensive network of E-House's sales agencies provides E-House Capital with a valuable source of first-hand market intelligence.

With support from E-House, we gain valuable access to additional high-quality products under E-House Capital's management, adding to the product selection available to our clients. Meanwhile, the sizeable amount of investable assets under our wealth management advisory strengthens E-House Capital's competitive position as a strong candidate for potential financing or asset management projects. In 2013, we launched a private investment fund with E-House Capital together as co-general partners. The fund invests in a prominent real estate development project in Xi'an, Shaanxi Province, and a significant majority of the capital contribution was financed through our wealth management product advisory services. We provide services such as investor relationship management while E-House Capital manages the fund's investment activities, and the two co-general partners split the annual management fees. The project is expected to be completed in 2020, when we, together with E-House Capital, will share project profits with limited partner investors. Capitalizing on our strategic relationship with E-House, we also provide value-added services such as market analysis, residential product design, provision of financing solutions to corporate borrowers, and primary sales agency services, making us a unique player in China's wealth management market. Upon completion of our acquisition of Scepter Pacific, the holding company of E-House Capital, we expect our asset management capabilities to grow substantially.

Our Value to Product Providers and Corporate Borrowers

As a link between the demand for and supply of investable assets, our services add value not only to high-net-worth individuals but also product providers such as financial institutions and asset management companies, and corporate borrowers.

Financial institutions

We provide financial institutions with access to China's high-net-worth individuals, to whom they can sell their investment products and from whom they can raise funds. When providing wealth management product advisory services to our clients, we increase their understanding of products offered by those financial institutions and also receive feedback from our clients on their investment expectations, which further helps financial institutions to improve the investment products.

We source products from financial institutions, which mainly include trust companies, securities companies, mutual fund management companies and commercial banks. A large percentage of our fixed income products are sourced from financial institutions.

Asset management companies

In addition to providing the needed funding, in some cases, we serve as a co-general partner of a limited partnership fund and provide administrative support. We achieve economy of scale by providing back-end support to multiple asset managers so that they can focus on investment activities. In some real estate or related funds, we also advise on investment or commercial activities, contributing to the fund's performance with our expertise.

Corporate borrowers

We advise corporate borrowers on how to tailor their project financing by structuring the project with debt instruments, equity interests or a combination of the two. Such arrangements help improve the financial positions of the borrowers and provide greater leverage. In some cases, we go one step further to help find suitable product providers to design and package those projects into products and introduce such products to our clients, resulting in a series of integrated services. In addition, we from time to time introduce investment or cooperation opportunities to corporate borrowers within their areas of expertise.

Marketing and Brand Promotion

A majority of our clients have come to us through referrals from existing clients and we believe word-of-mouth is an especially effective marketing tool for the wealth management product advisory business, which mainly targets high-net-worth individuals. We intend to engage in nationwide marketing initiatives to further raise our brand awareness while continuing to improve client satisfaction to strengthen our word-of-mouth referrals. We also encourage our employees to introduce or recommend new clients to us by providing incentive bonus.

In addition to word-of-mouth and internal referrals and recommendations, we also enhance our brand recognition and attract potential high-net-worth clients through a variety of offline and online marketing methods:

Offline Marketing Activities.    In order to attract new clients and foster client loyalty, all of our clients become members of our high-end membership club, Paikehui ( ). The membership is free of charge. Through Paikehui we organize frequent and targeted high-profile events, such as monthly product roadshows in cities across China and one-on-one wealth management salons. These events enable us to present our market outlook and introduce products while affording our members the opportunity to socialize with other Paikehui members. These events are often co-organized by our business partners and well-established industry players, such as top-ranked real estate developers, financial institutions and reputable opinion leaders to provide in-depth and up-to-date market insights and knowledge to our clients. In addition, we also co-host investment and wealth management-related interviews and talk shows with CBN, an influential finance-themed media platform in China, and publish articles and proprietary research reports in major business and finance magazines and newspapers in China.

Online Marketing Activities.    To further promote our brand, we also take advantage of the Internet and various mobile social network applications, such as Weixin and Weibo, through which we introduce basic products and services information, market research and updates to our members.

Information Technology Infrastructure

We currently use a combination of commercially available and custom-developed software and hardware systems, including a Microsoft OA system that integrates our internal information flow and data management to help us operate efficiently, and our client relationship management, or CRM, system that is supported by the Microsoft OA system to help us collect and analyze our clients' individualized transaction information to provide tailored services. We are in the process of upgrading our system and IT infrastructure to further enhance our client service and product management capabilities.

Employees and Facilities

Employees

We had 226, 383, 745 and 852 employees as of December 31, 2012, 2013, 2014 and March 31, 2015, respectively. The following table sets forth the number of our employees by function as of March 31, 2015:

Functional Area	Number of Employees	% of Total
Wealth Management	645	75.7
Product Sourcing, Monitoring and Development	47	5.5
Marketing	8	0.9
Management and Administration	152	17.8

Total	852	100.0

As required by PRC regulations, we participate in various employee social security plans that are organized by municipal and provincial governments, including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. We are required under PRC law to contribute to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by local governments from time to time.

We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes. We strive to promote our service-oriented company culture and provide regular in-house education and training sessions regarding the products we distribute and our services to our employees, including the management team and employees in our various service sectors, to help them better service our clients.

Facilities

Our principal executive offices are located on premises comprising approximately 2,600 square meters in Shanghai, China. As of March 31, 2015, we have in aggregate 32 client centers in Shanghai, Beijing, Hangzhou, Shenzhen, Suzhou, Chengdu, Tianjin, Ningbo, Nanjing, Xiamen, Wuhan, Chongqing, Nantong, Guangzhou, Qingdao, Shenyang, Changzhou and Qidong. We lease our premises from unrelated third parties. Most of the lessors for the leased premises either has valid title to the property and each lessor has proper authorization from the title owner to sublease the property. Below is a summary of the term of our leases by cities and we plan to renew these leases when they expire or relocate upon equal or more favorable leasing terms:

Property	Term
Shanghai premises	Starting: from December 2012 to November 2014 Expiring: from November 2015 to October 2017
Beijing premises	Starting: from May 2013 to January 2014 Expiring: from May 2016 to December 2016
Hangzhou premises	Starting: from August 2013 to June 2014 Expiring: from October 2016 to June 2017
Suzhou premises	Starting: November 2013 to January 2015 Expiring: December 2015 to January 2018
Tianjin premises	Starting: from September 2012 to June 2013 Expiring: from September 2014 to June 2015
Xiamen premise	Starting: March 2014 to November 2014 Expiring: March 2016 to January 2018
Shenzhen premise	March 2015 to April 2017
Chengdu premise	November 2014 to November 2015
Ningbo premise	February 2014 to February 2016
Nanjing premise	December 2013 to January 2016
Wuhan premise	June 2014 to May 2017
Chongqing premise	June 2014 to May 2017
Nantong premise	October 2014 to December 2017
Shenyang premise	November 2014 to May 2015
Guangzhou premise	December 2014 to December 2016
Qidong premise	January 2015 to December 2017
Changzhou premise	January 2015 to January 2018

The lease agreements typically have terms of approximately one to three years that are renewable by the parties subject to early termination. We believe that we will be able to obtain adequate facilities, principally through leasing, to accommodate our future expansion plans.

Competition

While the wealth management services industry in China is growing rapidly, it is still at an early stage of development and is highly fragmented. We operate in an increasingly competitive environment and compete for clients on the basis of product choice, client service, reputation and brand recognition. Our principal competitors include:

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  Third-party wealth management service providers.  Our direct competition comes from other third-party wealth management service providers, some of which are relatively well developed, such as Noah Holdings Limited. We believe that we can compete effectively due to the quality of our client-oriented and customized services, our product sourcing and development capabilities and our rigorous risk management systems, in light of the great potential of the wealth management services market.

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  Commercial banks.  Many commercial banks rely on their own wealth management arms and sales forces to distribute their products. We believe that we compete effectively with commercial banks due to a number of factors, including our independence, which positions us as a centralized wealth management product aggregator to provide and recommend suitable wealth management product advice and product combinations that suit our clients' financial objectives.

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  Asset management service providers.  A number of mutual fund management companies, trust companies and securities companies have emerged in the asset management business in China in recent years. We believe that we compete effectively due to the quality of our services, our fund sourcing capabilities from third parties and our in-depth experience in industries such as real estate development.

Intellectual Property

Our brand, trade names, trademarks, trade secrets, proprietary database and research reports and other intellectual property rights distinguish the products we distribute and our services from those of our competitors and contribute to our competitive advantage in the high-net-worth wealth management services industry. We rely on a combination of trademark and trade secret laws as well as confidentiality agreements and non-compete covenants with our wealth management product advisors and other employees, our third-party wealth management product providers and other contractors. We have one registered trademark in China and four registered domain names, jpinvestment.cn, 51touzi.cn, Jp-fund.com and toushenme18.com. The registrants of Jp-fund.com is Yumao and the other three domain names are registered by the Beijing branch of Shanghai Jupai. We also have three registered copyrights in China.

Insurance

We participate in government sponsored social security programs including pension, unemployment insurance, childbirth insurance, work-related injury insurance, medical insurance and housing insurance. We do not maintain business interruption insurance or key-man life insurance. We consider our insurance coverage to be in line with that of other wealth management companies of similar size in China.

Legal Proceedings

We are currently not a party to, and we are not aware of any pending legal, arbitration or administrative proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business, financial condition or results of operations. We may from time to time become a party to various legal, arbitration or administrative proceedings arising in the ordinary course of our business. See "Risk Factors—Risks Related to Our Business and Industry—Legal or administrative proceedings or allegations against us or our management could have a material adverse impact on our reputation, results of operations, financial condition and liquidity."

REGULATION

This section sets forth a summary of the most significant rules and regulations that affect our business activities in China or our shareholders' rights to receive dividends and other distributions from us.

Regulations on Asset Management Plans

According to the CSRC, qualified mutual fund management companies and securities companies may be entrusted by clients to engage in asset management business.

Asset Management Plans by Mutual Fund Management Companies.    On September 26, 2012, the CSRC promulgated the Pilot Measures for Asset Management Services Provided by Mutual Fund Management Companies for Specific Clients, or the Pilot Measures, which came into effect on November 1, 2012. These Pilot Measures apply to activities whereby a mutual fund management company raises funds from specific clients or acts as the asset manager for specific clients upon their property entrustment, with a custodian institution acting as the asset custodian, and makes investments with the entrusted assets. According to the Pilot Measures, the assets under an asset management plan may be used for the following investments: (i) cash, bank deposits, stocks, bonds, securities investment funds, central bank bills, non-financial enterprises' debt financing instruments, asset-backed securities, commodity futures and other financial derivatives; (ii) equity interests, creditor's rights and other property rights not transferred through a stock exchange; and (iii) other assets approved by the CSRC. A specific asset management plan with investment in any assets specified in subparagraphs (ii) or (iii) above is defined as a special asset management plan. In addition, a mutual fund management company shall conduct special asset management plan business only through its subsidiary but not by itself. An asset manager can provide the client-specific asset management plans to a single client or to multiple clients. As for asset management plans for multiple clients, the investment amount of each entrusting client shall be no less than RMB1.0 million (US$0.2 million), and the number of the clients whose investment is less than RMB3.0 million (US$0.5 million) is limited to 200, while the number of the clients whose investment is more than RMB3.0 million (US$0.5 million) is not limited. In addition, the initial total assets entrusted by the clients under an asset management plan for multiple clients shall be no less than RMB30.0 million (US$4.9 million) and no more than RMB5.0 billion (US$0.8 billion), unless otherwise provided by the CSRC. An asset manager may sell its asset management plans on its own or through an agency qualified to sell mutual funds. Asset management plans are among the third-party products that we introduce to our clients. Our clients purchase the asset management plans directly from the mutual funds management companies based on our advices. As we are solely a service provider to third-party product providers and our revenues are generated from commissions and recurring fees that we charge the mutual funds management companies for our services, we do not own or hold title to the asset management plans. We do not directly sell the asset management plans to our client or process the transactions for our clients. We also do not sign the sales contracts or enter into any written documents with our clients. Therefore, we believe that we are not engaged in the direct sale of the asset management plans sponsored by mutual fund management companies. However, due to the lack of clear and consistent regulatory framework for the sale of asset management plans, we cannot assure you that the relevant PRC government including the CSRC will agree with our interpretation of sales of asset management plans under the relevant rules. If they have different interpretation of the relevant rules and as a result the provisions of consulting services or similar services with respect to sale of asset management plans are deemed as sale of asset management plans and we do not hold the license, the CSRC or other government authorities in China may prohibit fund management companies from engaging companies like us for such services. In such circumstances, we may have to change our business model with respect to asset management plans or cease to provide services relating to asset management plans, and as a result, our business, results of operations and prospects would be adversely affected. See "Risk Factors — Risks Related to Our Business and Industry — We may fail to obtain and maintain licenses and permits necessary to conduct our operations in China, and our business may be materially and adversely affected as a result of any changes in the laws and regulations governing the financial services in China".

Asset Management Plans by Securities Companies.    On October 18, 2012, the CSRC promulgated Administrative Measures for Client Asset Management Business of Securities Companies, or the Administrative Measures, and also two detailed rules to implement the Administrative Measures, i.e. the Implementation Rules of Collective Asset Management Plans of Securities Companies, or the Collective Plan Rules, and the Implementation Rules of Designed Asset Management Plans of Securities Companies, which became effective on the same date. On June 26, 2013, the CSRC promulgated the amendment to the Administrative Measures and the Collective Plan Rules, which came into effect on the same date. According to the Administrative Measures and the Collective Plan Rules, securities companies that obtain the required qualification may engage in collective asset management business for multiple clients. Collective asset management plans may invest in (i) stocks, bonds, stock index futures, commodity futures and other products tradable on stock and futures exchanges; (ii) central bank bills, short-term financing bills, mid-term notes and other products tradable on interbank market, (iii) securities investment funds, designed asset management plans of securities companies, wealth management plans of commercial banks, collective fund trust plans and other financial products approved by the competent regulators; and (iv) other investment products approved by CSRC. A collective asset management plan shall meet the following requirements: (i) the total amount of raised funds shall initially be no less than RMB30.0 million (US$4.9 million) and not exceed RMB5.0 billion (US$0.8 billion), (ii) the investment amount of each qualified investor shall not be less than RMB1.0 million (US$0.2 million), and (iii) the total number of qualified investors shall be no less than 2 and not exceed 200. A qualified investor is defined as an entity or individual that is capable of appropriately identifying risks and bearing the risks of the collective asset management plan, and that satisfies any of the following conditions: (i) the total personal or household financial assets shall be no less than RMB1.0 million (US$0.2 million), applicable if the qualified investor is a natural person, or (ii) the net assets shall be no less than RMB10.0 million (US$1.6 million), applicable if the qualified investor is a company, enterprise or institution. A securities company shall put the assets within a collective asset management plan under the custody of an asset custodian with fund custody business qualification. A securities company may either promote collective asset management plans by itself or through other securities companies, commercial banks or other institutions recognized by the CSRC. We distribute asset management plans for securities companies and mutual fund management companies and those companies are required to obtain a license to sell asset management plans. Although we believe such license is not required for our distribution and sourcing of these asset management plans as we do not directly sell asset management plans to and do not enter into the agreements with our clients who invest in these asset management plans, due to the lack of a unified regulatory framework governing the distribution or management of wealth management products thus far, we cannot assure you that the relevant PRC government will agree with our interpretation of the relevant rules governing asset management plans. Also see "Risk Factors — We may fail to obtain and maintain licenses and permits necessary to conduct our operations in China, and our business may be materially and adversely affected as a result of any changes in the laws and regulations governing the financial services industry in China."

Regulations on Private Equity Investment Products

In China, Renminbi denominated private equity funds are typically formed as limited liability companies or partnerships, and therefore, their establishment and operation is subject to the PRC company laws or partnership laws. The PRC Partnership Enterprise Law was revised in August 2006 when it expanded the scope of eligible partners in partnerships from individuals to legal persons and other organizations and added limited partnerships as a new form of partnership. A limited partnership shall consist of limited partners and at least one general partner. The general partners shall be responsible for the operation of the partnership and assume joint and several liabilities for the debts of the partnership, and the limited partners shall assume liability for the partnership's debts limited by the amount of their respective capital commitment.

CSRC is now in charge of the supervision and regulation of private funds, including, but not limited to, private equity funds, private securities investment funds, venture capital funds and other forms of private funds. Further, CSRC authorized the Asset Management Association of China, or AMAC, to supervise the registration of private fund managers, record filing of private funds and perform its self-regulatory role. Thus, the AMAC formulated the Measures for the Registration of Private Investment Fund Managers and Filling of Private Investment Funds (for Trial Implementation), or the Measures, which became effective as of February 7, 2014, setting forth the procedures and requirements for the registration of private fund managers and filing of private funds to perform self-regulatory administration of privately placement funds. On August 21, 2014, CSRC promulgated the Interim Provisions for the Supervision and Management of Private Equity Funds, which further clarified the self-regulatory requirements for private funds. Local governments in certain cities, such as Beijing, Shanghai and Tianjin, have promulgated local administrative rules to encourage and regulate the development of private equity investment in their areas. These regulations typically provide preferential treatment to private equity funds registered in the cities or districts that satisfy the specified requirements. Such local administrative rules may be changed or preempted according to the new regulations to be issued by CSRC. We have completed the private fund manager registration and filing of private funds under our management with AMAC for the relevant entities that act as private fund managers, including Shanghai Juzhou and four asset management companies that Shanghai Juzhou owns equity interests in.

Regulations on Trust Products

Pursuant to the PRC Trust Law, a trustee can, in its own name, manage and dispose of properties entrusted to it by a trustor for the benefit of beneficiaries. Trust companies are a type of financial institution specializing in the operation of trust business under the PRC Trust Law. Trust companies are subject to the supervision and scrutiny of the China Banking Regulatory Commission, or the CBRC, which is the regulatory authority for banking and financial institutions and related businesses.

On January 23, 2007, the CBRC promulgated the Administrative Rules Regarding Trust Company-Sponsored Collective Fund Trust Plans, or the Trust Plan Rules, which became effective on March 1, 2007 and was subsequently amended on February 4, 2009. Pursuant to the Trust Plan Rules, a trust company may establish collective funds trust plans, or trust plans, under which the trust company, in its capacity as trustee of two or more trustors, may pool funds entrusted to it by such trustors and may manage, invest and dispose of the pooled funds for the benefit of the beneficiaries. A trust plan must comply with the specified requirements under the Trust Plan Rules, which include the requirements that (i) each trustor participating in the trust plan be a qualified investor and the sole beneficiary of his investment in the trust plan; (ii) there be no more than 50 individuals participating in the trust plan, excluding the individual or qualified institutional investor who entrusts more than RMB3.0 million (US$0.5 million) on a single transaction basis; (iii) the trust plan has a term of no less than one year and has a specific use of proceeds and investment strategy that complies with the industrial policies and relevant regulations of China; (iv) the beneficial interest in the trust plan be divided into different trust units of equal amounts; and (v) other than reasonable compensation provided for in the trust agreements, the trust company is prohibited from seeking any profits directly or indirectly from the trust property for itself in any way.

A qualified investor under the Trust Plan Rules is defined as a person, who is capable of identifying, judging and bearing the risks associated with the trust plan and who falls within any one of the following categories: (i) any individual, legal person or other organization who invests at least RMB1.0 million (US$0.2 million) in the trust plan; (ii) any individual who, on a personal or household basis, owns financial assets of at least RMB1.0 million (US$0.2 million), with proof of such assets, at the time he or she subscribes to the trust plan; or (iii) any individual individually having an annual income of more than RMB0.2 million (US$32.6 thousand) or, jointly with a spouse, having an annual income of more than RMB0.3 million (US$48.9 thousand), with proof of such income, for each of the last three years.

Pursuant to the Trust Plan Rules, when promoting the trust plan, a trust company must use appropriate materials with detailed disclosures and is prohibited from, among other things, (i) promising minimum returns on the entrusted funds; (ii) marketing or promoting the trust plans in public; or (iii) engaging a non-financial institution to promote the trust plan. On April 8, 2014, CBRC issued the Guidance Opinions on Supervision and Management on Risks of the Trust Companies, or Circular 99, and subsequently issued the detailed implementation rules to Circular 99. CBRC strengthened the regulation on promotion of trust plans in Circular 99 and its implementation rules, which explicitly prohibit the trust companies from engaging any non-financial institutions in promoting trust plans directly or indirectly through advisory, consulting, brokerage or other ways. We are not a trust company, but we distributed trust products in the past and such distribution may be deemed as "promotion" of the trust plans under the PRC regulations and rules. We ceased our services to new trust plans after the promulgation of Circular 99. See "Risk Factors — If the PRC governmental authorities penalize us for our historical promotion of collective fund trust plans, or trust plans, our business, results of operations and prospects may be adversely affected."

Regulations on Insurance Brokerages

The primary regulation governing the insurance intermediaries is the PRC Insurance Law enacted in 1995 and further amended in 2002 and 2009. According to the PRC Insurance Law, the China Insurance Regulatory Commission, or the CIRC, is the regulatory authority responsible for the supervision and administration of the PRC insurance companies and the intermediaries in the insurance sector, including insurance agencies and brokers.

The principal regulation governing insurance brokerage is the Provisions on the Supervision and Administration of Insurance Brokerage Agency, or the Insurance Brokerage Agency Provisions, promulgated by the CIRC in September 2009, amended and effective as of April 27, 2013. According to the Insurance Brokerage Agency Provisions, an insurance brokerage agency refers to an entity that receives commissions for providing intermediary services to policyholders and sponsors to facilitate their entering into insurance contracts based on the interests of the policyholders. An insurance brokerage agency established in China must meet the qualification requirements specified by the CIRC and obtain a license to operate an insurance brokerage business issued by the CIRC. Among others, the minimum registered capital for an insurance brokerage agency shall be no less than RMB50.0 million (US$8.1 million) and must be fully paid in. The license of an insurance brokerage agency is valid for a period of three years, and can be renewed subject to the approval of the CIRC.

An insurance brokerage agency may conduct the following insurance brokerage businesses:

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  making insurance proposals, selecting insurance companies and handling the insurance application procedures for insurance applicants;

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  assisting the insured or the beneficiary in insurance claims;

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  reinsurance brokering business;

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  providing consulting services to clients with respect to disaster and damage prevention, risk assessment and risk management; and

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  other business activities approved by the CIRC.

The senior managers of an insurance brokerage agency must meet certain qualification requirements set forth in the Insurance Brokerage Agency Provisions. Appointment of the senior managers of an insurance brokerage agency is subject to review and approval by the CIRC. Personnel of an insurance brokerage agency who engage in any of the insurance brokerage businesses described above must meet the requirements prescribed by the CIRC and obtain the qualification certificate issued by the CIRC.

As we provide the consulting services to offshore insurance companies and we do not enter into insurance brokerage contract with our clients, we do not think we are engaged in insurance brokerage business in China. However, due to the absence of clear interpretation of the relevant rules, we cannot assure you that the CIRC will agree with our interpretation. If they interpret the relevant rules differently and as a result the consulting services or similar services with respect to offshore insurance products are deemed as insurance brokerage services, we may need to cease the provision of such services. See "Risk Factors — Risks Related to Our Business and Industry — We may fail to obtain and maintain licenses and permits necessary to conduct our operations in China, and our business may be materially and adversely affected as a result of any changes in the laws and regulations governing the financial services in China".

Regulations on the Sale of Mutual Funds

On December 28, 2012, the Standing Committee of the PRC National People's Congress promulgated the Law on Securities Investment Funds, or the New SIF Law, which became effective on June 1, 2013 and replaced the Securities Investment Funds Law effective since June 1, 2004. The New SIF Law not only imposes detailed regulations on mutual funds but also includes new rules on the fund services agencies for the first time. Agencies that engage in sales and other fund services related to mutual funds are required to register or file with the securities regulatory authority. According to New SIF Law, mutual funds are allowed to invest in publicly traded stocks or bonds and other securities or derivatives as permitted by the competent securities regulatory authority from time to time.

Correspondingly, on March 15, 2013, the CSRC amended the Administrative Measures on the Sales of Securities Investment Funds, or the Fund Sales Measures, which became effective on June 1, 2013. The Fund Sales Measures specify that it only applies to the sales of mutual funds. Commercial banks, securities companies, futures companies, insurance companies, securities investment consultation agencies, independent fund sales agencies and other agencies permitted by the CSRC may apply with the local branches of the CSRC for the license related to mutual fund sales. In order to obtain such license, an independent fund sales agency shall meet certain requirements, including without limitation: (i) having a paid-in capital of no less than RMB20.0 million (US$3.3 million); (ii) the senior executives shall have obtained the fund practice qualification, be familiar with fund sales business, and have two or more years of work experience in fund practice or five or more years of work experience in other relevant financial institutions; (iii) having at least 10 employees qualified to engage in fund related business; and (iv) not being involved in any material changes that have impacted or are likely to impact the normal operation of organizations, or other material issues such as litigations and arbitrations.

Mutual fund managers shall specify the fee charging items, conditions and methods in fund contracts and prospectuses or announcements, and shall specify the rates and calculation methods for the fee charges therein. When dealing with fund sales business, fund sales agencies may collect subscription fee, purchase fee, redemption fee, switching fee, sales service fee, and other relevant fees from the investors according to fund contracts and prospectuses. When providing value-added services to fund investors, fund sales agencies may charge the fund investors value-added service fee. In addition, they shall not charge investors extra fees unless otherwise agreed in fund contracts, prospectuses and fund sales service contracts. Yumao, a subsidiary of Shanghai Jupai, has obtained a license from the CSRC for mutual fund sales on December 15, 2014. Up to date, Yumao has yet to engage in this activity, but it will engage in the sale of mutual fund products and other regulated fund products in the near future.

Regulations on Labor Protection

On June 29, 2007, the Standing Committee of the National People's Congress, or the SCNPC, promulgated the Labor Contract Law, as amended on December 28, 2012, which formalizes employees' rights concerning employment contracts, overtime hours, layoffs and the role of trade unions and provides for specific standards and procedure for the termination of an employment contract. In addition, the Labor Contract Law requires the payment of a statutory severance pay upon the termination of an employment contract in most cases, including in cases of the expiration of a fixed-term employment contract. In addition, under the Regulations on Paid Annual Leave for Employees and its implementation rules, which became effective on January 1, 2008 and on September 18, 2008 respectively, employees are entitled to a paid vacation ranging from 5 to 15 days, depending on their length of service and to enjoy compensation of three times their regular salaries for each such vacation day in case such vacation days are deprived by employers, unless the employees waive such vacation days in writing. Although we are currently in compliance with the relevant legal requirements for terminating employment contracts with employees in our business operation, in the event that we decide to lay off a large number of employees or otherwise change our employment or labor practices, provisions of the Labor Contract Law may limit our ability to effect these changes in a manner that we believe to be cost-effective or desirable, which could adversely affect our business and results of operations.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. According to the Social Insurance Law, an employer that fails to make social insurance contributions may be ordered to pay the required contributions within a stipulated deadline and be subject to a late fee of 0.05% of the amount overdue per day from the original due date by the relevant authority. If the employer still fails to rectify the failure to make social insurance contributions within such stipulated deadline, it may be subject to a fine ranging from one to three times the amount overdue. According to Regulations on Management of Housing Fund, an enterprise that fails to make housing fund contributions may be ordered to rectify the noncompliance and pay the required contributions within a stipulated deadline; otherwise, an application may be made to a local court for compulsory enforcement.

Regulations on Foreign Investment

The State Planning Commission, the State Economic and Trade Commission and the Ministry of Foreign Trade and Economic Cooperation jointly promulgated the Foreign Investment Industrial Guidance Catalogue, or the Foreign Investment Catalogue, in 2005, which was subsequently revised. The Foreign Investment Catalogue sets forth the industries in which foreign investment are encouraged, restricted, or forbidden. Industries that are not indicated as any of the above categories under the Foreign Investment Catalogue are permitted areas for foreign investment. The current version of the Foreign Investment Catalogue came into effect on April 10, 2015. Pursuant to the currently effective or the amended Foreign Investment Catalogue, market survey, a business activity that we currently engage in through our VIE, is restricted for foreign investment. As market survey may be constantly involved during our development and expansion, we may continue this business activity through contractual arrangements with our consolidated subsidiary, Shanghai Jupai.

In addition, if our PRC subsidiary and consolidated entities plan to engage in promoting or distributing wealth management plans through the Internet, or allows our clients to purchase wealth management products on any of our websites, such business is likely to be deemed as value-added telecommunications service and call for approvals from relevant authorities. Foreign investment in telecommunications businesses is governed by the State Council's Administrative Rules for Foreign Investments in Telecommunications Enterprises, issued by the State Council on December 11, 2001 and amended on September 10, 2008, under which a foreign investor's beneficial equity ownership in an entity providing value-added telecommunications services in China cannot exceed 50%. In addition, for a foreign investor to acquire any equity interest in a business providing value-added telecommunications services in China, it must demonstrate a positive track record and experience in providing such services. The MIIT's Notice Regarding Strengthening Administration of Foreign Investment in Operating Value-Added Telecommunication Businesses, or the MIIT Notice, issued on July 13, 2006 prohibits holders of these services licenses from leasing, transferring or selling their licenses in any form, or providing any resource, sites or facilities, to any foreign investors intending to conduct such businesses in China. Although MIIT promulgated its Notice on Lifting Foreign Investment Restrictions on Online Data and Deal Processing Business on June 19, 2015, which permits foreign ownership, in whole or in part, of online data and deal processing business, a sub-type of value-added telecommunications service, we still expect our potential business of online promotion and distribution of wealth management products to face foreign investment restrictions or uncertainties, since it is not clear whether our potential business will be deemed as online data and deal processing.

We plan to engage in the direct sales of mutual funds and asset management plans sponsored by mutual fund management companies. While the distribution of mutual funds and asset management plans sponsored by mutual fund management companies is not explicitly categorized as restricted to foreign investment, a license is required for the direct sales of mutual fund and asset management plans sponsored by mutual fund management companies. In practice, such license is generally unavailable to foreign invested enterprises or their subsidiaries. In order to conduct our direct sales services in the future, we have entered into contractual arrangements through Shanghai Juxiang, our PRC subsidiary, with Shanghai Jupai, our PRC variable interest entity. In December 2014, Yumao obtained the mutual fund sales license, and accordingly, we plan to start the sale of mutual fund products and other regulated fund products through Yumao in the near future. Similarly, although asset management services are not prohibited or restricted from foreign investments, PRC authorities are more accustomed to dealing with domestic PRC fund managers without foreign investment. As a result, we conduct our asset management services through our VIE to ensure smooth operations.

Our PRC subsidiary is also not allowed to engage in insurance brokerage businesses. Therefore, our insurance brokerage related business is carried out principally through Jupai HK. In the future, we plan to engage in the insurance brokerage businesses in the PRC and we will rely on our consolidated entities to obtain and hold the required license for such business.

E-House Capital relies on similar contractual arrangements with Scepter Pacific's variable interest entities in China to conduct its asset management services. Although foreign-invested enterprises incorporated in China are not expressly prohibited from providing asset management services in China, in practice, when acting as the general partner of various funds, Scepter Pacific may also need to invest in projects or funds as a limited partner at the same time. Some targeted projects, such as high-end hotel and office building rental projects, are in prohibited or restricted categories for foreign investment. Therefore E-House Capital to provide asset management services through contractual arrangements between Scepter Pacific's wholly-owned PRC subsidiary and its variable interest entities in China.

Other than those disclosed above, we are not aware of any other PRC legal restriction or prohibition for foreign investment in the business activities that we and E-House Capital engage in.

In the opinion of AllBright Law Firm, our PRC legal counsel:

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  the ownership structures of Shanghai Jupai, Shanghai Juxiang, and Jupai, as described in "Corporate History and Structure" both currently and after giving effect to this offering, are in compliance with all existing PRC laws and regulations,

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  the contractual arrangements governed by PRC laws among Shanghai Juxiang, Shanghai Jupai and its shareholders establishing the corporate structure for our wealth management and asset management businesses are valid, binding and enforceable, and will not result in a violation of PRC laws or regulations currently in effect; and

  •
  the contractual arrangements governed by PRC laws among Shanghai Baoyi, Shanghai E-Cheng and its shareholders establishing the corporate structure for E-House Capital's asset management service business, both currently and upon the completion of our acquisition of Scepter Pacific, are valid, binding and enforceable, and will not result in a violation of PRC laws or regulations currently in effect.

We have been advised by our PRC legal counsel, however, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules, including the laws and regulations governing the enforcement and performance of our contractual arrangement in the event of any imposition of statutory liens, bankruptcy and criminal proceedings. Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the above opinion of our PRC counsel. We have been further advised by our PRC legal counsel that if the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC governmental restrictions on foreign investment in our businesses, we could be subject to severe penalties, including being prohibited from continuing operations. See "Risk Factors — Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us."

Regulations on Tax

PRC Enterprise Income Tax

The PRC enterprise income tax is calculated based on the taxable income determined under the PRC laws and accounting standards. On March 16, 2007, the National People's Congress of China enacted a new PRC Enterprise Income Tax Law, which became effective on January 1, 2008. On December 6, 2007, the State Council promulgated the Implementation Rules to the PRC Enterprise Income Tax Law, or the Implementation Rules, which also became effective on January 1, 2008. On December 26, 2007, the State Council issued the Notice on Implementation of Enterprise Income Tax Transition Preferential Policy under the PRC Enterprise Income Tax Law, or the Transition Preferential Policy Circular, which became effective simultaneously with the PRC Enterprise Income Tax Law. The PRC Enterprise Income Tax Law imposes a uniform enterprise income tax rate of 25% on all domestic enterprises, including foreign-invested enterprises unless they qualify for certain exceptions, and terminates most of the tax exemptions, reductions and preferential treatments available under previous tax laws and regulations.

Moreover, under the PRC Enterprise Income Tax Law, enterprises organized under the laws of jurisdictions outside China with their "de facto management bodies" located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The Implementation Rules define the term "de facto management body" as the management body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In addition, the Circular Related to Relevant Issues on the Identification of a Chinese holding Company Incorporated Overseas as a Residential Enterprise under the Criterion of De Facto Management Bodies Recognizing issued by the State Administration of Taxation on April 22, 2009 provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a "resident enterprise" with its "de facto management bodies" located within China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function mainly in China; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in China; (iii) its major assets, accounting books, company seals and minutes and files of its board and shareholders' meetings are located or kept in China; and (iv) more than half of the enterprise's directors or senior management with voting rights reside in China. Although the circular only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals or foreigners, the determining criteria set forth in the circular may reflect the State Administration of Taxation's general position on how the "de facto management body" test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

We do not believe Jupai or any of its subsidiaries outside of China was a PRC resident enterprise for the year ended December 31, 2013, but we cannot predict whether such entities may be considered as a PRC resident enterprise for any subsequent taxable year. Although our company is not controlled by any PRC company or company group, substantial uncertainty exists as to whether we will be deemed as a PRC resident enterprise for enterprise income tax purposes. In the event that we were considered a PRC resident enterprise, we would be subject to the PRC enterprise income tax at the rate of 25% on our worldwide income, but the dividends that we receive from our PRC subsidiary would be exempt from the PRC withholding tax since such income is exempted under the PRC Enterprise Income Tax Law for a PRC resident enterprise recipient. See "Risk Factors — Risks Related to Doing Business in China — The

dividends we receive from our PRC subsidiary may be subject to PRC tax under the PRC Enterprise Income Tax Law, which would have a material adverse effect on our financial condition and results of operations. In addition, if we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or ADS holders."

PRC VAT and Business Tax

Pursuant to the Interim Regulation of the People's Republic of China on Value-Added Tax (the "VAT Regulation"), which was amended on November 10, 2008, any entity or individual engaged in the sales of goods, provision of specified services and importation of goods into China is generally required to pay a VAT, at the rate of 17% of the gross sales proceeds received, less any deductible VAT already paid or borne by such entity.

Pursuant to the PRC Provisional Regulations on Business Tax, taxpayers falling under the category of service industry in China are required to pay a business tax at a normal tax rate of 5% of their revenues. In November 2011, the Ministry of Finance and the State Administration of Taxation promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. Pursuant to this plan and relevant notices, from January 1, 2012, the value-added tax has been imposed to replace the business tax in the transport and shipping industry and some of the modern service industries in certain pilot regions, of which Shanghai is the first one. A value-added tax, or VAT, rate of 6% applies to revenue derived from the provision of some modern services.

On December 12, 2013, the Ministry of Finance and State Administration of Taxation issued Notice of the Ministry of Finance and the State Administration of Taxation on Including the Railway Transportation and Postal Industries in the Pilot Program of Replacing Business Tax with Value-Added Tax (2013 Amendment), along with Pilot Implemental Rules of Replacing Business Tax with VAT, which is effective on January 1, 2014 ("Pilot Rules"). Pursuant to Pilot Rule, the unit and individual who provide service in transportation, postal and other modern service industrial shall be tax payer of VAT. Taxpayer who provide taxable service shall pay VAT, instead of Business Tax. The tax rate for provision of modern service industrial (exclusive of leasing of tangible chattel) is 6%.

On December 16, 2013, the State Administration of Taxation issued the Announcement on Matters concerning the Determination of the Qualification of General VAT Taxpayers under the Pilot Program of Replacing Business Tax with VAT (the "VAT Announcement"), which became effective on January 1, 2014. According to the VAT Announcement, a pilot taxpayer who has been determined as a general VAT taxpayer before the implementation of the pilot program and concurrently provides taxable services is not required to apply for the qualification again. The competent tax authority shall prepare and deliver the Notice of Tax-Related Matters and inform the taxpayer. A pilot taxpayer with annual sales amount of taxable services above RMB5.0 million (US$0.8 million) before the implementation of the pilot program of VAT in lieu of business tax shall go through the formalities for the qualification of a general VAT taxpayer with the competent tax authority under the State Administration of Taxation.

Dividend Withholding Tax

Pursuant to the PRC Enterprise Income Tax Law and the Implementation Rules, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign investors are subject to a 10% withholding tax, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. We are a Cayman Islands holding company and substantially all of our income may come from dividends we receive from our PRC subsidiary directly or indirectly. Since there is no such tax treaty between China and the Cayman Islands, dividends we receive from our PRC subsidiary will generally be subject to a 10% withholding tax. We have evaluated whether Jupai is a PRC resident enterprise and we believe that Jupai was not a PRC resident enterprise for the year ended December 31, 2014. However, as there remains uncertainty regarding the interpretation and implementation of the PRC Enterprise Income Tax Law and the Implementation Rules, it is uncertain whether, if Jupai will be deemed a PRC resident enterprise in the future, any dividends distributed by Jupai to our non-PRC shareholders and ADS holders would be subject to any PRC withholding tax. See "Risk

Factors — Risks Related to Doing Business in China — The dividends we receive from our PRC subsidiary may be subject to PRC tax under the PRC Enterprise Income Tax Law, which would have a material adverse effect on our financial condition and results of operations. In addition, if we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and to our non-PRC shareholders or ADS holders."

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Tax Arrangement, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a resident enterprise of the counter-party to such Tax Arrangement should meet the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (ii) it should directly own such percentage in the PRC resident enterprise anytime in the 12 months prior to receiving the dividends. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties (For Trial Implementation), or the Administrative Measures, which became effective in October 2009, requires that the non-resident enterprises must obtain the approval from the relevant tax authority in order to enjoy the reduced withholding tax rate under the tax treaties. There are also other conditions for enjoying such reduced withholding tax rate according to other relevant tax rules and regulations. Accordingly, Jupai HK may be able to enjoy the 5% withholding tax rate for the dividends it receives from Shanghai Juxiang, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations, and obtains the approvals as required under the Administrative Measures. However, according to Notice 81, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

United States Foreign Account Tax Compliance Act

The United States has passed the Foreign Account Tax Compliance Act, or FATCA, that imposes a new reporting regime and, potentially, a 30% withholding tax on certain payments made to certain non-U.S. entities. In general, the 30% withholding tax applies to certain payments made to a non-U.S. financial institution unless such institution is treated as deemed compliant or enters into an agreement with the US Treasury to report, on an annual basis, information with respect to certain interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by certain U.S. persons and to withhold on certain payments. The 30% withholding tax also generally applies to certain payments made to a non-financial non-U.S. entity that does not qualify under certain exemptions unless such entity either (i) certifies that such entity does not have any "substantial United States owners" or (ii) provides certain information regarding the entity's "substantial United States owners." An intergovernmental agreement between the United States and another country may also modify these requirements. We do not expect FATCA will have a material impact on our business or operations, but because FATCA is particularly complex and its application is uncertain at this time, we cannot assure you that we will not be adversely affected by this legislation in the future.

Regulations on Foreign Exchange

Foreign exchange regulations in China are primarily governed by the following rules:

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  Foreign Exchange Administration Rules (1996), as amended, or the Exchange Rules; and

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  Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

Under the Exchange Rules, Renminbi is convertible for current account items, including the distribution of dividends, interest and royalty payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, securities investment and repatriation of investment, however, is still subject to the approval of SAFE.

Under the Administration Rules, foreign-invested enterprises may only buy, sell and/or remit foreign currencies at banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, including approval by the Ministry of Commerce, SAFE and the National Development and Reform Commission or their local counterparts.

On November 16, 2011, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Issues Relating to Further Clarification and Regulation of Certain Capital Account Items under Foreign Exchange Control, or SAFE Circular 45, to further strengthen and clarify its existing regulations on foreign exchange control under SAFE Circular 142. Circular 45 expressly prohibits foreign invested entities, including wholly foreign owned enterprises such as Shanghai Juxiang, from converting registered capital in foreign exchange into Renminbi for the purpose of equity investment, granting certain loans, repayment of inter-company loans, and repayment of bank loans which have been transferred to a third party. Further, SAFE Circular 45 generally prohibits a foreign invested entity from converting registered capital in foreign exchange into Renminbi for the payment of various types of cash deposits. If our VIE requires financial support from us or our wholly owned subsidiary in the future and we find it necessary to use foreign currency-denominated capital to provide such financial support, our ability to fund our VIE's operations will be subject to statutory limits and restrictions, including those described above.

On May 10, 2013, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents, which specifies that the administration by SAFE or its local branches over foreign direct investment in the PRC shall be conducted by way of registration. Institutions and individuals shall register with SAFE and/or its branches for their direct investment in China. Banks shall process foreign exchange business relating to the direct investment in China based on the registration information provided by SAFE and its branches.

In February 2015, SAFE promulgated the Circular of Further Simplifying and Improving the Policies of Foreign Exchange Administration Applicable to Direct Investment, or Circular 13, which will become effective on June 1, 2015. Upon the implementation of Circular 13, the current foreign exchange procedures will be further simplified, foreign exchange registrations of direct investment will be handled by designated foreign exchange settlement banks instead of SAFE and its branches.

On March 30, 2015, SAFE issued the Circular on Reform of the Administrative Rules of the Payment and Settlement of Foreign Exchange Capital of Foreign-Invested Enterprises ("SAFE Circular 19"), which became effective on June 1, 2015. Pursuant to SAFE Circular 19, foreign-invested enterprises may either continue to follow the current payment-based foreign currency settlement system or elect to follow the "conversion-at-will" regime of foreign currency settlement. Where a foreign-invested enterprise follows the conversion-at-will regime of foreign currency settlement, it may convert part or all of the amount of the foreign currency in its capital account into Renminbi at any time. The converted Renminbi will be kept in a designated account labeled as settled but pending payment, and if the foreign-invested enterprise needs to make payment from such designated account, it still needs to go through the review process with its bank and provide necessary supporting documents. SAFE Circular 19, therefore, has substantially lifted the restrictions on the usage by a foreign-invested enterprise of its RMB registered capital converted from foreign currencies. According to SAFE Circular 19, such Renminbi capital may be used at the discretion of the foreign-invested enterprise and SAFE will eliminate the prior approval requirement and only examine the authenticity of the declared usage afterwards. Nevertheless, foreign-invested enterprises like our PRC subsidiary are still not allowed to extend intercompany loans to our PRC consolidated entities. In addition, as Circular 19 was promulgated recently, there remain substantial uncertainties with respect to the interpretation and implementation of this circular by relevant authorities.

Regulations on Dividend Distribution

The principal regulations governing dividend distributions of wholly foreign-owned companies include:

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  Wholly Foreign-Owned Enterprise Law, as amended on October 31, 2000; and

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  Wholly Foreign-Owned Enterprise Law Implementing Rules, as amended on April 12, 2001.

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  Company Law of China, as amended on December 28, 2013.

Under these laws and regulations, wholly foreign-owned companies in China may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, these wholly foreign-owned companies are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds, until the accumulative amount of such fund reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. At the discretion of these wholly foreign-owned companies, they may allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

Regulations on Offshore Investment by PRC Residents

Pursuant to the SAFE's Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Round Trip Investment via Overseas Special Purpose Companies and its subsequent amendments, supplements or implementation rules, or SAFE Circular 75, issued on October 21, 2005, a PRC resident (whether a natural person or legal persons) shall register with the local branch of the SAFE before it establishes or controls an overseas SPV, with assets or equity interests in a PRC company, for the purpose of overseas equity financing. On July 4, 2014, SAFE issued the SAFE's Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Outbound Investment and Financing and Inbound Investment via Special Purpose Vehicles ("SPV"), or SAFE Circular 37, which has superseded SAFE Circular 75. According to SAFE Circular 37, the PRC domestic resident shall apply for SAFE registration for overseas investment before paying capital to SPV by using his, her or its legal assets whether overseas or domestic. The SPV is defined as "offshore enterprise directly established or indirectly controlled by the domestic residents (including domestic institutions and individuals) with their legally owned assets and equity of the domestic enterprise, or legally owned offshore assets or equity, for the purpose of offshore investment and financing". In addition, in the event that the SPV undergoes changes of its basic information such as the individual shareholder, name, operation term, etc., or material events including increase or decrease by domestic individual shareholder in investment amount, equity transfer or swap, merge, spin-off, etc., the domestic resident shall timely complete the change of foreign exchange registration formality for offshore investment.

According to SAFE Circular 37, failure to make such registration or truthfully disclose actual controllers of the round-trip enterprises may subject PRC residents to fines up to RMB300,000 in case of domestic institutions or RMB50,000 in case of domestic individuals. If the registered or beneficial shareholders of the offshore holding company who are PRC residents do not complete their registration with the local SAFE branches, the PRC subsidiary may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to the offshore company, and the offshore company may be restricted in its ability to contribute additional capital to its PRC subsidiary. Moreover, failure to comply with SAFE registration and amendment requirements described above could result in liability under PRC law for violating applicable foreign exchange restrictions. Mr. Tianxiang Hu, Dr. Weishi Yao, Ms. Yacheng Shen, Mr. Keliang Li and Ms. Yichi Zhang have all fulfilled the registration under relevant SAFE regulations.

Regulations on Stock Incentive Plans

On December 25, 2006, the People's Bank of China promulgated the Administrative Measures of Foreign Exchange Matters for Individuals, setting forth the respective requirements for foreign exchange transactions by individuals (both PRC or non-PRC citizens) under either the current account or the capital account.

On February 15, 2012, SAFE issued the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, or the Stock Incentive Plan Rules. The purpose of the Stock Incentive Plan Rules is to regulate foreign exchange administration of PRC domestic individuals who participate in employee stock holding plans and stock option plans of overseas listed companies. According to the Stock Incentive Plan Rules, if PRC "domestic individuals" (both PRC residents and non-PRC residents who reside in China for a continuous period of not less than one year, excluding the foreign diplomatic personnel and representatives of international organizations) participate in any stock incentive plan of an overseas listed company, a PRC domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, shall, among others things, file, on behalf of such individual, an application with SAFE to conduct the SAFE registration with respect to such stock incentive plan, and obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with stock holding or stock option exercises. In addition, SAFE Circular 37 also provides certain requirements and procedures of foreign exchange registration in relation to equity incentive plan of SPV before listing. In this regard, if a non-listed SPV grants equity incentives to its directors, supervisors, senior officers and employees in its domestic subsidiaries, the relevant domestic individual residents may register with SAFE before exercising their rights.

The Stock Incentive Plan Rules and SAFE Circular 37 were promulgated only recently and many issues require further interpretation. If we or our PRC employees fail to comply with the Stock Incentive Plan Rules, we and our PRC employees may be subject to fines and other legal sanctions. In addition, the General Administration of Taxation has issued a few circulars concerning employee stock options. Under these circulars, our employees working in China who exercise stock options will be subject to PRC individual income tax. Our PRC subsidiary has obligations to file documents related to employee stock options with relevant tax authorities and withhold individual income taxes of those employees who exercise their stock options. If our employees fail to pay and we fail to withhold their income taxes, we may face sanctions imposed by tax authorities or other PRC government authorities.

Regulation Relating to Privacy Protection

Internet content providers, or ICPs, are prohibited from producing, copying, publishing or distributing information that is humiliating or defamatory to others or that infringes upon the lawful rights and interests of others. Depending on the nature of the violation, ICPs may face criminal charges or sanctions by PRC security authorities for such acts, and may be ordered to suspend temporarily their services or have their licenses revoked.

Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT on December 29, 2011, ICPs are also prohibited from collecting any user personal information or providing any such information to third parties without the consent of a user. ICPs must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for its services. ICPs are also required to properly maintain the user personal information, and in case of any leak or likely leak of the user personal information, ICPs must take remedial measures immediately and report any material leak to the telecommunications regulatory authority.

In addition, the Decision on Strengthening Network Information Protection promulgated by the Standing Committee of the National People's Congress on December 28, 2012 emphasizes the need to protect electronic information that contains individual identification information and other private data. The decision requires ICPs to establish and publish policies regarding the collection and use of personal electronic information and to take necessary measures to ensure the security of the information and to prevent leakage, damage or loss. Furthermore, MIIT's Rules on Protection of Personal Information of Telecommunications and Internet Users promulgated on July 16, 2013 contain detailed requirements on the use and collection of personal information as well as the security measures to be taken by ICPs.

The PRC government retains the power and authority to order ICPs to provide an Internet user's personal information if such user posts any prohibited content or engages in any illegal activities through the Internet.

We will be subject to the ICP regulation and other privacy regulation if and when we begin to sell mutual fund products online.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Jianda Ni	51	Co-Chairman of the Board of Directors and Chief Executive Officer
Tianxiang Hu	37	Co-Chairman and Executive Chairman of the Board of Directors
Xin Zhou	47	Director Appointee*
Weishi Yao	45	Director and Chief Operating Officer
Guoping Yang	59	Independent Director Appointee*
Liqun Wang	61	Independent Director Appointee*
Linda Wong	51	Independent Director Appointee*
Bang Zhang	47	Independent Director Appointee*
Hongchao Zhu	55	Independent Director Appointee*
Min Liu	41	Director and Chief Financial Officer**
Liang Li	34	President

*
Each of Mr. Xin Zhou, Mr. Guoping Yang, Mr. Liqun Wang, Ms. Linda Wong, Mr. Bang Zhang and Mr. Hongchao Zhu has accepted our appointment to be directors of our company, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

**
Ms. Min Liu has tendered her resignation from our board of directors, and her resignation will be effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Ms. Liu will continue to serve as our Chief Financial Officer after this offering.

Mr. Jianda Ni has been our Co-Chairman and CEO since April 2015. Prior to joining our company, he served as the Chairman of Shanghai Industrial Holdings Limited, or SIHL, from July 2010, an executive director of SIHL from February 2014 and an executive director of Shanghai Industrial Investment (Holdings) Co., Ltd. from November 2013. Prior to July 2010, he was a deputy chief executive officer of SIHL. In the past, Mr. Ni also served as a director and president of Shanghai Urban Development and the general manager of Shanghai Xuhui Real Estate Management Co., Ltd., the deputy general manager of Shanghai Urban Development and the general manager of the real estate department of China Huayuan Group Ltd. He was named in the Top Ten Persons of the Year in the 2006 China International Real Estate and Arch-tech Fair, elected as one of 2007 Boao Forum's Most Influential Persons in China's Real Estate Industry in 20 Years and recognized as one of the Top Ten Entrepreneurs in the Shanghai Real Estate Sector in 18 years in 2005. Mr. Ni is currently the honorary president of Shanghai Young Entrepreneurs Association and a vice chairman of the China Real Estate Association. Mr. Ni received a bachelor's degree from Shanghai University and a master's degree in business administration from La Trobe University of Australia.

Mr. Tianxiang Hu is our founder and has been our co-chairman and executive chairman since April 2015. Prior to that, Mr. Hu served as our chairman since August 2012 and chief executive officer since August 2014. Prior to founding our company in 2010, Mr. Hu worked as a vice president at Hangzhou Industrial and Commercial Trust Co., Ltd. from September 2008 to July 2010. Mr. Hu was a chief director at HSBC Jin Xin Fund Management Co., Ltd. from April 2006 to September 2008. From June 2002 to April 2006, Mr. Hu served as an assistant vice president of north China region at the department of Consumer Bank China in CitiBank. Mr. Hu received a bachelor's degree in international trade from Donghua University in 2002 and a master's degree in national economy from Renmin University in 2004.

Mr. Xin Zhou has accepted appointment to serve as our director effective upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Zhou previously served as our director from May 2014 to June 2014. Mr. Zhou has over 20 years of experience in China's real estate industry and is one of the co-founders of E-House and has served as E-House's chairman from 2003 to April 2012 and currently co-chairman. Mr. Zhou served as E-House's chief executive officer from 2003 to 2009, and has been serving as E-House's chief executive officer since April 2012. Mr. Zhou has served as executive chairman of Leju Holdings Limited (NYSE: LEJU), a subsidiary of E-house and a NYSE-listed company, since its inception. Mr. Zhou also served as co-chairman and chief executive officer of E-House's subsidiary, China Real Estate Information Corporation, from 2009 to April 2012. Mr. Zhou currently serves as vice chairman of China Real Estate Association, and as chairman of Real Estate Service Committee of China Real Estate Association. He is also chairman of Shanghai Real Estate Broker Industry Association, executive director of Real Estate Industry Research Center of Shanghai Academy of Social Sciences and honorary vice-chairman of Shanghai Young Entrepreneur Association. Mr. Zhou received his bachelor degree from Shanghai Industrial University in China.

Dr. Weishi Yao has been our director since December 2013 and served as our chief operating officer since August 2014. He worked as chief executive officer since joining our company in July 2012 until August 2014. Prior to joining our company, Dr. Yao served as a vice general manager at Singapore Yanlord Land Group from September 1996 to June 2012. Dr. Yao received a bachelor's degree of business administration from Shanghai Employee University of International Business and Economics in 1996, a master's degree in business administration from Shanghai University of Finance and Economics and Webster University in the United States in 2005 and a doctorate degree in business administration from United Business Institutes in Belgium in 2010.

Mr. Guoping Yang has accepted appointment to serve as our independent director effective upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Yang has served as the chairman of the board and the general manager of Dazhong Transportation (Group) Co., Ltd. and the chairman of the board of Shanghai Dazhong Public Utilities (Group) Co., Ltd. from October 1988. Mr. Yang has also served as the chairman of the board of Shanghai Jiao Da Onlly Co., Ltd from May 2011 and Shanghai Dazhong Gas Co., Ltd. from September 2001. He was the vice-chairman of the board from May 2012 to May 2015 and an independent director from May 2014 at Shenzhen Capital Group Co., Ltd. Mr. Yang is a director at Shanghai Jiaoyun Group Co., Ltd., Everbright Securities Co., Ltd., Nanjing Zhongbei (Group) Co., Ltd., Shanghai Songz Automobile Air Conditioning Co., Ltd., Shanghai Songz Automobile Air Conditioning Co., Ltd. and an independent director at HFT Investment Management Co., Ltd., Shanghai Shentong Metro Group Co., Ltd., HFT Investment Management Co., Ltd., and Shanghai Shentong Metro Group Co., Ltd. Mr. Yang received his master's degree in business administration from Shanghai Jiao Tong University in 1997.

Mr. Liqun Wang has accepted appointment to serve as our independent director effective upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Wang has served as the chairman of the board of Shanghai Stone Capital Co., Ltd. from October 2008, an independent director of Pengxin International Mining Co., Ltd since May 2015, of Shanghai Jiao Yun Group Co., Ltd since December 2014, of Huayi Brothers Media Corporation since May 2014, and of Talkweb Information System Co., Ltd since May 2010, a non-executive director of China Yongda Automobiles Services Holdings Limited since January 2012, as a director of Shanghai Fortune Techgroup Cp., Ltd. since May 2011 and of Shanghai Xin Tonglian Packing Co., Ltd. since April 2010 and as the president of Shanghai Ba-Shi Public Transportation (Group) Co., Ltd. from January 2001 to December 2007. Mr. Wang received his bachelor's degree in Economics from the Correspondence Institute of the Party School of the Central Committee of CPC in 1993.

Ms. Linda Wong has accepted appointment to serve as our independent director effective upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Ms. Wong has over 25 years of experience in the banking business and has spent the last three years at a start-up internet finance company. Ms. Wong has served as the chairman and CEO of PingAn Pay, a subsidiary of PingAn Insurance Group, from July 2012. Prior to that, she served as the managing director and head of Hong

Kong and China Consumer Banking of DBS Bank (HK) Limited from September 2008 to June 2012, and held various management positions at ABN AMRO N.V. from May 2004 to August 2008, and at Citibank N.V. Hong Kong from July 2000 to April 2004. She worked at Standard Chartered Bank in Hong Kong from June 1989 to June 2000 and Bank of Credit and Commerce from June 1986 to May 1989. Ms. Wong holds an International Investment Advisory Certificate. She received her bachelor's degree in computing science and statistics from University of Guelph, Canada and a diploma in business management form Henley on Thames, UK in 1999.

Mr. Bang Zhang has accepted appointment to serve as our independent director effective upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Zhang has served as the chief financial officer and a senior vice president at Golden Jaguar from 2014. Prior to that, Mr. Zhang was the chief financial officer and a senior vice president at Mecox Lane Limited (NASDAQ: MCOX) from 2009 to 2013. He held various management positions at McDonald's China from 1994 to 2009. From 1983 to 1993, he worked at Jiangsu Suzhou Textile Ornament Corporation, Suzhou Capsugel Ltd. and Heinz UFE Ltd. Mr. Zhang holds the Chartered Global Management Accountant qualification and is a fellow member of Chartered Institution of Management Accountants. Mr. Zhang received his master's degree in business administration from Jinan University in 2001.

Mr. Hongchao Zhu has accepted appointment to serve as our independent director effective upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Mr. Zhu has served as an independent director of E-House (China) Holdings Limited since August 2007. Mr. Zhu is a partner of Shanghai United Law Firm and has been practicing with Shanghai United Law Firm since 1986. Mr. Zhu received his master's and bachelor's degrees in law from Fudan University in China.

Ms. Min Liu has been our chief financial officer since September 2014. Ms. Liu has served as our director since May 2014. Ms. Min Liu has tendered her resignation from our board of directors, and her resignation will be effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. Ms. Liu will continue to serve as our Chief Financial Officer after this offering. Prior to joining our company, Ms. Liu was a head of Shanghai region at the department of Consumer Bank China in DBS Bank from February 2010 to March 2014. From September 2008 to February 2010, Ms. Liu served as a relationship manager at Credit Suisse, Singapore Branch. Ms. Liu received a bachelor's degree in accounting from Shanghai LiXin Accounting College in 1997 and a master's degree in business administration from Shanghai TongJi University and École Nationale des Ponts et Chaussées in France in 2005.

Mr. Liang Li has been our president since August 2014 and was our chief operating officer since he joined us in November 2012. Prior to joining our company, Mr. Li worked as a director of the operation department at United Overseas Bank from November 2009 to November 2012. Prior to that, Mr. Li worked as a director at Algemene Bank Nederland China Co., Ltd. and at Royal Bank of Scotland from December 2005 to November 2009. Mr. Li received a bachelor's degree from Shanghai University of Electric Power in 2003 a master's degree in business administration from Huazhong Agricultural University in 2012.

Board of Directors

Our board of directors will consist of nine directors upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director is not required to hold any shares in our company to qualify to serve as a director. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company shall declare the nature of his interest at a meeting of the directors. A general notice given to the directors by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration. The directors may exercise all the powers of our company to borrow money, mortgage our undertaking, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of our company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee's members and functions are described below.

Audit Committee.    Our audit committee will consist of Bang Zhang, Liqun Wang and Linda Wong. Bang Zhang will be the chairperson of our audit committee. We have determined that Bang Zhang, Liqun Wang and Linda Wong satisfy the "independence" requirements of Section 303A of the Corporate Governance Rules of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

  •
  appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

  •
  reviewing with the independent auditors any audit problems or difficulties and management's response;

  •
  discussing the annual audited financial statements with management and the independent auditors;

  •
  reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

  •
  reviewing and approving all proposed related party transactions;

  •
  meeting separately and periodically with management and the independent auditors; and

  •
  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee.    Our compensation committee will consist of Guoping Yang, Xin Zhou and Hongchao Zhu. Guoping Yang will be the chairperson of our compensation committee. We have determined that Guoping Yang and Hongchao Zhu satisfy the "independence" requirements of Section 303A of the Corporate Governance Rules of the NYSE. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

  •
  reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

  •
  reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

  •
  reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

  •
  selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person's independence from management.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of Linda Wong, Tianxiang Hu and Guoping Yang. Linda Wong will be the chairperson of our nominating and corporate governance committee. Linda Wong and Guoping Yang satisfy the "independence" requirements of Section 303A of the Corporate Governance Rules of the NYSE. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

  •
  selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

  •
  reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

  •
  making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

  •
  advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to act honestly, in good faith and with a view to our best interests. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. Our company has the right to seek damages if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

  •
  convening shareholders' annual general meetings and reporting its work to shareholders at such meetings;

  •
  declaring dividends and distributions;

  •
  appointing officers and determining the term of office of the officers;

  •
  exercising the borrowing powers of our company and mortgaging the property of our company; and

  •
  approving the transfer of shares in our company, including the registration of such shares in our share register.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of the board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or by the unanimous written resolution of all the shareholders. A director will be removed from office automatically if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; or (ii) is found to be or becomes of unsound mind.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specified time period. We may terminate employment for cause, at any time, without advance notice or remuneration, for certain acts of the executive officer, such as conviction or plea of guilty to a felony or any crime involving moral turpitude, negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties. We may also terminate an executive officer's employment without cause upon 60-day advance written notice. In such case of termination by us, we will provide severance payments to the executive officer as expressly required by applicable law of the jurisdiction where the executive officer is based. The executive officer may resign at any time with a one-month advance written notice.

Each executive officer has agreed to hold, both during and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. The executive officers have also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during the executive officer's employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, each executive officer has agreed to be bound by non-competition and non-solicitation restrictions during the term of his or her employment and typically for one year following the last date of employment. Specifically, each executive officer has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to the executive officer in his or her capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of the executive officer's termination, or in the year preceding such termination, without our express consent.

We will enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2014, we paid an aggregate of approximately US$0.2 million in cash to our executive officers, and we did not pay any compensation to our non-executive directors. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors. Our PRC subsidiary and consolidated entities are required by law to make contributions equal to certain percentages of each employee's salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund.

Share Incentive Plan

In July 2014, we adopted a share incentive plan of Jupai Holdings Limited, or the 2014 Plan, which allows us to offer a variety of share-based incentive awards to employees, officers, directors and individual consultants who render services to us. The plan permits the grant of three types of awards: options, restricted shares and restricted share units. The maximum number of our shares that may be issued pursuant to all awards under the plan shall initially be 17,570,281 ordinary shares, and will be increased automatically by 5% of the then total outstanding shares on an as-converted fully diluted basis on each of the third, sixth and ninth anniversaries of the effective date of the plan.

Upon completion of our acquisition of Scepter Pacific, the holding company of E-House Capital, we expect to assume all outstanding options granted under the existing share incentive plan of Scepter Pacific.

As of the date of this prospectus, options to acquire a total of 13,117,600 ordinary shares have been granted and options to acquire 12,791,000 ordinary shares are outstanding under our 2014 Plan. The following paragraphs summarize the terms of the 2014 Plan:

Plan Administration.    Our board of directors, or a committee designated by our board or directors, will administer the plan. The committee or the full board of directors, as appropriate, will determine the provisions and terms and conditions of each option grant.

Award Agreements.    Options and other awards granted under the plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each grant. In addition, the award agreement may also provide that securities granted are subject to a 180-day lock-up period following the effective date of a registration statement filed by us under the Securities Act, if so requested by us or any representative of the underwriters in connection with any registration of the offering of any of our securities. The exercise price of granted options may be amended or adjusted in the absolute discretion of our board of directors, or a committee designated by our board of directors, without the approval of our shareholders or the recipients of the options.

Eligibility.    We may grant awards to employees, directors and consultants of our company or any of our related entities, which include our subsidiaries or any entities in which we hold a substantial ownership interest.

Acceleration of Awards upon Corporate Transactions.    The outstanding awards will terminate and accelerate upon occurrence of a change-of-control corporate transaction where the successor entity does not assume our outstanding awards under the plan. In such event, each outstanding award will become fully vested and immediately exercisable, and the transfer restrictions on the awards will be released and the repurchase or forfeiture rights will terminate immediately before the date of the change-of-control transaction provided that the grantee's continuous service with us shall not be terminated before that date.

Term of the Options.    The term of each option grant shall be stated in the award agreement, provided that the term shall not exceed 10 years from the date of the grant.

Vesting Schedule.    In general, our board of directors, or a committee designated by our board of directors, determines, or the award agreement specifies, the vesting schedule.

Transfer Restrictions.    Awards may not be transferred in any manner by the recipient other than by will or the laws of succession and incentive share options may be exercised during the lifetime of the optionee only by the optionee.

Termination of the Plan.    Unless terminated earlier, the plan will terminate automatically in 2024. Our board of directors has the authority to amend or terminate the plan subject to shareholder approval to the extent necessary to comply with applicable law. However, no such action may impair the rights of any award recipient unless agreed by the recipient.

The following table summarizes, as of the date of this prospectus, the options granted under our 2014 Plan to several of our directors and executive officers, excluding awards that were forfeited or cancelled after the relevant grant dates.

Name	Ordinary Shares Underlying Options Awarded	Exercise Price (US$/Share)		Date of Grant	Date of Expiration
Jianda Ni	*	US$	1.00	April 2, 2015	April 1, 2025
Tianxiang Hu	3,939,400	US$	0.48	July 1, 2014	June 30, 2024
Weishi Yao	1,337,900	US$	0.48	July 1, 2014	June 30, 2024
Min Liu	*	US$	0.48	July 1, 2014	June 30, 2024
Liang Li	*	US$	0.48	July 1, 2014	June 30, 2024
Total	8,247,000

*
Less than 1% of our total outstanding share capital.

As of the date of this prospectus, other employees as a group held options to purchase 4,544,000 ordinary shares of our company, with the exercise prices ranging from US$0.48 to US$1.00 per ordinary share.

PRINCIPAL AND SELLING SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares as of the date of this prospectus by:

  •
  each of our directors and executive officers;

  •
  each of our principal shareholders, including all shareholders who own beneficially more than 5% of our total outstanding shares; and

  •
  each selling shareholder.

The calculations in the table below assume the number of ordinary shares that will be outstanding immediately after this offering is 176,016,759, which is based on (i) 61,244,980 ordinary shares outstanding as of the date of this prospectus, (ii) 55,890,227 ordinary shares into which all of our outstanding preferred shares will automatically convert upon completion of this offering, (iii) 32,481,552 ordinary shares we will issue in connection with the planned acquisition of Scepter Pacific upon the completion of this offering and (iv) 26,400,000 ordinary shares in the form of ADSs issued in connection with this offering, assuming the underwriters do not exercise their option to purchase additional ADSs.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Being Sold in This Offering		Ordinary Shares Beneficially Owned After This Offering
	Number	Percent†	Number	Percent††	Number	Percent†††
Directors and Executive Officers:*
Jianda Ni	—	—	—	—	—	—
Tianxiang Hu(1)	30,340,078	25.9	5,277,600	17.4	25,062,478	14.2
Xin Zhou**(2)	15,915,960	12.0	—	—	15,915,960	9.0
Weishi Yao(3)	6,382,865	5.4	3,518,400	55.1	2,864,465	1.6
Guoping Yang**(4)	—	—	—	—	—	—
Liqun Wang**(5)	—	—	—	—	—	—
Linda Wong**(6)	—	—	—	—	—	—
Bang Zhang**(7)	—	—	—	—	—	—
Hongchao Zhu**(8)	—	—	—	—	—	—
Min Liu	—	—	—	—	—	—
Liang Li	—	—	—	—	—	—
All Directors and Executive Officers as a Group	52,638,903	39.6	8,796,000	16.7	43,842,903	24.9
Principal and Selling Shareholders:
E-House (China) Capital Investment Management Limited(9)	55,320,612	41.4	—	—	55,320,612	31.4
Juda Holding Inc.(10)	30,340,078	25.9	5,277,600	17.4	25,062,478	14.2
SINA Hong Kong Limited(11)	12,918,340	11.0	—	—	12,918,340	7.3
Juda Capital Inc.(12)	8,332,974	7.1	—	—	8,332,974	4.7
Century Crest Global Limited(13)	6,382,865	5.4	3,518,400	55.1	2,864,465	1.6
Beijing Dragon Limited(14)	6,000,000	5.1	—	—	6,000,000	3.4
Golden Keen Enterprises Limited(15)	6,000,000	5.1	—	—	6,000,000	3.4

Notes:

†
The number of ordinary shares beneficially owned by each listed person or group in the chart above includes the ordinary shares such person or group has the right to acquire within 60 days of the date of this prospectus. Percentage of beneficial ownership of each listed person or group prior to this offering is based on (1) 117,135,207 ordinary shares outstanding as of the date of this prospectus, including 55,890,227 ordinary shares into which all of our outstanding preferred shares will automatically convert upon completion of this offering, and (2) the number of ordinary shares such person or group has the right to acquire within 60 days of the date of this prospectus. The aggregate of 32,481,552 ordinary shares of the company E-House Investment and Reckon Capital have the right to acquire upon the completion of our acquisition of Scepter Pacific is determined based on 20% of the total number of ordinary shares outstanding on a fully diluted basis immediately prior to the completion of this offering taking into account the ordinary shares to be issued for the acquisition and assuming that the number of ordinary shares of the company issuable upon the exercise of all outstanding options as of the closing of this offering is the same as that as of the date hereof, which is 12,791,000 ordinary shares.

††
For each selling shareholder, percentage ownership is calculated by dividing the number of ordinary shares to be sold by the selling shareholder at the time of this offering, by the number of ordinary shares held by the person or group prior to this offering.

†††
For each person and group included in this column, percentage of beneficial ownership is calculated by dividing the number of ordinary shares beneficially owned by such person or group by 176,016,759, being the total number of ordinary shares outstanding immediately after the completion of this offering, assuming the underwriters do not exercise their option to purchase additional shares and including the 32,481,552 ordinary shares of the company issuable upon the completion of our acquisition of Scepter Pacific, which is determined based on 20% of the total number of ordinary shares outstanding on a fully diluted basis immediately prior to the completion of this offering taking into account the ordinary shares to be issued for the acquisition and assuming that the number of ordinary shares of the company issuable upon the exercise of all outstanding options as of the closing of this offering is the same as that as of the date hereof, which is 12,791,000 ordinary shares.

*
Except where otherwise disclosed in the footnotes below, the business address of all the directors and officers is 10/F Jinsui Building, No. 379 South Pudong Road, Pudong District, Shanghai, People's Republic of China.

**
Each of Mr. Xin Zhou, Mr. Guoping Yang, Mr. Liqun Wang, Ms. Linda Wong, Mr. Bang Zhang and Mr. Hongchao Zhu has accepted our appointment to be directors of our company, effective upon the SEC's declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

(1)
Represents 30,340,078 ordinary shares held by Juda Holding Inc., a British Virgin Islands company wholly owned and controlled by Mr. Tianxiang Hu.

(2)
Represents 15,915,960 ordinary shares issuable upon the completion of our acquisition of Scepter Pacific to Reckon Capital Limited. Reckon Capital Limited is majority owned by Mr. Zhou, who may be deemed to beneficially own all of our shares held by Reckon Capital Limited. Mr. Zhou disclaims beneficial ownership of our shares held by Reckon Capital Limited. The business address of Mr. Zhou is 11/F, Qiushi Building, No. 383 Guangyuan Road, Shanghai, People's Republic of China.

(3)
Represents 6,382,865 ordinary shares held by Century Crest Global Limited, a British Virgin Islands company wholly owned and controlled by Dr. Weishi Yao.

(4)
The business address of Mr. Guoping Yang is 22/F, 1515 Zhongshan Road West, Shanghai, People's Republic of China.

(5)
The business address of Mr. Liqun Wang is No 4, Lane 163, Maoming Road South, Shanghai, People's Republic of China.

(6)
The business address of Ms. Linda Wong is 8 Century Avenue, Lujiazui, Pudong, Shanghai, People's Republic of China.

(7)
The business address of Mr. Bang Zhang is 7/F, 3162 Yan'an Road West, Shanghai, People's Republic of China.

(8)
The business address of Mr. Hongchao Zhu is Qiushi Building, 11/F, 383 Guangyan Road, Zhabei District, Shanghai 200072, People's Republic of China.

(9)
Represents 38,755,020 ordinary shares issuable upon the conversion of the same number of series B preferred shares held by E-House (China) Capital Investment Management Limited and 16,565,592 ordinary shares issuable upon the completion of our acquisition of Scepter Pacific. E-House (China) Capital Investment Management Limited is a British Virgin Islands company and is wholly controlled by E-House (China) Holdings Limited, a Cayman Islands with its shares listed on the New York Stock Exchange. The registered address of E-House (China) Capital Investment Management Limited is Commerce Chambers, P.O. Box 2208, Road Town, Tortola, British Virgin Islands.

(10)
Represents 30,340,078 ordinary shares held by Juda Holding Inc., a British Virgin Islands company wholly owned and controlled by Mr. Tianxiang Hu. The registered address of Juda Holding Inc. is Start Chambers, Wickham's Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

(11)
Represents 12,918,340 ordinary shares issuable upon the conversion of the same number of series B preferred shares held by SINA Hong Kong Limited. SINA Hong Kong Limited is a company limited by shares organized under the laws of Hong Kong and is wholly owned by Sina Corporation with its shares listed on the Nasdaq Global Select Market. The registered address of SINA Hong Kong Limited is Unit 1-3, 20/F, Futura Plaza, 111-113, How Ming Street, Kwun Tong, Kowloon, Hong Kong.

(12)
Represents 8,332,974 ordinary shares held by Juda Capital Inc., a British Virgin Islands company wholly owned and controlled by Mr. Keliang Li. The registered address of Juda Capital Inc. is Start Chambers, Wickham's Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

(13)
Represents 6,382,865 ordinary shares held by Century Crest Global Limited, a British Virgin Islands company wholly owned and controlled by Dr. Weishi Yao. The registered address of Century Crest Global Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(14)
Represents 6,000,000 ordinary shares held by Beijing Dragon Limited, a British Virgin Islands company wholly owned and controlled by Ms. Yichi Zhang. The registered address of Beijing Dragon Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(15)
Represents 6,000,000 ordinary shares held by Golden Keen Enterprises Limited, a British Virgin Islands company wholly owned by Ms. Yacheng Shen. The registered address of Golden Keen Enterprises Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

As of the date of this prospectus, none of ordinary shares or preferred shares are held by record holders in the United States. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

 RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our Variable Interest Entity and Its Shareholders

For a description of our contractual arrangements with Shanghai Jupai and its shareholders, see "Corporate History and Structure."

Private Placements

See "Description of Share Capital — History of Securities Issuances."

Shareholders Agreements

See "Description of Share Capital — Shareholders Agreement."

Employment Agreements and Indemnification Agreements

See "Management — Employment Agreements and Indemnification Agreements."

Share Incentive Plan

See "Management — Share Incentive Plan."

Loans Extended to Certain Affiliates

Historically, we advanced funds to Mr. Tianxiang Hu, our co-chairman and executive chairman of the board of directors, for general business purposes. Since January 1, 2012, the largest amount outstanding was RMB23.7 million (US$3.8 million). All such advances were fully paid off in February 2014.

Historically, we advanced funds to Dr. Weishi Yao, our director and chief operating officer, for general business purposes. Since January 1, 2012, the largest amount outstanding was RMB1.5 million (US$0.2 million). All such advances were fully paid off in December 2013.

Historically, we advanced funds to Mr. Liang Li, our president, for general business purposes. Since January 1, 2012, the largest amount outstanding was RMB10.1 million (US$1.6 million). All such advances were fully paid off in December 2013.

Historically, we advanced funds to Yibairun for general business purposes. Since January 1, 2012, the largest amount outstanding was RMB3.1 million (US$0.5 million). All such advances were fully paid off in April 2015. In August 2014, we transferred all of our equity interests in Yibairun to a third-party individual. Prior to the transfer, we held 48% equity interests in Yibairun.

All of the abovementioned advances were unsecured, interest-free and payable on demand.

Asset Management Services as a General Partner or Co-General Partner

Shanghai Juzhou currently holds 49% of equity interests in Shanghai Jupai Hehui Asset Management Co., Ltd., or Jupai Hehui, which is the general partner of Shanghai Hehui Jiayuan Investment Manager Enterprises, or Hehui Jiayuan. We provided services and assistance in relation to Hehui Jiayuan's asset management and wealth product advisory management operations. During 2013, 2014 and three months ended March 31, 2015, we generated an aggregate amount of approximately US$0.3 million, US$0.3 million and nil, respectively, from the asset management service. We generated an aggregate amount of approximately US$1.0 million from the one-time commission fee during the three months ended March 31, 2015. Shanghai Juzhou previously held 65% of equity interest in Jupai Hehui and we consolidated the financial results of Jupai Hehui prior to March 31, 2015.

Jupai Hehui provided similar services to Suzhou Hehui Xuyuechang Equity Investment Center, Suzhou Hehui Xuyuezhen Equity Investment Center and Suzhou Hehui Xuyuerong Equity Investment Center, of which Jupai Hehui is the general partner. Jupai Hehui generated revenues in an aggregate amount of approximately US$2.0 million, US$2.2 million and US$0.1 million during 2013, 2014 and the three months ended March 31, 2015, respectively.

Shanghai Juzhou is a general partner of Shanghai Muxin Equity Investment Centre, or Muxin Centre and in 2014 and the three months ended March 31, 2015, Shanghai Juzhou generated revenues from the asset management services provided to Muxin Centre in an aggregate amount of US$26,386 and US$4,643, respectively.

As a result of an equity interest transfer in September 2014, Shanghai Juzhou no longer consolidates Jupai Hehui since September 30, 2014. Shanghai Juzhou generated revenues from Jupai Hehui of approximately US$1.4 million during the period from September 30, 2014 to March 31, 2015.

We hold 50% of equity interests in Shanghai Juzhi investment Management Co., Ltd. In 2014 and the three months ended March 31, 2015, we distributed its wealth management products and generated revenues from one-time commission fee in an aggregate amount of US$13,196 and US$10,398, respectively.

We hold 70% equity interests in Shanghai Juxi Asset Management Partnership Enterprise, or Juxi, and we do not have actual control over Juxi. In 2013, we distributed its wealth management products and generates revenues from one-time commission fee in an aggregate amount of US$24,598.

Investment and Cooperation with E-House Capital

In March 2014, Shanghai Juzhou, and Shanghai Yidezhao Investment Management Center, which is a limited partnership currently controlled by E-House Capital, jointly established Shanghai Yiju, with the registered capital in an amount of RMB10.0 million (US$1.6 million). As of the date of this prospectus, Shanghai Juzhou holds 60% equity interests in Shanghai Yiju and the rest of 40% equity interests are held by Shanghai Yidezhao Investment Management Center.

Transactions with Contractual Funds

We provided management services to 12 contractual funds sponsored by Shanghai Juzhou and two contractual funds sponsored by Jupai Hehui as of March 31, 2015. In 2014 and the three months ended March 31, 2015, we generated revenues from one-time commission fee in a total amount of US$0.3 million and US$4.9 million, respectively, and recurring management fee in a total amount of US$1.2 million and US$2.5 million (including nil and US$1.2 million carried interest), respectively. As of March 31, 2015, we had deferred revenues from these funds in amount of US$6.7 million of which, US$1.3 million represented carried interest prepaid by Zhifu Fund that were subject to clawback provisions. The deferred revenue from New Media Fund of US$1.9 million represents management fees received in advance of the specified contract period.

Our Acquisition of Scepter Pacific from E-House Investment and Reckon Capital

See "Corporate History and Structure — Our Relationship with E-House and the Acquisition of Scepter Pacific, the Holding Company of E-House Capital."

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association and the Companies Law (2013 Revision) of the Cayman Islands, which we refer to as the Companies Law below.

As of the date of this prospectus, the authorized share capital of the Company is US$98,995.9835, consisting of 142,101,740 ordinary shares, par value of US$0.0005 each, 4,216,867 series A preferred shares, par value of US$0.0005 each and 51,673,360 series B preferred Shares, par value of US$0.0005 each. As of the date of this prospectus, 61,244,980 ordinary shares, 4,216,867 series A preferred shares, and 51,673,360 series B preferred shares are issued and outstanding. All of our issued and outstanding ordinary shares and preferred shares are fully paid. Immediately upon the completion of this offering, there will be 176,016,759 ordinary shares outstanding, including a total of 55,890,227 ordinary shares resulting from the automatic conversion of all of our outstanding preferred shares and 32,481,552 ordinary shares that we will issue upon the completion of our acquisition of Scepter Pacific, and assuming the underwriters do not exercise the option to purchase additional ADSs.

Our Post-Offering Memorandum and Articles of Association

We expect to adopt, subject to the approval of our shareholders, a fourth amended and restated memorandum and articles of association, which will become effective and replace our current third amended and restated memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the post-offering fourth amended and restated memorandum and articles of association that we expect to adopt and of the Companies Law, insofar as they relate to the material terms of our ordinary shares. This summary is not complete, and you should read the form of our post-offering memorandum and articles of association, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Objects of Our Company.    Under our post-offering fourth amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Ordinary Shares.    Our ordinary shares are issued in registered form and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our directors. Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or our share premium account, and provided further that a dividend may not be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights.    Voting at any shareholders' meeting is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one or more shareholders who together hold not less than 10% of the voting share capital of our company present in person or by proxy.

A quorum required for a meeting of shareholders consists of one or more shareholders present and holding not less than a majority of all voting share capital of our company in issue. Shareholders may be present in person or by proxy or, if the shareholder is a legal entity, by its duly authorized representative. Shareholders' meetings may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding no less than one-third of our voting share capital in issue. Advance notice of at least seven calendar days is required for the convening of our annual general shareholders' meeting and any other general shareholders' meeting.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast at a meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Law and our post-offering fourth amended and restated memorandum and articles of association. A special resolution will be required for important matters such as a change of name or making changes to our post-offering fourth amended and restated memorandum and articles of association. Holders of the ordinary shares may, among other things, divide or combine their shares by ordinary resolution.

Transfer of Ordinary Shares.    Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

  •
  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of shares;

  •
  the instrument of transfer is properly stamped, if required;

  •
  in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

  •
  a fee of such maximum sum as the NYSE may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of the NYSE, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation.    On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of our ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares.    We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors. Our company may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our board of directors or by ordinary resolution of our shareholders, or are otherwise authorized by our memorandum and articles of association. Under the Companies Law, the redemption or repurchase of any share may be paid out of our company's profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.
Variations of Rights of Shares.    The rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class or series) may be varied with the consent in writing of the holders of not less than two thirds of the issued shares of that class or series or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares.    Our post-offering fourth amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our post-offering fourth amended and restated memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series;

  •
  the dividend rights, dividend rates, conversion rights, voting rights; and

  •
  the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See "Where You Can Find Additional Information."

Anti-Takeover Provisions.    Some provisions of our post-offering fourth amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

  •
  authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

  •
  limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

General Meetings of Shareholders and Shareholder Proposals.    Our shareholders' general meetings may be held in such place within or outside the Cayman Islands as our board of directors considers appropriate.

As a Cayman Islands exempted company, we are not obliged by the Companies Law to call shareholders' annual general meetings. Our post-offering fourth amended and restated memorandum and articles of association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting.

Shareholders' annual general meetings and any other general meetings of our shareholders may be convened by a majority of our board of directors. Our board of directors shall give not less than seven calendar days' written notice of a shareholders' meeting to those persons whose names appear as members in our register of members on the date the notice is given (or on any other date determined by our directors to be the record date for such meeting) and who are entitled to vote at the meeting.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our post-offering fourth amended and restated memorandum and articles of association allow our shareholders holding shares representing in aggregate not less than one-third of our voting share capital in issue, to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our post-offering fourth amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Exempted Company.    We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

  •
  does not have to file an annual return of its shareholders with the Registrar of Companies;

  •
  is not required to open its register of members for inspection;

  •
  does not have to hold an annual general meeting;

  •
  may issue negotiable or bearer shares or shares with no par value;

  •
  may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

  •
  may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

  •
  may register as a limited duration company; and

  •
  may register as a segregated portfolio company.

"Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members.    Under Cayman Islands law, we must keep a register of members and there should be entered therein:

  •
  the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

  •
  the date on which the name of any person was entered on the register as a member; and

  •
  the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members should be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this offering, the register of members should be immediately updated to record and give effect to the issue of shares by us to the Depositary (or its nominee) as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members should be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.    The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a "consolidation" means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grant Court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to the required majority vote have been met;

  •
  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

  •
  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders' Suits.    In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and a derivative action may ordinarily not be brought by a minority shareholder. However, based on English authority, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a minority shareholder may be permitted to commence a representative action against, or derivative actions in the name of, our company to challenge:

  a)
  an act which is ultra vires the company or illegal and is therefore incapable of ratification by the shareholders,

  b)
  an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the company, or

  c)
  an act which requires a resolution with a qualified (or special) majority (i.e. more than a simple majority) which has not been obtained.

Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering fourth amended and restated memorandum and articles of association require us to indemnify our officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, wilful default or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering fourth amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors' Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering fourth amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in articles of association. Our post-offering fourth amended and restated articles of association allow our shareholders holding not less than one-third of all voting power of our share capital in issue to requisition a shareholder's meeting, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders' meeting, our post-offering fourth amended and restated articles of association do not provide our shareholders other right to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings.

Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering fourth amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering fourth amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Law and our post-offering fourth amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders, or by an ordinary resolution on the basis that our company is unable to pay its debts as they fall due.

Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our post-offering fourth amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of not less than two thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our post-offering fourth amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our post-offering fourth amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering fourth amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Ordinary Shares

In August 2012, we issued at par value a total of 100,000,000 ordinary shares, including 72,500,000 ordinary shares to Juda Holding Inc., 10,833,300 shares to Juda Capital Inc, and 16,666,700 ordinary shares to Etemity Smile Group Limited.

In November 2012, we forfeited and cancelled the 16,666,700 ordinary shares held by Etemity Smile and then allotted at par value 16,666,700 ordinary shares to Juda Holding Inc.

In May 2014, as part of our Series B financing, Juda Holding Inc. transferred 12,918,340 ordinary shares to E-House (China) Capital Investment Management Limited and 12,918,340 ordinary shares to SINA Hong Kong Limited. These 25,836,680 ordinary shares were immediately re-designated as series B preferred shares.

In August 2014, Juda Holding Inc. transferred 12,918,340 ordinary shares to E-House (China) Capital Investment Management Limited, which were then re-designated as series B preferred shares in December 2014.

Preferred Shares

In October 2013, we issued and sold 4,216,867 Series A preferred shares to Zero2IPO China Fund II, L.P. for an aggregate consideration of US$1.5 million, at a per share purchase price of US$0.3557.

In May 2014, we issued and sold 12,918,340 series B preferred shares to E-House (China) Capital Investment Management Limited at an aggregate consideration of approximately RMB48.0 million (US$7.8 million), at a per share purchase price of approximately RMB3.7156 (US$0.6). In the meantime, in relation to our series B financing, an aggregate of 25,836,680 ordinary shares, including 12,918,340 ordinary shares held by E-House (China) Capital Investment Management Limited and 12,918,340 ordinary shares to SINA Hong Kong Limited were re-designated as series B preferred shares.

In August 2014, Juda Holding Inc. transferred 12,918,340 ordinary shares to E-House (China) Capital Investment Management Limited, which were then re-designated as series B preferred shares in December 2014.

Option Grants

We have granted options to purchase our ordinary shares to certain of our directors, executive officers and other employees.

As of the date of this prospectus, the aggregate number of our ordinary shares underlying our outstanding options is 12,791,000, and none of the options has been exercised. See "Management — Share Incentive Plan."

Shareholder Agreement

In connection with our series B financing, we entered into an investors' rights agreement with our shareholders and relevant parties therein in May 2014. Pursuant to the investors' rights agreement, holders of our registrable shares are entitled to registration rights, including demand registration rights, Form F-3 registration rights and piggyback registration rights. For a more detailed description of these registration rights, see "Description of Share Capital — History of Securities Issuances — Registration Rights."

The investors' rights agreement provides that our board of directors will consist of four directors, including (i) one director designated by the holders of a simple majority of the series B preferred shares and (ii) three directors jointly designated by Juda Holding Inc. and Century Crest Global Limited.

The investors' rights agreement also provides for certain preferential rights, including information rights, general right of participation, repurchase option, valuation adjustment mechanism, right of redemption and drag-along right, and veto rights on certain corporate matters. Except for the registration rights, all the preferential rights will automatically terminate upon the completion of our initial public offering.

Registration Rights

Pursuant to the investors' rights agreement dated May 22, 2014, we have granted certain registration rights to holders of our registrable securities, which include our ordinary shares issued or to be issuable upon conversion of our preferred shares. Set forth below is a description of the registration rights granted under the agreement.

Demand Registration Rights.    Holders of at least 25% of registrable securities have the right to demand in writing, at any time after the effectiveness of a registration statement for this initial public offering, that we file a registration statement to register their registrable securities and other holders of registrable securities who choose to participate in the offering. We, however, are not obligated to effect a demand registration if we have already effected three demand registrations. We have the right to defer the filing of a registration statement up to 90 days if our board of directors determines in good faith that the registration at such time would be materially detrimental to us and our shareholders, provided that we may not utilize this right more than once in any twelve-month period.

Form F-3 Registration Rights.    When we are eligible for registration on Form F-3, upon a written request from any holder, we must file a registration statement on Form F-3 covering the offer and sale of the registrable securities by the requesting shareholders and other holders of registrable securities who choose to participate in the offering. There is no limit on the number of the registration made pursuant to this registration right. We, however, are not obligated to effect such registration if, among other things, (i) Form F-3 becomes unavailable for such offering by the holders, (ii) the aggregate anticipated price of such offering is less than US$1,000,000, (iii) we have, within six months period preceding the date of such request, already effected a registration pursuant to an exercise of piggyback registration rights, or (iv) in any particular jurisdiction in which we would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance. We may defer filing of a registration statement on Form F-3 no more than once during any twelve month period for up to 90 days if our board of directors determines in good faith that filing such registration statement will be materially detrimental to us and our shareholders.

Piggyback Registration Rights.    If we propose to file a registration statement for a public offering of our securities other than relating to a demand registration right, F-3 registration right, an employee benefit plan or a corporate reorganization, then we must offer holders of registrable securities an opportunity to include in this registration all or any part of their registrable securities. The underwriters of any underwritten offering may in good faith allocate the shares to be included in the registration statement first to us, and second to each requesting holder of registrable securities on a pro rata basis, subject to certain limitations.

Expenses of Registration.    We will pay all registration expenses and all participating holders of registrable securities will pay the underwriting discounts and selling commissions relating to any demand, Form F-3, or piggyback registration. However, we are not obligated to pay any expenses relating to a demand registration if the registration request is subsequently withdrawn at the request of holders of a majority of the registrable securities to be registered, subject to certain exceptions.

Termination of Obligations.    The registration rights set forth above shall terminate on the earlier of (i) the date that is five years after the completion of this initial public, (ii) the date of the completion of a liquidation event, or (iii) as to any holder of registrable securities, the time when all registrable securities held by such holder may be sold under Rule 144 or another similar exemption under the Securities Act in one transaction without exceeding the volume limitations thereunder.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., as depositary will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in a designated number of shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless certificated ADRs are specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary's office is located at 4 New York Plaza, Floor 12, New York, NY, 10004.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Islands law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law. Under the deposit agreement, as an ADR holder, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement or transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC's Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC's website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. Cash distributions will be made in U.S. dollars. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis)

and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

  •
  Cash.  The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary's and/or its agents' expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.
  •
  Shares.  In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.
  •
  Rights to receive additional shares.  In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:
  •
  sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or
  •
  if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

  •
  Other Distributions.  In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.
  •
  Elective Distributions.  In the case of a dividend payable at the election of our shareholders in cash or in additional shares, we will notify the depositary at least 30 days prior to the proposed distribution stating whether or not we wish such elective distribution to be made available to ADR holders. The depositary shall make such elective distribution available to ADR holders only if (i) we shall have timely requested that the elective distribution is available to ADR holders, (ii) the depositary shall have determined that such distribution is reasonably practicable and (iii) the depositary shall have received satisfactory documentation within the terms of the deposit agreement including any legal opinions of counsel that the depositary in its reasonable discretion may request.

    If the above conditions are not satisfied, the depositary shall, to the extent permitted by law, distribute to the ADR holders, on the basis of the same determination as is made in the local market in respect of the shares for which no election is made, either (x) cash or (y) additional ADSs representing such additional shares. If the above conditions are satisfied, the depositary shall establish procedures to enable ADR holders to elect the receipt of the proposed dividend in cash or in additional ADSs. There can be no assurance that ADR holders generally, or any ADR holder in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of shares.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or not reasonably practicable to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as "deposited securities".

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary's direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder's name. An ADR holder can request that the ADSs not be held through the depositary's direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary's office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian's office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

  •
  temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders' meeting, or the payment of dividends;
  •
  the payment of fees, taxes and similar charges; or
  •
  compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

  •
  to receive any distribution on or in respect of shares,
  •
  to give instructions for the exercise of voting rights at a meeting of holders of shares,
  •
  to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or
  •
  to receive any notice or to act in respect of other matters all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. Holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. Voting instructions will not be deemed to be received until such time as the ADR department responsible for proxies and voting has received such instructions notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

We have advised the depositary that under the Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions (or the deemed voting instructions, as set out above) received by the depositary from holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs. There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, US$5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

  •
  a fee of US$1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;
  •
  a fee of up to US$0.05 per ADS for any cash distribution made pursuant to the deposit agreement;
  •
  a fee of up to US$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);
  •
  a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary's or its custodian's compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);

  •
  a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the US$0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;
  •
  stock transfer or other taxes and other governmental charges;
  •
  cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares;
  •
  transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;
  •
  in connection with the conversion of foreign currency into U.S. dollars, JPMorgan Chase Bank, N.A. shall deduct out of such foreign currency the fees, expenses and other charges charged by it and/or its agent (which may be a division, branch or affiliate) so appointed in connection with such conversion; and
  •
  fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

JPMorgan Chase Bank, N.A. and/or its agent may act as principal for such conversion of foreign currency.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

Our depositary has agreed to reimburse us for certain expenses we incur that are related to establishment and maintenance of the ADR program upon such terms and conditions as we and the depositary may agree from time to time.The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

The fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. You will receive prior notice of the increase in any such fees and charges.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owing if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation (SAT) or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the holder thereof to the depositary and by holding or having held an ADR the holder and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect thereof. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities, (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

  (1)
  amend the form of ADR;

  (2)
  distribute additional or amended ADRs;

  (3)
  distribute cash, securities or other property it has received in connection with such actions;

  (4)
  sell any securities or property received and distribute the proceeds as cash; or

  (5)
  none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 120th day after our notice of removal was first provided to the depositary. After the date so fixed for termination, (a) all Direct Registration ADRs shall cease to be eligible for the Direct Registration System and shall be considered ADRs issued on the ADR Register and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a registered holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a registered holder of ADRs, the depositary shall (a) instruct its custodian to deliver all shares to us along with a general stock power that refers to the names set forth on the ADR Register and (b) provide us with a copy of the ADR Register. Upon receipt of such shares and the ADR Register, we have agreed to use our best efforts to issue to each registered holder a Share certificate representing the Shares represented by the ADSs reflected on the ADR Register in such registered holder's name and to deliver such Share certificate to the registered holder at the address set forth on the ADR Register. After providing such instruction to the custodian and delivering a copy of the ADR Register to us, the depositary and its agents will perform no further acts under the Deposit Agreement and the ADRs and shall cease to have any obligations under the Deposit Agreement and/or the ADRs.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

  •
  payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;
  •
  the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and
  •
  compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents, provided, however, that no such disclaimer of liability under the Securities Act of 1933 is intended by any of the limitations of liabilities provisions of the deposit agreement. In the deposit agreement it provides that neither we nor the depositary nor any such agent will be liable if:

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  any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People's Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization or other circumstance beyond our, the depositary's or our respective agents' control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);
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  it exercises or fails to exercise discretion under the deposit agreement or the ADR including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;
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  it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;
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  it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or
  •
  it relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that the custodian (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform ADR holders or other holders of an interest in any ADSs about the requirements of Cayman Islands or People's Republic of China law, rules or regulations or any changes therein or thereto.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADRs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder's or beneficial owner's income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary of ADRs. Neither the depositary nor any of its agents shall be liable to registered holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The depositary and its agents may own and deal in any class of our securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary's direct registration system. Registered holders of ADRs may inspect such records at the depositary's office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

In its capacity as depositary, the depositary shall not lend shares or ADSs; provided, however, that the depositary may issue ADSs prior to the receipt of shares (a "pre-release"). The depositary may receive ADSs in lieu of shares (which ADSs will promptly be canceled by the depositary upon receipt by the depositary). Each such pre-release will be subject to a written agreement whereby the person or entity (the "applicant") to whom ADSs are to be delivered (a) represents that at the time of the pre-release the applicant or its customer owns the shares that are to be delivered by the applicant under such pre-release, (b) agrees to indicate the depositary as owner of such shares in its records and to hold such shares in trust for the depositary until such shares are delivered to the depositary or the custodian; (c) unconditionally guarantees to deliver to the depositary or the custodian, as applicable, such shares; and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not more than five (5) business days' notice and subject to such further indemnities and credit regulations as the depositary deems appropriate. The depositary will normally limit the number of ADSs involved in such pre-release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to pre-released ADSs), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided in connection with pre-release transactions, but not the earnings thereon, shall be held for the benefit of the registered holders of ADRs (other than the applicant).

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

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  be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and
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  appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, (i) the depositary may, in its sole discretion, elect to institute any action, controversy, claim or dispute directly or indirectly based on, arising out of or relating to the deposit agreement or the ADRs or the transactions contemplated thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and owners of interests in ADSs), by having the matter referred to and finally resolved by an arbitration conducted under the terms described below, and (ii) the depositary may in its sole discretion require that any action, controversy, claim, dispute, legal suit or proceeding brought against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and owners of interests in ADSs) shall be referred to and finally settled by an arbitration conducted under the terms described below; provided however, to the extent there are securities law violation aspects to any claims against the depositary brought by any registered holder of ADRs, the securities law violation aspects to such claims brought by a registered holder of ADRs against the depositary may, at the option of such registered holder of ADRs, remain in state or federal court in New York, New York and all other aspects, claims, disputes, legal suits, actions and/or proceedings brought by such registerd holder of ADRs against the depositary, including those brought along with, or in addition to, securities law violation claims, would be referred to arbitration in accordance with the provisions of the deposit agreement. Any such arbitration shall be conducted in the English language either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).

By holding an ADS or an interest therein, registered holders of ADRs and owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

SHARES ELIGIBLE FOR FUTURE SALES

Upon completion of this offering, we will have 5,866,000 ADSs outstanding, representing approximately 20.0% of our outstanding ordinary shares, which assumes the underwriters do not exercise their option to purchase additional shares. All of the ADSs sold in this offering will be freely transferable by persons other than by our "affiliates" without restriction or further registration under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs. Our ADSs have been approved for listing on the NYSE, but we cannot assure you that a regular trading market will develop for the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by the ADSs.

Lock-up Agreements

We, our executive officers, directors and existing shareholders have agreed, for a period of 180 days after the date of this prospectus and subject to specified exceptions, not to directly or indirectly sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open "put equivalent position" within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended; or otherwise dispose of any ADSs or ordinary shares, options or warrants to acquire ADSs or ordinary shares, or securities exchangeable or exercisable for or convertible into ADSs or ordinary shares currently or hereafter owned either of record or beneficially; or publicly announce an intention to do any of the foregoing for a period of 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters. These restrictions also apply to any ADSs acquired by our directors and executive officers in the offering pursuant to the directed share program.

In addition, through a letter agreement, we have instructed JPMorgan Chase Bank, N.A., as depositary, not to accept any deposit of any ordinary shares or issues any ADSs for 180 days after the date of this prospectus unless we consent to such deposit or issuance. We have also agreed not to provide such consent without the prior written consent of the representatives of the underwriters. The foregoing does not affect the right of ADS holders to cancel their ADSs and withdraw the underlying ordinary shares.

Other than this offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our ADSs or ordinary shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our ADSs or ordinary shares may dispose of significant numbers of our ADSs or ordinary shares in the future. We cannot predict what effect, if any, future sales of our ADSs or ordinary shares, or the availability of ADSs or ordinary shares for future sale, will have on the trading price of our ADSs from time to time. Sales of substantial amounts of our ADSs or ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ADSs.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by your affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not our who are our affiliates solely by virtue of their status as an officer or director of us may, under Regulation S, resell their restricted shares in an "offshore transaction" if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of us solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker's commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of us other than by virtue of his or her status as an officer or director of us.

We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144

All of our ordinary shares that will be outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

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  1% of the then outstanding ordinary shares of the same class, in the form of ADSs or otherwise, which immediately after this offering will equal 1,760,168 ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs; or

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  the average weekly trading volume of our ordinary shares of the same class, in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

 TAXATION

The following summary of the material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this registration statement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People's Republic of China and the United States.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People's Republic of China Taxation

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of China with a "de facto management body" within China is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control over and overall management of the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation's general position on how the "de facto management body" text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

We believe that Jupai Holdings Limited is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body".

However, if the PRC tax authorities determine that Jupai Holdings Limited is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within China. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of Jupai Holdings Limited would be able to claim the benefits of any tax treaties between their country of tax residence and China in the event that Jupai Holdings Limited is treated as a PRC resident enterprise.

United States Federal Income Tax Considerations

The following discussion is a summary of United States federal income tax considerations relating to the acquisition, ownership and disposition of our ADSs or ordinary shares by a U.S. Holder (as defined below) that acquires our ADSs in this offering and holds our ADSs as "capital assets" (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing United States federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (including for example, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, tax-exempt organizations (including private foundations), holders who are not U.S. Holders, holders who own (directly, indirectly or constructively) 10% or more of our voting stock, holders who acquire their ADSs or ordinary shares pursuant to any employee share option or otherwise as compensation, investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those discussed below). This discussion, moreover, does not address the U.S. federal estate and gift tax or alternative minimum tax consequences of the acquisition or ownership of our ADSs or ordinary shares or the Medicare tax on net investment income. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our ADSs or ordinary shares.

General

For purposes of this discussion, a "U.S. Holder" is a beneficial owner of our ADSs or ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the law of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or ordinary shares.

For United States federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner. Accordingly, deposits or withdrawals of ordinary shares for ADSs will generally not be subject to United States federal income tax. The United States Treasury has expressed concerns that parties to whom American depositary shares are released before shares are delivered to the depositary (a "pre-release transaction"), or intermediaries in the chain of ownership between holders of American depositary shares and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of American depositary shares. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of any PRC taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries in respect of a pre-release transaction.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our company, will be classified as a PFIC, for United States federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of "passive" income or (ii) 50% or more of its average quarterly assets (as determined on the basis of fair market value) during such year produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as a passive asset and the company's goodwill and other unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Although the law in this regard is not entirely clear, we treat our consolidated entities as being owned by us for United States federal income tax purposes, because we control their management decisions and we are entitled to substantially all of the economic benefits associated with this entity, and, as a result, we consolidate the results of their operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we do not own the stock of our consolidated entities for United States federal income tax purposes, we will be treated as a PFIC for the current taxable year and any subsequent taxable year.

While we do not expect to become a PFIC in the current or future taxable years, the determination of whether we will be or become a PFIC will depend in part upon the value of our goodwill and other unbooked intangibles (which will depend upon the market value of our ADSs from time-to-time, which may fluctuate). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization immediately following the close of this offering. Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be or become classified as a PFIC for the current or future taxable years. It is also possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being, or becoming classified as, a PFIC for the current or one or more future taxable years.

The determination of whether we will be or become a PFIC will also depend, in part, on the composition of our income and assets, which will be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where we determine not to deploy significant amounts of cash for active purposes, our risk of being classified as a PFIC may substantially increase. Because determination of PFIC status is a fact-intensive inquiry made on an annual basis and will depend upon the composition of our assets and income, and the continued existence of our goodwill at that time, no assurance can be given that we are not or will not become classified as a PFIC. Our special United States counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with respect to our expectations regarding our PFIC status. If we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares.

The discussion below under "Dividends" and "Sale or Other Disposition of ADSs or Ordinary Shares" is written on the basis that we will not be classified as a PFIC for United States federal income tax purposes.

The United States federal income tax rules that apply if we are treated as a PFIC are generally discussed below under "Passive Foreign Investment Company Rules."

Dividends

Subject to the discussion below under "Passive Foreign Investment Company Rules," any cash distributions (including the amount of any PRC tax withheld) paid on our ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution we pay will generally be treated as a "dividend" for United States federal income tax purposes. A non-corporate U.S. Holder will be subject to tax on dividend income from a "qualified foreign corporation" at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. Our ADSs have been approved for listing on the NYSE, which is an established securities market in the United States and our ADSs are expected to be readily tradable. Thus, we believe that dividends we pay on our ADSs will meet the conditions required for the reduced tax rates. Since we do not expect that our ordinary shares will be listed on an established securities market, it is unclear whether dividends that we pay on our ordinary shares that are not represented by ADSs will meet the conditions required for the reduced tax rate. There can be no assurance that our ADSs will continue to be considered readily tradable on an established securities market in later years. Dividends received on our ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on our ADSs or ordinary shares. We may, however, be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation described in the preceding paragraph.

Dividends will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder's individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder's individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of ADSs or Ordinary Shares

Subject to the discussion below under "Passive Foreign Investment Company Rules," a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder's adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates taxation. In the event that gain from the disposition of the ADSs or ordinary shares is subject to tax in China, such gain may be treated as PRC source gain under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ADSs or ordinary shares), and (ii) any gain realized on the sale or other disposition, including a pledge, of ADSs or ordinary shares. Under the PFIC rules:

  •
  the excess distribution or gain will be allocated ratably over the U.S. Holder's holding period for the ADSs or ordinary shares;

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  the amount allocated to the current taxable year and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are classified as a PFIC (each, a "pre-PFIC year"), will be taxable as ordinary income;

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  the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

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  the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of "marketable stock" in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is "regularly traded" within the meaning of applicable United States Treasury regulations. For those purposes, our ADSs, but not our ordinary shares will be treated as marketable stock upon their listing on the NYSE. We anticipate that our ADSs should qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs described above.

If a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621 or such other form as is required by the United States Treasury Department. Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of purchasing, holding and disposing ADSs or ordinary shares if we are or become treated as a PFIC, including the possibility of making a mark-to-market election, the "deemed sale" and "deemed dividend" elections and the unavailability of the election to treat us as a qualified electing fund.

Information Reporting

Certain U.S. Holders are required to report information to the IRS relating to an interest in "specified foreign financial assets," including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to timely do so.

In addition, U.S. Holders may be subject to information reporting to the IRS with respect to dividends on and proceeds from the sale or other disposition of our ADSs or ordinary shares. Each U.S. Holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, we and the selling shareholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as the representative, the following respective numbers of ADSs:

Number of ADSs
Underwriter
Credit Suisse Securities (USA) LLC
China Renaissance Securities (Hong Kong) Limited

Total	5,866,000

The underwriting agreement provides that the underwriters are severally obligated to purchase all the ADSs in the offering if any are purchased, other than those ADSs covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

Some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

We have granted to the underwriters a 30-day option to purchase up to 879,900 additional ADSs at the initial public offering price less the underwriting discounts and commissions. The option may be exercised to cover any over-allotments of ADSs.

The underwriters propose to offer the ADSs initially at the public offering price set forth on the cover page of this prospectus and part of the ADSs to certain dealers at a price that represent a concession not in excess of $               per ADS under the public offering price. After the initial public offering the underwriters may change the offering price and concession and other selling terms.

China Renaissance Securities (Hong Kong) Limited will offer our ADSs in the United States through its registered broker-dealer affiliate in the United States, China Renaissance Securities (US) Inc., acting as agent pursuant to a Rule 15a-6 agreement.

The following table shows the per ADS and total underwriting discounts and commissions we and the selling shareholders will pay to the underwriters, assuming no exercise and full exercise of the underwriters' option described above:

	Per ADS		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions payable by us
Underwriting discounts and commissions payable by selling shareholders

The expenses of this offering payable by us, not including underwriting discounts and commissions, are estimated to be approximately $3.2 million. Expenses include the SEC and the Financial Industry

Regulatory Authority, or FINRA, filing fees, NYSE listing fees, printing, accounting, legal and miscellaneous expenses.

The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the ADSs being offered.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any ordinary shares and ADSs or securities convertible into or exchangeable or exercisable for any ordinary shares or ADSs, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 180 days after the date of this prospectus, except for (i) issuances to employees, director or officers under any written share incentive plan existing on the date hereof and the issuance of ordinary shares upon exercise of options or vesting of restricted shares that have been previously granted and are outstanding on the date hereof; or (ii) the filing of a registration statement on Form S-8 in connection with the registration of ordinary shares issuable under our existing share incentive plan.

Our executive officers, directors and existing shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any ordinary shares, ADSs or securities convertible into or exchangeable or exercisable for any ordinary shares or ADSs, establish or increase a put equivalent position or liquidate or decrease a call equivalent position in any ordinary shares or ADSs, enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares or ADSs or securities convertible into or exchangeable or exercisable for any ordinary shares or ADSs, or enter into a transaction that would have the same effect, whether any of these transactions are to be settled by delivery of our ordinary shares or ADSs or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, to establish, increase, liquidate or decrease any such position, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 180 days after the date of this prospectus. The representative may release securities subject to the lock-ups at any time without public announcement.

In addition, through a letter agreement, we have instructed JPMorgan Chase Bank, N.A., as depositary, not to accept any deposit of any ordinary shares or issues any ADSs for 180 days after the date of this prospectus unless we consent to such deposit or issuance. We have also agreed not to provide such consent without the prior written consent of Credit Suisse Securities (USA) LLC. The foregoing does not affect the right of ADS holders to cancel their ADSs and withdraw the underlying ordinary shares.

We and the selling shareholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our ADSs have been approved for listing on the NYSE under the symbol "JP."

In connection with the offering, Credit Suisse Securities (USA) LLC, acting as sole representative of the underwriters, may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act:

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  Stabilizing transactions permit bids to purchase the ADSs so long as the stabilizing bids do not exceed a specified maximum.

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  Over-allotment involves sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase in the over-allotment option. In a naked short position, the number of ADSs involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing ADSs in the open market.

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  Syndicate covering transactions involve purchases of the ADSs in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase ADSs through the over-allotment option. If the underwriters sell more ADSs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the ADSs originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ADSs or preventing or retarding a decline in the market price of the ADSs. As a result the price of our ADSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

At our request, the underwriters have reserved for sale, at the initial public offering price, up to 469,280 ADSs offered by this prospectus for sale to some of our directors, officers, employees, distributors, dealers, business associates and related persons. If these persons purchase reserved ADSs, it will reduce the number of ADSs available for sale to the general public. Any reserved ADSs that are not so purchased will be offered by the underwriters to the general public on the same terms as the other ADSs offered by this prospectus.

Prior to this offering, there was no public market for our ordinary shares or ADSs. The initial public offering price of the ADSs was determined by negotiations between us, the selling shareholders and the representative of the underwriters. Among the factors considered in determining the initial public offering price of the ADSs were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. None of us, the selling shareholders or the underwriters can assure investors that an active trading market will develop for our ADSs, or that ADSs will trade in the public market at or above the initial public offering price.

A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

In the ordinary course of their respective businesses, the underwriters and their affiliates have provided and may in the future provide investment banking, commercial banking, investment management, or other financial services to us and our affiliates for which they have received compensation and may receive compensation in the future. The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, NY 10010. The address of China Renaissance Securities (Hong Kong) Limited is Units 8107-08, Level 81, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ADSs, where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Australia.    This prospectus is not a product disclosure statement, prospectus or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia), or the Act, and does not purport to include the information required of a product disclosure statement, prospectus or other disclosure document under Chapter 6D.2 of the Act. No product disclosure statement, prospectus, disclosure document, offering material or advertisement in relation to the offer of the ADSs has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange.

Accordingly, (i) the offer of the ADSs under this prospectus may only be made to persons: (a) to whom it is lawful to offer the ADSs without disclosure to investors under Chapter 6D.2 of the Act under one or more exemptions set out in Section 708 of the Act; and (b) who are "wholesale clients" as that term is defined in section 761G of the Act; (ii) this prospectus may only be made available in Australia to persons as set forth in clause (i) above; and (iii) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and the offeree agrees not to sell or offer for sale any of the ADSs sold to the offeree within twelve months after their issue except as otherwise permitted under the Act.

Canada.    The ADSs may not be offered, sold or distributed, directly or indirectly, in any province or territory of Canada other than the provinces of British Columbia, Alberta, Ontario and Quebec or to or for the benefit of any resident of any province or territory of Canada other than the provinces of British Columbia, Alberta, Ontario and Quebec, and only on a basis that is pursuant to an exemption from the requirement to file a prospectus in such province, and only through a dealer duly registered under the applicable securities laws of such province or in accordance with an exemption from the applicable registered dealer requirements.

Cayman Islands.    This prospectus does not constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares to any member of the public in the Cayman Islands.

European Economic Area.    In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, or a Relevant Member State, from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of the ADSs to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and the competent authority in that Relevant Member State has been notified, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the ADS to the public in that Relevant Member State at any time,

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  to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

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  to any legal entity that has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000; and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

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  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

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  in any other circumstances that do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of ADSs shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of the above provision, the expression "an offer of ADSs to the public" in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong.    The ADSs may not be offered or sold by means of this document or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong); (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder; or (iii) in other circumstances that do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Israel.    In the State of Israel, the ADSs offered hereby may not be offered to any person or entity other than the following:

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  a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

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  a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

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  an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

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  a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

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  a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

  •
  a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

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  an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

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  a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes; and (ii) involve above-average risk);

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  an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

  •
  an entity, other than an entity formed for the purpose of purchasing the ADSs in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Japan.    The underwriters will not offer or sell any of the ADSs directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except, in each case, pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

People's Republic of China.    This prospectus may not be circulated or distributed in China and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any PRC resident except pursuant to applicable PRC laws and regulations. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore.    This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA; (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 by a relevant person that is:

  •
  a corporation (that is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

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  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 except:

  •
  to an institutional investor (for corporations, under 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

Taiwan.    The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan.

Switzerland.    The ADSs will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to our company or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the "CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

United Arab Emirates and Dubai International Financial Centre.    This offering of the ADSs has not been approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, the Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE, including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority, or the DFSA, a regulatory authority of the Dubai International Financial Centre, or the DIFC. This offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, respectively, or otherwise.

The ADSs may not be offered to the public in the UAE and/or any of the free zones. The ADSs may be offered and this prospectus may be issued, only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. The ADSs will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones.

United Kingdom.    This prospectus does not constitute a prospectus for the purposes of the prospectus rules issued by the UK Financial Conduct Authority (the "FCA"), pursuant to section 84 of the Financial Services and Markets Act 2000 (as amended, the "FSMA"), and has not been filed with the FCA. The ADSs may not be offered or sold and will not be offered or sold to the public in the United Kingdom (within the meaning of section 102B of the FSMA) save in the circumstances where it is lawful to do so without an approved prospectus (with the meaning of the section 85 of the FSMA) being made available to the public before the offer is made. In addition, no person may communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale or any ADSs except in circumstances in which section 21(1) of the FSMA does not apply to the company. This prospectus is directed only at (i) persons who are outside the United Kingdom and (ii) persons having professional experience in matters relating to investments who fall within the definition of "investment professionals" in Article 19 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "FPO"), or (iii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49 of the FPO. Any investment or investment activity to which this prospectus relates is only available to and will only be engaged in with such persons and persons who do not fall within (i), (ii) or (iii) above should not rely on or act upon this communication.

 EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discount, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the NYSE market entry and listing fee, all amounts are estimates.

SEC Registration Fee	US$	9,407
FINRA Fee		21,500
NYSE Market Entry and Listing Fee		25,000
Printing and Engraving Expenses		400,000
Legal Fees and Expenses		1,200,000
Accounting Fees and Expenses		600,000
Miscellaneous		960,000

Total	US$	3,215,907

 LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by O'Melveny & Myers LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder. Certain legal matters as to PRC law will be passed upon for us by AllBright Law Offices and for the underwriters by Fangda Partners. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder with respect to matters governed by Cayman Islands law and AllBright Law Offices with respect to matters governed by PRC law. O'Melveny & Myers LLP may rely upon Fangda Partners with respect to matters governed by PRC law.

 EXPERTS

The financial statements and related financial statement schedule of Jupai Holdings Limited (formerly known as Jupai Investment Group) as of December 31, 2014, and 2013 and for each of the three years in the period ended December 31, 2014, included in this Prospectus have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Scepter Pacific Limited as of December 31, 2014, and 2013 and for each of the three years in the period ended December 31, 2014, included in this prospectus have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the basis of financial statement presentation). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Touche Tohmatsu Certified Public Accountants LLP are located at 30th floor, Bund Centre, 222 Yan'an Road, East, Shanghai, 200002, People's Republic of China.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying ordinary shares represented by the ADSs to be sold in this offering. We have also filed a related registration statement on Form F-6 with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and our ADSs.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the Internet at the SEC's website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

Index to Consolidated Financial Statements

For the Years Ended December 31, 2012, 2013 and 2014

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of
Jupai Holdings Limited

We have audited the accompanying consolidated balance sheets of Jupai Holdings Limited (formerly known as Jupai Investment Group) and subsidiaries (the "Group") as of December 31, 2013 and 2014, and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2014 and the related financial statement schedule. These financial statements and financial statement schedule are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Jupai Holdings Limited and subsidiaries as of December 31, 2013 and 2014 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Shanghai, China
April 1, 2015 (May 8, 2015 as to the subsequent events described in Note 16)

JUPAI HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
(IN U.S. DOLLARS EXCEPT FOR SHARE DATA)

	As of December 31,
	2013 $	2014 $
Assets
Current assets:
Cash and cash equivalents	5,343,342	31,557,233
Short-term investments	5,049,360	10,661,372
Short-term entrusted investments	1,757,209	2,215,083
Accounts receivable	393,432	793,037
Other receivables	808,254	2,121,264
Amounts due from related parties	1,568,562	2,389,925
Customer borrowings	10,083,813	549,856
Deferred tax assets — current	705,065	2,595,112
Other current assets	166,594	656,838

Total current assets	25,875,631	53,539,720
Long-term investments	1,971,331	8,727,495
Long-term entrusted investments	2,417,272	1,068,496
Investment in affiliates	1,741,869	2,284,687
Property and equipment, net	463,142	1,359,615
Long-term prepayment	—	212,453
Deferred tax assets — non-current	85,092	121,397

Total Assets	32,554,337	67,313,863

Liabilities and Equity
Current liabilities:
Accrued payroll and welfare expenses(including accrued payroll and welfare expense of the consolidated VIE and VIE's subsidiaries without recourse to Jupai Holdings Limited of $845,659and $748,864as of December 31, 2013 and 2014, respectively)	941,186	2,247,414
Income tax payable (including income tax payable of the consolidated VIE and VIE's subsidiaries without recourse to Jupai Holdings Limited of $1,827,739 and $1,680,295 as of December 31, 2013 and 2014, respectively)	3,676,466	4,800,181
Other tax payable (including other tax payable of the consolidated VIE and VIE's subsidiaries without recourse to Jupai Holdings Limited of $560,722 and $672,824as of December 31, 2013 and 2014, respectively)	1,068,619	1,596,511
Deferred revenue from related parties (including deferred revenue from related parties of the consolidated VIE and VIE's subsidiaries without recourse to Jupai Holdings Limited of $380,297and $5,287,903 as of December 31, 2013 and 2014)	380,297	5,287,903
Deferred revenues (including deferred revenues of the consolidated VIE and VIE's subsidiaries without recourse to Jupai Holdings Limited of $497,423and $1,236,326 as of December 31, 2013 and 2014)	757,376	3,462,149
Other current liabilities (including other current liabilities of the consolidated VIE and VIE's subsidiaries without recourse to Jupai Holdings Limited of $851,597and $223,087 as of December 31, 2013 and 2014, respectively)	851,597	2,070,081

Total current liabilities	7,675,541	19,464,239
Deferred revenue — non-current from related parties (including deferred revenues of the consolidated VIE and VIE's subsidiaries without recourse to Jupai Holdings Limited of nil and $131,855 as of December 31, 2013 and 2014, respectively)	—	131,855
Deferred revenue — non-current (including deferred revenues of the consolidated VIE and VIE's subsidiaries without recourse to Jupai Holdings Limited of $340,368 and $353,739 as of December 31, 2013 and 2014, respectively)	340,368	353,739
Non-current uncertain tax position liabilities (including uncertain tax position liabilities of the consolidated VIE and VIE's subsidiaries without recourse to Jupai Holdings Limited of $695,292 and $785,372 as of December 31, 2013 and 2014, respectively)	695,292	785,372

Total Liabilities	8,711,201	20,735,205

Mezzanine Equity
Series A convertible redeemable preferred shares ($0.0005 par value): 4,216,867shares authorized, 4,216,867 shares issued and outstanding as of December 31, 2013, and 2014; Redemption value was $1,530,400 and $1,529,267 as of December 31, 2013 and 2014, respectively; Liquidation value was $2,250,000 and $1,500,000 as of December 31, 2013 and 2014;	1,500,000	1,500,000
Series B convertible redeemable preferred shares ($0.0005 par value): nil and 51,673,360 shares authorized, issued and outstanding as of December 31, 2013 and 2014, respectively; Redemption value was nil and $35,079,536 as of December 31, 2013 and 2014, respectively; Liquidation value was nil and 33,475,912 as of December 31, 2013 and 2014, respectively.	—	36,794,634
Shareholders' Equity:
Ordinary Shares ($0.0005 par value): 120,481,928 and 142,101,710 shares authorized, 100,000,000 and 61,244,980 shares issued and outstanding, as of December 31, 2013 and 2014, respectively.	50,000	30,622
Subscription receivable	(50,000)	—
Additional paid-in capital	6,295,780	6,794,536
Retained earnings	14,770,499	154,062
Accumulated other comprehensive income	627,257	574,682

Total Jupai shareholders' equity	21,693,536	7,553,902
Non-controlling interests	649,600	730,122

Total Shareholders' Equity	22,343,136	8,284,024

Total Liabilities, Mezzanine Equity and Total Shareholders' Equity	32,554,337	67,313,863

JUPAI HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN U.S. DOLLARS EXCEPT FOR SHARE DATA)

	Years Ended December 31,
	2012 $	2013 $	2014 $
Revenues
Third party revenues	8,319,263	20,297,018	33,480,210
Related party revenues	—	2,297,763	5,657,828

Total revenues	8,319,263	22,594,781	39,138,038
Business taxes and related surcharges	(44,894)	(164,160)	(225,669)

Net revenues	8,274,369	22,430,621	38,912,369
Operating cost and expenses:
Cost of revenues	(363,071)	(3,703,030)	(10,657,267)
Selling expenses	(864,670)	(3,846,855)	(5,768,356)
General and administrative expenses	(1,936,793)	(4,411,080)	(7,009,332)
Other operating income — government subsidy	196,339	777,415	2,363,893

Total operating cost and expenses	(2,968,195)	(11,183,550)	(21,071,062)

Income from operations	5,306,174	11,247,071	17,841,307
Gain from deconsolidation of subsidiaries	—	—	102,089
Interest income	8,968	65,095	187,285
Investment income	322,829	1,092,579	2,053,748
Interest expense	—	(15,602)	(14,961)

Total other income	331,797	1,142,072	2,328,161

Income before taxes and loss from equity in affiliates	5,637,971	12,389,143	20,169,468
Income tax expense	(1,529,056)	(3,202,880)	(5,617,343)
Income (loss) from equity in affiliates	(122,142)	(135,892)	78,015

Net income	3,986,773	9,050,371	14,630,140
Net (income) loss attributable to non-controlling interests	69	104,694	(257,840)

Net income attributable to Jupai shareholders	3,986,842	9,155,065	14,372,300
Deemed dividend on Series B convertible redeemable preferred shares	—	—	(7,563,669)

Net income attributable to ordinary shareholders	3,986,842	9,155,065	6,808,631

Net income per share:
Basic	0.04	0.09	0.06
Diluted	0.04	0.09	0.06
Weighted average number of shares used in computation of net income per share:
Basic	100,000,000	100,000,000	83,683,960
Diluted	100,000,000	100,866,480	114,445,361
Unaudited pro forma net income per share:
Basic			0.13
Diluted			0.13
Weighted average number of shares used in computation of unaudited pro forma net income per share:
Basic			114,445,361
Diluted			114,445,361

JUPAI HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(IN U.S. DOLLARS EXCEPT FOR SHARE DATA)

	Years Ended December 31,
	2012 $	2013 $	2014 $
Net income	3,986,773	9,050,371	14,630,140

Other comprehensive income, net of tax:
Change in fair value of available-for-sale investment, net of tax of $26,101	—	—	78,303
Disposal of available for sale investment, net of tax of $23,844	—	—	(71,531)
Change in cumulative foreign currency translation adjustment	118,683	526,503	(56,024)

Other comprehensive income (loss)	118,683	526,503	(49,252)

Comprehensive income	4,105,456	9,576,874	14,580,888
Less: comprehensive income/(loss) attributable to non-controlling interest	944	(87,778)	261,163

Comprehensive income attributable to Jupai shareholders	4,104,512	9,664,652	14,319,725
Deemed dividend on Series B convertible redeemable preferred shares	—	—	(7,563,669)

Comprehensive income attributable to ordinary shareholders	4,104,512	9,664,652	6,756,056

JUPAI HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(IN U.S. DOLLARS EXCEPT FOR SHARE DATA)

	Ordinary shares					Accumulated other comprehensive income $
			Additional paid-in capital $				Total Jupai shareholders' equity $		Total shareholder's equity $
	Number of Shares	$		Subscription receivables	Retained earnings $			Non-controlling interests $
Balance at January 1, 2012	100,000,000	50,000	1,534,202	(50,000)	1,628,592	—	3,162,794	—	3,162,794
Net income	—	—	—	—	3,986,842	—	3,986,842	(69)	3,986,773
Capital contribution to VIE	—	—	4,761,578	—	—	—	4,761,578	—	4,761,578
Foreign currency translation adjustments	—	—	—	—	—	117,670	117,670	1,013	118,683
Noncontrolling interest capital injection	—	—	—	—	—	—	—	111,322	111,322

Balance at December 31, 2012	100,000,000	50,000	6,295,780	(50,000)	5,615,434	117,670	12,028,884	112,266	12,141,150
Net income	—	—	—	—	9,155,065	—	9,155,065	(104,694)	9,050,371
Capital contribution to VIE
Foreign currency translation adjustments	—	—	—	—	—	509,587	509,587	16,916	526,503
Noncontrolling interest capital injection	—	—	—	—	—	—	—	625,112	625,112

Balance at December 31, 2013	100,000,000	50,000	6,295,780	(50,000)	14,770,499	627,257	21,693,536	649,600	22,343,136
Net income	—	—	—	—	14,372,300	—	14,372,300	257,840	14,630,140
Dividend distributed to non-controlling interest								(41,633)	(41,633)
Redesignation of ordinary shares to Series B convertible redeemable preferred shares in May 2014	(25,836,680)	(12,918)	—	—	(15,560,122)	—	(15,573,040)	—	(15,573,040)
Redesignation of ordinary shares to Series B convertible redeemable preferred shares in December 2014	(12,918,340)	(6,460)	—	—	(13,428,615)	—	(13,435,075)	—	(13,435,075)
Change in fair value of available-for-sale investment, net of tax of $26,101	—	—	—	—	—	78,303	78,303	—	78,303
Disposal of available for sale investment, net of tax of $23,844	—	—	—	—	—	(71,531)	(71,531)	—	(71,531)
Foreign currency translation adjustments	—	—	—	—	—	(59,347)	(59,347)	3,323	(56,024)
Capital contribution by non-controlling interest	—	—	—	—	—	—	—	236,118	236,118
Deconsolidation of a subsidiary (Note 1)	—	—	—	—	—	—	—	(375,126)	(375,126)
Receipt of subscription	—	—	—	50,000	—	—	50,000	—	50,000
Share-based compensation	—	—	498,756	—	—	—	498,756	—	498,756

Balance at December 31, 2014	61,244,980	30,622	6,794,536	—	154,062	574,682	7,553,902	730,122	8,284,024

JUPAI HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN U.S. DOLLARS)

	Years Ended December 31,
	2012 $		2013 $	2014 $
Cash flows from operating activities:
Net income	3,986,773		9,050,371	14,630,140
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,167		84,909	376,666
Income (loss) from equity in affiliates	122,142		135,892	(78,015)
Investment income on investment securities	(322,829)		(929,575)	376,574
Impairment loss for a held-to-maturity investment	—		—	130,740
Gain from deconsolidation of subsidiaries	—		—	(102,089)
Share based compensation	—		—	498,756
Changes in operating assets and liabilities:
Accounts receivable	(1,241,450	) `	740,859	(398,224)
Other receivables	(2,860,443)		2,052,189	(200,280)
Deferred tax assets	(349,184)		(427,043)	(1,942,465)
Other current assets	(14,973		(151,621)	(490,244)
Trading securities	—		(1,475,986)	849,979
Amounts due from related party	(69,726)		2,380,604	(1,445,500)
Accrued payroll and welfare expenses	—		941,186	1,312,938
Income tax payable	1,610,790		2,040,012	1,119,832
Other tax payable	160,011		925,254	572,975
Deferred revenue	—		1,117,425	2,496,260
Uncertain tax position	584,292		111,000	90,080
Other current liabilities	(46,700)		330,628	1,383,927
Deferred revenue from related parties	—		380,297	5,261,345

Net cash provided by operating activities	1,571,870		17,306,401	24,443,395

Cash flows from investing activities:
Purchases of property and equipment	(109,000)		(452,218)	(1,283,537)
Purchase of held-to-maturity investments	(3,849,110)		(2,420,775)	(15,596,021)
Purchase of entrusted investments	(417,575)		(3,481,845)	(2,188,668)
Collection of held-to-maturity investments	—		1,905,931	3,756,322
Collection of entrusted investments	—		80,760	2,873,281
Purchases of available-for-sale investments	—		—	(7,046,016)
Proceeds from available-for-sale investments	—		—	5,408,429
Payment for investment in affiliates	(673,212)		(1,304,156)	(1,011,603)
Proceeds from partial disposal of subsidiaries	—		—	1,950
Customer borrowing	(444,496)		(19,557,926)	(25,684,284)
Collection of customer borrowing	—		10,092,389	35,067,886
Long-term prepayment	—		—	(212,453)
Cash balance of deconsolidated subsidiary	—		—	(132,244)

Net cash used in investing activities	(5,493,393)		(15,137,840)	(6,046,958)

Cash flows from financing activities:
Capital contribution from non-controlling interest shareholder	111,322		625,112	236,118
Proceeds from capital contribution to the VIE	4,761,578		—
Payment of IPO cost	—		—	(269,962)
Proceeds from issuance of Series A convertible redeemable preferred shares	—		1,500,000	—
Proceeds from issuance of Series B convertible redeemable preferred shares in May 2014	—		—	7,786,519
Borrowing from third parties	—		2,471,250	—
Repayment of borrowing from third parties	—		(2,471,250)	—
Dividend paid to non-controlling interest holder	—		—	(41,633)
Collection of subscription receivable	—		—	50,000

Net cash provided by financing activities	4,872,900		2,125,112	7,761,042

Effect of exchange rate changes	2,193		90,074	56,412

Net increases in cash and cash equivalents	953,570		4,383,747	26,213,891
Cash and cash equivalents — beginning of the year	6,025		959,595	5,343,342

Cash and cash equivalents — end of the year	959,595		5,343,342	31,557,233

Supplemental disclosure of cash flow information:
Cash paid for income taxes	196,381		2,035,074	5,979,216
Cash paid for interest expenses	—		15,602	14,961
Non-cash investing and financing activities:
Partial disposal of a subsidiary included in other receivables	—		—	183,036
Change in fair value of available-for-sale investments	—		—	(9,013)
Deferred tax effect on change in fair value of available-for-sale investment not yet sold	—		—	2,257
Series B shares issued by re-designation of ordinary shares in May 2014	—		—	15,573,040
Series B shares issued by re-designation of ordinary shares in December 2014	—		—	13,435,075

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2012, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

1. Organization and Principal Activities

Jupai Holdings Limited (the "Company"), formerly Jupai Investment Group, was incorporated on August 13, 2012 in the Cayman Islands. The Company, through its subsidiaries and consolidated variable interest entity, Shanghai Jupai Investment Group Co., Ltd ("Shanghai Jupai" or "the VIE") and the VIE's subsidiaries (collectively, the "Group"), provides third-party wealth management service focusing on distributing wealth management products and providing quality product advisory services to the high net worth population in the People's Republic of China ("PRC"). The Group began offering services in 2010 through Shanghai Jupai, which was founded in the PRC on July 28, 2010 by Mr. Tianxiang Hu who holds more than 50% of voting interests since establishment.

The Company was incorporated by the same shareholders of Shanghai Jupai with identical shareholdings ("the Founders"). On July 16, 2013, the Company established a wholly-owned foreign invested subsidiary, Shanghai Juxiang Investment Management Consulting Co., Ltd. ("Shanghai Juxiang") in the PRC. On October 18, 2013, Shanghai Juxiang entered into a series of contractual arrangements ("Control Documents", see Note 2) with Shanghai Jupai and their respective shareholders through with the Company became the primary beneficiary of Shanghai Jupai. The Company has accounted for these transactions as a reorganization of entities under common control. In conjunction with the reorganization, the Company issued Series A convertible redeemable preferred shares to a third party investor (see Note 12). The reorganization was necessary to comply with the PRC law and regulations which restrict foreign ownership of companies to engage in direct sale of mutual funds, asset management plans and market survey in China. Accordingly, the accompanying consolidated financial statements have been prepared by using historical cost basis and include the assets, liabilities, revenue, expenses and cash flows that were directly attributable to Shanghai Jupai for all periods presented. The share and per share data relating to the ordinary shares issued by the Company during the reorganization are presented as if the reorganization transactions occurred at the beginning of the first period presented.

In August 2014, the Company entered into a non-binding Memorandum of Understanding to acquire Scepter Pacific Limited, the asset management business of E-House China Holdings Limited ("E-House") with a consideration of 20% of the total equity interest in the Company on a fully diluted basis upon completion of the Company's initial public offering. The transaction is subject to the approval by the Company's board of directors.

The Company's subsidiaries as of December 31, 2014 include the following:

	Date of Incorporation	Place of Incorporation	Percentage of Ownership
Jupai Investment International Limited ("Jupai International")	November 21, 2013	BVI	100%
Jupai HongKong Investment Limited ("Jupai HongKong")	August 21, 2012	Hong Kong	100%
Shanghai Juxiang	July 16, 2013	PRC	100%
Shanghai MingDu Asset Management Co., Ltd.	April 8, 2014	PRC	90%

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2012, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

1. Organization and Principal Activities (Continued)

Shanghai Jupai's subsidiaries as of December 31, 2014 include the following:

	Date of Incorporation	Place of Incorporation	Percentage of Ownership
Shanghai Jinyong Investment Management Co., Ltd.	November 15, 2011	PRC	80%
Shanghai Jupai Zhanhe Investment Co., Ltd.	February 18, 2013	PRC	51%
Juzhou Asset Management (Shanghai) Co., Ltd. ("Juzhou")	May17, 2013	PRC	85%
Shanghai MingXun Investment Management Co., Ltd.	February 19, 2014	PRC	80%
Shanghai Jupai Yumao Fund Sales Co., Ltd.	February 26, 2014	PRC	100%

2. Summary of Principal Accounting Policies

(a)
Basis of Presentation

The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

(b)
Principles of Consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries, the VIE and VIE's subsidiaries for which the Company is the ultimate primary beneficiary All transactions and balances among the Company, its subsidiaries, the VIE and VIE's subsidiaries have been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power or has the power to: govern the financial and operating policies; appoint or remove the majority of the members of the board of directors; cast a majority of votes at the meeting of the board of directors.

U.S. GAAP provides guidance on the identification of VIE and financial reporting for entities over which control is achieved through means other than voting interests. The Group evaluates each of its interests in an entity to determine whether or not the investee is a VIE and, if so, whether the Group is the primary beneficiary of such VIE. In determining whether the Group is the primary beneficiary, the Group considers if the Group (1) has power to direct the activities that most significantly affects the economic performance of the VIE, and (2) receives the economic benefits of the VIE that could be significant to the VIE. If deemed the primary beneficiary, the Group consolidates the VIE.

As foreign-invested companies are restricted to engage in direct sale of mutual funds, asset management plans and market survey under the current PRC laws and regulations, the Company's PRC subsidiary, Shanghai Juxiang as foreign-invested company, does not meet all such requirements and therefore is not permitted to engage in such business in China. Therefore, the Company decided to conduct such business in China through Shanghai Jupai and its subsidiaries which are PRC domestic companies substantially beneficially owned by the Founders.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2012, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

2. Summary of Principal Accounting Policies (Continued)

Since the Company does not have any equity interests in Shanghai Jupai, in order to exercise effective control over its operations, the Company, through its wholly owned subsidiary Shanghai Juxiang, entered into a series of contractual arrangements, or Control Documents with Shanghai Jupai and its shareholders, pursuant to which the Company is entitled to receive effectively all economic benefits generated from Shanghai Jupai shareholders' equity interests in it.

The agreements that provide the Company effective control over the VIE include:

  (i)
  Voting Rights Proxy Agreement, under which each shareholder of Shanghai Jupai has executed a power of attorney to grant Shanghai Juxiang the power of attorney to act on his or her behalf on all matters pertaining to Shanghai Jupai and to exercise all of his or her rights as a shareholder of the Shanghai Jupai, including but not limited to convene, attend and vote at shareholders' meetings, designate and appoint directors and senior management members. The proxy agreement will remain in effect unless Shanghai Juxiang terminates the agreement by giving a 30-day prior written notice or gives its consent to the termination by Shanghai Jupai.

  (ii)
  Call Option Agreement, under which the shareholders of Shanghai Jupai granted Shanghai Juxiang or its designated representative(s)an irrevocable and exclusive option to purchase their equity interests in Shanghai Jupai when and to the extent permitted by PRC law. Shanghai Juxiang or its designated representative(s) has sole discretion as to when to exercise such options, either in part or in full. Without Shanghai Juxiang's written consent, the shareholders of Shanghai Jupai shall not transfer, donate, pledge, or otherwise dispose any equity interests of Jupai in any way. The acquisition price for the shares or assets will be the minimum amount of consideration permitted under the PRC law at the time when the option is exercised. The agreement can be early terminated by Shanghai Juxiang, but not by Shanghai Jupai or its shareholders.

The agreements that transfer economic benefits to the Company include:

  (i)
  Consulting Services Agreement and Operating Agreement, under which Shanghai Jupai engages Shanghai Juxiang as its exclusive technical and operational consultant and under which Shanghai Juxiang agrees to assist in arranging the financial support necessary to conduct Shanghai Jupai's operational activities. Shanghai Jupaishall not seek or accept similar services from other providers without the prior written approval of Shanghai Juxiang. The agreements will be effective as long as Shanghai Jupai exists. Shanghai Juxiang may terminate this agreement at any time by giving a prior written notice to Shanghai Jupai.

  (ii)
  Equity Interest Pledge Agreement, under which the shareholders of Shanghai Jupai pledged all of their equity interests in Shanghai Jupai to Shanghai Juxiang as collateral to secure their obligations under the above agreement. If the shareholders of Shanghai Jupaior Shanghai Jupaibreach their respective contractual obligations, Shanghai Juxiang, as pledgee, will be entitled to certain rights, including the right to dispose the pledged equity interests. Pursuant to the agreement, the shareholders of Shanghai Jupaishall not transfer, assign or otherwise create any new encumbrance on their respective equity interest in Shanghai Jupaiwithout prior written consent of Shanghai Juxiang. The equity pledge right enjoyed byShanghai Juxiang will expire when the shareholders of Shanghai Jupai and Shanghai Juxiang have fully performed their respective obligations under the

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2012, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

2. Summary of Principal Accounting Policies (Continued)

    Consulting Services Agreement and Operating Agreement, or the shareholder is no longer a shareholder of Shanghai Jupaior the satisfaction of all its obligations by Shanghai Jupaiunder the Control Documents.

Under the above agreements, the shareholders of Shanghai Jupai irrevocably granted Shanghai Juxiang the power to exercise all voting rights to which they were entitled. In addition, Shanghai Juxiang has the option to acquire all of the equity interests in Shanghai Jupai, to the extent permitted by the then-effective PRC laws and regulations, for nominal consideration. Finally, Shanghai Juxiang is entitled to receive service fees for certain services to be provided to Shanghai Jupai.

The Call Option Agreement and Voting Rights Proxy Agreement provide the Company effective control over the VIE and its subsidiaries, while the Equity Interest Pledge Agreements secure the obligations of the shareholders of Shanghai Jupai under the relevant agreements. Because the Company, through Shanghai Juxiang, has (i) the power to direct the activities of Shanghai Jupai that most significantly affect the entity's economic performance and (ii) the right to receive substantially all of the benefits from Shanghai Jupai, the Company is deemed the primary beneficiary of Shanghai Jupai. Accordingly, the Company has consolidated the Shanghai Jupai's financial results of operations, assets and liabilities in the Company's consolidated financial statements. The aforementioned Control Documents are effective agreements between a parent and a consolidated subsidiary, neither of which is accounted for in the consolidated financial statements or are ultimately eliminated upon consolidation (i.e. service fees under the Consulting Services Agreement and Operating Agreement).

The Company believes that the contractual arrangements with the VIE are in compliance with PRC law and are legally enforceable. However, the contractual arrangements are subject to risks and uncertainties, including:

  •
  Shanghai Jupai and its shareholders may have or develop interests that conflict with the Group's interests, which may lead them to pursue opportunities in violation of the aforementioned contractual arrangements.

  •
  Shanghai Jupai and its shareholders could fail to obtain the proper operating licenses or fail to comply with other regulatory requirements. As a result, the PRC government could impose fines, new requirements or other penalties on the VIE or the Group, mandate a change in ownership structure or operations for the VIE or the Group, restrict the VIE or the Group's use of financing sources or otherwise restrict the VIE or the Group's ability to conduct business.

  •
  The aforementioned contractual agreements may be unenforceable or difficult to enforce. The equity interests under the Equity Interest Pledge Agreement have been registered by the shareholders of Shanghai Jupai with the relevant office of the administration of industry and commerce, however, the VIE or the Group may fail to meet other requirements. Even if the contractual agreements are enforceable, they may be difficult to enforce given the uncertainties in the PRC legal system.

  •
  The PRC government may declare the aforementioned contractual arrangements invalid. They may modify the relevant regulations, have a different interpretation of such regulations, or otherwise determine that the Group or the VIE have failed to comply with the legal obligations required to effectuate such contractual arrangements.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2012, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

2. Summary of Principal Accounting Policies (Continued)

The following amounts and balances of Shanghai Jupai and its subsidiaries were included in the Group's consolidated financial statements after the elimination of intercompany balances and transactions:

	As of December 31,
	2013 $	2014 $
Cash and cash equivalents	2,673,096	15,841,430
Short-term investments	5,049,360	2,644,570
Short-term entrusted investment	1,757,209	2,215,083
Accounts receivable, net of allowance for doubtful accounts	1,037,132	240,355
Trade and other receivables		1,318,689
Amounts due from related parties	1,568,562	203,032
Customer Borrowing	3,605,111	549,856
Deferred tax assets	701,287	1,809,115
Other current assets	87,571	147,441
Long-term investments	1,971,331	1,324,803
Long-term entrusted investment	2,417,272	65,290
Investment in affiliates	1,741,869	813,858
Property and equipment, net	453,038	888,447

Total assets	23,062,838	28,061,969

Accrued payroll and welfare expenses	845,659	748,864
Income tax payable	1,827,739	1,680,295
Other tax payable	560,722	672,824
Deferred revenue — current from related parties	380,297	5,287,903
Deferred revenue — current	497,423	1,236,326
Other current liabilities	851,597	223,087
Non-current uncertain tax position liabilities	695,292	785,372
Deferred revenue — non-current from related parties	—	131,855
Deferred revenue — non-current	340,368	353,739

Total liabilities	5,999,097	11,120,265

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2012, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

2. Summary of Principal Accounting Policies (Continued)

	Year ended December 31,
	2012 $	2013 $	2014 $
Net revenues	8,274,369	15,257,312	4,408,032
Related party	—	2,270,991	1,465,273
Third party	—	12,986,321	2,942,759
Operating cost and expenses	2,968,195	10,838,598	4,019,671
Net income attributable to Jupai shareholders	3,986,842	3,956,086	1,491,269
Cash flows from operating activities:	1,575,058	9,740,185	10,104,999
Cash flows from (used in) investing activities:	(5,496,581)	(8,742,382)	3,231,375
Cash flows from financing activities:	4,872,900	625,112	31,891

There are no consolidated VIE or VIE's assets that are collateral for the VIE and VIE's obligations or are restricted solely to settle the VIE's obligations.

The VIE contributed an aggregate of 100%, 68% and 11% of the consolidated net revenues for the years ended December 31, 2012, 2013 and 2014, respectively and an aggregate of 100%, 42% and 12% of the consolidated net income for the years ended December 31, 2012, 2013 and 2014, respectively. As of December 31, 2013 and 2014, the VIE accounted for an aggregate of 71% and 42%, respectively, of the consolidated total assets.

There are no consolidated assets of the VIE and its subsidiaries that are collateral for the obligations of the VIE and its subsidiaries and can only be used to settle the obligations of the VIE and its subsidiaries. There are no terms in any arrangements, considering both explicit arrangements and implicit variable interests that require the Company or its subsidiaries to provide financial support to the VIE. However, if the VIE ever need financial support, the Company or its subsidiaries may, at its option and subject to statutory limits and restrictions, provide financial support to its VIE through loans to the shareholder of the VIE or entrustment loans to the VIE.

Relevant PRC laws and regulations restrict the VIE from transferring a portion of their net assets, equivalent to the balance of its statutory reserve and its share capital, to the Company in the form of loans and advances or cash dividends. Please refer to Note 8 for disclosure of restricted net assets.

(c)
Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results could differ materially from such estimates. Significant accounting estimates reflected in the Group's consolidated financial statements include assumptions used to determine the liability for uncertain tax positions, valuation allowance for deferred tax assets, fair value measurement of underlying investment portfolios of the funds that the Group invests,

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2012, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

2. Summary of Principal Accounting Policies (Continued)

assumptions related to the consolidation of entities in which the Group holds variable interests, fair value estimates of investments, impairment of investment in affiliates, assumptions related to the valuation of share-based compensation, including estimation of related forfeiture rates, and allowance for doubtful accounts of amounts due from related parties, customer borrowings and entrusted investments.

(d)
Concentration of Credit Risk

The Group is subject to potential significant concentrations of credit risk consisting principally of cash and cash equivalents, accounts receivable, amounts due from related party and investments. All of the Group's cash and cash equivalents and a majority of investments are held with financial institutions that Group management believes to be of high credit quality.

All revenues were generated within China.

The following product providers accounted for 10% or more of revenues for the years ended December 31, 2012, 2013 and 2014:

	For Year Ended December 31,
	2012 $	2013 $	2014 $
A	1,343,322	—	—
B	1,043,605	—	—
C	949,705	—	—
D	—	2,633,095	—
E	—	2,050,262	—

(e)
Customer borrowings

The Group provides some short term borrowings to customers who are temporarily short of sufficient funds for purchasing the financial products promoted by the Group. The borrowings were extended to bridge the gap between the maturity of an earlier product and purchase of a new one. The borrowings bear no interest and are due within one year. The borrowing that the Group provided are not secured and are not required for additional collateral. The Group assesses the collectability of the customer borrowings based on factors surrounding the credit risk of specific customers including the length of time the borrowings are passing due, previous loss history and the counterparty's current ability to fulfill its obligation, and didn't provide any allowance for such borrowings due to the remote possibility of collection failure. There were no short term loans overdue as of December 31, 2013 and 2014, respectively. The cash flows associated with customer borrowings for the years ended December 31, 2012, 2013 and 2014 are presented as investing cash flows in the statements of cash flows.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2012, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

2. Summary of Principal Accounting Policies (Continued)

(f)
Entrusted investments

The Group sometimes purchases the same financial product with its customers using its own fund but under the customers' name, aiming to pursue higher return. The concerned customers are obliged to return the principle and gain to the Group at the maturity of the financial products. The Group bears both the product risk and the credit risk. The Group assesses the collectability of such entrusted investment based on factors surrounding the credit risk of specific customers like the length of time the investments are passing due, previous loss history and the counterparty's current ability to fulfill its obligation and didn't provide any allowance for such investment due to the remote possibility of collection failure.

(g)
Investments in Affiliates

Affiliated companies are entities over which the Group does not control. For equity investment over which the Company does not have significant influence, cost method accounting is used. The Group accounts for common-stock-equivalent equity investments in entities over which it has significant influence but does not own a majority voting interest or otherwise control using the equity method. The Group generally considers an ownership interest of 20% or higher to represent significant influence. Under the equity method, the Group's share of the post-acquisition profits or losses of affiliated companies is recognized in the statements of operations and its shares of post-acquisition movements in other comprehensive income are recognized in other comprehensive income. When the Group's share of losses in an affiliated company equals or exceeds its carrying amount of the investment in the affiliated company, the Group does not recognize further losses, unless the Group has guaranteed the obligations of the affiliated company or is otherwise committed to provide further financial support for the affiliated company. An impairment loss is recorded when there has been a loss in value of the investment that is other than temporary. The Group recorded an impairment loss of $131,165 related to Shanghai Juxi Asset Management Partnership Enterprise ("Juxi") in loss from equity in affiliates in the consolidated statement of operations for the year ended December 31, 2013. The Group did not record any impairment loss for the year ended December 31, 2014.

The Group also considers it has significant influence over the funds of funds and real estate funds that it serves as general partner, and the Group's ownership interest in these funds as limited partner is generally much lower than 5%. These funds are not consolidated by the Group based on the facts that the Group does not have control over the funds given substantive kick-out rights held by unrelated limited partners that allow them to remove the general partner without cause, or substantive participating rights that allow them to participate in certain financial and operating decisions of the limited partnership in the ordinary course of business.. The equity method of accounting is accordingly used for investments by the Group in these funds. In addition, the investee funds meet the definition of an Investment Company and are required to report their investment assets at fair value. The Group records its equity pick-up based on its percentage ownership of the investee funds' net income one quarter in arrears to enable it to have more time to collect and analyse the investments' operating results.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2012, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

2. Summary of Principal Accounting Policies (Continued)

(h)
Fair Value of Financial Instruments

The Group records certain of its financial assets at fair value on a recurring basis. Fair value reflects the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability.

The Group applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is as follows:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical asset or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to asset or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

(i)
Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand and demand deposits, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less when purchased.

(j)
Investments

The Group invests in debt securities and accounts for the investments based on the nature of the products invested, and the Group's intent and ability to hold the investments to maturity.

The Group's investments in debt securities include trust products, asset management plans and real estate funds that have a stated maturity and normally pay a prospective fixed rate of return. The Group classifies the investments in debt securities as held-to-maturity when it has both the positive intent and ability to hold them until maturity. Held-to-maturity investments are recorded at amortized cost and are classified as long-term or short-term according to their contractual maturity. Long-term investments are reclassified as short-term when their contractual maturity date is less than one year. Investments that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value with changes in fair value recognized in earnings. Investments that do not meet the criteria of held-to-maturity or trading securities are classified as available-for-sale, and are reported at fair value with changes in fair value included in other comprehensive income.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2012, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

2. Summary of Principal Accounting Policies (Continued)

The Group reviews its investments, except for those classified as trading securities, for other-than-temporary impairment based on the specific identification method and considers available quantitative and qualitative evidence in evaluating potential impairment. If the cost of an investment exceeds the investment's fair value, the Group considers, among other factors, general market conditions, government economic plans, the duration and the extent to which the fair value of the investment is less than cost and the Group's intent and ability to hold the investment to determine whether another-than-temporary impairment has occurred.

The Group recognizes other-than-temporary impairment in earnings if it has the intent to sell the debt security or if it is more-likely-than-not that it will be required to sell the debt security before recovery of its amortized cost basis. Additionally, the Group evaluates expected cash flows to be received and determines if credit-related losses on debt securities exist, which are considered to be other-than-temporary, should be recognized in earnings.

If the investment's fair value is less than the cost of an investment and the Group determines the impairment to be other-than-temporary, the Group recognizes an impairment loss based on the fair value of the investment.

(k)
Non-controlling interests

A non-controlling interest in a subsidiary of the Group represents the portion of the equity (net assets) in the subsidiary not directly or indirectly attributable to the Group. Non-controlling interests are presented as a separate component of equity in the consolidated balance sheet and earnings and other comprehensive income are attributed to controlling and non-controlling interests.

(l)
Property and Equipment, net

Property and equipment is stated at cost less accumulated depreciation, and is depreciated using the straight-line method over the following estimated useful lives:

Estimated Useful Lives in Years
Leasehold improvements	Shorter of the lease term or expected useful life
Furniture, fixtures, and equipment	3 — 5 years

Gains and losses from the disposal of property and equipment are included in income from operations.

(m)
Revenue Recognition

The Group derives revenue primarily from one-time commissions and recurring service fees paid by product providers, for whom the Group distributes wealth management products, as well as and recurring management fee and carried interest paid by funds the Group manages.

The Group recognizes revenues when there is persuasive evidence of an arrangement, service has been rendered, the sales price is fixed or determinable and collectability is reasonably assured. Revenues are recorded, net of sales related taxes and surcharges.

Deferred revenues are recognized when payments are received in advance of revenue is earned.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

2. Summary of Principal Accounting Policies (Continued)

The Group sometimes engages third party agents in promoting financial products and pays a channel fee accordingly, in which the Group recognizes revenue on a net basis by deducting the channel fee it pays to the third party agents.

There are also instances where the Group provides short-term loans to the customers who are temporarily short of sufficient funds in purchasing the financial products (see Note 6). Commissions received on the financial products purchased by customers using short-term loans provided by the Company are deferred and not recognized as revenue until the loans are fully collected from the customers.

One-time Commissions

The Group enters into one-time commission agreements with product providers or underlying corporate borrowers, which specifies the key terms and conditions of the arrangement. Such agreements do not include rights of return, credits or discounts, rebates, price protection or other similar privileges. Upon establishment of a wealth management product, the Group earns a one-time commission from product providers or underlying corporate borrowers, calculated as a percentage of the wealth management products purchased by its clients. The Group defines the "establishment of a wealth management product" for its revenue recognition purpose as the time when both of the following two criteria are met: (1) the Group's client has entered into a purchase or subscription contract with the relevant product provider and, if required, the client has transferred a deposit to an escrow account designated by the product provider and (2) the product provider has issued a formal notice to confirm the establishment of a wealth management product. Revenue is recorded upon the establishment of the wealth management product, when the provision of service concludes and the fee becomes fixed and determinable, assuming all other revenue recognition criteria have been met, and there are no future obligations or contingencies.

Recurring Service Fees

Recurring service fee includes service fee arising from on-going services provided to product providers after the distribution of wealth management product including investment relationship maintenance and coordination. It is calculated as a percentage of the total value of investments in the wealth management products purchased by the Group's clients, calculated at the establishment date of the wealth management product. As the Group provides these services throughout the contract term, revenue is recognized over the contract term, assuming all other revenue recognition criteria have been met. For certain products, recurring service fees may also include a variable performance fee contingent upon the performance of the underlying investment, which is not recognized until the contingent criteria are met. No such variable performance fee is recognized in the year ended December 31, 2014. Recurring service agreements do not include rights of return, credits or discounts, rebates, price protection or other similar privileges.

Recurring Management Fees

Recurring management fee arises from the fund management services provided to funds the Group manages, including management fee and carried interest. Management fees are computed as a percentage of the capital contribution in a fund and are recognized as earned over the specified contract period.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

2. Summary of Principal Accounting Policies (Continued)

Carried interest represents preferential allocations of profits that are a component of the Group's general partnership interests in the funds and is not recognized until the end of the fund's contract term when the carried interest is determined and distributed. Management fee received in advance of the specified contract period and carried interest received before the end of the fund's contract term are recorded as deferred revenues. The Company did not recognize any carried interest during the periods presented.

Multiple Element Arrangements

The Group enters into multiple element arrangements when a product provider or underlying corporate borrower engages it to provide both wealth management marketing and recurring services. The Group also provides both wealth management marketing and recurring services to funds of private equity funds and real estate funds that it serves as general partner or co-general partner

Both wealth management marketing and recurring services represent separate units of accounting. The Group allocates arrangement consideration in multiple-deliverable revenue arrangements at the inception of an arrangement each unit of accounting to all deliverables based on the relative selling price in accordance with the selling price hierarchy, which includes: (i) vendor-specific objective evidence ("VSOE") if available; (ii) third-party evidence ("TPE") if VSOE is not available; and (iii) best estimate of selling price ("BESP") if neither VSOE nor TPE is available.

VSOE. The Group determines VSOE based on its historical pricing and discounting practices for the specific service when sold separately. In determining VSOE, the Group requires that a substantial majority of the selling prices for these services fall within a reasonably narrow pricing range.

TPE. When VSOE cannot be established for deliverables in multiple element arrangements, the Group applies judgment with respect to whether it can establish a selling price based on TPE. TPE is determined based on competitor prices for similar deliverables when sold separately. Generally, the Group's products and services contain certain level of differentiation such that the comparable pricing of services with similar functionality cannot be obtained. Furthermore, the Group is unable to reliably determine what similar competitor services' selling prices are on a stand-alone basis. As a result, the Group has not been able to establish selling price based on TPE.

BESP. When it is unable to establish selling price using VSOE or TPE, the Group uses BESP in its allocation of arrangement consideration. The objective of BESP is to determine the price at which the Group would transact a sale if the service were sold on a stand-alone basis. The Group determines BESP for deliverables by considering multiple factors including, but not limited to, prices it charged for similar products or funds, market conditions, specification of the services rendered and pricing practices.

The Group has vendor specific objective evidence of fair value for its wealth management marketing services as it provides such services on a stand-alone basis. The Group has not sold its recurring services on a stand-alone basis. However, the recurring management fee the Group charges as general partner or co-general partner is consistent with the management fee at which the Group would transact if the recurring services were sold regularly on a stand-alone basis. As such, the Group believes the fee it charges

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

2. Summary of Principal Accounting Policies (Continued)

represents their best estimate of the selling price for its recurring services. The Group allocates arrangement consideration based on fair value, which is equivalent to the fees charged for each of the respective units of accounting, as described above. Revenue for the respective units of accounting is also recognized in the same manner as described above.

(n)
Business Tax and Related Surcharges

The Group is subject to business tax, education surtax, and urban maintenance and construction tax, on the services provided in the PRC. Business tax and related surcharges are primarily levied based on revenues at rates ranging from 3% to 6% and are recorded as a reduction of revenues.

(o)
Cost of Revenues

Cost of revenue includes salaries and performance-based commissions of relationship managers and product development team, and expenses incurred in connection with product-specific client meetings and other events.

(p)
Income Taxes

Current income taxes are provided for in accordance with the relevant statutory tax laws and regulations.

The Group accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Group recognizes net deferred tax assets to the extent that it believes these assets are more likely than not to be realized. In making such a determination, it considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Group determines that its deferred tax assets are realizable in the future in excess of their net recorded amount, the Group would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

The Group records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process whereby (1) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Group recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The liability associated with unrecognized tax benefits is adjusted periodically due to changing circumstances,

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

2. Summary of Principal Accounting Policies (Continued)

such as the progress of tax audits, case law developments and new or emerging legislation. Such adjustments are recognized entirely in the period in which they are identified. The effective tax rate for the Group includes the net impact of changes in the liability for unrecognized tax benefits and subsequent adjustments as considered appropriate by management. The Group recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying Consolidated Statement of Operations. Accrued interest and penalties are included within the related tax liability line in the Consolidated Balance Sheet.

(q)
Share-Based Compensation

The Group recognizes share-based compensation based on the grant date fair value of equity awards, with compensation expense recognized over the vesting period. Share-based compensation expense is classified in the consolidated statements of operations based upon the job function of the grantee. The Group account for a cancellation or settlement of an equity settled share-based payment award as an acceleration of vesting, and recognize immediately the amount that otherwise would have been recognized for services received over the remainder of the vesting period. The Group also estimates expected forfeitures and recognize compensation cost only for those share-based awards expected to vest. Actual forfeitures may differ from those estimated by the Group which would affect the amount of share-based compensation to be recognized.

(r)
Government Grants

Government subsidies include cash subsidies received by the Group's entities in the PRC from local governments as incentives for registering and operating business in certain local districts and are typically granted based on the amount of value-added tax, business tax, and income tax payment generated by the Group in certain local districts. Such subsidies allow the Group full discretion in utilizing the funds and are used by the Group for general corporate purpose. The local governments have final discretion as to the amount of cash subsidies.

Cash subsidies of $196,339, $777,415 and $2,363,893 are included in other operating income for the years ended December 31, 2012, 2013 and 2014, respectively. Cash subsidies are recognized when received and when all the conditions for their receipt have been satisfied.

(s)
Net Income per Share

Basic net income per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. For the year ended December 31, 2014, the Group has determined that its Series A and Series B convertible redeemable preferred shares are participating securities as the convertible redeemable preferred shares participate in the undistributed earnings on the same basis as the ordinary shares. Accordingly, the Group has used the two-class method of computing earnings per share.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

2. Summary of Principal Accounting Policies (Continued)

Under this method, net income attributable to the Jupai shareholders is allocated on a pro-rata basis to the ordinary and convertible redeemable preferred shares to the extent that each class may share in income for the period. Losses are not allocated to the participating securities. Diluted earnings per share are computed using the more dilutive of the two-class method or the if-converted method.

Diluted net income per share is computed by giving effect to all potential dilutive shares, including convertible redeemable preferred shares.

(t)
Pro forma Net Income per Share (unaudited)

Pro forma basic and diluted net income per share is computed by dividing income attributable to the Jupai shareholders, by the weighted average number of ordinary shares outstanding for the year plus the number of ordinary shares resulting from the assumed conversion of the outstanding convertible redeemable preferred shares upon consummation of IPO at the conversion ratio of 1:1.

(u)
Operating Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Certain of the Group's facility leases provide for a free rent period. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease period.

(v)
Foreign Currency Translation

The functional currency of the Company and Jupai International is the United States dollar ("U.S. dollar"). The functional currency of Jupai HongKong is the HKD. The subsidiaries in the PRC and the VIE determined their functional currency to be the Chinese Renminbi ("RMB"). The determination of the respective functional currency is based on the criteria of ASC 830, Foreign Currency Matters. The Group uses U.S. dollar as its reporting currency. The Group uses the average exchange rate for the year and the exchange rate at the balance sheet date to translate the operating results and financial position, respectively. Translation differences are recorded in accumulated other comprehensive loss, a component of shareholders' equity. Transactions denominated in foreign currencies are remeasured into the functional currency at the exchange rates prevailing on the transaction dates. Foreign currency denominated financial assets and liabilities are remeasured at the exchange rates prevailing at the balance sheet date. Exchange gains and losses are included in the consolidated statements of operation.

(w)
Comprehensive Income

Comprehensive income includes all changes in equity except those resulting from investments by owners and distributions to owners. For the years presented, total comprehensive income included net income and foreign currency translation adjustments.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

2. Summary of Principal Accounting Policies (Continued)

(x)
Recently issued accounting pronouncements

In May 2014, the FASB issued, ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)". The guidance substantially converges final standards on revenue recognition between the FASB and the International Accounting Standards Board providing a framework on addressing revenue recognition issues and, upon its effective date, replaces almost all exiting revenue recognition guidance, including industry specific guidance, in current U.S. generally accepted accounting principles. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

  Step 1: Identify the contract(s) with a customer.

  Step 2: Identify the performance obligations in the contract.

  Step 3: Determine the transaction price.

  Step 4: Allocate the transaction price to the performance obligations in the contract.

  Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

For a public entity, the amendments in this ASU are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. The Group is in the process of evaluating the impact of adoption of this guidance on the Group's consolidated financial statements.

In June 2014, the FASB issued a new pronouncement which requires that a performance target that affects vesting and that could be achieved after the requisite service period is treated as a performance condition. A reporting entity should apply existing guidance in Topic 718, Compensation-Stock Compensation, as it relates to awards with performance conditions that affect vesting to account for such awards. The performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The Group does not expect the adoption of this guidance will have a significant effect on the Group's consolidated financial statements.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

2. Summary of Principal Accounting Policies (Continued)

In August, 2014, the FASB issued a new pronouncement which provides guidance on determining when and how reporting entities must disclose going-concern uncertainties in their financial statements. The new standard requires management to perform interim and annual assessments of an entity's ability to continue as a going concern within one year of the date of issuance of the entity's financial statements. Further, an entity must provide certain disclosures if there is "substantial doubt about the entity's ability to continue as a going concern." The new standard is effective for fiscal years ending after December 15, 2016. The Group does not expect the adoption of this guidance will have a significant effect on the Group's consolidated financial statements.

In November, 2014, the FASB issued a new pronouncement which provides guidance an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. An acquired entity may elect the option to apply pushdown accounting in the reporting period in which the change- in-control event occurs. An acquired entity should determine whether to elect to apply pushdown accounting for each individual change-in-control event in which an acquirer obtains control of the acquired entity. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity's most recent change-in-control event. An election to apply pushdown accounting in a reporting period after the reporting period in which the change-in-control event occurred should be considered a change in accounting principle in accordance with Topic 250, Accounting Changes and Error Corrections. If pushdown accounting is applied to an individual change-in-control event, that election is irrevocable. The amendments in this Update are effective on November 18, 2014. After the effective date, an acquired entity can make an election to apply the guidance to future change-in-control events or to its most recent change-in-control event. However, if the financial statements for the period in which the most recent change-in-control event occurred already have been issued or made available to be issued, the application of this guidance would be a change in accounting principle. The Group does not expect the adoption of this guidance will have a significant effect on the Group's consolidated financial statements.

In February 2015, the FASB issued, ASU 2015-02, "Amendments to the Consolidation Analysis", regarding consolidation of legal entities such as limited partnerships, limited liability corporations, and securitization structures. The guidance eliminates the deferral issued by the FASB in February 2010 of the accounting guidance for VIE for certain investment funds, including mutual funds, private equity funds and hedge funds. In addition, the guidance amends the evaluation of fees paid to a decision maker or a service provider, and exempts certain money market funds from consolidation. The guidance will be effective for accounting periods beginning after December 15, 2015 with early adoption permitted. The Group is currently evaluating the potential impact on the Group's consolidated financial statements.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

3. Net Income per Share

The following table sets forth the computation of basic and diluted net income per share attributable to ordinary shareholders:

	2012	2013	2014
Net income attributable to ordinary shareholders — basic	$3,986,842	$9,076,420	$4,978,561
Amounts allocated to convertible redeemable preferred shares for participating rights to dividends	—	$78,645	$1,830,070
Net income attributable to ordinary shareholders — diluted	$3,986,842	$9,155,065	$6,808,631
Weighted average number of ordinary shares outstanding — basic	100,000,000	100,000,000	83,683,960
Weighted average convertible redeemable preferred shares outstanding used in computing basic income per convertible redeemable preferred shares	—	866,480	30,761,401
Weighted average number of ordinary shares outstanding — diluted	100,000,000	100,866,480	114,445,361
Basic net income per share	0.04	0.09	0.06
Diluted net income per share	0.04	0.09	0.06
Pro forma earnings per share (unaudited):
Net income attributable to ordinary shareholders			$6,808,631
Plus: deemed dividend on Series B convertible redeemable preferred shares			$7,563,669
Pro forma net income attributable to ordinary shareholders — basic and diluted			$14,372,300
Share used in computation basic earnings per share			83,683,960
Assumed conversion of convertible redeemable preferred shares			30,761,401
Pro forma weighted average ordinary shares outstanding — basic and diluted			114,445,361
Pro forma basis and diluted earnings per share			0.13

Diluted earnings per share do not include the following instruments as their inclusion would have been anti-dilutive:

	As of December 31,
	2012	2013	2014
Share options	—	—	12,028,400

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

4. Investments

The following table summarizes the Group's investment balances:

	As of December 31,
	2013 $	2014 $
Short-term investments
— Trading securities investments	1,502,932	685,864
Trust products	1,502,932	685,864
— Held-to-maturity investments	3,546,428	8,332,241
Trust products	2,710,007	522,961
Asset management plans	669,137	7,027,956
Real estate funds	167,284	781,324
— Available-for-sale investments	—	1,643,267
Asset management plans	—	1,143,978
Real estate funds	—	499,289

Total short-term investments	5,049,360	10,661,372
Long-term investments
— Held-to-maturity investments	1,971,331	8,727,495
Trust products	—	2,535,252
Asset management plans	1,520,741	3,332,299
Real estate funds	450,590	2,859,944

Total long-term investments	1,971,331	8,727,495

Total investments	7,020,691	19,388,867

Trading securities investments consist of an investment in a trust product that could be redeemed at any time. The investment is recorded at fair value on a recurring basis. The fair value is from unadjusted quoted price in active market and therefore is classified as Level 1 measurement. The Group recorded investment income on these investments of nil, $163,004 and $200,214 for the years ended December 31, 2012, 2013 and 2014, respectively.

Held-to-maturity investments consist of investments in trust products, asset management plans and real estate funds that have stated maturity and normally pay a prospective fixed rate of return, and are carried at amortized cost. The Group recorded investment income on trust products of $310,534, $517,346 and $363,750, on asset management plans of $12,295, $97,681 and $829,407 and on real estate funds of nil, $314,548 and $100,395 for the years ended December 31, 2012, 2013 and 2014, respectively. Long-term held-to-maturity investments amounting to $7,093,241 will mature in 2016, and long-term held-to-maturity investments amounting to $1,634,254 will mature in 2017. The Group recorded an impairment loss due to credit loss of nil, nil and $130,740 for years ended December 31, 2012, 2013 and 2014, respectively for held-to-maturity investments. The gross unrecognized holding gain was $169,622 and $434,680 as of December 31, 2013 and 2014, representing the difference between the estimated fair value (Note 12) and carrying amount of the held-to-maturity investments.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

4. Investments (Continued)

Available-for-sale investments consist of an investments in an asset management plan and an investment in a real estate fund that have stated maturity and the Group doesn't intend to hold it to maturity. Such investment is initially recorded at investment cost and subsequently re-measured at fair value at each period end with changes in fair value recognized in accumulated other comprehensive income included in shareholders' equity. There was no available-for-sale investment prior to year 2014. As of December 31, 2014, the cost basis and fair value of the asset management plan product was $1,143,978, and the cost basis and fair value of the real estate fund product was $499,289. The unrealized gain was $9,013 as of December 31, 2014. The Group recorded investment income on the asset management plan product and the real estate fund product of $95,375 and nil for the year ended December 31, 2014. There was no unrealized loss for these products recorded in accumulated other comprehensive income as of December 31, 2014. There is no other-than-temporary impairment loss recognized in 2014. The fair value was determined by using discounted cash flow model based on contractual cash flow and a discount rate of prevailing market yield for products with similar terms as of the measurement date and is classified within Level 2 measurement. The available-for-sale investments amounting to $499,289 will mature in 2015, and available-for-sale investments amounting to 1,143,978 will mature in 2016.

There were no transfers of assets among trading, available-for-sale and held-to-maturity classifications during the period presented.

5. Investment in affiliates

The following table summarizes the Group's balances of investment in affiliates:

	As of December 31,
	2013 $	%	2014 $	%
Juxi	454,329	70%	452,688	70%
Yi Bairun Investment Consulting (Beijing) Co., Ltd.("Yi Bairun")	—	49%	—	—
Shanghai Zhandun Equity Investment Management Enterprise ("Zhandun")	246,027	0.5%	245,138	0.5%
Shanghai Hehui Jiayuan Equity Investment Management Enterprise ("Hehui Jiayuan")	541,258	1%	—	—
Suzhou Hehui Xuyuechang Equity Investment Center ("Xuyuechang Center")	229,625	0.56%	—	—
Suzhou Hehui Xuyuerong Equity Investment Center ("Xuyuerong Center")	24,603	0.45%	—	—
Suzhou Hehui Xuyuezhen Equity Investment Center ("Xuyuezhen Center")	246,027	0.5%	—	—
Shanghai Yiju Asset Management Co., Ltd. ("Yiju")	—	—	196,111	60%
Shenzhen Guojinwenying Fund Management Co, Ltd ("Guojinwenying")	—	—	735,414	45%
Juting Asset Management (Shanghai) Co., Ltd ("Juting")	—	—	80,079	49%
Shanghai Angzhou Asset Management Co., Ltd (Angzhou)	—	—	14,708	45%
Shanghai Jupai Hehui Asset Management Co., Ltd. ("Hehui")	—	—	560,549	49%

Total investments	1,741,869		2,284,687

The investments above are accounted for using equity method of accounting or cost method accounting.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

5. Investment in affiliates (Continued)

The Group held 70% of equity interest in Juxi as of December 31, 2013 and 2014, but didn't have control over the entity due to the substantive participating rights exercisable by minority shareholders. The Group's investment in Juxi is accounted for using equity method of accounting. The Group has received an offer to purchase the equity interest in Juxi from the other shareholder of Juxi and expects the transaction to be closed in the near future.

The Group previously held a 48% equity interest in YiBairun, which was accounted for under the equity method. In August 2014, the Group sold all its equity interest in Yi Bairun to an unrelated third party for a consideration of RMB480,000 ($78,015). Yi Bairun is no longer a related party to the Group after the transaction. The gain resulted from this transaction is RMB480,000 ($78,015).

The Group invested 0.5% equity interest in Zhandun as a limited partner and accounted for the investment with cost method accounting.

Hehui used to be a consolidated subsidiary of the Company in which the Company owned 65% equity interest. In September 2014, the Company disposed of 16% equity interest in Hehui to an unrelated third party for consideration of $182,113, and as a result deconsolidated Hehui from the Group's condensed consolidated financial statement. The remaining 49% equity interest in Hehui was remeasured to fair value and accounted for as equity method investment. The Group recorded a gain from the transaction of $100,225 as gain from deconsolidation of subsidiaries in consolidated statements of operations, of which $75,554 is related to the remeasurement of the retained 49% equity interest in Hehui to its fair value. The fair value is measured by referencing to the transaction price for the 16% equity interest disposed of, which is considered to represent fair value as the transaction was between two unrelated parties on an arm's length basis. Hehui becomes a related party to the Group after the deconsolidation.

Hehui acted as general partners in the affiliates of Hehui Jiayuan, Xuyuechang Center, Xuyuerong Center, Suzhou Hehui Xuyuezhen Center (collectively "Funds"). Hehui also held 0.45% — 1% of equity interest in the Funds as of December 31, 2013 and 2014, respectively. Given the significant influence that can be exercised in the capacity of general partner and the equity investment in the Funds, Hehui has accounted for the investments using equity method of accounting. As of December 31, 2013, the Group treated these four Funds as investment in affiliates. As of December 31, 2014, with the deconsolidation of Hehui, the Group does not have direct investment in these four Funds.

In 2014, the Group entered into a cooperation agreement with Scepter Pacific Limited ("Scepter"), to form Shanghai Yiju Assets Management Co., Ltd, to provide asset management services. Scepter is a subsidiary of E-House, who holds 30% equity interest of the Company. The Group invested RMB1,200,000 ($196,111) for 60% equity interest in Yiju. The Group's investment in Yiju is accounted for using equity method as it cannot control Yiju's board due to substantive participating rights exercisable by minority shareholders.

Shanghai Angzhou Asset management Co., Ltd ("Angzhou") used to be a subsidiary of the Company in which the Company owned 51% equity interest. In June 2014, the Company disposed of 6% equity interest in Angzhouto an unrelated third party with the consideration of $1,950, and as a result deconsolidated Angzhou from the Group's consolidated financial statement. The remaining 45% equity interest in Angzhou was remeasured to fair value and treated as equity method investment. The disposal gain from the transaction was not material.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

6. Property and Equipment, Net

Property and equipment, net consists of the following:

	As of December 31,
	2012 $	2013 $	2014 $
Leasehold improvements	17,338	262,460	1,002,134
Furniture, fixtures and equipment	91,678	309,587	842,659

Total	109,016	572,047	1,844,793
Accumulated depreciation	(13,183)	(108,905)	(485,178)

Property and equipment, net	95,833	463,142	1,359,615

Depreciation expense was $13,167, $84,909and $358,407 for the years ended December 31, 2012, 2013 and 2014, respectively.

7. Share-Based Compensation

In July 2014, the Group adopted the 2014 Share Incentive Plan ("the 2014 Plan"), which allows the Group to offer a variety of share-based incentive awards to employees, officers, and directors. The maximum number of shares that may be issued pursuant to all awards under the 2014 Plan shall initially be 17,570,281 ordinary shares, and will be increased automatically by 5% of the then total outstanding shares on an as-converted fully diluted basis on each of the third, sixth and ninth anniversaries of the effective date of the 2014 Plan.

Share Options:

On July 1, 2014, the Group granted 12,056,000 options to purchase ordinary shares to certain employees and for their services of next three years at an exercise price of $0.48 per share. The options expire ten years from the date of grant and vest ratably at each grant date anniversary over a period of three years.

The Group used the binomial model to estimate the fair value of options using the following assumptions:

2014
Risk-free rate of return	3.18%
Contractual life of option	10 years
Estimated volatility rate	60.57%
Expected dividend yield	0%
Fair value of underlying ordinary shares	0.60

The Group estimated the risk free interest rate based on the yield to maturity of U.S. treasury bonds denominated in USD and adjusted for country risk premium of PRC at the option valuation date. The expected volatility at the date of grant date and option valuation date was estimated based on the

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

7. Share-Based Compensation (Continued)

annualized standard deviation of the daily return embedded in historical share prices of comparable peer companies with a time horizon close to the expected expiry of the term. The Group has never declared or paid any cash dividends on its capital stock, and the Group does not anticipate any dividend payments in the foreseeable future. The estimated fair value of the ordinary shares underlying the options as of the grant date was determined based on a simultaneous valuation, which used management's best estimate for projected cash flows as of the valuation date.

The Group recorded compensation expense of nil, nil, and $498,756 for the years ended December 31, 2012, 2013 and 2014

A summary of option activity under the 2014 Plan during the year ended December 31, 2014.

	Number of Options	Exercise Price $	Remaining Contractual Term	Aggregate Intrinsic Value of Options
Outstanding, as of January 1, 2014	—	—
Granted	12,056,000	0.48	10.00
Forfeited	(27,600)	0.48

Outstanding, as of December 31, 2014	12,028,400	0.48	9.5	—

Vested and expected to vest as of December 31, 2014	10,307,675	0.48	9.5	—
Exercisable as of December 31, 2014	—	0.48	9.5	—

As of December 31, 2014, there was $3,326,542 of total unrecognized compensation expense related to unvested share options granted under the 2014 Plan. That cost is expected to be recognized over a weighted-average period of 2.5 years.

8. Income Taxes

Cayman Islands and British Virgin Islands ("BVI")

Under the current laws of the Cayman Islands and BVI, the Company is not subject to tax on its income or capital gains. In addition, the Cayman Islands and BVI do not impose withholding tax on dividend payments.

Hong Kong

Under the current Hong Kong Inland Revenue Ordinance, our subsidiary established in Hong Kong is subject to 16.5% income tax on taxable income generated from operations in Hong Kong. In addition, payments of dividends from our Hong Kong subsidiary to us are not subject to any Hong Kong withholding tax.

PRC

Under the Law of the People's Republic of China on Enterprise Income Tax ("EIT Law"), domestically-owned enterprises and foreign-invested enterprises are subject to a uniform tax rate of 25% on taxable income.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

8. Income Taxes (Continued)

The tax expense (benefit) comprises:

	Years Ended December 31,
	2012 $	2013 $	2014 $
Current Tax	1,891,726	3,612,357	7,558,626
Deferred Tax	(362,670)	(409,477)	(1,941,283)

Total	1,529,056	3,202,880	5,617,343

Reconciliation between the statutory tax rate to income before income taxes and the actual provision for income taxes is as follows:

	Years Ended December 31,
	2012	2013	2014
PRC income tax rate	25.00%	25.00%	25.00%
Expenses not deductible for income tax purposes	0.52%	0.11%	1.83%
Uncertain tax position impact	1.60%	0.74%	0.46%
Different tax rate of subsidiary operation in other jurisdiction	—	—	0.56%

Effective income tax rate	27.12%	25.85%	27.85%

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

8. Income Taxes (Continued)

The principal components of the deferred income tax asset and liabilities are as follows:

	As of December 31,
	2012 $	2013 $	2014 $
Deferred tax assets:
Deferred revenue	—	304,522	2,038,708
Accrued expenses	371,392	398,470	569,311
Discount of investment	23,845	117,315	91,948
Tax loss carry forward	—	19,329	197,038
Investment-in-affiliate impairment	—	33,298	33,178
Impairment for a held-to-maturity investment	—	—	32,685
Exchange gain	—	—	3,988

Gross deferred tax assets	395,237	872,934	2,966,856
Valuation allowance	—	—	—

Net deferred tax assets	395,237	872,934	2,966,856

Analysis as:
Current	395,237	787,842	2,845,459
Non-current	—	85,092	121,397
Deferred tax liabilities:
Unrealized investment income	32,123	82,777	250,347

Total deferred tax liabilities	32,123	82,777	250,347

Analysis as:
Current	32,123	82,777	250,347
Non-current	—	—	—

The Group considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will be more likely than not realized. This assessment considers, among other matters, the nature, frequency and severity of recent losses and forecasts of future profitability. These assumptions require significant judgment and the forecasts of future taxable income are consistent with the plans and estimates the Group is using to manage the underlying businesses. Valuation allowances are established for deferred tax assets based on a more likely than not threshold. The Group's ability to realize deferred tax assets depends on its ability to generate sufficient taxable income within the carry forward periods provided for in the tax law. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry-forward period are reduced. As of December 31, 2014, operating loss carry forward amounted to $788,152 for the PRC income tax purposes. The loss carrying forward will begin to expire in 2018. No valuation allowance was recorded as of December 31, 2014 as it is determined that it is more likely than not that the relevant deferred tax asset will be realized.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

8. Income Taxes (Continued)

Undistributed earnings of the Company's PRC subsidiaries of approximately $26.5 million at December 31, 2014 are considered to be indefinitely reinvested and, accordingly, no provision for PRC dividend withholding tax has been provided thereon. Upon distribution of those earnings, in the form of dividends or otherwise, the Group would be subject to the then applicable PRC tax laws and regulations. The amounts of unrecognized deferred tax liabilities for these earnings are in the range of $1.33 million to $2.65, as the withholding tax rate of the profit distribution will be 5% or 10% depending upon whether the immediate offshore companies can enjoy the preferential withholding tax rate of 5%.

Aggregate undistributed earnings of the Company's VIE and its VIE's subsidiaries located in the PRC that are available for distribution to the Company were approximately $9.5 million as of December 31, 2014. A deferred tax liability should be recorded for taxable temporary differences attributable to the excess of financial reporting amounts over tax basis amount in domestic subsidiaries. However, recognition is not required in situations where the tax law provides a means by which the reported amount of that investment can be recovered tax-free and the enterprise expects that it will ultimately use that means. The Company has not recorded any such deferred tax liability attributable to the undistributed earnings of its financial interest in VIE because it believes such excess earnings can be distributed in a manner that would not be subject to income tax.

The Group has made its assessment of the level of tax authority for each tax position (including the potential application of interest and penalties) based on the technical merits, and has measured the unrecognized tax benefits associated with the tax positions. The Group accrued interest of $90,274, $91,511 and $92,591 related to the uncertain tax positions in 2012, 2013 and 2014, respectively.

The Group does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next 12 months. According to PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or withholding agent. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined (but an underpayment of tax liability exceeding RMB0.1 million is specifically listed as a special circumstance). In the case of a related party transaction, the statute of limitations is 10 years. There is no statute of limitations in the case of tax evasion.

$
Uncertain tax position — December 31, 2011	492,700
Gross increases — accrued interest in current period	90,274
Exchange rate translation	1,318

Uncertain tax position — December 31, 2012	584,292
Gross increases — accrued interest in current period	91,511
Exchange rate translation	19,489

Uncertain tax position — December 31, 2013	695,292
Gross increases — accrued interest in current period	92,591
Exchange rate translation	(2,511)

Uncertain tax position — December 31, 2014	785,372

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

9. Employee Benefit Plans

The Group's PRC subsidiaries, VIE and VIE's subsidiaries are required by law to contribute a certain percentages of applicable salaries for retirement benefits, medical insurance benefit, housing funds, unemployment and other benefits. The PRC government is directly responsible for the payment of such benefits. The total contribution for such employee benefits were $0.3million, $1.3 million and $1.8 million for the years ended December 31, 2012, 2013 and 2014 which is recorded in operating costs and expenses in the consolidated statements of operations in the period those contributions are due. The Group has no ongoing obligation to its employees subsequent to its contributions to such employee benefit plans.

10. Restricted Net Assets

Pursuant to the relevant laws and regulations in the PRC applicable to foreign-investment corporations and the Articles of Association of the Group's PRC subsidiaries, VIE and VIE's subsidiaries, the Group is required to maintain a statutory reserve ("PRC statutory reserve"): a general reserve fund, which is not available for dividend distribution. The Group's PRC subsidiaries, VIE and VIE's subsidiaries are required to allocate 15% of their profit after taxation, as reported in their PRC statutory financial statements, to the general reserve fund until the balance reaches 50% of their registered capital. At their discretion, the PRC subsidiaries, VIE and VIE's subsidiaries may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. The general reserve fund may be used to make up prior year losses incurred and, with approval from the relevant government authority, to increase capital. PRC regulations currently permit payment of dividends only out of the Group's PRC subsidiaries, VIE and VIE's subsidiaries' accumulated profits as determined in accordance with PRC accounting standards and regulations. The general reserve fund amounted to $1,967,290 and $3,615,528 as of December 31, 2013 and 2014, respectively. The Group has not allocated any of its after-tax profits to the staff welfare and bonus funds for any period presented.

In addition, the share capital of the Company's PRC subsidiaries, VIE and VIE's subsidiaries of $6,295,780 and $12,795,780 as of December 31, 2013 and 2014, respectively, was considered restricted due to restrictions on the distribution of share capital.

As a result of these PRC laws and regulations, the Company's PRC subsidiaries, VIE and VIE's subsidiaries are restricted in their ability to transfer a portion of their net assets, including general reserve and registered capital, either in the form of dividends, loans or advances. Such restricted portion amounted to $8,223,900 and $16,411,308 as of December 31, 2013 and 2014, respectively. The restricted net assets of the Company's VIE and VIE's subsidiaries amounted to $7,695,943 and $7,952,004 as of December 31, 2013 and 2014, respectively.

11. Convertible Redeemable Preferred Shares

On October 18, 2013, the Company issued 4,216,867 Series A convertible redeemable preferred shares ("Series A Shares") at a price of US$0.3557 per share for total consideration of US$1,500,000, to an unrelated third party investor.

On May 22, 2014, the Company issued 12,918,340 shares of Series B convertible redeemable and participating shares ("Series B Shares"), par value of US$0.0005 per share to E-House (China) Capital Investment Management Limited ("E-House Investment"), 100% subsidiary of E-House at an aggregate consideration of RMB48,000,000 ($7,786,520). Simultaneous with the issuance of the Series B Shares, Juda Holding Inc. (a company wholly-owned by Hu Tianxiang) sold 12,918,340 shares of Ordinary Shares to

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

11. Convertible Redeemable Preferred Shares (Continued)

E-House Investment at an aggregate consideration of USD equivalent of RMB48,000,000 ($7,786,520), and 12,918,340 shares of ordinary shares to SINA Hong Kong Limited at an aggregate consideration of USD equivalent of RMB48,000,000 ($7,786,520). These ordinary shares were re-designated into 25,836,680 Series B preferred shares at the closing of Series B financing.

On August 22, 2014, Juda Holding Inc. entered into an agreement to sell 12,918,340 shares of ordinary shares to E-House Investment at an aggregate consideration of $10,116,352. These ordinary shares were re-designated into 12,918,340 Series B convertible redeemable preferred shares on December 16, 2014.

Given the nature of certain key terms of the Series A Shares, Series B Shares (collectively 'Preferred Shares") as listed below, the Company has classified the Preferred Shares as mezzanine equity.

The transfer of 38,755,020 ordinary shares from Juda Holding Inc. to the new investors and then re-designation of the ordinary shares to Series B Shares by the Company resulted in a repurchase of ordinary shares and issuance of Series B Shares by the Company and is accounted for as a treasury stock transaction accompanied with issuance of new preferred shares. The repurchased ordinary shares have been retired. The re-designated Series B Shares are recorded at fair value on the re-designation date, with the excess of the fair value of Series B Shares over the fair value of ordinary shares on the respective re-designation date recognized as deemed dividends. For the 25,836,680 ordinary shares re-designated on May 22, 2014, a deemed dividend of $4,204,901 was recognized for the excess of the fair value of Series B Shares on the date of re-designation ($0.60 per share) and the fair value of the ordinary share ($0.44 per share). For the 12,918,340 ordinary shares re-designated on December 16, 2014, a deemed dividend of $1,550,200 was recognized for the excess of the fair value of Series B Shares on the date of re-designation ($1.04 per share) and the fair value of the ordinary share ($0.92 per share). For the shares re-designated on May 22, 2014, the subscription price of Series B Shares represented the best fair value estimate of the Series B Shares. For the shares re-designated on December 16, 2014, the fair value of the Preferred Shares was determined with the income approach/ discounted cash flow, or DCF, analysis based on our projected cash flow using management's best estimate as of the valuation date. The deemed dividends were subtracted from net income attributable to Jupai shareholders to arrive at net income attributable to ordinary shareholders for purpose of calculating earnings per share.

The following is the rollforward of the carrying amounts of Series A, and Series B Shares for the two years ended December 31, 2013 and 2014:

	Series A	Series B
	USD	USD
January 1, 2013	—	—
Issuance of Series A Shares	1,500,000	—

December 31, 2013	1,500,000	—
Issuance of Series B Shares in May 2014	—	7,786,519
Series B Shares issued by re-designation of ordinary shares in May 2014	—	15,573,040
Series B Shares issued by re-designation of ordinary shares in December 2014	—	13,435,075

December 31, 2014	1,500,000	36,794,634

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

11. Convertible Redeemable Preferred Shares (Continued)

The key terms of the Preferred Shares are as follows:

Conversion

Each holder of Preferred Shares shall have the right, at such holder's sole discretion, to convert all or any portion of the Preferred Shares into ordinary shares at any time. The initial conversion price is the issuance price of Series A Shares and Series B Shares respectively, subject to adjustment in the event of (1) stock splits, share combinations, share dividends and distribution, recapitalizations and similar events, and (2) issuance of new securities at a price per share less than the conversion price in effect on the date of or immediately prior to such issuance. In that case, the conversion price shall be reduced concurrently to the subscription price of such issuance.

The Preferred Shares will be automatically converted into ordinary shares at the then applicable conversion price upon (1) the closing of a Qualified Initial Public Offering ("QIPO"), or (2) the date specified by written consent or agreement of majority holders of Preferred Shares. A QIPO refers to a firm commitment underwritten registered public offering by the Company of its ordinary shares or by any other member of the Company of such member's shares pursuant to a registration statement that is filed with and declared effective by the Governmental Authority in accordance with relevant securities laws of any jurisdiction on an internationally recognized stock exchange acceptable to the holders of Preferred Shares at a public offering price (prior to customary underwriters' discounts and commissions) that values the Company at least RMB720,000,000 immediately prior to the closing of such offering and will bring gross offering proceeds to the Company, before deduction of underwriting discounts and registration expenses, of at least RMB50,000,000, all of which shall be calculated based on the offering price in such public offering and the total number of the Company's shares immediately after such public offering on fully diluted basis.

The conversion option can only be settled by issuance of ordinary shares except that fractional shares may be settled in cash.

The Company has determined that there were no beneficial conversion feature ("BCF") attributable to the Series A Shares and the Series B Shares issued on May 22, 2014, as the effective conversion price was greater than the fair value of the ordinary shares on the respective commitment date. For the Series B Shares re-designated from ordinary shares on December 16, 2014, a BCF of US$1,808,568 was recognized as deemed dividend for the excess of the fair value of ordinary shares (US$0.92 per share) over the effective conversion price (US$0.78 per share). Under U.S. GAAP, the BCF is initially recognized by allocating US$1,808,568 from mezzanine equity to additional paid-in capital. The resulted discount to mezzanine equity is amortized from the issuance date to the earliest conversion date as a deemed dividend by debiting to retained earnings, in the absence of retained earnings, to additional paid-in capital. As the Series B Shares are immediately convertible into ordinary shares on a 1:1 basis, and the Company did not have any retained earnings at issuance date, the amount was immediately fully amortized by debiting additional paid-in-capital. Consequently, the net impact on the consolidated balance sheet from recognizing the BCF is zero. The Company will reevaluate whether additional BCF is required to be recorded upon the modification to the effective conversion price of the Preferred Shares, if any.

Voting Rights

The Preferred Shareholders are entitled to vote with ordinary shareholders on an as-converted basis.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

11. Convertible Redeemable Preferred Shares (Continued)

Dividends

The Preferred Shareholders participate in dividends on an as-converted basis and must be paid prior to any payment on ordinary shares.

Redemption

Series B Shares:

At any time after four years from the Series B Shares closing date, or the date of the occurrence of a redemption event, or if any holder of Series A Shares elects to exercise its redemption right, any holder of Series B Shares may, at any time thereafter require that the Company redeem all or a portion of the Series B Shares by such holder at a redemption price per share equal to the sum of: (i) an amount equal to one hundred and thirty-six percent (136%) of the Series B Shares issue price (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions) for such share, and (ii) all dividends accrued and unpaid with respect thereto (as adjusted for any share splits, share dividends, combinations, recapitalizations and similar transactions).

Series A Shares:

At any time after five years from the Series A Shares closing date, or the date of the occurrence of a redemption event and if the holders of Series B Shares have elected to exercise redemption right, at the request of majority holders of Series A Shares, the Company shall redeem all or a portion Series A Shares at a redemption price per share equal to the sum of: (1) an amount equal to 136% of the Series B Issue Price (as Adjusted) for such share, and (2) all dividends accrued and unpaid with (as Adjusted) for the period from the Series A closing until the date of redemption.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Preferred Shares are entitled to receive, prior to any distribution to the holders of ordinary shares, an amount per share equal to 150% of issue price plus all accrued or declared but unpaid dividend (the "Preference Amount"). Upon the issuance of Series B Shares, the Preference Amount has been revised to 100% of issue price plus accrued or declared but unpaid dividend for both Series A and Series B Shareholders. Series B Shares must receive their liquidation payments prior to any such payments being made on the Series A Shares. After the Preference Amount has been paid, any remaining funds or assets legally available for distribution shall be distributed pro rata among the Preferred Shareholders together with ordinary shares.

A liquidation event includes, (i) any merger, amalgamation or consolidation of any member of the Company Group with or into any person, or any other corporate reorganization, or any other transaction or series of transactions, as a result of which the shareholders of the Company immediately prior to such transaction or series of transactions will cease to own a majority of the equity securities or voting power of the surviving entity immediately following the consummation of such transaction or series of transactions; (ii) any sale of all or substantially all of the assets of the Company Group to a third party unaffiliated with any member of the Company Group; or (iii) the transfer (whether by merger, reorganization or other transaction) in which a majority of the outstanding voting power of the Company is transferred (excluding any sale of Shares by the Company for capital raising purposes); or (iv) any termination or modification of the Control Documents without the prior written consent of majority holders of Preferred Shares.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

11. Convertible Redeemable Preferred Shares (Continued)

Because the Preferred Shares are automatically convertible into ordinary shares upon a QIPO, the ability of holders to redeem such shares on or after the closing date is contingent upon a QIPO not occurring in five years. Upon issuance, the Company determined that redemption was not probable due to the expected successful IPO within five years and therefore recorded the Preferred Shares at fair value and not accreted to the redemption value.

The Company deemed the modification of the terms of Series A Shares in connection with the issuance of Series B Shares to be a transfer of wealth between different classes of preferred shareholders with no resulting accounting consequence.

12. Fair Value Measurement

As of December 31, 2013 and 2014, information about inputs into the fair value measurements of the Company's assets and liabilities that are measured at fair value on a recurring basis in periods subsequent to their initial recognition is as follows:

		Fair Value Measurements at Reporting Date Using
Description	Year Ended December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Short-term investment:
Trading securities investments	685,864	685,864	—	—
Available-for-sale investments: Asset management plans	1,143,978	—	1,143,978	—
Real estate funds	499,289	—	499,289	—

		Fair Value Measurements at Reporting Date Using
Description	Year Ended December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Short-term investment:
Trading securities investments	1,502,932	1,502,932	—	—

Trading securities investments consist of an investment in a trust product that could be immediately redeemed. The investment is recorded at fair value on a recurring basis. The fair value is from an unadjusted quoted price in active market and therefore is classified as Level 1 measurement.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

12. Fair Value Measurement (Continued)

The Group believes the fair value of its financial instruments that are not reported at fair value; principally cash and cash equivalents, accounts receivable, amount due from related parties, short-term held-to-maturity securities, customer borrowings, short term entrusted investments and other current liabilities approximate their recorded values due to the short-term nature.

The Group's long-term investments and long term entrusted investments consist of investment in long-term fixed income products. The fair value of long-term fixed income products was estimated using a discounted cash flow model based on contractual cash flows and a discount rate at the prevailing market yield on the measurement date for similar products, and is classified as a Level 2 fair value measurement. As of December 31, 2013 and 2014, information about inputs into the fair value measurements of the Company's long-term financial instruments that are not reported at fair value on consolidated balance sheet is as follows:

			Fair Value Measurements at Reporting Date Using
			Quoted Prices in Active Markets for Identical Assets (Level 1)
				Significant Other Observable Inputs (Level 2)
	Year Ended December 31, 2014				Significant Unobservable Inputs (Level 3)
Description	Carrying Value	Fair Value
Long-term investment:
Trust products	2,535,252	2,548,977	—	2,548,977	—
Asset management plans	3,332,299	3,753,255	—	3,753,255	—
Real estate funds	2,859,944	2,859,944	—	2,859,944	—
Long term entrusted investments	$1,068,496	$1,092,723	—	$1,092,723	—

			Fair Value Measurements at Reporting Date Using
			Quoted Prices in Active Markets for Identical Assets (Level 1)
				Significant Other Observable Inputs (Level 2)
	Year Ended December 31, 2013				Significant Unobservable Inputs (Level 3)
Description	Carrying Value	Fair Value
Long-term investment:
Asset management plans	$1,520,741	$1,651,592	—	$1,651,592	—
Real estate funds	$450,590	$489,301	—	$489,301	—
Long term entrusted investments	$2,417,272	$2,625,264	—	$2,625,264	—

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

12. Fair Value Measurement (Continued)

There were no assets or liabilities measured at fair value on a non-recurring basis during the years ended December 31, 2012, 2013 and 2014, except that: (1) the Group recorded an impairment loss of $131,165 for investment in affiliates for the year ended December 31, 2013 based on a subsequent offer price of $436,716 which is deemed as the estimated fair value, classified as a Level 2 fair value measurement; (2) the Group also recorded an impairment due to credit loss of $130,740 for a held-to-maturity investment in 2014 upon the Group's analysis on the collectability of this investment, and classified as a Level 2 fair value measurement.

13. Segment Information

The Group uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by the Group's chief operating decision maker ("CODM") for making decisions, allocating resources and assessing performance. The Group's CODM has been identified as the Chief Executive Officer and Chief Operating Officer who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group.

The Group believes it operates in a sole segment, which is value-added third-party wealth management services.

Service Lines

Details of revenue by type of service are as follows:

	Year Ended December 31,
	2012 $	2013 $	2014 $
One-time commissions	8,319,263	21,885,538	34,958,235
Related party	—	1,673,838	3,609,418
Third party	8,319,263	20,211,700	31,348,817
Recurring management fee	—	623,925	2,245,162
Related party	—	623,925	2,048,410
Third party	—	—	196,752
Recurring service fees	—	85,318	1,934,641
Related party	—	—	—
Third party	—	85,318	1,934,641

Total revenues	8,319,263	22,594,781	39,138,038

Substantially all of the Group's revenues are derived from, and its assets are located in, the PRC.

14. Related Party Transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

14. Related Party Transactions (Continued)

The table below sets forth major related parties and their relationships with the Group:

Company Name	Relationship with the Group
Hu Tianxiang	Chairman of the Board of Directors and CEO
Shanghai Jupai Investment Management Co., Ltd.	Controlled by Hu Tianxiang
Yao Weishi	Chief Operation Officer of the Group
Li Liang	Co-President of the Group
Juxi	Affiliate of Shanghai Jupai
Hehui	Affiliate of Juzhou
Shanghai Hehui Jiayuan Equity Investment Management Enterprise ("Hehui Jiayuan")	Investment fund in which Hehui serves as general partner
Suzhou Hehui Xuyuezhen Equity Investment Center ("Xuyuezhen Center")	Investment fund in which Hehui serves as general partner
Suzhou Hehui Xuyuerong Equity Investment Center ("Xuyuerong Center")	Investment fund in which Hehui serves as general partner
Suzhou Hehui Xuyuechang Equity Investment Center ("Xuyuechang Center")	Investment fund in which Hehui serves as general partner
Shanghai Yidezhao Equity Investment Center ("Yidezhao Center")	Subsidiary of a principal shareholder of the Company
Shanghai Muxin Equity Investment Center ("Muxin Center")	Investment fund in which Juzhou serves as general partner
Juzhou Asset-Zhifu Enterprise Development Investment Fund ("Zhifu Fund")	Investment fund managed by the Group
Gaotejia HealthIndustry Youxuan Fund ("Gaotejia Fund")	Investment Fund managed by the Group
Juzhou Asset-Chuansheng Movie Fund ("Chuansheng Fund")	Investment Fund managed by the Group
Jupai Hehui Overseas IPO Fund II ("IPO Fund II")	Investment Fund managed by Hehui
Juzhou Asset-Jiafu Enterprise Development Investment Fund ("Jiafu Fund")	Investment Fund managed by the Group
Juzhou Asset-Fuxin Group Zhangzhou Port Development Fund ("Fuxin Fund")	Investment Fund managed by the Group
Shanghai Juzhi Investment Management Co., Ltd ("Juzhi")	Affiliate of Shanghai Jupai

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

14. Related Party Transactions (Continued)

During the years ended December 31, 2012, 2013 and 2014, significant related party transactions were as follows:

	Years Ended December 31
	2012 $	2013 $	2014 $
One-time commissions
Xuyuechang Center	—	952,323	790,257
Xuyuezhen Center	—	523,097	894,898
Xuyuerong Center	—	173,820	—
Juxi	—	24,598	—
Hehui	—	—	1,381,902
Chuansheng Fund	—	—	271,837
Hehui Jiayuan	—	—	196,783
Gaotejia Fund	—	—	60,545
Juzhi	—	—	13,196

Total one-time commissions	—	1,673,838	3,609,418
Recurring management fee
Hehui Jiayuan	—	297,186	329,720
Xuyuechang Center	—	204,137	287,060
Xuyuezhen Center	—	106,660	157,891
Xuyuerong Center	—	15,942	52,292
Zhifu Fund	—	—	1,078,241
IPO Fund II	—	—	86,723
Gaotejia Fund	—	—	6,436
MuxinCenter	—	—	26,386
Fuxin Fund	—	—	12,189
Jiafu Fund	—	—	11,472

Total recurring management fee	—	623,925	2,048,410

Total	—	2,297,763	5,657,828

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

14. Related Party Transactions (Continued)

As of December 31, 2013 and 2014, amounts due from related parties were comprised of the following:

	As of December 31,
	2013 $	2014 $
Hu, Tianxiang(1)	657,264	—
Shanghai Jupai Investment Management Co., Ltd(1)	171,939	—
Yi Bairun(1)	621,299	—
Li, Liang(1)	106,612	—
Yao Weishi	—	—
Hehui Jiayuan(2)	9,789	—
Xuyuechang Center(2)	1,659	925,813
Xuyuezhen Center(2)	—	1,023,125
Xuyuerong Center(2)	—	15,493
Hehui(2)	—	425,494

Total amounts due from related parties	1,568,562	2,389,925

Notes:

(1)
The amounts represent loans from Jupai Holdings Limited to these parties. They are due on demand and bear no interest.

During 2013 and 2014, the Group advanced loans amounting to $0.9 million and $0.83 million to Hu Tianxiang and collected $3.9 million and $1.5 million, respectively. The balances of loans advanced to Hu Tianxiang were $657,264 and nil as of December 31, 2013 and 2014, respectively.

During 2013 and 2014, the Group advanced loans amounting to $22,364 and $0.18 million to Yao Weishi and collected $54,677 and $0.2 million, respectively. The balances of loans advanced to Yao Weishi were nil as of December 31, 2013 and 2014, respectively.

During 2013 and 2014, the Group advanced loans amounting to $1.6 million and $0.1 million to Li Liang and collected $1.5 million and $0.1 million, respectively. The balances of loans advanced to Li Liang were $106,612 and nil as of December 31, 2013 and 2014, respectively.

The balance of amounts due from Yi Bairun was $245,138 as of December 31, 2014. As the Group had transferred all of its equity interest in Yi Bairun to a third party, Yi Bairun was no longer a related party of the Group as of December 31, 2014.

(2)
The amounts represent the service fee receivable as of December 31, 2014.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

14. Related Party Transactions (Continued)

As of December 31, 2013 and 2014, deferred revenue from related parties was comprised of the following:

	As of December 31, 2013	As of December 31, 2014
	USD	USD
Zhi Fu Fund	—	4,058,751
IPO Fund II	—	1,038,802
Fuxin Fund	—	174,608
Jiafu Fund	—	105,584
Gaotejia Fund	—	36,745
Muxin Fund	—	5,268
Xuyuechang Center	175,879	—
Xuyuezhen Center	81,664	—
Xuyuerong Center	36,838	—
Hehui Jiayuan	85,916	—

Total deferred revenue from related parties	380,297	5,419,758

The amounts represent recurring management fees received from the investment funds managed by the Group in advance. The balance as of December 31, 2014 also included $3,256,366 carried interest prepaid by Zhifu Fund that were subject to clawback provisions.

15. Commitments

(a)
Operating Leases

The Group leases its facilities under non-cancelable operating leases expiring at various dates.

Future minimum lease payments under non-cancelable operating lease agreements as of December 31, 2014 were as follows:

Year Ended December 31	$
2015	3,839,116
2016	2,051,855
2017	839,667
2018	203,651
2019 and after	152,738

Total	7,087,027

Rental expenses were $482,292, $1,566,911 and $3,154,920 during the years ended December 31, 2012, 2013 and 2014, respectively.

JUPAI HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Years Ended December 31, 2013 and 2014
(In U.S. dollars, except for share and per share data, unless otherwise stated)

16. Subsequent Events

The Group has evaluated subsequent events through May 8, 2015, the date on which the consolidated financial statements were available to be issued.

On April 2, 2015, the Company granted 1,061,600 share options under the 2014 Share Incentive Plan to certain employees and senior management. The options granted have an exercise price of $1 per share and vesting period of three years with one-third of the shares vest on each of the first, second and third anniversary of the vesting commencement date.

On April 3, 2015, the Group entered into a definitive agreement with E-House (China) Capital Investment Management Limited and Reckon Capital Limited, the joint owners of Scepter Pacific Limited ("Scepter"), to acquire Scepter with a consideration of 20% of the total equity interest of the Group on a fully diluted basis upon completion of the Group's initial public offering.

ADDITIONAL FINANCIAL INFORMATION OF PARENT COMPANY —
FINANCIAL STATEMENTS SCHEDULE I
JUPAI HOLDINGS LIMITED
FINANCIAL INFORMATION OF PARENT COMPANY
CONDENSED BALANCE SHEETS

	As of December 31,
	2013 $	2014 $
	(In U.S. dollars)
ASSETS
Cash and cash equivalents	—	2,703,602
Other current assets		78,236
Total current assets	—	2,781,838
Investment in subsidiaries and VIE	15,397,832	30,934,157
Loan to subsidiary	1,500,000	6,551,423

Total Assets	16,897,832	40,267,418

LIABILITY
Other current liabilities	76	714,662

Total Liability	76	714,662

Mezzanine Equity
Series A convertible redeemable preferred shares ($0.0005 par value): 4,216,867shares authorized, 4,216,867 shares issued and outstanding as of December 31, 2013, and 2014. Redemption value was $1,530,400 and $1,529,267 as of December 31, 2013 and 2014, respectively.	1,500,000	1,500,000

Series B convertible redeemable preferred shares ($0.0005 par value): nil and 51,673,360 shares authorized, issued and outstanding as of December 31, 2013 and 2014, respectively. Redemption value was nil and $35,079,536 as of December 31, 2013 and 2014, respectively.	—	36,794,634

Ordinary Shares ($0.0005 par value): 120,481,928 and 142,101,710 shares authorized, 100,000,000 and 61,244,980 shares issued and outstanding, as of December 31, 2013 and 2014, respectively. 117,135,207 shares issued and outstanding on a pro forma basis as of December 31, 2014. (unaudited)	50,000	30,622
Additional paid-in capital	—	498,756
Subscription receivable	(50,000)	—
Retained earnings	14,770,499	154,062
Accumulated other comprehensive income	627,257	574,682

Total shareholders' equity	15,397,756	1,258,122

TOTAL LIABILITIES, MEZZANIE EQUITY AND SHAREHOLERS' EQUITY	16,897,832	40,267,418

ADDITIONAL INFORMATION — FINANCIAL STATEMENT SCHEDULE I
JUPAI HOLDINGS LIMITED
FINANCIAL INFORMATION OF PARENT COMPANY
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Years ended December 31,
	2012 $	2013 $	2014 $
	(In U.S. dollars)
Cost of revenues	—	—	(178,921)
Selling expenses	—	—	(761)
General and administrative expenses	—	—	(1,036,768)
Interest expense	—	(76)	(150)

Income before taxes and equity in earnings of affiliates		(76)	(1,216,600)
Income from equity in earnings of subsidiaries and VIE	3,986,842	9,155,141	15,588,900
Net income	3,986,842	9,155,065	14,372,300
Other comprehensive income	117,670	509,587	(52,575)

Comprehensive income attributable to Jupai shareholders	4,104,512	9,664,652	14,319,725

ADDITIONAL INFORMATION — FINANCIAL STATEMENT SCHEDULE I
JUPAI HOLDINGS LIMITED
FINANCIAL INFORMATION OF PARENT COMPANY
CONDENSED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2012 $	2013 $	2014 $
	(In U.S. dollars)
Cash flows from operating activities:
Net income	3,986,842	9,155,065	14,372,300
Adjustment to reconcile net income to net cash provided by operating activities:
Share based compensation	—	—	498,756
Income from equity in earnings of subsidiaries and VIE	(3,986,842)	(9,155,141)	(15,588,900)
Changes in operating assets and liabilities:
Other current liabilities	—	76	714,586

Net cash provided by (used in) operating activities	—	—	(3,258)

Cash flows from investing activities:
Loan to subsidiaries	—	(1,500,000)	(5,051,423)

Net cash used in investing activities	—	(1,500,000)	(5,051,423)

Cash flows from financing activities:
Proceeds from issuance of Series A convertible redeemable preferred shares	—	1,500,000	—
Proceeds from issuance of Series B convertible redeemable preferred shares in May 2014	—	—	7,786,519
Payment of IPO cost	—	—	(78,236)
Subscription receivable	—	—	50,000

Net cash provided by (used in) financing activities	—	1,500,000	7,758,283

Net increase (decrease) in cash and cash equivalents	—	—	2,703,602
Cash and cash equivalents — beginning of year	—	—	—

Cash and cash equivalents — end of year	—	—	2,703,602

Non-cash investing and financing activities:
Series B shares issued by re-designation of ordinary shares in May 2014	—	—	15,573,040
Series B shares issued by re-designation of ordinary shares in December 2014	—	—	13,435,075

ADDITIONAL INFORMATION — FINANCIAL STATEMENT SCHEDULE I
JUPAI HOLDINGS LIMITED
NOTES TO SCHEDULE I

1.
Schedule I has been provided pursuant to the requirements of Rule 12-04(a) and 5-04(c) of Regulation S-X, which require condensed financial information as to the financial position, changes in financial position and results of operations of a parent company as of the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of consolidated subsidiaries exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. The condensed financial information has been prepared using the same accounting policies as set out in the consolidated financial statements except that the equity method has been used to account for investments in its subsidiaries, VIE and VIE's subsidiaries. For the parent company, the Company records its investments in subsidiaries, VIE and VIE's subsidiaries under the equity method of accounting as prescribed in ASC 323, Investments-Equity Method and Joint Ventures. Such investments are presented on the Condensed Balance Sheets as "Investment in subsidiaries and VIE" and the subsidiaries and VIE's profit as "Income from equity in earnings of subsidiaries and VIE" on the Condensed Statements of Operations and Comprehensive Income. In addition, consistent with the reorganization accounting followed by the consolidated financial statements, although the Company was founded in August 2012, the condensed financial information has been prepared assuming the investment in subsidiaries and VIE has been made since their respective date of incorporation.
2.
Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. The footnote disclosure certain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the accompanying Consolidated Financial Statements.
3.
As of December 31, 2014, there were no material contingencies, significant provisions of long-term obligations, mandatory dividend or redemption requirements of redeemable stocks or guarantees of the Company.

Jupai Holdings Limited
Index to Unaudited Condensed Consolidated Financial Statements
for the Three Months Ended March 31, 2014 and 2015

JUPAI HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(IN U.S. DOLLARS EXCEPT FOR SHARE DATA)

	As of March 31, 2015
	$	$
		(Pro forma Note 2)
Assets
Current assets
Cash and cash equivalents	31,490,841	31,490,841
Short-term investments	9,612,194	9,612,194
Short-term entrusted investments	1,200,914	1,200,914
Accounts receivable	1,147,892	1,147,892
Other receivables	2,361,602	2,361,602
Amounts due from related parties	3,858,094	3,858,094
Customer borrowings	547,779	547,779
Deferred tax assets — current	2,585,309	2,585,309
Other current assets	671,467	671,467

Total current assets	53,476,092	53,476,092
Long-term investments	8,763,853	8,763,853
Long-term entrusted investments	1,084,168	1,084,168
Investment in affiliates	7,047,835	7,047,835
Property and equipment, net	1,495,516	1,495,516
Deferred tax assets — non-current	120,939	120,939

Total Assets	71,988,403	71,988,403

Liabilities and Equity
Current liabilities:
Accrued payroll and welfare expenses (including accrued payroll and welfare expense of the consolidated VIE and VIE's subsidiaries without recourse to Jupai Holdings Limited of $761,331 as of March 31, 2015)	1,492,791	1,492,791
Income tax payable (including income tax payable of the consolidated VIE and VIE's subsidiaries without recourse to Jupai Holdings Limited of $283,189 as of March 31, 2015)	3,340,417	3,340,417
Other tax payable (including other tax payable of the consolidated VIE and VIE's subsidiaries without recourse to Jupai Holdings Limited of $642,543 as of March 31, 2015)	1,487,239	1,487,239
Deferred revenue from related parties (including deferred revenue from related parties of the consolidated VIE and VIE's subsidiaries without recourse to Jupai Holdings Limited of $5,743,568 as of March 31, 2015)	5,743,568	5,743,568
Deferred revenues (including deferred revenues of the consolidated VIE and VIE's subsidiaries without recourse to Jupai Holdings Limited of $1,484,017 as of March 31, 2015)	4,009,367	4,009,367
Other current liabilities (including other current liabilities of the consolidated VIE and VIE's subsidiaries without recourse to Jupai Holdings Limited of $21,277 as of March 31, 2015)	1,881,429	1,881,429

Total current liabilities	17,954,811	17,954,811
Deferred revenue — non-current from related parties (including deferred revenues of the consolidated VIE and VIE's subsidiaries without recourse to Jupai Holdings Limited of $1,011,560 as of March 31, 2015)	1,011,560	1,011,560
Deferred revenue — non-current (including deferred revenues of the consolidated VIE and VIE's subsidiaries without recourse to Jupai Holdings Limited of $261,559 as of March 31, 2015)	261,559	261,559
Non-current uncertain tax position liabilities (including uncertain tax position liabilities of the consolidated VIE and VIE's subsidiaries without recourse to Jupai Holdings Limited of $805,466 as of March 31, 2015)	805,466	805,466

Total Liabilities	20,033,396	20,033,396

Mezzanine Equity
Series A convertible redeemable preferred shares ($0.0005 par value): 4,216,867 shares authorized, 4,216,867 shares issued and outstanding as of March 31, 2015; Redemption value was $1,722,195 at March 31, 2015; Liquidation value was $1,500,000 as of March 31, 2015	1,500,000	—
Series B convertible redeemable preferred shares ($0.0005 par value): 51,673,360 shares authorized, issued and outstanding as of March 31, 2015; Redemption value $35,949,372 at March 31, 2015; Liquidation value was 33,475,912 as of March 31, 2015.	36,794,634	—
Shareholders' Equity:
Ordinary Shares ($0.0005 par value):142,101,710 shares authorized, 61,244,980 shares issued and outstanding, as of March 31, 2015. 117,135,207 shares issued and outstanding on a pro forma basis as of March 31, 2015.	30,622	58,567
Additional paid-in capital	7,127,282	45,393,971
Retained earnings	5,051,943	5,051,943
Accumulated other comprehensive income	469,552	469,552

Total Jupai shareholders' equity	12,679,399	50,974,033
Non-controlling interests	980,974	980,974

Total Shareholders' Equity	13,660,373	51,955,007

Total Liabilities, Mezzanine Equity and Total Shareholders' Equity	71,988,403	71,988,403

JUPAI HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN U.S. DOLLARS EXCEPT FOR SHARE DATA)

	Three Months Ended March 31,
	2014 $	2015 $
Revenues
Third party revenues	7,969,254	5,416,494
Related party revenues	162,263	8,615,563

Total revenues	8,131,517	14,032,057
Business taxes and related surcharges	(20,318)	(88,948)

Net revenues	8,111,199	13,943,109
Operating cost and expenses:
Cost of revenues	(1,939,392)	(3,546,545)
Selling expenses	(1,089,488)	(2,142,845)
General and administrative expenses	(1,195,676)	(1,853,189)
Other operating income — government subsidy	189,378	48,069

Total operating cost and expenses	(4,035,178)	(7,494,510)

Income from operations	4,076,021	6,448,599
Interest income	3,815	8,275
Investment income	342,459	1,050,790
Interest expense	(1,789)	—

Total other income	344,485	1,059,065

Income before taxes and loss from equity in affiliates	4,420,506	7,507,664
Income tax expense	(1,136,253)	(1,986,604)
Loss from equity in affiliates	—	(192,606)

Net income	3,284,253	5,328,454
Net income attributable to non-controlling interests	(29,378)	(430,573)

Net income attributable to ordinary shareholders	3,254,875	4,897,881
Net income per share:	0.03	0.04
Basic	0.03	0.04
Diluted
Weighted average number of shares used in computation:
Basic	100,000,000	61,244,980
Diluted	104,216,867	64,975,362
Pro forma net income per share:
Basic		0.04
Diluted		0.04
Weighted average number of shares used in computation:
Basic		117,135,207
Diluted		120,865,589

JUPAI HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(IN U.S. DOLLARS EXCEPT FOR SHARE DATA)

	Three Months Ended March 31,
	2014 $	2015 $
Net income	3,284,253	5,328,454

Other comprehensive income, net of tax:
Change in fair value of available-for-sale investment, net of tax of $21,543 and $12,172 for three months ended March 31, 2014 and 2015, respectively	64,629	36,516
Disposal of available-for-sale investment, net of tax of $14,429 for three months ended March 31, 2015	—	(43,288)
Change in cumulative foreign currency translation adjustment	(230,239)	(106,807)

Other comprehensive loss	(165,610)	(113,579)

Comprehensive income	3,118,643	5,214,875
Less: comprehensive income attributable to non-controlling interest	24,587	422,124

Comprehensive income attributable to Jupai shareholders	3,094,056	4,792,751

JUPAI HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
(IN U.S. DOLLARS EXCEPT FOR SHARE DATA)

	Ordinary shares				Accumulated other comprehensive income $
			Additional paid-in capital $			Total Jupai shareholders' equity $	Non- controlling interests $
	Number of Shares	$		Retained earnings $				Total shareholder's equity $
Balance at January 1, 2015	61,244,980	30,622	6,794,536	154,062	574,682	7,553,902	730,122	8,284,024
Net income	—	—	—	4,897,881	—	4,897,881	430,573	5,328,454
Dividend distributed to non-controlling interest	—	—	—	—	—	—	(171,272)	(171,272)
Change in fair value of available-for-sale investment, net of tax of $12,172	—	—	—	—	36,516	36,516	—	36,516
Disposal of available-for-sale investment, net of tax of $14,429	—	—	—	—	(43,288)	(43,288)	—	(43,288)
Foreign currency translation adjustments	—	—	—	—	(98,358)	(98,358)	(8,449)	(106,807)
Share-based compensation	—	—	332,746	—	—	332,746	—	332,746

Balance at March 31, 2015	61,244,980	30,622	7,127,282	5,051,943	469,552	12,679,399	980,974	13,660,373

JUPAI HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN U.S. DOLLARS)

	Three Months Ended March 31,
	2014 $	2015 $
Cash flows from operating activities:
Net income	3,284,253	5,328,454
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	72,523	146,746
Loss from equity in affiliates	—	192,606
Investment income on investment securities	(113,224)	(306,840)
Share based compensation	—	332,746
Changes in operating assets and liabilities:
Accounts receivable	(4,184,565)	(317,028)
Other receivables	(713,433)	(214,719)
Deferred tax assets	28,616	10,261
Other current assets	9,445	(14,629)
Trading securities	59,441	34,933
Amounts due from related parties	842,898	(1,624,672)
Accrued payroll and welfare expenses	(231,988)	(835,064)
Income tax payable	(2,710,002)	(1,304,157)
Other tax payable	(582,819)	(97,624)
Deferred revenue	(55,585)	406,532
Uncertain tax position	85,855	20,094
Other current liabilities	(694,413)	(206,961)
Deferred revenue from related parties	(218,515)	1,193,023

Net cash provided by (used in) operating activities	(5,121,513)	2,743,701

Cash flows from investing activities:
Purchases of property and equipment	(330,822)	(282,647)
Purchase of held-to-maturity investments	(631,059)	—
Purchase of entrusted investments	(568,911)	—
Collection of held-to-maturity investments	1,767,792	815,581
Collection of entrusted investments	—	978,697
Purchases of available-for-sale investments	(3,169,111)	(2,185,757)
Proceeds from available-for-sale investments	—	2,887,156
Payment for investment in affiliates	—	(4,959,711)
Customer borrowing	(6,413,662)	—
Collection of customer borrowing	12,953,662	—

Net cash provided by (used in) investing activities	3,607,889	(2,746,681)

Cash flows from financing activities:
Capital contribution from non-controlling interest shareholder	73,524	—
Dividend paid to non-controlling interest holder	(41,636)	(171,272)

Net cash provided by (used in) financing activities	31,888	(171,272)

Effect of exchange rate changes	34,877	107,860

Net decrease in cash and cash equivalents	(1,446,859)	(66,392)
Cash and cash equivalents — beginning of the period	5,343,342	31,557,233

Cash and cash equivalents — end of the period	3,896,483	31,490,841

Supplemental disclosure of cash flow information:
Cash paid for income taxes	3,591,347	3,446,368
Cash paid for interest expenses	1,789	—
Non-cash investing and financing activities:
Change in fair value of available-for-sale investments	86,172	—
Deferred tax effect on change in fair value of available-for-sale investment not yet sold	21,543	—
Receipt of available-for-sale investment from long term prepayment	—	212,453

JUPAI HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2014 and 2015
(In U.S. dollars, except for share and per share data, unless otherwise stated)

1. Organization and Principal Activities

Jupai Holdings Limited (the "Company"), formerly Jupai Investment Group, was incorporated on August 13, 2012 in the Cayman Islands. The Company, through its subsidiaries and consolidated variable interest entity, Shanghai Jupai Investment Group Co., Ltd ("Shanghai Jupai" or "the VIE") and the VIE's subsidiaries (collectively, the "Group"), provides third-party wealth management service focusing on distributing wealth management products and providing quality product advisory services to the high net worth population in the People's Republic of China ("PRC"). The Group began offering services in 2010 through Shanghai Jupai, which was founded in the PRC on July 28, 2010 by Mr. Tianxiang Hu who holds more than 50% of voting interests since establishment.

The Company was incorporated by the same shareholders of Shanghai Jupai with identical shareholdings ("the Founders"). On July 16, 2013, the Company established a wholly-owned foreign invested subsidiary, Shanghai Juxiang Investment Management Consulting Co., Ltd. ("Shanghai Juxiang") in the PRC. On October 18, 2013, Shanghai Juxiang entered into a series of contractual arrangements ("Control Documents", see Note 2) with Shanghai Jupai and their respective shareholders through with the Company became the primary beneficiary of Shanghai Jupai. The Company has accounted for these transactions as a reorganization of entities under common control. In conjunction with the reorganization, the Company issued Series A convertible redeemable preferred shares to a third party investor. The reorganization was necessary to comply with the PRC law and regulations which restrict foreign ownership of companies to engage in direct sale of mutual funds, asset management plans and market survey in China. Accordingly, the accompanying consolidated financial statements have been prepared by using historical cost basis and include the assets, liabilities, revenue, expenses and cash flows that were directly attributable to Shanghai Jupai for all periods presented. The share and per share data relating to the ordinary shares issued by the Company during the reorganization are presented as if the reorganization transactions occurred at the beginning of the first period presented.

The Company's subsidiaries as of March 31, 2015 include the following:

	Date of Incorporation	Place of Incorporation	Percentage of Ownership
Jupai Investment International Limited ("Jupai International")	November 21, 2013	BVI	100%
Jupai HongKong Investment Limited ("JupaiHongKong")	August 21, 2012	Hong Kong	100%
Shanghai Juxiang	July 16, 2013	PRC	100%

JUPAI HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2014 and 2015
(In U.S. dollars, except for share and per share data, unless otherwise stated)

1. Organization and Principal Activities (Continued)

Shanghai Jupai's subsidiaries as of March 31, 2015 include the following:

	Date of Incorporation	Place of Incorporation	Percentage of Ownership
Shanghai Jinyong Investment Management Co., Ltd.	November 15, 2011	PRC	80%
Shanghai JupaiZhanhe Investment Co., Ltd.	February 18, 2013	PRC	51%
Juzhou Asset Management (Shanghai) Co., Ltd.	May17, 2013	PRC	85%
Shanghai MingXun Investment Management Co., Ltd.	February 19, 2014	PRC	80%
Shanghai JupaiYumao Fund Sales Co., Ltd.	February 26, 2014	PRC	100%
Shanghai MingDu Asset Management Co., Ltd.	April 8, 2014	PRC	90%

2. Summary of Principal Accounting Policies

(a)
Basis of Presentation

The unaudited condensed consolidated financial statements included herein are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") and applicable rules and regulations of the Securities and Exchange Commission, regarding interim financial reporting, and include all normal and recurring adjustments that management of the Group considers necessary for a fair presentation of its financial position and operating results. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these statements should be read in conjunction with the audited consolidated financial statements and accompanying notes thereto contained in the Company's consolidated financial statements as of December 31, 2013 and 2014, and for the three years in the period ended December 31, 2014.

(b)
Principles of Consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company and its subsidiaries, the VIE and VIE's subsidiaries for which the Company is the ultimate primary beneficiary. All transactions and balances among the Company, its subsidiaries, the VIE and VIE's subsidiaries have been eliminated upon consolidation.

A subsidiary is an entity in which the Company, directly or indirectly, controls more than one half of the voting power or has the power to: govern the financial and operating policies; appoint or remove the majority of the members of the board of directors; cast a majority of votes at the meeting of the board of directors.

Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim unaudited condensed consolidated financial statements may not be the same as those for the full year.

U.S. GAAP provides guidance on the identification of VIE and financial reporting for entities over which control is achieved through means other than voting interests. The Group evaluates each of its interests in an entity to determine whether or not the investee is a VIE and, if so, whether the Group is the primary

JUPAI HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2014 and 2015
(In U.S. dollars, except for share and per share data, unless otherwise stated)

2. Summary of Principal Accounting Policies (Continued)

beneficiary of such VIE. In determining whether the Group is the primary beneficiary, the Group considers if the Group (1) has power to direct the activities that most significantly affects the economic performance of the VIE, and (2) receives the economic benefits of the VIE that could be significant to the VIE. If deemed the primary beneficiary, the Group consolidates the VIE.

The following amounts and balances of Shanghai Jupai and its subsidiaries were included in the Group's unaudited condensed consolidated financial statements after the elimination of intercompany balances and transactions:

As of March 31, 2015 $
Cash and cash equivalents	13,752,830
Short-term investments	2,749,877
Short-term entrusted investments	1,200,914
Accounts receivable	312,682
Other receivables	1,474,128
Amounts due from related parties	1,868,416
Customer Borrowing	547,779
Deferred tax assets — current	1,802,282
Other current assets	201,091
Long-term investments	1,353,520
Long-term entrusted investments	66,890
Investment in affiliates	7,047,835
Property and equipment, net	930,148

Total assets	33,308,392

Accrued payroll and welfare expenses	761,331
Income tax payable	283,189
Other tax payable	642,543
Deferred revenue from related parties	5,743,568
Deferred revenue — current	1,484,017
Other current liabilities	21,277
Deferred revenue — non-current from related parties	1,011,560
Deferred revenue — non-current	261,559
Non-current uncertain tax position liabilities	805,466

Total liabilities	11,014,510

JUPAI HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2014 and 2015
(In U.S. dollars, except for share and per share data, unless otherwise stated)

2. Summary of Principal Accounting Policies (Continued)

	Three Months Ended March 31,
	2014 $	2015 $
Net revenues	2,228,713	4,583,648
Third party	2,067,490	1,480,057
Related party	161,223	3,103,591
Operating cost and expenses	2,326,354	4,643,240
Net income (loss) attributable to Jupai shareholders	131,059	(347,182)
Cash flows provided by operating activities:	3,021,762	2,132,157
Cash flows used in investing activities:	(2,269,110)	(4,129,793)
Cash flows provided by (used in) financing activities:	31,888	(171,272)

The VIE and its subsidiaries contributed an aggregate of 27% and 33% of the consolidated net revenues for the period ended March 31, 2014 and 2015, respectively and an aggregate of 4% and nil of the consolidated net income attributable to Jupai shareholders for the period ended March 31, 2014 and 2015, respectively. As of March 31, 2015, the VIE and its subsidiaries accounted for an aggregate of 46% of the consolidated total assets.

There are no consolidated assets of the VIE and its subsidiaries that are collateral for the obligations of the VIE and its subsidiaries and can only be used to settle the obligations of the VIE and its subsidiaries. There are no terms in any arrangements, considering both explicit arrangements and implicit variable interests that require the Company or its subsidiaries to provide financial support to the VIE and its subsidiaries. However, if the VIE and its subsidiaries ever need financial support, the Company or its subsidiaries may, at its option and subject to statutory limits and restrictions, provide financial support to its VIEs through loans to the shareholder of the VIEs or entrustment loans to the VIEs.

Relevant PRC laws and regulations restrict the VIEs from transferring a portion of their net assets, equivalent to the balance of its statutory reserve and its share capital, to the Company in the form of loans and advances or cash dividends. Please refer to Note 9for disclosure of restricted net assets.

(c)
Concentration of Credit Risk

The Group is subject to potential significant concentrations of credit risk consisting principally of cash and cash equivalents, accounts receivable, amounts due from related party and investments. All of the Group's cash and cash equivalents and a majority of investments are held with financial institutions that Group management believes to be of high credit quality.

Substantially all revenues were generated within China.

JUPAI HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2014 and 2015
(In U.S. dollars, except for share and per share data, unless otherwise stated)

2. Summary of Principal Accounting Policies (Continued)

The following customers accounted for 10% or more of revenues for the three months ended March 31, 2014 and 2015:

	Three Months Ended March 31,
	2014 $	2015 $
A	—	1,801,957
B	—	1,644,873
C	—	1,631,506
D	3,317,539	*

*
represents product providers accounted for less than 10% of revenues for the three months ended March 31, 2015

(d)
Customer borrowings

The Group provides some short term loans to customers who are temporarily short of sufficient funds for purchasing the financial products promoted by the Group. The short-term loans were extended to bridge the gap between the maturity of an earlier product and purchase of a new one. The borrowings bear no interest and are due within one year. The loans the Group provided are not secured and do not require for additional collateral. The Group assesses the collectability of the customer borrowings based on factors surrounding the credit risk of specific customers including the length of time the borrowings are past due, previous loss history and the counterparty's current ability to fulfill its obligation. As of March 31, 2015 there was no allowance recorded for such borrowings. There were no short-term loans overdue as of March 31, 2015, and all customer borrowings outstanding as of March 31, 2015 have been collected by May 2015.

(e)
Entrusted investment

The Group sometimes purchases the same financial product with its customers using its own capital but under the customers' name, aiming to pursue higher return. The concerned customers are obliged to return the principle and gain to the Group at the maturity of the financial products. The Group bears both the product risk and the credit risk. The Group assesses the collectability of such entrusted investment based on factors surrounding the credit risk of specific customers like the length of time the investments are past due, previous loss history and the counterparty's current ability to fulfill its obligation. As of March 31, 2015 there was no allowance recorded for such investment.

(f)
Unaudited Pro Forma Information

The unaudited pro forma balance sheet information as of March 31, 2015 assumes the conversion upon completion of the initial public offering of all convertible preferred shares outstanding as of March 31, 2015 into ordinary shares.

JUPAI HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2014 and 2015
(In U.S. dollars, except for share and per share data, unless otherwise stated)

2. Summary of Principal Accounting Policies (Continued)

(g)
Unaudited Pro forma Net Income per Share

Pro forma basic and diluted net income per share is computed by dividing income attributable to the Jupai shareholders, by the weighted average number of ordinary shares outstanding for the three months ended March 31, 2015 plus the number of ordinary shares resulting from the assumed conversion of the outstanding convertible redeemable preferred shares upon consummation of IPO at the conversion ratio of 1:1.

3. Net Income per Share

The following table sets forth the computation of basic and diluted net income per share attributable to ordinary shareholders:

	Three Months Ended March 31,
	2014	2015
Net income attributable to Jupai shareholders	$3,254,875	$4,897,881
Amounts allocated to convertible redeemable preferred shares for participating rights to dividends	(131,700)	(2,336,989)

Net income attributable to ordinary shareholders — basic	3,123,175	2,560,892
Amounts allocated to convertible redeemable preferred shares for participating rights to dividends	131,700	—

Net income attributable to ordinary shareholders — diluted	$3,254,875	$2,560,892

Weighted average number of ordinary shares outstanding — basic:	100,000,000	61,244,980
Share options	—	3,730,382
Weighted average convertible redeemable preferred shares outstanding used in computing basic income per convertible redeemable preferred shares	4,216,867	—

Weighted average number of ordinary shares outstanding — diluted:	104,216,867	64,975,362

Basic net income per share	0.03	0.04
Diluted net income per share	0.03	0.04

JUPAI HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2014 and 2015
(In U.S. dollars, except for share and per share data, unless otherwise stated)

3. Net Income per Share (Continued)

Three Months Ended March 31,
2015
Pro forma earnings per share:
Pro forma net income attributable to ordinary shareholders — basic and diluted	$4,897,881

Share used in computation basic earnings per share	61,244,980
Assumed conversion of convertible redeemable preferred shares	55,890,227

Pro forma weighted average number of ordinary shares outstanding — basic:	117,135,207
Share options	3,730,382

Pro forma weighted average number of ordinary shares outstanding — diluted:	120,865,589

Pro forma basic net income per share	0.04
Pro forma net income per share	0.04

Diluted earnings per share do not include the following instruments as their inclusion would have beenanti-dilutive:

Three Months Ended March 31, 2015
Convertible redeemable preferred shares	55,890,227

JUPAI HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2014 and 2015
(In U.S. dollars, except for share and per share data, unless otherwise stated)

4. Investments

The following table summarizes the Group's investment balances:

As of March 31, 2015 $
Short-term investments
— Trading securities investments	810,524
Trust products	810,524
— Held-to-maturity investments	7,662,013
Trust products	586,502
Asset management plans	7,075,511
— Available-for-sale investments	1,139,657
Asset management plans	1,139,657

Total short-term investments	9,612,194
Long-term investments
— Held-to-maturity investments	8,763,853
Trust products	2,539,043
Asset management plans	3,375,668
Real estate funds	2,849,142

Total long-term investments	8,763,853

Total Investments	18,376,047

Trading securities investments consist of an investment in a trust product that could be redeemed at any time. The investment is recorded at fair value on a recurring basis. The fair value is from unadjusted quoted price in active market and therefore is classified as Level 1 measurement. The Group recorded investment gain on these investments of $18,340 and $265,680 for the three months ended March 31, 2014 and 2015, respectively.

Held-to-maturity investments consist of investments in trust products, asset management plans and real estate funds that have stated maturity and normally pay a prospective fixed rate of return, and are carried at amortized cost. The Group recorded investment income on trust products of $81,901 and $63,347, on asset management plans of nil and $443,033 and on real estate funds of $15,978 and $37,499 for the three months ended March 31, 2014 and 2015, respectively. Long-term held-to-maturity amounting to $7,135,772 will mature in 2016, and long-term held-to-maturity amounting to $1,628,081 will mature in 2017. There was no other-than-temporary impairment loss recognized in the three months ended March 31, 2014 and 2015, respectively. The gross unrecognized holding gain was $633,148 as of March 31, 2015, representing the difference between the estimated fair value (Note 9) and carrying amount of the held-to-maturity investments.

Available-for-sale investments consist of an investment in an asset management plan that have stated maturity and the Group doesn't intend to hold it to maturity. Such investment is initially recorded at investment cost and subsequently re-measured at fair value at each period end with changes in fair value

JUPAI HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2014 and 2015
(In U.S. dollars, except for share and per share data, unless otherwise stated)

4. Investments (Continued)

recognized in accumulated other comprehensive income included in shareholders' equity. The cost basis and fair value of the asset management plan product was $1,139,657 as of March 31, 2015. The unrealized gain was nil as of March 31, 2015. The Group recorded investment income on these products of nil and $57,717 for the three months ended March 31, 2014 and 2015, respectively. There was no unrealized loss for these products recorded in accumulated other comprehensive income as of March 31, 2015. There was no other-than-temporary impairment loss recognized in the three months ended March 31, 2015. The fair value was determined by using discounted cash flow model based on contractual cash flow and a discount rate of prevailing market yield for products with similar terms as of the measurement date and is classified within Level 2 measurement. The available-for-sale investment will mature in 2016.

There were no transfers of assets between trading and held-to-maturity classifications during the period presented.

5. Investment in affiliates

The following table summarizes the Group's balances of investment in affiliates:

	As of March 31, 2015
	$	%
Institutions Quotation System Co., Ltd ("ZhongZheng")	4,884,243	1
Shenzhen Guojinwenying Fund Management Co, Ltd ("Guojinwenying")	663,613	45
Shanghai JupaiHehui Asset Management Co., Ltd. ("Hehui")	519,265	49
Shanghai Juxi Asset Management Partnership Enterprise ("Juxi")	450,978	70
Shanghai Zhandun Equity Investment Management Enterprise ("Zhandun")	244,212	0.5
Shanghai Yiju Asset Management Co., Ltd. ("Yiju")	195,370	60
Shanghai Zhoushi Asset Management Co., Ltd ("Zhoushi")	39,157	49
Juting Asset Management (Shanghai) Co., Ltd ("Juting")	36,344	49
Shanghai Angzhou Asset Management Co., Ltd ("Angzhou")	14,653	45

Total investments	7,047,835

The investments above are accounted for using equity method of accounting or cost method accounting.

In 2015, the Group invested RMB 30,000,000 ($ 4,884,243) for 1% equity interest in Zhong Zheng and accounted for the investment with cost method accounting.

Hehui used to be a consolidated subsidiary of the Company in which the Company owned 65% equity interest. In September 2014, the Company disposed of 16% equity interest in Hehui to an unrelated third party, and as a result deconsolidated Hehui from the Group's condensed consolidated financial statement. The remaining 49% equity interest in Hehui was remeasured to fair value and accounted for as equity method investment.

JUPAI HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2014 and 2015
(In U.S. dollars, except for share and per share data, unless otherwise stated)

5. Investment in affiliates (Continued)

The Group held 70% of equity interest in Juxi as of March 31, 2015, but did not have control over the entity due to the substantive participating rights exercisable by minority shareholders. The Group's investment in Juxi is accounted for using equity method of accounting. The Group has received an offer to purchase the equity interest in Juxi from the other shareholder of Juxi and expects the transaction to be closed in the near future.

The Group invested 0.5% equity interest in Zhandun as a limited partner and accounted for the investment with cost method accounting.

In 2014, the Group entered into a cooperation agreement with Scepter Pacific Limited ("Scepter"), to form Shanghai Yiju Assets Management Co., Ltd, to provide asset management services. Scepter is a subsidiary of E-House (China) Holdings Limited, who holds 30% equity interest of the Company. The Group invested RMB1,200,000 ($196,111) for 60% equity interest in Yiju. The Group's investment in Yiju is accounted for using equity method as it cannot control Yiju's board due to substantive participating rights exercisable by minority shareholders.

Shanghai Angzhou Asset management Co., Ltd ("Angzhou") used to be a subsidiary of the Company in which the Company owned 51% equity interest. In June 2014, the Company disposed of 6% equity interest in Angzhouto an unrelated third party, and as a result deconsolidate. Angzhou from the Group's consolidated financial statement. The remaining 45% equity interest in Angzhou was remeasured to fair value and treated as equity method investment.

6. Property and Equipment, Net

Property and equipment, net consists of the following:

As of March 31, 2015 $
Leasehold improvements	1,168,414
Furniture, fixtures and equipment	938,585

Total	2,106,999
Accumulated depreciation	(611,483)

Property and equipment, net	1,495,516

Depreciation expense was $72,523 and $146,746 for the three months ended March 31, 2014 and 2015, respectively.

JUPAI HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2014 and 2015
(In U.S. dollars, except for share and per share data, unless otherwise stated)

7. Income Taxes

The tax expense comprises:

	Three Months Ended March 31,
	2014 $	2015 $
Current Tax	1,136,253	1,986,604
Deferred Tax	—	—

Total	1,136,253	1,986,604

The effective tax rate is based on expected income and statutory tax rates. For interim financial reporting, the Group estimates the annual tax rate based on projected taxable income for the full year and records a quarterly income tax provision in accordance with the guidance on accounting for income taxes in an interim period. As the year progresses, the Group refines the estimates of the year's taxable income as new information becomes available. This continual estimation process often results in a change to the expected effective tax rate for the year. When this occurs, the Group adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate.

The Group's effective tax rate for the three months ended March 31, 2014 and 2015 were 25.70% and 26.46%, respectively.

The movement of the Group's uncertain tax positions is summarized as follows:

Unrecognized tax benefit — December 31, 2014	785,372
Gross increases — accrued interest in current period	23,061
Exchange rate translation	(2,967)

Unrecognized tax benefit — March 31, 2015	805,466

8. Employee Benefit Plans

The Group's PRC subsidiaries, VIE and VIE's subsidiaries are required by law to contribute a certain percentages of applicable salaries for retirement benefits, medical insurance benefit, housing funds, unemployment and other benefits. The PRC government is directly responsible for the payment of such benefits. The total contribution for such employee benefits were $0.4million, and $0.7 million for the three months ended March 31, 2014 and 2015 which is recorded in operating costs and expenses in the consolidated statements of operations in the period those contributions are due. The Group has no ongoing obligation to its employees subsequent to its contributions to such employee benefit plans.

JUPAI HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2014 and 2015
(In U.S. dollars, except for share and per share data, unless otherwise stated)

9. Fair Value Measurement

As of March 31, 2015, information about inputs into the fair value measurements of the Company's assets and liabilities that are measured at fair value on a recurring basis in periods subsequent to their initial recognition is as follows:

		Fair Value Measurements at Reporting Date Using
Description	As of March 31, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Short-term investment:
Trading securities investments	$810,524	$810,524	—	—
Available-for-sale investments: Asset management plans	$1,139,657	—	$1,139,657	—

Trading securities investments consist of an investment in a trust product that could be immediately redeemed. The investment is recorded at fair value on a recurring basis. The fair value is from an unadjusted quoted price in active market and therefore is classified as Level 1 measurement.

The Group believes the fair value of its financial instruments that are not reported at fair value; principally cash and cash equivalents, accounts receivable, amount due from related parties, short-term held-to-maturity securities, customer borrowings, short term entrusted investments and other current liabilities approximate their recorded values due to the short-term nature.

The Group's long-term investments and long term entrusted investments consist of investment in long-term fixed income products. The fair value of long-term fixed income products was estimated using a discounted cash flow model based on contractual cash flows and a discount rate at the prevailing market yield on the measurement date for similar products, and is classified as a Level 2 fair value measurement. As of

JUPAI HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2014 and 2015
(In U.S. dollars, except for share and per share data, unless otherwise stated)

9. Fair Value Measurement (Continued)

March 31, 2015, information about inputs into the fair value measurements of the Company's long-term financial instruments that are not reported at fair value on consolidated balance sheet is as follows:

			Fair Value Measurements at Reporting Date Using
			Quoted Prices in Active Markets for Identical Assets (Level 1)
				Significant Other Observable Inputs (Level 2)
	As of March 31, 2015				Significant Unobservable Inputs (Level 3)
Description	Carrying Value	Fair Value
Long-term investment:
Trust products	$2,539,043	$2,601,513	—	$2,601,513	—
Asset management plans	$3,375,668	$3,731,453	—	$3,731,453	—
Real estate funds	$2,849,142	$3,064,035	—	$3,064,035	—
Long term entrusted investments	$1,084,168	$1,097,256	—	$1,097,256	—

There were no assets or liabilities measured at fair value on a non-recurring basis during the three months ended March 31, 2015.

10. Segment Information

The Group uses the management approach to determine operating segments. The management approach considers the internal organization and reporting used by the Group's chief operating decision maker ("CODM") for making decisions, allocating resources and assessing performance. The Group's CODM has been identified as the chairman, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group.

The Group believes it operates in a sole segment, which is value-added third-party wealth management services.

JUPAI HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2014 and 2015
(In U.S. dollars, except for share and per share data, unless otherwise stated)

10. Segment Information (Continued)

Service Lines

Details of revenue by type of service are as follows:

	Three Months Ended March 31,
	2014 $	2015 $
One-time commissions	7,914,986	10,039,236
Related party	—	5,994,131
Third party	7,914,986	4,045,105
Recurring management fee	162,263	2,776,536
Related party	162,263	2,621,432
Third party	—	155,104
Recurring service fees	54,268	1,216,285
Third party	54,268	1,216,285

Total	8,131,517	14,032,057

Substantially all of the Group's revenues are derived from, and its assets are located in, the PRC. Nil and $1,239,534 carried interest from related party was recognized as recurring management fees for the three months ended March 31, 2014 and 2015, respectively. Nil and $126,957 carried interest from third party was recognized as recurring management fees for the three months ended March 31, 2014 and 2015, respectively.

11. Related Party Transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities.

The table below sets forth major related parties and their relationships with the Group:

Company Name	Relationship with the Group
Hehui	Affiliate of Juzhou
Shanghai HehuiJiayuan Equity Investment Management Enterprise ("HehuiJiayuan")	Investment fund in which Hehui serves as general partner
Suzhou HehuiXuyuezhen Equity Investment Center ("Xuyuezhen Center")	Investment fund in which Hehui serves as general partner
Suzhou HehuiXuyuerong Equity Investment Center ("Xuyuerong Center")	Investment fund in which Hehui serves as general partner

JUPAI HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2014 and 2015
(In U.S. dollars, except for share and per share data, unless otherwise stated)

11. Related Party Transactions (Continued)

Company Name	Relationship with the Group
Suzhou HehuiXuyuechang Equity Investment Center ("Xuyuechang Center")	Investment fund in which Hehui serves as general partner
Shanghai SanshengHongye Fund ("SanshengHongye")	Investment fund managed by the Group
Shanghai Muxin Equity Investment Center ("Muxin Center")	Investment fund in which Juzhou serves as general partner
Juzhou Asset-Zhifu Enterprise Development Investment Fund ("Zhifu Fund")	Investment fund managed by the Group
GaotejiaHealthIndustryYouxuan Fund ("Gaotejia Fund")	Investment fund managed by the Group
PinganChangtai Fund ("Changtai Fund")	Investment fund managed by the Group
JuxunQiwen Investment Fund ("Juxun Fund")	Investment fund managed by the Group
Juzhou New Media Pre IPO Equity Investment Fund ("New Media Fund")	Investment fund managed by the Group
JupaiHehui Overseas IPO Fund II ("IPO Fund II")	Investment fund managed by "Hehui"
JupaiHehui Wanda IPO Fund III ("IPO Fund III")	Investment fund managed by "Hehui"
Juzhou Asset-Jiafu Enterprise Development Investment Fund ("Jiafu Fund")	Investment fund managed by the Group
Juzhou Asset-Fuxin Group Zhangzhou Port Development Fund ("Fuxin Fund")	Investment fund managed by the Group
Shanghai Chengding Equity Investment Fund II ("Chengding Fund II")	Investment fund managed by the Group
Xin Jujing Health Industry Fund ("Xin Jujing Fund")	Investment fund managed by the Group
JuzhouSansheng Fuzhou Fund ("Sansheng Fund")	Investment fund managed by the Group
JupaiHehuiKunshanMidun Fund ("Midun Fund")	Investment fund managed by "Hehui"
JuzhouXinbo Core Estate Buyout Fund ("Core Estate Fund")	Investment fund managed by the Group
JupaiDingzengbao Fund ("Dingzengbao Fund")	Investment fund managed by the Group

JUPAI HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2014 and 2015
(In U.S. dollars, except for share and per share data, unless otherwise stated)

11. Related Party Transactions (Continued)

Company Name	Relationship with the Group
RuixinJujing Fund ("Ruixin Fund")	Investment fund managed by the Group
Shanghai Juzhi Investment Management Co., Ltd ("Juzhi")	Affiliate of Shanghai Jupai

During the three months periods ended March 31, 2014 and 2015, significant related party transactions were as follows:

	Three Months Ended March 31,
	2014 $	2015 $
One-time commissions
Core Estate Fund	—	1,644,873
HeihuiJiayuan	—	1,053,900
Changtai Fund	—	542,433
SanshengHongye	—	540,263
New Media Fund	—	390,769
Chengding Fund II	—	385,127
Midun Fund	—	366,829
Juxun Fund	—	358,548
Jiafu Fund	—	273,793
Dingzengbao Fund	—	128,557
Sansheng Fund	—	127,558
Gaotejia Fund	—	121,505
Ruixin Fund	—	49,578
Juzhi	—	10,398

Total one-time commissions	—	5,994,131

JUPAI HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2014 and 2015
(In U.S. dollars, except for share and per share data, unless otherwise stated)

11. Related Party Transactions (Continued)

	Three Months Ended March 31,
	2014 $	2015 $
Recurring management fee*
Zhifu Fund	—	1,631,506
IPO Fund III	—	294,236
IPO Fund II	—	152,642
SanshengHongye	—	104,833
Changtai Fund	—	69,157
Xin Jujing Fund	—	67,963
Juxun Fund	—	51,003
New Media Fund	—	48,962
Xuyuezhen Centre	47,279	45,781
Jiafu Fund	—	42,994
Xuyuechang Centre	76,719	39,415
Dingzengbao Fund	—	23,864
Fuxin Fund	—	21,454
Gaotejia Fund	—	6,343
Chengding Fund II	—	6,169
Sansheng Fund	—	5,259
Xuyuerong Centre	13,197	5,208
MuxinCenter	—	4,643
HehuiJiayuan	25,068	—

Total recurring management fee	162,263	2,621,432

Total	162,263	8,615,563

*
The Company recognized nil and $1,239,534 carried interest as part of the recurring management fee from related party in the three months periods ended March 31, 2014 and 2015 respectively.

JUPAI HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2014 and 2015
(In U.S. dollars, except for share and per share data, unless otherwise stated)

11. Related Party Transactions (Continued)

As of March 31, 2015, amounts due from related parties were comprised of the following:

As of March 31, 2015 $
HehuiJiayuan	1,488,810
Xuyuezhen Center	1,106,070
Xuyuechang Center	999,783
Core Estate Fund	234,932
Xuyuerong Center	25,718
MuxinCenter	2,781

Total amounts due from related parties	3,858,094

The amounts represent the service fee receivable as of March 31, 2015.

As of March 31, 2015, deferred revenue from related parties was comprised of the following:

As of March 31, 2015 $
New Media Fund	1,908,679
Zhifu Fund	1,278,104
IPO Fund II	776,159
SanshengHongye	678,991
Changtai Fund	505,755
Chengding Fund II	423,386
Jiafu Fund	352,953
Juxun Fund	319,652
Dingzengbao Fund	202,230
Fuxin Fund	169,697
Sansheng Fund	113,667
Gaotejia Fund	25,855

Total deferred revenue from related parties	6,755,128

The amounts represent recurring management fees and carried interest received from the investment funds managed by the Group in advance.The deferred revenue from New Media Fund of $1,908,679 represents management fees received in advance of the specified contract period. The deferred revenue from Zhifu Fund of $1,278,104 represents carried interest prepaid by Zhifu Fund that were subject to clawback provisions.

JUPAI HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2014 and 2015
(In U.S. dollars, except for share and per share data, unless otherwise stated)

12. Commitments

Operating Leases

The Group leases its facilities under non-cancelable operating leases expiring at various dates.

Future minimum lease payments under non-cancelable operating lease agreements as of March 31, 2015 were as follows:

As of March 31, 2015 $
April 1, 2015 to December 31, 2015	2,814,280
2016	2,054,952
2017	775,467
2018	5,786
2019 and after	—

Total	5,650,485

Rental expenses were $635,055 and $1,106,914 during the three months ended March 31, 2014 and 2015, respectively.

Investment commitments

The Group was obligated to provide capital injectionup to $4,410,472 to the following equity method investees as of March 31, 2015:

As of March 31, 2015 $
Guojinwenying	1,465,273
Yiju	781,479
Shanghai HuijuAsset Management Co., Ltd.	814,041
Juzhi	407,020
Shanghai Jingzhou Asset Management Co., Ltd.	325,616
Others	617,043

Total investment commitments	4,410,472

13. Subsequent Event

The Group has evaluated subsequent events through May 28, 2015, the date on which the consolidated financial statements were available to be issued.

On April 2, 2015, the Company granted 1,061,600 share options under the 2014 Share Incentive Plan to certain employees and senior management. The options granted have an exercise price of $1 per share and vesting period of three years with one-third of the shares vest on each of the first, second and third

JUPAI HOLDINGS LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the Three Months Ended March 31, 2014 and 2015
(In U.S. dollars, except for share and per share data, unless otherwise stated)

13. Subsequent Event (Continued)

anniversary of the vesting commencement date. Share-based compensation of $0.8 million related to the grant will be recognized on a straight-line basis over the vesting periods of three years.

On April 3, 2015, the Group entered into a definitive agreement with E-House (China) Capital Investment Management Limited and Reckon Capital Limited, the joint owners of Scepter Pacific Limited ("Scepter"), to acquire Scepter with a consideration of 20% of the total equity interest of the Group on a fully diluted basis without considering the shares to be issued in the initial public offering ("IPO") but after giving effect to: (a) ordinary shares issuable as consideration for the acquisition of Scepter, (b) ordinary shares issuable for the conversion of Series A and Series B convertible redeemable preferred shares upon the IPO, and (c) any of the Group's ordinary shares to be issued upon exercise of options outstanding as of the closing of the IPO upon completion of the Group's initial public offering.

Index to Consolidated Financial Statements

For the Years Ended December 31, 2012, 2013 and 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Scepter Pacific Limited

We have audited the accompanying consolidated balance sheets of Scepter Pacific Limited and its subsidiaries (the "Group") as of December 31, 2013 and 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2013 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements were prepared to present the assets and liabilities and related results of operations and cash flows of Scepter Pacific Limited and its subsidiaries, one operating segment of E-House (China) Holdings Limited. These consolidated financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations and cash flows if Scepter Pacific Limited and its subsidiaries had operated as a stand-alone group during the periods presented.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai China
March 31, 2015 (May 8, 2015 as to the subsequent events described in Note 12)

SCEPTER PACIFIC LIMITED
CONSOLIDATED BALANCE SHEETS
(IN U.S. DOLLAR EXCEPT FOR SHARE DATA)

	December 31,
	2013 $	2014 $
ASSETS
Current assets:
Cash and cash equivalents	4,465,020	6,754,058
Short-term Investment	1,279,340	—
Deferred tax assets	370,120	471,662
Prepaid expenses and other current assets	32,599	241,428
Amounts due from related parties	—	424,180

Total current assets	6,147,079	7,891,328
Property and equipment, net	102,799	76,036
Investment in affiliates	2,114,017	4,204,090
Prepayment for investment	2,624,288	163,425

TOTAL ASSETS	10,988,183	12,334,879

LIABILITIES AND EQUITY
Current liabilities:
Accrued payroll and welfare expenses (including accrued payroll and welfare expenses of the consolidated VIE and VIE's subsidiaries without recourse to Scepter of $826,617 and $1,031,466 as of December 31, 2013 and 2014, respectively)	826,617	1,031,466
Income tax payable (including income tax payable of the consolidated VIE and VIE's subsidiaries without recourse to Scepter of $1,429,114 and $1,623,338 as of December 31, 2013 and 2014, respectively)	1,429,114	1,623,338
Other tax payable (including other tax payable of the consolidated VIE and VIE's subsidiaries without recourse to Scepter of $61,065 and $86,981 as of December 31, 2013 and 2014, respectively)	61,065	86,981
Dividend payable (including dividend payable of the consolidated VIE and VIE's subsidiaries without recourse to Scepter of nil and $1,225,688 as of December 31, 2013 and 2014, respectively)	—	1,225,688
Amounts due to related parties (including dividend payable of the consolidated VIE and VIE's subsidiaries without recourse to Scepter of $638,030 and $436,947 as of December 31, 2013 and 2014, respectively)	1,422,030	1,270,947
Deposit paid by project (including deposit paid by project of the consolidated VIE and VIE's subsidiaries without recourse to Scepter of $2,296,252 and nil as of December 31, 2013 and 2014 respectively)	2,296,252	—
Other current liabilities (including other current liabilities of the consolidated VIE and VIE's subsidiaries without recourse to Scepter of $25,167 and $22,685 as of December 31, 2013 and 2014, respectively)	25,167	28,615

Total current liabilities	6,060,245	5,267,035

Total liabilities	6,060,245	5,267,035

Commitments (Note 11)
Equity:
Ordinary shares ($0.0002 par value): 50,000,000 shares authorized, 5,000,000 and 5,000,000 shares issued and outstanding, as of December 31, 2013 and 2014, respectively	1,000	1,000
Additional paid-in capital	1,537,033	6,384,117
Retained earnings	3,149,811	504,419
Accumulated other comprehensive income	240,094	178,308

Total equity	4,927,938	7,067,844

TOTAL LIABILITIES AND EQUITY	10,988,183	12,334,879

The accompanying notes are an integral part of these consolidated financial statements.

SCEPTER PACIFIC LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
(IN U.S. DOLLAR EXCEPT FOR SHARE DATA)

	Years Ended December 31,
	2012 $	2013 $	2014 $
Revenues
Related party revenues	2,077,005	5,919,476	6,000,850
Third party revenues	—	—	1,020,053

Total revenues	2,077,005	5,919,476	7,020,903
Cost of revenues	(1,602,425)	(1,601,982)	(1,890,683)
General and administrative expenses	(1,102,236)	(1,409,961)	(2,453,074)
Other operating income	274,900	203,860	181,875

Income (loss) from operations	(352,756)	3,111,393	2,859,021
Investment income	—	—	509,709
Interest income	25,420	26,455	26,269
Other loss	—	(12)	(17)

Income (loss) before taxes and equity in affiliates	(327,336)	3,137,836	3,394,982
Income tax expense	(17,334)	(851,129)	(1,040,538)

Income (loss) before equity in affiliates	(344,670)	2,286,707	2,354,444
Income (loss) from equity in affiliates	—	(39,996)	162,627

Net income (loss)	(344,670)	2,246,711	2,517,071

The accompanying notes are an integral part of these consolidated financial statements.

SCEPTER PACIFIC LIMITED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(IN U.S. DOLLAR)

	Years Ended December 31,
	2012 $	2013 $	2014 $
Net income (loss)	(344,670)	2,246,711	2,517,071
Other comprehensive income (loss), net of tax of nil:
Foreign currency translation adjustment	8,118	127,929	(61,786)

Comprehensive income (loss)	(336,552)	2,374,640	2,455,285

The accompanying notes are an integral part of these consolidated financial statements.

SCEPTER PACIFIC LIMITED
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(IN U.S. DOLLAR)

	Ordinary Shares		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Equity
	Number	$	$	$	$	$
Balance at January 1, 2012	5,000,000	1,000	769,914	1,247,770	104,047	2,122,731
Net loss	—	—	—	(344,670)	—	(344,670)
Foreign currency translation adjustments	—	—	—	—	8,118	8,118
Contribution from E-House	—	—	338,660	—	—	338,660
Deemed distribution to E-House associated with tax liability	—	—	(15,291)	—	—	(15,291)

Balance at December 31, 2012	5,000,000	1,000	1,093,283	903,100	112,165	2,109,548
Net income	—	—	—	2,246,711	—	2,246,711
Foreign currency translation adjustments	—	—	—	—	127,929	127,929
Capital contribution in connection with business acquisition	—	—	180,867	—	—	180,867
Contribution from E-House	—	—	288,304	—	—	288,304
Deemed distribution to E-House associated with tax liability	—	—	(25,421)	—	—	(25,421)

Balance at December 31, 2013	5,000,000	1,000	1,537,033	3,149,811	240,094	4,927,938
Net income	—	—	—	2,517,071	—	2,517,071
Foreign currency translation adjustments	—	—	—	—	(61,786)	(61,786)
Dividend declared	—	—	—	(5,119,632)	—	(5,119,632)
Capital contribution from shareholders	—	—	4,350,000	—	—	4,350,000
Share-based compensation	—	—	23,988	—	—	23,988
Deemed distribution to E-House associated with options granted	—	—	42,831	(42,831)	—	—
Contribution from E-House	—	—	462,020	—	—	462,020
Deemed distribution to E-House associated with tax liability	—	—	(31,755)	—	—	(31,755)

Balance at December 31, 2014	5,000,000	1,000	6,384,117	504,419	178,308	7,067,844

The accompanying notes are an integral part of these consolidated financial statements.

SCEPTER PACIFIC LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN U.S. DOLLAR)

	Years Ended December 31,
	2012 $	2013 $	2014 $
Operating activities:
Net income (loss)	(344,670)	2,246,711	2,517,071
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	29,297	30,716	31,866
Investment income	—	—	(293,062)
Loss (income) from equity in affiliate	—	39,996	(162,627)
Share-based compensation	—	—	23,988
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(4,380)	(17,648)	(210,850)
Amounts due from related parties	—	—	(424,180)
Accrued payroll and welfare expenses	280,489	462,685	202,867
Income tax payable	(165,570)	1,067,759	192,344
Other tax payable	—	61,306	25,664
Amounts due to related parties	323,368	900,913	229,182
Other current liabilities	26,250	(7,937)	(27,042)
Deposit paid by (return to) project	—	2,296,252	(2,287,950)
Deferred taxes	(110,599)	(150,821)	(103,067)

Net cash provided by (used in) operating activities	34,185	6,929,932	(285,796)

Investing activities:
Deposit for and purchase of property and equipment	(2,497)	(4,475)	(5,475)
Purchase of subsidiaries, net of cash acquired	—	12,456	—
Deposit for investment in affiliates	—	(2,624,288)	—
Investment in affiliates	(21,055)	(1,648,381)	(1,687,240)
Partial disposal of investment in affiliate	—	—	2,496,453
Short-term investment	—	(1,279,340)	—
Redemption of short-term investment upon maturity	—	—	1,274,715

Net cash provided by (used in) investing activities	(23,552)	(5,544,028)	2,078,453

Financing activities:
Cash contribution from E-House	—	180,867	—
Capital contribution from shareholders	—	—	4,350,000
Dividends to VIE's subsidiary shareholders	—	—	(3,893,944)
Loans from related parties	—	784,000	50,000

Net cash provided by financing activities	—	964,867	506,056

Effect of exchange rate changes on cash and cash equivalents	3,985	84,085	(9,675)
Net increase in cash and cash equivalents	14,618	2,434,856	2,289,038
Cash and cash equivalents at the beginning of the year	2,015,546	2,030,164	4,465,020

Cash and cash equivalents at the end of the year	2,030,164	4,465,020	6,754,058

Non-cash investing and financing activities:
Deemed distribution to E-House associated with options granted	—	—	42,831
Related party payable recorded as a capital contribution	338,660	288,304	462,020
Deemed distribution to E-House associated with tax liability	(15,291)	(25,421)	(31,755)
Dividend payable	—	—	1,225,688
Dividend income reinvested in investment in affiliates	—	—	293,062
Supplemental disclosure of cash flow information:
Income taxes paid	310,951	—	972,770

The accompanying notes are an integral part of these consolidated financial statements.

SCEPTER PACIFIC LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

1. Organization and Principal Activities

E-House (China) Holdings Limited ("E-House Holdings") is a Cayman Islands incorporated holding company. E-House Holdings offers asset management services in the People's Republic of China ("PRC") since 2010 through its asset management services segment, which consists of the following four consolidated investment management companies: Shanghai Yidexin Equity Investment Management Co., Ltd. ("Yidexin") established in January 2010; Shanghai Yidezeng Equity Investment Center ("Yidezeng") established in November 2011; Shanghai Yidezhen Equity Investment Center ("Yidezhen") established in August 2012 and Shanghai Yidezhao Equity Investment Center ("Yidezhao") established in June 2013.

In June 2014, E-House Holdings transferred its asset management services business into Scepter Pacific Limited (the "Company" or "Scepter"), a wholly-owned holding company incorporated on January 8, 2008 in the British Virgin Islands through the following transactions:

In June 2014, the Company established a variable interest entity ("VIE"), Shanghai E-Cheng Asset Management Co. Ltd. ("Shanghai E-Cheng") in PRC. Shanghai E-Cheng acquired all the equity interest of Yidexin, Yidezeng, Yidezhen and Yidezhao from E-House Holdings.

The Company through Baoyi Investment Consulting (Shanghai) Co., Ltd ("Shanghai Baoyi"), its wholly owned subsidiary in PRC established on July 14, 2008, entered into a series of agreements with Shanghai E-Cheng and its shareholders, through which, Shanghai Baoyi obtained effective control over and the ability to receive substantially all of the economic benefits of Shanghai E-Cheng ("The VIE arrangements", see Note 2(b) for details). The Company and Shanghai Baoyi did not have any operating activities prior to June 2014.

As a result of the aforementioned transactions, the Company became the holding company of E-House Holdings' asset management services segment. The restructuring process has been accounted for as a legal reorganization of entities under common control (the "Reorganization").

The Company, its subsidiaries, consolidated VIE and VIE's subsidiaries are collectively referred to as the "Group". E-House Holdings, with its subsidiaries and variable interest entities ("VIEs"), excluding the Group, are collectively referred to as "E-House".

Upon incorporation, the Company had 10,000 ordinary shares authorized, 1,000 ordinary shares issued and outstanding with a par value of $1.00 per share. On June 26, 2014, the Company effected a 1:5,000 share split, resulting in 5,000,000 ordinary shares issued and outstanding with a par value of $0.0002 per share. The share split has been retroactively reflected for all periods presented herein.

The consolidated financial statements have been prepared on a carve-out basis and represent the assets and liabilities and the related results of operations and cash flows of the Group, which represent the asset management services segment of E-House. The financial data of previously separate entities have been combined, for all periods presented as all such entities were under common control. However, such presentation may not necessarily reflect the results of operations, financial position and cash flows if the Group had actually existed on a stand-alone basis during the periods presented. Transactions between the Group and E-House are herein referred to as related party transactions.

SCEPTER PACIFIC LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

1. Organization and Principal Activities (Continued)

On September 26, 2014, the shareholders of the Company contributed additional capital amounting of $4,350,000.

The consolidated financial statements include the Group's direct expenses as well as allocations for various general and administrative expenses of E-House that are not directly related to asset management services business. These expenses consist primarily of share-based compensation expenses of senior management and shared marketing and management expenses including accounting, administrative, marketing, internal control, customer service support and legal support services. These allocations were made using a proportional cost allocation method and were based on revenues, as well as estimates of actual time spent on the provision of services attributable to the Group. Management believes these allocations are reasonable. Total general and administrative expenses allocated from E-House are $338,660, $288,304 and $462,020 for the years ended December 31, 2012, 2013 and 2014, respectively. General corporate expenses allocated from E-House are recorded as capital contribution by E-House. Income tax provision reflected in the Company's Consolidated Statements of Operations is calculated based on a separate return basis as if the Group had filed a separate tax return.

The following table lists major subsidiary, VIE and VIE's subsidiaries of the Company as of December 31, 2014:

	Date of incorporation	Place of incorporation	Equity/Economic interest held
Significant Subsidiary:
Shanghai Baoyi	14-Jul-08	PRC	100%
VIE:
Shanghai E-Cheng	14-May-14	PRC	100%
VIE's significant Subsidiaries:
Yidexin	14-Jan-10	PRC	100%
Yidezeng	12-Nov-10	PRC	100%
Yidezhao	23-Aug-12	PRC	100%
Yidezhen	23-Aug-12	PRC	100%

In August 2014, Jupai Holdings Limited ("Jupai") entered into a non-binding Memorandum of Understanding with the Group's shareholders to acquire the Group with a consideration of 20% of the total equity interest of Jupai on a fully diluted basis upon completion of Jupai's initial public offering. The transaction is subject to the board approval by the Company's board of directors.

2. Summary of Principal Accounting Policies

(a)
Basis of presentation

The consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

SCEPTER PACIFIC LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

2. Summary of Principal Accounting Policies (Continued)

(b)
Basis of consolidation

The consolidated financial statements include the financial statements of Scepter, its subsidiaries, the VIE and VIE's subsidiaries. All inter-company transactions and balances have been eliminated in consolidation.

The Group evaluates each of its interests in an entity to determine whether or not the investee is a VIE and, if so, whether the Group is the primary beneficiary of such VIE. In determining whether the Group is the primary beneficiary, the Group considers if the Group (1) has power to direct the activities that most significantly affects the economic performance of the VIE, and (2) receives the economic benefits of the VIE that could be significant to the VIE. If deemed the primary beneficiary, the Group consolidates the VIE.

The VIE arrangements

Foreign-invested enterprises incorporated in the PRC are not expressly prohibited from providing asset management services in PRC. However, according to local business practice, as a general partner of a fund, the Group must invest as a limited partner before the fund is established. Some investments of the fund managed by the Group are in the foreign-invested enterprise prohibited, or not encouraged industries, which requires all investors not to be foreign-invested enterprises. Therefore the Group provides asset management services through its VIE entities.

To provide the Group effective control over and the ability to receive substantially all of the economic benefits of its VIE and its subsidiaries, the Company's wholly owned subsidiary Shanghai Baoyi, the "Foreign Owned Subsidiary" entered into a series of contractual arrangements with Shanghai E-Cheng, the "VIE" and its respective shareholders, respectively.

Agreements that Transfer Economic Benefits of the VIE to the Group

Exclusive Support Agreement. Pursuant to an Exclusive Support Agreement between Shanghai Baoyi and Shanghai E-Cheng, Shanghai Baoyi provides Shanghai E-Cheng with a series of consultancy services on an exclusive basis and is entitled to receive related fees. The term of this Exclusive Support Agreement will expire upon dissolution of Shanghai E-Cheng. Shanghai Baoyi is entitled to terminate the agreement early if (i) the Shanghai E-Cheng breaches the agreement, and within 30 days upon written notice, fails to rectify its breach, take sufficient, effective and timely measures to eliminate the effects of breach, and compensate for any losses incurred by the breach; (ii) the applicable consolidated VIE is bankrupt or is subject to any liquidation procedures and such procedures are not revoked within seven days; or (iii) due to any event of force majeure, E-Cheng's failure to perform its obligations under the agreement lasts for over 20 days. Except as provided in the preceding sentence, Shanghai Baoyi is entitled to terminate the agreement early at any time by sending a written notice 20 days in advance, for any reason. The agreement does not include a provision for early termination by Shanghai E-Cheng. Unless expressly provided by this agreement, without prior written consent of Shanghai Baoyi, Shanghai E-Cheng may not engage any third party to provide the services offered by Shanghai Baoyi under this agreement.

Agreements that Provide Effective Control over VIE

Exclusive Call Option Agreement. Each of shareholders of Shanghai E-Cheng has entered into an Exclusive Call Option Agreement with Shanghai Baoyi. Pursuant to these agreements, each of the shareholders of Shanghai E-Cheng has granted an irrevocable and unconditional option to Shanghai Baoyi or its designees to acquire all or part of such shareholder's equity interests in Shanghai E-Cheng at its sole discretion, to the

SCEPTER PACIFIC LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

2. Summary of Principal Accounting Policies (Continued)

extent as permitted by PRC laws and regulations then in effect. The consideration for such acquisition of all equity interests in Shanghai E-Cheng will be equal to the registered capital of Shanghai E-Cheng, and if PRC law requires the consideration to be greater than the registered capital, the consideration will be the minimum amount as permitted by PRC law. In addition, Shanghai E-Cheng irrevocably and unconditionally granted Shanghai Baoyi an exclusive option to purchase, to the extent permitted under the PRC law, all or part of the assets of Shanghai E-Cheng. The exercise price for purchasing the assets of Shanghai E-Cheng will be equal to its respective book values, and if PRC law requires the price to be greater than the book value, the price will be the minimum amount as permitted by PRC law. The call option may be exercised by Shanghai Baoyi or its designees.

Loan Agreement. Under the Loan Agreement among the shareholders of Shanghai E-Cheng and Shanghai Baoyi, Shanghai Baoyi granted an interest-free loan to the shareholders of Shanghai E-Cheng, solely for their purchase of the equity interests of Shanghai E-Cheng. Each loan agreement has a term of twenty years.

Shareholder Voting Right Proxy Agreement. Each of the shareholders of Shanghai E-Cheng irrevocably granted a nominee authorized by Shanghai Baoyi the power to exercise all voting rights to which he will be entitled to as shareholder of Shanghai E-Cheng at that time, including the right to declare dividends, appoint and elect board members and senior management members and other voting rights.

Each shareholder voting right proxy agreement has a term of 20 years, unless it is early terminated by all parties in writing or pursuant to provision of this agreement. The term of the agreement will be automatically extended for one year upon the expiration, if Shanghai Baoyi gives the other Parties written notice requiring the extension thereof and the same mechanism will apply subsequently upon the expiration of each extended term.

Equity Interest Pledge Agreement. Each of the shareholders of Shanghai E-Cheng has also entered into an equity pledge agreement with Shanghai Baoyi. Pursuant to which these shareholders pledged their respective equity interest in Shanghai E-Cheng to guarantee the performance of the obligations of Shanghai E-Cheng. Shanghai Baoyi, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. Pursuant to the equity pledge agreement, each shareholder of Shanghai E-Cheng cannot transfer, sell, pledge, dispose of or otherwise create any new encumbrance on their respective equity interest in Shanghai E-Cheng without prior written consent of Shanghai Baoyi. The equity pledge right enjoyed by Shanghai Baoyi will expire when shareholders of Shanghai E-Cheng have fully performed their respective obligations under the above agreements. The equity pledges of Shanghai E-Cheng have been registered with the relevant local branch of the State Administration for Industry and Commerce, or SAIC.

Risks in relation to the VIE structure

The Company believes that Shanghai Baoyi's contractual arrangements with Shanghai E-Cheng are in compliance with PRC law and are legally enforceable. However, uncertainties in the PRC legal system could limit the Company's ability to enforce these contractual arrangements and the interests of the shareholders of Shanghai E-Cheng may diverge from that of the Company and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing Shanghai E-Cheng not to pay the service fees when required to do so.

SCEPTER PACIFIC LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

2. Summary of Principal Accounting Policies (Continued)

The Company's ability to control Shanghai E-Cheng also depends on the power of attorney Shanghai Baoyi has to vote on all matters requiring shareholder approval in Shanghai E-Cheng. As noted above, the Company believes this power of attorney is legally enforceable.

In addition, if the legal structure and contractual arrangements were found to be in violation of any existing PRC laws and regulations, the Company may be subject to fines or other actions. The Company does not believe such actions would result in the liquidation or dissolution of the Company, Shanghai Baoyi or Shanghai E-Cheng.

The Company, through its subsidiary and through the contractual arrangements, has (1) the power to direct the activities of Shanghai E-Cheng that most significantly affect the entity's economic performance and (2) the right to receive benefits from Shanghai E-Cheng. Accordingly, the Company is the primary beneficiary of Shanghai E-Cheng and has consolidated the financial results of Shanghai E-Cheng.

The following amounts of Shanghai E-Cheng and its subsidiaries were included in the Group's consolidated financial statements:

	December 31,
	2013 $	2014 $
Cash and cash equivalents	3,488,959	1,648,922
Short-term Investment	1,279,340	—
Deferred tax assets	370,120	347,974
Prepaid expenses and other current assets	32,599	18,433
Amounts due from related parties	—	424,180
Total non-current assets	4,841,104	4,443,551

Total assets	10,012,122	6,883,060

Accrued payroll and welfare expenses	826,617	1,031,466
Income tax payable	1,429,114	1,623,338
Other tax payable	61,065	86,981
Amounts due to related parties	638,030	436,947
Dividend payables	—	1,225,688
Deposit paid by project	2,296,252	—
Other current liabilities	25,167	22,685

Total liabilities	5,276,245	4,427,105

SCEPTER PACIFIC LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

2. Summary of Principal Accounting Policies (Continued)

	Years Ended December 31,
	2012 $	2013 $	2014 $
Total revenues	2,077,005	5,919,476	7,020,903
Cost of revenues	(1,602,425)	(1,601,982)	(1,881,960)
Net income (loss)	(21,301)	2,509,594	3,038,758
Net cash provided by operating activities	34,185	6,931,609	(15,202)
Net cash used in investing activities	(23,552)	(5,556,484)	2,078,453
Net cash used in financing activities	—	—	(3,893,944)

There are no consolidated VIE and VIE's subsidiaries' assets that are collateral for the VIE and VIE's subsidiaries' obligations or are restricted solely to settle the VIE and VIE's subsidiaries' obligations.

(c)
Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates. Significant accounting estimates reflected in the Group's financial statements include useful lives and valuation of long-lived assets, assumptions related to the consolidation of entities in which the Group holds variable interests, fair value of equity investments in funds invested, valuation allowance on deferred tax assets.

(d)
Fair value of financial instruments

The Group records certain of its financial assets and liabilities at fair value on a recurring basis. Fair value reflects the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability.

The Group applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. There are three levels of inputs that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

2. Summary of Principal Accounting Policies (Continued)

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

There are no assets or liability measured at fair value on a recurring or nonrecurring basis as of December 31, 2013 and 2014.

The Group's financial instruments that are not recorded at fair value in the consolidated balance sheets include cash and cash equivalents, short-term investment, other current liability, and amounts due to related parties. The carrying value of these financial instruments approximates their fair value due to their short-term nature.

(e)
Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and demand deposits, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less at date of purchase.

(f)
Short-term investment

The Group invests in debt securities and accounts for the investments based on the nature of the products invested, and the Group's intent and ability to hold the investments to maturity.

The Group classifies the investments in debt securities as held-to-maturity when it has both the positive intent and ability to hold them until maturity. Held-to-maturity investments are recorded at amortized cost and are classified as long-term or short-term according to their contractual maturity. Long-term investments are reclassified as short-term when their contractual maturity date is less than one year. Investments that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value with changes in fair value recognized in earnings. Investments that do not meet the criteria of held-to-maturity or trading securities are classified as available-for-sale, and are reported at fair value with changes in fair value deferred in other comprehensive income.

The Group reviews its investments except for those classified as trading securities for other-than-temporary impairment based on the specific identification method and considers available quantitative and qualitative evidence in evaluating potential impairment. If the cost of an investment exceeds the investment's fair value, the Group considers, among other factors, general market conditions, government economic plans, the duration and the extent to which the fair value of the investment is less than cost and the Group's intent and ability to hold the investment to determine whether an other-than-temporary impairment has occurred.

The Group recognizes other-than-temporary impairment in earnings if it has the intent to sell the debt security or if it is more likely-than-not that it will be required to sell the debt security before recovery of its

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

2. Summary of Principal Accounting Policies (Continued)

amortized cost basis. Additionally, the Group evaluates expected cash flows to be received and determines if credit-related losses on debt securities exist, which are considered to be other-than-temporary, should be recognized in earnings.

If the investment's fair value is less than its cost and the Group determines the impairment to be other-than temporary, the Group recognizes an impairment loss based on the fair value of the investment. To date, the Group has not recorded an other-than-temporary impairment.

In 2013, the Company invested in an asset management plan that has a stated maturity and pays a prospective fixed rate of return. The Company classified this investment as held-to-maturity and records it at amortized cost. The investment matured in November 2014. The balance of the investment was $1,279,340 and nil as of December 31, 2013 and 2014, respectively. Nil, nil and $216,647 of investment income was recognized in 2012, 2013 and 2014, respectively.

(g)
Investment in affiliates

Affiliated companies are entities over which the Group does not control. Investment in private companies and limited partnerships (i.e., the investment funds).

The common-stock-equivalent equity investments are not consolidated by the Group as the Group does not own a majority equity interest or otherwise control of the investments. The limited partnerships, or the investment funds, are not consolidated by the Group based on the facts that substantive kick-out rights or substantive participating rights exist which are exercisable by non-related limited partners of these investment funds, or the Group is not the primary beneficiary of the limited partnerships.

For equity investments over which the Company does not have significant influence, cost method accounting is used. The Company accounts for common-stock-equivalent equity investments in entities over which it has significant influence but does not have control using the equity method. The Group generally considers an ownership interest of 20% or higher to represent significant influence. The Group also considers that in situations where it serves as general partner or co-general partner, or holds an equity interest of 3% or higher, to represent more than minor influence for investments in investment funds. The equity method of accounting is accordingly used for investments by the Group in these investment funds.

Investment funds are subject to Investment Company accounting, and need to apply the provisions of Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 946, Financial Services — Investment Companies. Accordingly, all investments held by these investment funds are measured at fair value. The difference between fair value and initial cost of investments is reflected as unrealized appreciation/depreciation on investments in their respective income statement. Investment funds determine the fair value of the investments based on relevant comparable market data such as evaluation of financial and operating data, company specific developments, and latest transaction price factors (Level 3 inputs).

Investments in affiliates are accounted for by the equity method of accounting. Under this method, the Group's share of the post-acquisition profits or losses of affiliated companies is recognized in the income statement and its shares of post-acquisition movements in other comprehensive income are recognized in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

2. Summary of Principal Accounting Policies (Continued)

other comprehensive income. When the Group's share of losses in an affiliated company equals or exceeds its interest in the affiliated company, the Group does not recognize further losses, unless the Group has incurred obligations or made payments on behalf of the affiliated company.

The Group is required to perform an impairment assessment of its investments whenever events or changes in business circumstances indicate that the carrying value of the investment may not be fully recoverable. An impairment loss is recorded when there has been a loss in value of the investment that is other than temporary. The Group has not recorded any impairment losses in any of the periods reported. As of December 31, 2013 and 2014, the Group determined that no such events were present.

(h)
Property and equipment, net

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the following estimated useful lives:

Furniture, fixtures and equipment	5 years
Motor vehicles	5 years

Gains and losses from the disposal of property and equipment are included in income from operations.

(i)
Income taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities, and their reported amounts in the financial statements, net operating loss carry forwards and credits by applying enacted statutory tax rates applicable to future years when the reported amounts of the asset or liability are expected to be recovered or settled, respectively. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on the classification of the related assets and liabilities for financial reporting purposes.

The Group only recognizes tax benefits related to uncertain tax positions when such positions are more likely than not of being sustained upon examination. For such positions, the amount of tax benefit that the Group recognizes is the largest amount of tax benefit that is more than fifty percent likely of being sustained upon the ultimate settlement of such uncertain position. The Group records interest and penalties as a component of income tax expense.

(j)
Share-based compensation

Share-based compensation cost is measured on the grant date, based on the fair value of the award, and recognized as an expense over the requisite service period. Management has made an estimate of expected forfeitures and recognizes compensation cost only for those equity awards expected to vest.

SCEPTER PACIFIC LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

2. Summary of Principal Accounting Policies (Continued)

(k)
Revenue recognition

The Group derives revenue primarily from recurring management fee and carried interest paid by funds and one-time commissions paid by product providers.

The Group recognizes revenue when there is persuasive evidence of an arrangement, service has been rendered, the sales price is fixed or determinable and collectability is reasonably assured. Revenues are recorded, net of sales related taxes.

Recurring Management Fees

The Group generates revenues from fund management fees, performance fees and allocations. Fund management fees are based upon investment advisory and related agreements and are recognized as earned over the specified contract period. Performance fees and allocations represent the preferential allocations of profits ("carried interest") that are a component of the Group's general partnership interests in the real estate funds. The Group is entitled to an additional return from the investment fund in the event investors in the fund achieve cumulative investment returns in excess of a specified amount. The Group records the additional return from these carried interests as revenue at the end of the contract term.

One-time Commissions

The Group enters into one-time commission agreements with underlying corporate borrower, which specifies the key terms and conditions of the arrangement. Such agreements do not include rights of return, credits or discounts, rebates, price protection or other similar privileges. Revenue is recorded upon the completion of fund-raising as confirmed by the corporate borrower, when the provision of service concludes and the fee becomes fixed and determinable, assuming all other revenue recognition criteria have been met, and there are no future obligations or contingencies.

Deferred revenues are recognized when payments are received in advance of revenue recognition.

(l)
Foreign currency translation

The functional currency of the Company is the United States dollar ("U.S. dollar") and is used as the reporting currency of the Group. Monetary assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollar at the rates of exchange ruling at the balance sheet date. Equity accounts are translated at historical exchange rates and revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as foreign currency translation adjustment and are shown as a separate component of other comprehensive income in the consolidated statements of changes in equity and comprehensive income.

The financial records of certain of the Company's subsidiaries are maintained in local currencies other than the U.S. dollar, such as Renminbi ("RMB") which is their functional currencies. Transactions in other currencies are recorded at the rates of exchange prevailing when the transactions occur.

The Group recorded an exchange loss of nil, $12 and $17 for the years ended December 31, 2012, 2013 and 2014, respectively, as a component of other income (loss), net.

SCEPTER PACIFIC LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

2. Summary of Principal Accounting Policies (Continued)

(m)
Government subsidies

Government subsidies include cash subsidies received by the Company's subsidiaries in the PRC from local governments. These subsidies are generally provided as incentives for conducting business in certain local districts. Cash subsidies of $274,900, $203,860 and $181,875 were included in other operating income for the years ended December 31, 2012, 2013 and 2014, respectively. Government subsidies were recorded in other operating income due to the recurring nature going forward based on latest management estimation. Cash subsidies are recognized when received and when all the conditions for their receipt have been satisfied. There is no assurance that the Group will receive the subsidies even when other conditions are met.

(n)
Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents and short term investments. The Group places its cash and cash equivalents and short term investments with reputable financial institutions.

(o)
Comprehensive income

Comprehensive income includes all changes in equity except those resulting from investments by owners and distributions to owners. For the years presented, total comprehensive income included net income and foreign currency translation adjustments.

(p)
Recently issued accounting pronouncements

In May 2014, the FASB issued, ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)". The guidance substantially converges final standards on revenue recognition between the FASB and the International Accounting Standards Board providing a framework on addressing revenue recognition issues and, upon its effective date, replaces almost all exiting revenue recognition guidance, including industry specific guidance, in current U.S. generally accepted accounting principles. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1: Identify the contract(s) with a customer.

Step 2: Identify the performance obligations in the contract.

Step 3: Determine the transaction price.

Step 4: Allocate the transaction price to the performance obligations in the contract.

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

SCEPTER PACIFIC LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

2. Summary of Principal Accounting Policies (Continued)

For a public entity, the amendments in this ASU are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. The Group is in the process of evaluating the impact of adoption of this guidance on the Group's consolidated financial statements.

In June 2014, the FASB issued a new pronouncement which requires that a performance target that affects vesting and that could be achieved after the requisite service period is treated as a performance condition. A reporting entity should apply existing guidance in Topic 718, Compensation-Stock Compensation, as it relates to awards with performance conditions that affect vesting to account for such awards. The performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The Group does not expect the adoption of this guidance will have a significant effect on the Group's consolidated financial statements.

In August, 2014, the FASB issued a new pronouncement which provides guidance on determining when and how reporting entities must disclose going-concern uncertainties in their financial statements. The new standard requires management to perform interim and annual assessments of an entity's ability to continue as a going concern within one year of the date of issuance of the entity's financial statements. Further, an entity must provide certain disclosures if there is "substantial doubt about the entity's ability to continue as a going concern." The new standard is effective for fiscal years ending after December 15, 2016. The Group does not expect the adoption of this guidance will have a significant effect on the Group's consolidated financial statements.

In November, 2014, the FASB issued a new pronouncement which provides guidance an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. An acquired entity may elect the option to apply pushdown accounting in the reporting period in which the change-in-control event occurs. An acquired entity should determine whether to elect to apply pushdown accounting for each individual change-in-control event in which an acquirer obtains control of the acquired entity. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity's most recent change-in-control event. An election to apply pushdown accounting in a reporting period after the reporting period in which the change-in-control event occurred should be considered a change in accounting principle in accordance with Topic 250, Accounting Changes and Error Corrections. If pushdown accounting is applied to an individual change-in-control event, that election is irrevocable. The amendments

SCEPTER PACIFIC LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

2. Summary of Principal Accounting Policies (Continued)

in this Update are effective on November 18, 2014. After the effective date, an acquired entity can make an election to apply the guidance to future change- in-control events or to its most recent change-in-control event. However, if the financial statements for the period in which the most recent change-in-control event occurred already have been issued or made available to be issued, the application of this guidance would be a change in accounting principle. The Group does not expect the adoption of this guidance will have a significant effect on the Group's consolidated financial statements.

In February 2015, the FASB issued, ASU 2015-02, "Amendments to the Consolidation Analysis", regarding consolidation of legal entities such as limited partnerships, limited liability corporations, and securitization structures. The guidance eliminates the deferral issued by the FASB in February 2010 of the accounting guidance for VIEs for certain investment funds, including mutual funds, private equity funds and hedge funds. In addition, the guidance amends the evaluation of fees paid to a decision maker or a service provider, and exempts certain money market funds from consolidation. The guidance will be effective for accounting periods beginning after December 15, 2015 with early adoption permitted. The Group is currently evaluating the potential impact on the Group's consolidated financial statements.

3. Investment in Affiliates

In 2011, the Group paid $476,121 (RMB3,000,000) for a 10% equity interest in Shanghai Star Capital Investment Management Co., Ltd. ("Star Capital Management"). In 2014, the Group contributed additional $653,700 (RMB4,000,000) into Star Capital Management upon capital call in proportion to its percentage of equity interest. The Group's investment in Star Capital Management is accounted for using the cost method as it does not have significant influence over the operating and financial policies of the investee. In the third quarter of 2014, Star Capital Management announced a cash dividend, which all the investors agreed to reinvest as capital contribution. The Group recognized the dividend of $293,062 (RMB1,790,000) that was reinvested as dividend income from cost method investment in consolidated statement of operations with a corresponding increase of the investment balance.

In May 2012, the Group formed a limited partnership, Shanghai Wuling Investment Center ("Wuling Center") in Shanghai, for the purpose of making equity investments in areas deemed suitable by the general partner and Yidezhen acts as Wuling Center's general partner. The general partner will receive annual management fees and carried interest on a success basis. The Group invested nil, $1,148,126 and $490,275 into Wuling Center in 2012, 2013 and 2014 for a 1.09% equity interest, respectively. E-House owns a 5.43% equity interest in Wuling Center as a limited partner. An entity controlled by Mr. Xin Zhou, co-chairman and chief executive officer of E-House Holdings, also owns a 4.74% equity interest in Wuling Center as a limited partner. The Wuling Center is not consolidated by the Group as the Group does not control the Wuling Center given that unrelated limited partners have substantive kick-out rights that allow them to remove the general partner without cause. The Group's investments in Wuling Center are accounted for using the equity method as its role as a general partner provides it with significant influence over the operating and financial policies of the investee. The Group records its income (loss) from this investment one quarter in arrears to enable it to have more time to collect and analyze the investments' results.

In 2013, the Group invested $229,625, $246,027, and $24,603 to Suzhou Hehui Xuyuechang Equity Investment Center ("Xuyuechang Center"), Suzhou Hehui Xuyuezhen Equity Investment Center ("Xuyuezhen Center") and Suzhou Hehui Xuyuerong Equity Investment Center ("Xuyuerong Center") for a 0.56%, 0.50%

SCEPTER PACIFIC LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

3. Investment in Affiliates (Continued)

and 0.45% equity interest, respectively. Yidezhao acts as non-executive general partner. The non-executive general partner's main responsibility is to assist the executive general partner in identifying investment opportunities, but does not make decisions, and will not be involved in the daily operations. It will receive annual management fees and carried interest on a success basis. The Group's investments in the investees are accounted for using the equity method as its role as a non-executive general partner provides them with significant influence over the operating and financial policies of the investees. These three Funds are not consolidated by the Group as the Group does not control them given the unrelated limited partners have substantive kick-out rights that allow them to remove the general partner without cause, or substantive participant rights that allow them to participate in certain financial and operating decisions of the limited partnership that are made in the ordinary course of business. The Group records its income (loss) from this investment one quarter in arrears to enable it to have more time to collect and analyze the investments' results.

In 2014, the Group formed a limited partnership, Shanghai Shouxin Equity Investment Center ("Shouxin Center") in Shanghai, for the purpose of making equity investments in areas deemed suitable by the general partner Yidezhao. The general partner will receive annual management fee and carried interest on a success basis. The Group prepaid $2,451,375 (RMB15,000,000) in 2013 into Shouxin Center for a 13% equity interest. Shouxin Center did not finalize its registration until 2014. Yidezhao's related parties, E-House Shengyuan Equity Investment Center ("Shengyuan Center") and E-House Shengquan Equity Investment Center ("Shengquan Center") own 42% and 28% equity interest in Shouxin Center respectively, as limited partners. Shouxin Center is a VIE of the Group. Shengyuan Center is the deemed the primary beneficiary of Shouxin Center given the substantive participating rights held by Shengyuan Center in certain financial and operating decisions of the limited partnership in the ordinary course of business, and the biggest equity holding in the limited partnership in the related party group. As such, the Group does not consolidate Shouxin Center. The Group's investments in Shouxin Center are accounted for using the equity method as its role as a general partner provides it with significant influence over the operating and financial policies of the investee. The Group records its income (loss) from this investment one quarter in arrears to enable it to have more time to collect and analyze the investments' results. In August 2014, the Group disposed of 12.17% equity interest for a total consideration of $2,496,453, of which 4.78% was transferred to an unrelated third party investor, 4.78% was transferred to the CEO of the Group, and 2.61% was transferred to an employee of the Group. The unit price transferred to each individual was the same. The equity interests were transferred at book value, which approximated to fair value at the time as the entity was just established with no material change in fair value. Therefore, no gain or loss was recognized from the disposal. The Group continues to account for the remaining 0.87% equity interest using equity method of accounting.

In 2014, the Group formed Shanghai Guochen Equity Management Co., Ltd. ("Guochen") with several unrelated third party investors and contributed $408,563 (RMB2,500,000) for a 8.3% equity interest in Guochen. The Group can exercise significant influence through board representation and accounted for the investment using equity method of accounting. The Group records its income (loss) from this investment one quarter in arrears to enable it to have more time to collect and analyze the investments' results.

In 2014, the Group entered into a cooperation agreement with Juzhou Assets Management (Shanghai) Co., Ltd ("Juzhou"), to form Shanghai Yiju Assets Management Co., Ltd, ("Yiju") to provide asset

SCEPTER PACIFIC LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

3. Investment in Affiliates (Continued)

management services. Juzhou is a subsidiary of Jupai, and the Group's parent company, E-House Holdings, holds 30% equity interest of Jupai. The Group paid $129,091 for a 40% equity interest in Yiju. The Group's investment in Yiju is accounted for using equity method as it can exercise significant influence over the operating and financial policies of the investee. The Group records its income (loss) from this investment one quarter in arrears to enable it to have more time to collect and analyze the investments' results.

The summarized financial information of Wuling Center and all other investment in affiliates using equity method of accounting in aggregate is as follows.

	Wuling Years Ended December 31,
	2012 $	2013 $	2014 $
Operating data:
Revenue	11,024	320,035	3,858,718
Cost	—	2,972,649	3,012,485
General and administrative expenses	31,780	1,580,179	96,911
Profit (Loss) from operations	(20,757)	(4,232,793)	749,322
Net income (loss)	(20,757)	(4,232,793)	749,322

	Others Years Ended December 31,
	2012 $	2013 $	2014 $
Revenue	—	4,833,388	16,231,804
Cost	—	4,525,936	16,767,489
General and administrative expenses	—	106,383	3,704,014
Profit (Loss) from operations	—	201,068	(5,016,067)
Net income (loss)	—	200,298	(4,890,839)

	Total Years Ended December 31,
	2012 $	2013 $	2014 $
Revenue	11,024	5,153,423	20,090,522
Cost	—	7,498,585	19,779,974
General and administrative expenses	31,780	1,686,562	3,800,925
Loss from operations	(20,757)	(4,031,725)	(4,266,745)
Net loss	(20,757)	(4,032,495)	(4,141,517)

SCEPTER PACIFIC LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

3. Investment in Affiliates (Continued)

	Wuling As of December 31,		Others As of December 31,		Total As of December 31,
	2013 $	2014 $	2013 $	2014 $	2013 $	2014 $
Balance Sheet Data:
Current assets	96,470,365	139,278,330	1,716,102	8,569,102	98,186,467	147,847,432
Non-current assets	—	—	83,419,180	111,355,293	83,419,180	111,355,293
Current liabilities	82,009	81,713	2,616	19,205,173	84,625	19,286,886
Non-current liabilities	—	—	—	—	—	—

4. Property and Equipment, Net

Property and equipment, net consists of the following:

	As of December 31,
	2013 $	2014 $
Furniture, fixtures and equipment	16,716	22,130
Motor vehicles	148,121	147,585

Total	164,837	169,715
Accumulated depreciation	(62,038)	(93,679)

Property and equipment, net	102,799	76,036

Depreciation expenses were $29,297, $30,716 and $31,866 for the years ended December 31, 2012, 2013 and 2014, respectively.

5. Dividends

In June 2014, as part of the Reorganization, the VIE's subsidiaries (Yidezeng, Yidezhen, and Yidezhao) declared a cash dividend on the accumulated undistributed earnings to the original shareholders of these entities, who became the shareholders of the Company upon the completion of the Reorganization. The Company recorded a dividend payable of $5,119,632 for the net amount to be distributed to the shareholders, $3,893,944 of which was paid as of December 31, 2014.

SCEPTER PACIFIC LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

6. Income Tax

For financial reporting purposes, income before income taxes and equity in affiliates includes the following components:

	Years Ended December 31,
	2012 $	2013 $	2014 $
Income (loss) Before Income Taxes and Equity in Affiliates:
PRC	(327,336)	3,152,583	3,422,543
Other	—	(14,747)	(27,561)

Total	(327,336)	3,137,836	3,394,982

The income taxes is comprised of:

	Years Ended December 31,
	2012 $	2013 $	2014 $
Current Tax
PRC	127,933	1,001,950	1,143,605
Other	—	—	—

	127,933	1,001,950	1,143,605

Deferred Tax
PRC	(110,599)	(150,821)	(103,067)
Other	—	—	—

	(110,599)	(150,821)	(103,067)

Income tax expense	17,334	851,129	1,040,538

The Company and its subsidiaries incorporated in the BVI are not subject to taxation.

The income tax law applies a statutory 25% enterprise income tax rate to all enterprises in PRC.

The Group's subsidiaries in Hong Kong are subject to a profit tax at the rate of 16.5% on assessable profit determined under relevant Hong Kong tax regulations.

The Group does not have uncertain tax positions in accordance with ASC740-10, nor does it anticipate any significant increase to its liability for unrecognized tax benefit within next 12 months. The Group will classify interest and penalties related to income tax matters, if any, in income tax expense.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to tax authority's mistake or due to computational errors made by the taxpayer. The statute of limitations will be extended to five years under special circumstances, which are

SCEPTER PACIFIC LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

6. Income Tax (Continued)

not clearly defined, but an underpayment of tax liability exceeding RMB100,000 ($16,343) is specifically listed as a special circumstance. In the case of a transfer pricing related adjustment, the statute of limitations is 10 years. There is no statute of limitations in the case of tax evasion.

The principal components of the deferred income tax assets/ liabilities are as follows:

	As of December 31,
	2013 $	2014 $
Deferred tax assets:
Accrued salary expenses	206,655	257,591
Net operating loss carry forwards	163,465	214,071

Gross deferred tax assets	370,120	471,662
Valuation allowance	—	—

Total deferred tax assets	370,120	471,662

Analysis as:
Current	370,120	471,662
Non-current	—	—

The Group assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. As of December 31, 2014, no valuation allowance was recorded as all temporary differences are expected to be utilized prior to expiration. The amount of the deferred tax assets considered realizable, however, could be adjusted if estimates of future taxable income during the carry forwards period are reduced.

Reconciliation between the statutory tax rate to the effective income tax rate is as follows:

	Years Ended December 31,
	2012		2013	2014
PRC income tax rate	25.00%		25.00%	25.00%
Expenses not deductible for tax purposes	(30.30%	)	2.12%	5.65%

Total	(5.30%	)	27.12%	30.65%

As of December 31, 2013 and 2014, the Group had net operating losses carry forward of $653,860 and $856,283, respectively. These tax losses are available for offset against future profits that may be carried forward until calendar year 2018 and 2019, respectively.

Undistributed earnings of the Company's PRC subsidiaries of approximately $1,555,859 at December 31, 2014 are considered to be indefinitely reinvested and, accordingly, no provision for PRC dividend withholding tax has been provided thereon. Upon distribution of those earnings, in the form of dividends or

SCEPTER PACIFIC LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

6. Income Tax (Continued)

otherwise, the Group would be subject to the then applicable PRC tax laws and regulations. The amounts of unrecognized deferred tax liabilities for these earnings are in the range of $77,793 to $155,586, as the withholding tax rate of the profit distribution will be 5% or 10% depending upon whether the immediate offshore companies can enjoy the preferential withholding tax rate of 5%.

Income tax payable balance of the Group represents the actual cash tax payments to be made by the legal entities within the Group. Income tax provision reflected in the Company's consolidated statements of operations is calculated based on a separate return basis as if the Group had filed a separate tax return, which has considered the impact of general corporate expenses allocated from E-House. The difference between the income tax provision on a separate return basis and the tax liability accrued was reflected as deemed distribution to E-House associated with tax liability in the consolidated statements of changes in equity. Such difference amounted to $15,291, $25,421 and $31,755 for the years ended December 31, 2012, 2013 and 2014, respectively.

7. Share-Based Compensation

In August 2014, the Company adopted a share incentive plan ("Scepter Plan"), which authorized Scepter to offer a variety of share-based incentive awards to employees, officers, directors and E-House's employees who render services to Scepter. Under the Scepter Plan, the maximum number of shares that may be issued shall be 750,000 to grant as options or restricted shares over a three-year period. Options have a ten-year life.

Share Options:

On August 8, 2014, Scepter granted 455,000 options to purchase ordinary shares of Scepter to certain of the Scepter's employees and E-House's employees for their services of next three years at an exercise price of $3.3 per share. The options expire ten years from the date of grant and vest ratably at each grant date anniversary over a period of three years.

The grant-date fair value of the options granted in August was $1.12 per share. The Company has used the binomial model to estimate the fair value of the options granted. The fair value per option was estimated at the date of grant using the following assumptions:

2014
Risk-free rate of return	4.3%
Contractual life of option	10 years
Average estimated volatility rate	50.0%
Average dividend yield	1.7%

The Group estimated the risk free interest rate based on the yield to maturity of U.S. treasury bonds denominated in USD and adjusted for country risk premium of PRC at the option valuation date. The expected volatility at the date of grant date was estimated based on the annualized standard deviation of the daily return embedded in historical share prices of comparable peer companies with a time horizon

SCEPTER PACIFIC LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

7. Share-Based Compensation (Continued)

close to the expected expiry of the term. Expected dividend is assumed to be 1.7% according to the Company's history or expectation of paying a dividend on its ordinary shares.

A summary of option activity under the Scepter Plan during the twelve months ended December 31, 2014 is presented below:

	Number of Options	Exercise Price $	Remaining Contractual Term	Aggregate Intrinsic Value of Options
Outstanding, as of January 1, 2014	—
Granted	455,000	3.30	10.00
Forfeited	(5,000)

Outstanding, as of December 31, 2014	450,000	3.30	9.60	—

Vested and expected to vest as of December 31, 2014	449,526	3.30	9.60	—
Exercisable as of December 31, 2014	—	—	—	—

As of December 31, 2014 there was $439,892 of total unrecognized compensation expense related to unvested share options granted under the Scepter Plan. That cost is expected to be recognized over a weighted-average period of 2.60 years.

For the year ended December 31, 2014, the Group recorded compensation expenses of $23,988 for the share options granted to the Group's employees and recorded deemed distribution to E-House of $42,831 for the share options granted to E-House's employees.

8. Employee Benefit Plans

Full time employees of the Group in the PRC participate in a government-mandated social welfare contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. As stipulated under the rules and regulations in the PRC, the Company's PRC subsidiaries, the VIE and VIE's subsidiaries are required to contribute a certain percentage of payroll costs to social welfare plans operated by the local governments for their employees in the PRC. The Group contributed $149,065, $175,458 and $ 243,721, for the years ended December 31, 2012, 2013and 2014, respectively, which is recorded in operating expense in the consolidated financial statement of operations in the period those contributions are due. The Group has no ongoing obligation to its employees subsequent to its contributions to the PRC plan.

9. Restricted Net Assets

Relevant PRC statutory laws and regulations permit payment of dividends by the Group's PRC subsidiaries and VIE and VIE's subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC statutory laws and regulations, each of the Group's PRC subsidiaries, VIE and VIE's subsidiaries is required to appropriate at least 10% of its after-tax profits each year, if any, as a statutory reserve until such reserve reaches 50% of its registered capital. Each of the

SCEPTER PACIFIC LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

9. Restricted Net Assets (Continued)

Group's subsidiaries with foreign investment may also further appropriate a portion of its after-tax profits as reserve to fund the employee welfare benefits fund at the discretion of the board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, such appropriated statutory reserve are not distributable as cash dividends, loans or advances except in the event of liquidation of these subsidiaries.

The amount of the appropriated statutory reserve fund for the Group as of December 31, 2013 and 2014 was $525,613 and $835,930, respectively.

As a result of these PRC statutory laws and regulations, the Group's PRC subsidiaries, the VIE and VIE's subsidiaries are restricted in their ability to transfer a portion of their net assets, including general reserve and registered capital, either in the form of dividends, loans or advances. Such restricted portion amounted to $1,505,613 and $ 1,816,767, of which $525,613 and $836,767was attributed to general reserve and registered capital of the VIE, as of December 31, 2013 and 2014, respectively.

10. Related Party Balances and Transactions

Amounts due from related parties are comprised of the following:

	As of December 31,
	2013 $	2014 $
Xuyuechang Center(1)	—	285,272
Xuyuerong Center(1)	—	23,461
Xueyuezhen Center(1)	—	115,447

Total amounts due to related parties	—	424,180

(1)
The Group acts as the non-executive general partner of Xuyuechang Center, Xueyuezhen Center and Xueyuerong Center. The amounts due from Xuyuechang Center, Xueyuezhen Center and Xueyuerong Center represents management fee receivable from the funds.

SCEPTER PACIFIC LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

10. Related Party Balances and Transactions (Continued)

Amounts due to related parties are comprised of the following:

	As of December 31,
	2013 $	2014 $
Muxin Center(1)	—	110,097
E-House(2)	784,000	834,000
Xuyuechang Center	103,331	—
Xuyuezhen Center	480,081	—
Xueyuerong Center	54,618	—
Shanghai Guanfu Treasure-house Assets Management CO., Ltd ("Guanfu Treasure-house")(3)	—	326,850

Total amounts due to related parties	1,422,030	1,270,947

Notes:

(1)
Yidezeng acts as Muxin Center's general partner. The amounts represent management fees prepaid by the Muxin Center that are recognized as deferred revenue.

(2)
E-House is the parent company of the Group. The amount due to E-House represents loan from E-House, and it is not interest bearing and due on demand.

(3)
An entity controlled by Mr. Xinzhou, co-chairman and chief executive officer of E-House Holdings, controls Guanfu Treasure-house. The amount due to Guanfu Treasure-house represents payables for the services provided by the entity.

Revenue net of sales related tax recognized by the Group:

	Years Ended December 31,
	2012 $	2013 $	2014 $
Shengyuan Center(1)	1,491,860	1,462,649	1,331,786
Shengquan Center(1)	585,145	576,978	527,791
Wuling Center (see note 4)	—	3,591,606	2,843,786
Xuyuechang Center (see note 4)	—	288,243	367,155
Xuyuerong Center (see note 4)	—	—	73,653
Xuyuezhen Center (see note 4)	—	—	561,558
ShouxinCenter (see note 4)	—	—	114,090
Muxin Center(2)	—	—	181,031

	2,077,005	5,919,476	6,000,850

Notes:

(1)
The Group acts as the general partner of the funds, Shengyuan Center and Shenquan Center.

(2)
The Group acts as the general partner of the fund Muxin Investment Center ("Muxin Center").

SCEPTER PACIFIC LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

10. Related Party Balances and Transactions (Continued)

The transactions are measured at the amount of consideration established and agreed to by the related parties, net off sales tax, which approximate amounts charged to third parties.

In January 2010, the Group formed a limited partnership, Shengyuan Center in Shanghai, for the purpose of making equity investments in areas deemed suitable by the general partner. The Group's subsidiary, Yidezeng, acts as Shengyuan Center's general partner. The general partner receives annual management fees and carried interest on a success basis. The Group's parent company, E-House owns 13% equity interest in the Shengyuan Center and is a limited partner. Mr. Xin Zhou, co-chairman and chief executive officer of E-House Holdings, owns an 8% equity interest in the Shengyuan Center and is a limited partner.

In April 2010, the Group formed Shengquan Center, which seeks to invest in China's real estate sector through diversified investment strategies at all levels of the real estate value chain. The Group's subsidiary, Yidexin, acts as Shengquan Center's general partner. The general partner receives annual management fee and carried interest on a success basis. Mr. Xin Zhou, co-chairman and chief executive officer of E-House Holdings, holds a 2.37% equity interest in the Shengquan Center.

In July 2014, the Group formed a limited partnership, Muxin Center in Shanghai, which seeks to invest in real estate properties. The Group's subsidiary, Yidezeng, acts as Muxin Center's co-general partner. The general partner receives annual management fee and carried interest on a success basis. The other co-general partner is an entity significantly influenced by E-House Holdings. E-House owns 23% equity interest in the Muxin fund and is a limited partner.

General and administrative expenses recorded by the Group:

	Years Ended December 31,
	2012 $	2013 $	2014 $
Rental expense charged by E-House	76,705	80,779	151,998
Services provided by Guanfu Treasure-house	—	—	409,305
Corporate expenses allocated from E-House	338,660	288,304	462,020

	415,365	369,083	1,023,323

SCEPTER PACIFIC LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012, 2013 AND 2014
(In U.S. dollar)

10. Related Party Balances and Transactions (Continued)

The rollforward of the payable balance with E-House for the years ended December 31, 2012, 2013 and 2014 is as follows:

	Years Ended December 31,
	2012 $	2013 $	2014 $
Balance at January 1	—	—	784,000
Loans from E-House	—	784,000	50,000
Corporate expenses allocated from E-House	338,660	288,304	462,020
Related party balance waivers as capital contribution	(338,660)	(288,304)	(462,020)
Service purchased from E-House	76,705	80,779	151,998
Net payment for services	(76,705)	(80,779)	(151,998)

Balance at December 31	—	784,000	834,000

11. Commitments

The Group has operating lease agreements for its office properties in the PRC up to December 31, 2014. Such leases are renewable on January 1 every year. As of December 31, 2014, there is no operating lease commitment. The rental expense was $76,705, $80,779, and $151,998, for the years ended December 31, 2012, 2013 and 2014. Going forward, the Group will use office space rented by E-House and the associated expenses will be allocated as part of corporate expenses from E-House.

12. Subsequent Events

The Group has evaluated subsequent events through May 8, 2015, the date on which the consolidated financial statements were available to be issued.

On April 3, 2015, Jupai entered into a definitive agreement with the Group's shareholders to acquire the Group with a consideration of 20% of the total equity interest of Jupai on a fully diluted basis upon completion of Jupai's initial public offering.

Scepter Pacific Limited

Index to Unaudited Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2014 and 2015

SCEPTER PACIFIC LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(IN U.S. DOLLAR EXCEPT FOR SHARE DATA)

March 31,
2015 $
ASSETS
Current assets:
Cash and cash equivalents	6,672,625
Accounts receivable	40,702
Deferred tax assets	469,881
Prepaid expenses and other current assets	241,303
Amounts due from related parties	699,247

Total current assets	8,123,758
Property and equipment, net	69,989
Investment in affiliates	4,595,721
Other non-current assets	162,808

TOTAL ASSETS	12,952,276

LIABILITIES AND EQUITY
Current liabilities:
Accrued payroll and welfare expenses (including accrued payroll and welfare expenses of the consolidated VIE and VIE's subsidiaries without recourse to Scepter of $111,980 as of March 31, 2015)	111,980
Income tax payable (including income tax payable of the consolidated VIE and VIE's subsidiaries without recourse to Scepter of $1,807,065 as of March 31, 2015)	1,807,065
Other tax payable (including other tax payable of the consolidated VIE and VIE's subsidiaries without recourse to Scepter of $38,592 as of March 31, 2015)	38,592
Dividend payable (including dividend payable of the consolidated VIE and VIE's subsidiaries without recourse to Scepter of $1,221,060 as of March 31, 2015)	1,221,060
Amounts due to related parties (including amounts due to related parties of the consolidated VIE and VIE's subsidiaries without recourse to Scepter of $1,150,251 as of March 31, 2015)	1,984,251
Other current liabilities (including other current liabilities of the consolidated VIE and VIE's subsidiaries without recourse to Scepter of $90,481 as of March 31, 2015)	96,418

Total current liabilities	5,259,366

Total liabilities	5,259,366

Commitments (Note 8)
Equity:
Ordinary shares ($0.0002 par value): 50,000,000 shares authorized, 5,000,000 shares issued and outstanding, as of March 31, 2015	1,000
Additional paid-in capital	6,523,771
Retained earnings	995,682
Accumulated other comprehensive income	172,457

Total equity	7,692,910

TOTAL LIABILITIES AND EQUITY	12,952,276

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SCEPTER PACIFIC LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN U.S. DOLLAR EXCEPT FOR SHARE DATA)

	Three Months Ended March 31,
	2014 $	2015 $
Revenues
Related party revenues	1,427,082	1,225,080
Third party revenues	—	38,459

Total revenues	1,427,082	1,263,539
Cost of revenues	(263,130)	(186,021)
General and administrative expenses	(428,028)	(385,635)
Other operating income	116,034	1,943

Income from operations	851,958	693,826
Interest income	15,168	9,642
Other income (loss), net	(7)	1

Income before taxes and equity in affiliates	867,119	703,469
Income tax expense	(227,149)	(180,718)

Income before equity in affiliates	639,970	522,751
Loss from equity in affiliates	(12,801)	(4,421)

Net income	627,169	518,330

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SCEPTER PACIFIC LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(IN U.S. DOLLAR)

	Three Months Ended March 31,
	2014 $	2015 $
Net income	627,169	518,330
Other comprehensive income (loss), net of tax of nil:
Foreign currency translation adjustment	(55,090)	(5,851)

Comprehensive income	572,079	512,479

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SCEPTER PACIFIC LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(IN U.S. DOLLAR)

	Ordinary Shares		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Equity
	Number	$	$	$	$	$
Balance at January 1, 2015	5,000,000	1,000	6,384,117	504,419	178,308	7,067,844
Net income	—	—	—	518,330	—	518,330
Foreign currency translation adjustments	—	—	—	—	(5,851)	(5,851)
Share-based compensation	—	—	15,159	—	—	15,159
Deemed distribution to E-House associated with options granted			27,067	(27,067)	—	—
Contribution from E-House	—	—	107,969	—	—	107,969
Deemed distribution to E-House associated with tax liability	—	—	(10,541)	—	—	(10,541)

Balance at March 31, 2015	5,000,000	1,000	6,523,771	995,682	172,457	7,692,910

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SCEPTER PACIFIC LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN U.S. DOLLAR)

	Three Months Ended March 31,
	2014	2015
	$	$
Operating activities:
Net income	627,169	518,330
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,759	8,031
Loss from equity in affiliates	12,801	4,421
Share-based compensation	—	15,159
Changes in operating assets and liabilities:
Accounts receivable	—	(40,284)
Prepaid expenses and other current assets	(14,559)	127
Amounts due from related parties	(586,008)	(275,067)
Accrued payroll and welfare expenses	(217,906)	(912,253)
Income tax payable	230,264	185,172
Other tax payable	(40,411)	(48,007)
Amounts due to related parties	(96,141)	810,733
Other current liabilities	(23,500)	68,332

Net cash provided by (used in) operating activities	(100,532)	334,694

Investing activities:
Deposit for and purchase of property and equipment	(2,682)	(2,271)
Investment in affiliates	(490,284)	(407,020)

Net cash used in investing activities	(492,966)	(409,291)
Effect of exchange rate changes on cash and cash equivalents	(28,727)	(6,836)

Net decrease in cash and cash equivalents	(622,225)	(81,433)
Cash and cash equivalents at the beginning of the period	4,465,020	6,754,058

Cash and cash equivalents at the end of the period	3,842,795	6,672,625

Non-cash investing and financing activities:
Related party payable recorded as a capital contribution	104,957	107,969
Deemed distribution to E-House associated with tax liability	(5,789)	(10,541)
Supplemental disclosure of cash flow information:
Income taxes paid	—	—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SCEPTER PACIFIC LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For Three Months Ended March 31, 2014 and 2015
(In U.S. dollar)

1. Organization and Principal Activities

E-House (China) Holdings Limited ("E-House Holdings") is a Cayman Islands incorporated holding company. E-House Holdings offers asset management services in the People's Republic of China ("PRC") since 2010 through its asset management services segment, which consists of the following four consolidated investment management companies: Shanghai Yidexin Equity Investment Management Co., Ltd. ("Yidexin") established in January 2010; Shanghai Yidezeng Equity Investment Center ("Yidezeng") established in November 2011; Shanghai Yidezhen Equity Investment Center ("Yidezhen") established in August 2012 and Shanghai Yidezhao Equity Investment Center ("Yidezhao") established in June 2013.

In June 2014, E-House Holdings transferred its asset management services business into Scepter Pacific Limited (the "Company" or "Scepter"), a wholly-owned holding company incorporated on January 8, 2008 in the British Virgin Islands through the following transactions:

In June 2014, the Company established a variable interest entity ("VIE"), Shanghai Yicheng Asset Management Co. Ltd. ("Shanghai E-Cheng") in PRC.

Shanghai E-Cheng acquired all the equity interest of Yidexin, Yidezeng, Yidezhen and Yidezhao from E-House Holdings.

The Company through Baoyi Investment Consulting (Shanghai) Co., Ltd ("Shanghai Baoyi"), its wholly owned subsidiary in PRC established on July 14, 2008, entered into a series of agreements with Shanghai E-Cheng and its shareholders, through which, Shanghai Baoyi obtained effective control over and the ability to receive substantially all of the economic benefits of Shanghai E-Cheng ("VIE arrangements", see Note 2(b) for details). The Company and Shanghai Baoyi did not have any operating activities prior to June 2014.

As a result of the aforementioned transactions, the Company became the holding company of E-House Holdings' asset management services segment. The restructuring process has been accounted for as a legal reorganization of entities under common control (the "Reorganization").

The Company, its subsidiaries, consolidated VIE and VIE's subsidiaries are collectively referred to as the "Group". E-House Holdings, with its subsidiaries and variable interest entities ("VIEs"), excluding the Group, are collectively referred to as "E-House".

Upon incorporation, the Company had 10,000 ordinary shares authorized, 1,000 ordinary shares issued and outstanding with a par value of $1.00 per share. On June 26, 2014, the Company effected a 1:5,000 share split, resulting in 5,000,000 ordinary shares issued and outstanding with a par value of $0.0002 per share. The share issuance has been retroactively reflected for all periods presented herein.

On September 26, 2014, the shareholders of the Company injected $4,350,000 as additional capital to the Company.

The unaudited condensed consolidated financial statements have been prepared on a carve-out basis and represent the assets and liabilities and the related results of operations and cash flows of the Group, which represent the asset management services segment of E-House. The financial data of previously separate entities have been combined, for all periods presented as all such entities were under common control. However, such presentation may not necessarily reflect the results of operations, financial position and cash

SCEPTER PACIFIC LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For Three Months Ended March 31, 2014 and 2015
(In U.S. dollar)

1. Organization and Principal Activities (Continued)

flows if the Group had actually existed on a stand-alone basis during the periods presented. Transactions between the Group and E-House are herein referred to as related party transactions.

The unaudited condensed consolidated financial statements include the Group's direct expenses as well as allocations for various general and administrative expenses of E-House that are not directly related to the asset management services. These expenses consist primarily of share-based compensation expenses of senior management and shared marketing and management expenses including accounting, administrative, internal control, customer service support and legal support services. These allocations were made using a proportional cost allocation method and were based on revenues, as well as estimates of actual time spent on the provision of services attributable to the Group. Management believes these allocations are reasonable. Total general and administrative expenses allocated from E-House are $104,957 and $107,969 for the three months ended March 31, 2014 and 2015, respectively. General corporate expenses allocated from E-House are recorded as capital contribution by E-House. Income tax provision reflected in the Company's unaudited condensed consolidated statements of operations is calculated based on a separate return basis as if the Group had filed a separate tax return.

The following table lists major subsidiary, VIE and VIE's subsidiaries of the Company as of March 31, 2015:

	Date of incorporation	Place of incorporation	Equity/Economic interest held
Significant Subsidiary:
Shanghai Baoyi	14-Jul-08	PRC	100%
VIE:
Shanghai E-Cheng	14-May-14	PRC	100%
VIE's significant Subsidiaries:
Yidexin	14-Jan-10	PRC	100%
Yidezeng	12-Nov-10	PRC	100%
Yidezhao	23-Aug-12	PRC	100%
Yidezhen	23-Aug-12	PRC	100%

On April 3, 2015, Jupai Holdings Limited ("Jupai") entered into a definitive agreement with the shareholders of the Company to acquire the Group with a consideration of 20% of the total equity interest of Jupai on a fully diluted basis upon completion of Jupai's initial public offering.

2. Summary of Principal Accounting Policies

(a)
Basis of presentation

The unaudited condensed consolidated financial statements included herein are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), regarding interim financial reporting, and include all normal and recurring adjustments that management of the Group considers necessary for a fair presentation of its financial position and operating

SCEPTER PACIFIC LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For Three Months Ended March 31, 2014 and 2015
(In U.S. dollar)

2. Summary of Principal Accounting Policies (Continued)

results. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these statements should be read in conjunction with the audited consolidated financial statements and accompanying notes as of and for the three years in the period ended December 31, 2014.

(b)
Basis of consolidation

The unaudited condensed consolidated financial statements include the financial statements of the Company, its subsidiaries and consolidated VIE and VIE's subsidiaries. All inter-company transactions and balances have been eliminated upon consolidation.

Revenues, expenses, assets and liabilities can vary during each quarter of the year. Therefore, the results and trends in these interim unaudited condensed consolidated financial statements may not be the same as those for the full year.

The following amounts of the consolidated VIE, Shanghai E-Cheng and its subsidiaries were included in the Group's unaudited condensed consolidated financial statements:

March 31, 2015 $
Cash and cash equivalents	1,568,309
Accounts receivable	40,702
Deferred tax assets	419,517
Prepaid expenses and other current assets	241,303
Amounts due from related parties	699,247
Total non-current assets	4,828,518

Total assets	7,797,596

Accrued payroll and welfare expenses	111,980
Income tax payable	1,807,065
Other tax payable	38,592
Dividend payable	1,221,060
Amounts due to related parties	1,150,251
Other current liabilities	90,481

Total liabilities	4,419,429

SCEPTER PACIFIC LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For Three Months Ended March 31, 2014 and 2015
(In U.S. dollar)

2. Summary of Principal Accounting Policies (Continued)

	Three Months Ended March 31,
	2014 $	2015 $
Total revenues	1,427,082	1,263,539
Cost of revenues	(263,130)	(180,508)
Net income	698,121	608,424
Net cash provided by (used in) operating activities	(87,096)	334,833
Net cash used in investing activities	(492,966)	(409,291)
Net cash used in financing activities	—	—

There are no consolidated VIE and VIE's assets that are collateral for the VIE's obligations or are restricted solely to settle the VIE' obligations.

(c)
Use of estimates

The preparation of unaudited condensed consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates. Significant accounting estimates reflected in the Group's financial statements include useful lives and valuation of long-lived assets, assumptions related to share-based compensation arrangements, assumptions related to the consolidation of entities in which the Group holds variable interests, fair value of equity investments in funds invested, valuation allowance on deferred tax assets.

(d)
Fair value of financial instruments

The Group records certain of its financial assets and liabilities at fair value on a recurring basis. Fair value reflects the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability.

The Group applies a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

There are no assets or liability measured at fair value on a recurring or nonrecurring basis as of March 31, 2015.

SCEPTER PACIFIC LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For Three Months Ended March 31, 2014 and 2015
(In U.S. dollar)

2. Summary of Principal Accounting Policies (Continued)

The Group's financial instruments that are not recorded at fair value in the condensed consolidated balance sheet include cash and cash equivalents, accounts receivable, short-term investment, dividend payable, other current liability, and amounts due to related parties. The carrying value of these financial instruments approximates their fair value due to their short-term nature.

(e)
Income taxes

The effective tax rate is based on expected income and statutory tax rates. For interim financial reporting, the Group estimates the annual tax rate based on projected taxable income for the full year and records a quarterly income tax provision in accordance with the applicable accounting standard for income taxes in interim periods. As the year progresses, the Group refines the estimates of the year's taxable income as new information becomes available. This continual estimation process often results in a change to the expected effective tax rate for the year. When this occurs, the Group adjusts the income tax provision during the quarter in which the change in estimate occurs so that the year-to-date provision reflects the expected annual tax rate.

(f)
Revenue recognition

The Group derives revenue primarily from recurring management fee and carried interest paid by funds and one-time commissions paid by product providers.

The Group recognizes revenue when there is persuasive evidence of an arrangement, service has been rendered, the sales price is fixed or determinable and collectability is reasonably assured. Revenues are recorded, net of sales related taxes.

Recurring Management Fees

The Group generates revenues from fund management fees, performance fees and allocations. Fund management fees are based upon investment advisory and related agreements and are recognized as earned over the specified contract period. Performance fees and allocations represent the preferential allocations of profits ("carried interest") that are a component of the Group's general partnership interests in the real estate funds. The Group is entitled to an additional return from the investment fund in the event investors in the fund achieve cumulative investment returns in excess of a specified amount. The Group records the additional return from these carried interests as revenue at the end of the contract term.

One-time Commissions

The Group enters into one-time commission agreements with underlying corporate borrower, which specifies the key terms and conditions of the arrangement. Such agreements do not include rights of return, credits or discounts, rebates, price protection or other similar privileges. Revenue is recorded upon the establishment of the wealth management product, when the provision of service concludes and the fee becomes fixed and determinable, assuming all other revenue recognition criteria have been met, and there are no future obligations or contingencies.

Deferred revenues are recognized when payments are received in advance of revenue recognition.

SCEPTER PACIFIC LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For Three Months Ended March 31, 2014 and 2015
(In U.S. dollar)

2. Summary of Principal Accounting Policies (Continued)

(g)
Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents accounts receivable and investments. The Group places its cash and cash equivalents with reputable financial institutions.

(h)
Recently issued accounting pronouncements

In February 2015, the FASB issued, ASU 2015-02, "Amendments to the Consolidation Analysis", regarding consolidation of legal entities such as limited partnerships, limited liability corporations, and securitization structures. The guidance eliminates the deferral issued by the FASB in February 2010 of the accounting guidance for VIEs for certain investment funds, including mutual funds, private equity funds and hedge funds. In addition, the guidance amends the evaluation of fees paid to a decision maker or a service provider, and exempts certain money market funds from consolidation. The guidance will be effective for accounting periods beginning after December 15, 2015 with early adoption permitted. The Group is currently evaluating the potential impact on the Group's condensed consolidated financial statements.

3. Investment in Affiliates

Investment in affiliates consists of the following:

March 31, 2015 $
Shanghai Star Capital Investment Management Co., Ltd. ("Star Capital Management")	1,457,132
Shanghai Wuling Investment Center ("Wuling Center")	1,594,292
Suzhou Hehui Xuyuechang Equity Investment Center ("Xuyuechang Center")	205,946
Suzhou Hehui Xuyuezhen Equity Investment Center ("Xuyuezhen Center")	249,838
Suzhou Hehui Xuyuerong Equity Investment Center ("Xuyuerong Center")	23,212
Shanghai Shouxin Equity Investment Center ("Shouxin Center")	162,808
Shanghai Guochen Equity Management Co., Ltd. ("Guochen")	778,180
Shanghai Yiju Assets Management Co., Ltd. ("Yiju")	124,313

Total	4,595,721

In 2014, the Group formed Guochen with several unrelated third party investors and contributed $406,340 (RMB2,500,000) and $407,020 (RMB2,500,000) in 2014 and 2015 respectively, for a 8.3% equity interest in Guochen. The Group can exercise significant influence through board representation and accounted for the investment using equity method of accounting. The Group records its income (loss) from this investment one quarter in arrears to enable it to have more time to collect and analyze the investments' results.

In 2014, the Group entered into a cooperation agreement with Juzhou Assets Management (Shanghai) Co., Ltd ("Juzhou"), to form Yiju to provide asset management services. Juzhou is a subsidiary

SCEPTER PACIFIC LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For Three Months Ended March 31, 2014 and 2015
(In U.S. dollar)

3. Investment in Affiliates (Continued)

of Jupai, and the Group's parent company, E-House Holdings, holds 30% equity interest of Jupai. The Group paid $129,091 for a 40% equity interest in Yiju. The Group's investment in Yiju is accounted for using equity method as it can exercise significant influence over Yiju's activities. The Group records its income (loss) from this investment one quarter in arrears to enable it to have more time to collect and analyze the investments' results.

4. Property and Equipment, Net

Property and equipment, net consists of the following:

March 31, 2015 $
Furniture, fixtures and equipment	24,317
Motor vehicles	147,028

Total	171,345
Accumulated depreciation	(101,356)

Property and equipment, net	69,989

Depreciation expenses were $7,759 and $8,031 for the three months ended March 31, 2014 and 2015, respectively.

5. Dividends

In June 2014, as part of the Reorganization, the VIE's subsidiaries (Yidezeng, Yidezhen, and Yidezhao) declared a cash dividend on the accumulated undistributed earnings to the original shareholders of these entities, who became the shareholders of the Company upon the completion of the Reorganization. The Company recorded a dividend payable of $5,119,632 for the net amount to be distributed to the shareholders, $3,893,944 of which was paid in 2014.

6. Employee Benefit Plans

Full time employees of the Group in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. As stipulated under the rules and regulations in the PRC, the Company's PRC subsidiaries and the VIE and VIE's subsidiaries are required to contribute a certain percentage of payroll costs to state-managed retirement plans operated by the local governments for their employees in the PRC. The Group contributed $45,699 and $53,024 for the three months ended March 31, 2014 and 2015, respectively, which is recorded in operating expense in the condensed consolidated financial statement of operations in the period those contributions are due. The Group has no ongoing obligation to its employees subsequent to its contributions to the PRC plan.

SCEPTER PACIFIC LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For Three Months Ended March 31, 2014 and 2015
(In U.S. dollar)

7. Related Party Balances and Transactions

Amounts due from related parties are comprised of the following:

March 31, 2015 $
Shouxin Center(1)	27,712
Shanghai Juxiang Investment Management Consulting Co., Ltd. ("Shanghai Juxiang")(2)	33,591
Xuyuezhen Center(1)	224,072
Xuyuechang Center(1)	378,092
Xuyuerong Center(1)	35,780

Total amounts due from related parties	699,247

(1)
Yidezhao acts as Shouxin Center's general partner. Yidezhao also acts as the non-executive general partner of Xuyuezhen Center, Xuyuechang Center and Xuyuerong Center. The non-executive general partner's main responsibility is to assist executive general partner to identify investment opportunities, but does not make decisions, and will not involve in daily operations. The general partner and non-executive general partner receive annual management fees and carried interest on a success basis. The amounts due from Shouxin Center, Xuyuezhen Center, Xuyuechang Center and Xuyuerong Center represent management fees receivable as of March 31, 2015.

(2)
Juxiang is a wholly owned subsidiary of Jupai, and the Group's parent company, E-House Holdings, holds 30% equity interest of Jupai.The amounts represent consulting service fee receivable as of March 31, 2015.

Amounts due to related parties are comprised of the following:

March 31, 2015 $
Shanghai Muxin Equity Investment Centre ("Muxin Center")(1)	51,274
Wuling Center(2)	748,917
E-House(3)	858,444
Shanghai Guanfu Treasure-house Assets Management Co., Ltd ("Guanfu Treasure-house")(4)	325,616

Total amounts due to related parties	1,984,251

Notes:

(1)
The Group acts as Muxin Center's general partner. The amounts represent management fees prepaid by the Muxin Center that are recognized as deferred revenue.

(2)
The Group acts as Wuling Center's general partner. The amounts represent management fees prepaid by the Wuling Center that are recognized as deferred revenue.

(3)
The amount due to E-House includes $834,000 of loan from E-House for capital contribution with no interest bearing and repay on demand, and $24,444 of account payable for the services provided by E-House.

SCEPTER PACIFIC LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For Three Months Ended March 31, 2014 and 2015
(In U.S. dollar)

7. Related Party Balances and Transactions (Continued)

(4)
An entity controlled by Mr. Xin Zhou, co-chairman and chief executive officer of E-House Holdings, controls Guanfu Treasure-house. The amount due to Guanfu Treasure-house represents payables for the services provided by the entity.

Related party revenues recognized by the Group:

	Three Months Ended March 31,
	2014 $	2015 $
E-House Shengyuan Equity Investment Center ("Shengyuan Center")(1)	354,052	82,744
E-House Shengquan Equity Investment Center ("Shenquan Center")(1)	140,431	118,079
Wuling Center	709,670	707,646
Xuyuechang Center	97,194	88,722
Xuyuerong Center	12,843	11,724
Xuyuezhen Center	112,892	103,051
Shouxin Center	—	26,185
Muxin Center	—	55,189
Shanghai Juxiang	—	31,740

	1,427,082	1,225,080

(1)
The Group acts as the general partner of the funds, Shengyuan Center and Shenquan Center.

General and administrative expenses recorded by the Group:

	Three Months Ended March 31,
	2014 $	2015 $
Rental expense charged by E-House	45,297	24,444
Corporation expense allocated from E-House	104,957	107,969

Total	150,254	132,413

SCEPTER PACIFIC LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For Three Months Ended March 31, 2014 and 2015
(In U.S. dollar)

7. Related Party Balances and Transactions (Continued)

The rollforward of the payable balance with E-House for the three months ended March 31, 2014 and 2015 is as follows:

	Three Months Ended March 31,
	2014 $	2015 $
Balance at January 1	(784,000)	(834,000)
Corporate expenses allocated from E-House	(104,957)	(107,969)
Related party balance waivers as capital contribution	104,957	107,969
Service purchased from E-House	(45,297)	(24,444)

Balance at March 31,	(829,297)	(858,444)

8. Commitments

(a)
Operating lease commitments

Rental expenses were $45,297 and $24,444 for the three months ended March 31, 2014 and 2015, respectively. The Group rents its office properties from E-House and pays upon billing. There is no binding lease agreement signed as of March 31, 2015.

9. Subsequent Events

The Group has evaluated subsequent events through May 28, 2015, the date on which the unaudited condensed consolidated financial statements were available to be issued.

On April 3, 2015, Jupai Holdings Limited ("Jupai") entered into a definitive agreement with E-House (China) Capital Investment Management Limited and Reckon Capital Limited, the joint owners of the Company, to acquire the Company with a consideration of 20% of the total equity interest of Jupai on a fully diluted basis, without considering the shares to be issued in the Jupai's initial public offering ("IPO") but after giving effect to: (a) Jupai's ordinary shares issuable as consideration for the acquisition of the Company, (b) Jupai's ordinary shares issuable for the conversion of Jupai's Series A and Series B convertible redeemable preferred shares upon the IPO, and (c) any of Jupai's ordinary shares to be issued upon exercise of options outstanding as of the closing of the IPO upon completion of Jupai's IPO.

JUPAI HOLDINGS LIMITED
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On August 14, 2014, Jupai Holdings Limited (formerly known as Jupai Investment Group, or the"Company") reached a non-binding Memorandum of Understanding ("MOU") with E-House Investment and Reckon Capital Limited, the shareholders of Scepter Pacific Limited ("Scepter"), a company established under the laws of the British Virgin Islands, in connection with the acquisition of Scepter upon closing of initial public offering in the United States ("IPO"). The MOU is not legally binding. On April 3, 2015, the Company reached a definitive agreement ("Definitive Agreement") with E-House Investment and Reckon Capital Limited to acquire Scepter upon closing of IPO.

According to the Definitive Agreement, the Company will enter into final binding transaction documents to acquire all issued and outstanding ordinary shares of Scepter, with a consideration of newly issued ordinary shares of the Company, representing 20% of the total equity interests in the Company on a fully diluted basis (without giving effect to the ordinary shares to be issued in the IPO) after giving effect to (a) ordinary shares issuable as consideration for the acquisition of Scepter, (b) ordinary shares issuable for the conversion of Series A and Series B convertible redeemable preferred shares upon the IPO, and (c) any of the Company's ordinary shares to be issued upon exercise of options outstanding as of the closing of the IPO. The consummation of the IPO will be a condition to the closing of the transaction with Scepter.

Upon closing of the transactions contemplated hereunder (the "Closing"), the Company shall assume all outstanding options and other equity incentives granted under the existing share incentive plan of Scepter, and replace them with options to acquire the Company's ordinary shares with the terms and conditions to exercise unchanged. However, these options will not be considered as the Company's options described in (c) above.

The accompanying unaudited pro forma condensed combined balance sheet combines the consolidated balance sheets of the Company and of Scepter as of March 31, 2015, and gives effect the following transactions as if such transactions occurred on March 31, 2015: (a) the automatic conversion of all of the Company's convertible redeemable preferred shares (on a one-for-one basis) that are issued and outstanding into ordinary shares, (b) to the acquisition of Scepter's equity interest by the Company, and (c) the sale of ordinary shares in the form of ADSs by the Company in the IPO at an assumed initial public offering price of US$11.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, assuming the underwriters do not exercise the option to purchase additional ADSs.

The accompanying unaudited pro forma condensed combined statement of operations present the results of operations of the Company combined with the statement of operations of Scepter for the year ended December 31, 2014 and the three months period ended March 31, 2015, respectively, giving effect to this acquisition as if it had occurred on January 1, 2014.

The pro forma condensed combined financial information is based on, and should be read in conjunction with, the respective historical consolidated financial statements and the notes thereto of the Company, and Scepter, which are included in this prospectus. The pro forma adjustments are preliminary and based on management's estimates.

The unaudited pro forma condensed combined balance sheet and statements of operations are not necessarily indicative of the financial position and operating results that would have been achieved had the transaction been in effect as of the dates indicated and should not be construed as being a representation of financial position or future operating results of the combined companies. There can be no assurance that the Company and Scepter will not incur additional charges related to the acquisition or that management will be successful in its effort to integrate the operations of the two companies.

JUPAI HOLDINGS LIMITED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2015

(In thousands of U.S. dollars, except share data and per share data)

	Jupai	Scepter	Pro forma adjustments for the conversion of preferred shares	Notes	Pro forma adjustments for the acquisition of Scepter	Notes	Pro forma adjustments for the effects of IPO	Notes	Pro forma results
Assets
Current assets:
Cash and cash equivalents	31,491	6,673	—		1,052	[J]	41,796	[L]	81,012
Short-term investments	9,612	—	—		—		—		9,612
Entrusted investments	1,201	—	—		—		—		1,201
Accounts receivable	1,148	41	—		—		—		1,189
Other receivables	2,362	—	—		—		—		2,362
Amounts due from related parties	3,858	699	—		—		—		4,557
Customer borrowings	548	—	—		—		—		548
Deferred tax assets — current	2,585	470	—		—		—		3,055
Other current assets	671	241	—		3		—		915

Total current assets	53,476	8,124	—		1,055		41,796		104,451
Long-term investments	8,764	—	—		—		—		8,764
Long-term entrusted investments	1,084	—	—		—		—		1,084
Investment in affiliates	7,048	4,596	—		(326)	[J]	—		11,318
Goodwill	—	—	—		45,508	[A]	—		45,508
Intangible Assets	—	—	—		9,020	[A]	—		9,020
Property and equipment, net	1,496	70	—		—		—		1,566
Deferred tax assets — non-current	121	163	—		—		—		284

Total Assets	71,989	12,953	—		55,257		41,796		181,995

Liabilities and Equity
Current liabilities:
Accrued payroll and welfare expenses	1,493	112	—		—		—		1,605
Income tax payable	3,341	1,807	—		—		—		5,148
Other tax payable	1,487	39	—		—		—		1,526
Deferred tax liabilities	—	—	—		2,255	[A]	—		2,255
Dividend payable	—	1,221	—		—		—		1,221
Amounts due to related parties	5,744	1,984	—		—		—		7,728
Deferred revenues	4,009	—	—		—		—		4,009
Deposit paid by project	—	—	—		745	[J]	—		745
Other current liabilities	1,880	97	—		85	[G]	—		2,062

Total current liabilities	17,954	5,260	—		3,085		—		26,299
Deferred revenue from related parties — non-current	1,012	—	—		—		—		1,012
Deferred revenue — non-current	262	—	—		—		—		262
Non-current uncertain tax position liabilities	805	—	—		—		—		805

Total Liabilities	20,033	5,260	—		3,085		—		28,378
Mezzanine Equity
Series A convertible redeemable preferred shares	1,500	—	(1,500)	[K]	—		—		—
Series B convertible redeemable preferred shares	36,795	—	(36,795)	[K]	—		—		—
Equity:					—
Ordinary Shares	31	1	28	[K]	15	[B],[C]	13	[L]	88
Additional paid-in capital	7,127	6,524	38,267	[K]	53,425	[B],[C],[H]	41,783	[L]	147,126
Retained earnings	5,052	996	—		(1,096)	[C],[G],[J]	—		4,952
Accumulated other comprehensive income	470	172	—		(172)	[C]	—		470

Total Jupai shareholders' equity	12,680	7,693	38,295		52,172		41,796		152,636
Non-controlling interests	981	—	—		—		—		981

Total Equity	13,661	7,693	38,295		52,172		41,796		153,617

Total Liabilities, Mezzanine Equity and Equity	71,989	12,953	—		55,257		41,796		181,995

JUPAI HOLDINGS LIMITED
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Three Months Ended March 31, 2015

Items	Jupai	Scepter	Pro Forma Adjustments	Note	Pro Forma Results
	(In thousands of U.S. dollars, except share data and per share data)
Net revenues	13,943	1,264	—		15,207
Cost of revenues	(3,547)	(186)	—		(3,733)
Selling expenses	(2,143)	—	(564)	[D]	(2,707)
General and administrative expenses	(1,853)	(386)	(51)	[I],[J]	(2,290)
Other operating income — government subsidy	48	2	—		50

Income from operations	6,448	694	(615)		6,527
					—
Interest income	8	10	1	[J]	19
Investment income	1,051	—	—		1,051

Income before taxes and loss from equity in affiliates	7,507	704	(614)		7,597
Income tax expense	(1,987)	(181)	141	[E]	(2,027)
Loss from equity in affiliates	(193)	—	1	[J]	(192)

Net income	5,327	523	(472)		5,378
Net loss attributable to non-controlling interests	(431)	(4)	—		(435)

Net income attributable to Jupai shareholders	4,896	519	(472)		4,943

Net income per share:
Basic	0.04				0.03
Diluted	0.04				0.03
Weighted average number of shares used in computation:
Basic	61,244,980		32,481,552	[F]	93,726,532
Diluted	64,975,362		32,481,552	[F]	97,456,914

JUPAI HOLDINGS LIMITED
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year Ended December 31, 2014

	Jupai	Scepter	Pro Forma Adjustments	Note	Pro Forma Results
	(In thousands of U.S. dollars, except share data and per share data)
Net revenues	38,912	7,021	—		45,933
Cost of revenues	(10,657)	(1,891)	—		(12,548)
Selling expenses	(5,768)	—	(2,255)	[D]	(8,023)
General and administrative expenses	(7,009)	(2,453)	(126)	[I],[J]	(9,588)
Other operating income — government subsidy	2,364	182	—		2,546

Income from operations	17,842	2,859	(2,381)		18,320
					—
Gain from deconsolidation of subsidiaries	102	—	—		102
Dividend income from cost method investment	—	510	—		510
Interest income	187	26	1	[J]	214
Investment income	2,054	—	—		2,054
Interest Expense	(15)	—	—		(15)
Other (expense) income	—	—	—		—

Income before taxes and loss from equity in affiliates	20,170	3,395	(2,380)		21,185
Income tax expense	(5,617)	(1,041)	564	[E]	(6,094)
Income from equity in affiliates	78	163	14	[J]	255

Net income	14,631	2,517	(1,802)		15,346
Net income attributable to non-controlling interests	(258)	—	—		(258)

Net income attributable to Jupai shareholders	14,373	2,517	(1,802)		15,088

Deemed dividend on Series B convertible redeembable preferred shares	(7,564)	—	—		(7,564)

Net income attributable to ordinary shareholders	6,809	2,517	(1,802)		7,524

Net income per share:
Basic	0.06				0.05
Diluted	0.06				0.05
Weighted average number of shares used in computation:
Basic	83,683,960		32,481,552	[F]	116,165,512
Diluted	114,445,361		32,481,552	[F]	146,926,913

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Pro Forma Presentation

The acquisition of Scepter by the Company is subject to the closing of this offering. As such, the Company will perform a detailed purchase price allocation taking into account the offering price of the Company's ADS at the closing of the offering. The Company believes that this transaction represents a significant probable business combination in accordance with Rule 3-05 of Regulation S-X. For purposes of the pro forma condensed combined consolidated financial statements presented herein, the Company has (i) assumed that the fair value of all assets and liabilities as of March 31, 2015 other than identifiable intangible assets and goodwill, will approximate the carrying value of those assets and liabilities as of the closing date of this offering, (ii) has performed a valuation of Scepter's identifiable intangible assets as of March 31, 2015 and assumed that such values will approximate the fair value of those assets as of the closing date of this offering, and (iii) has computed the value of goodwill based on a total estimated purchase price computed using, among other things, an assumed initial public offering price of $11.00 per ADS, the mid-point of the estimated public offering price range, after deducting the assets and liabilities identified in (i) and (ii) above.

The Company has assumed that the book value of the current assets and current liabilities of Scepter represents the current replacement cost of the assets and liabilities, therefore approximates their respective fair value as of March 31, 2015. For investment in affiliates, as the balance represents equity method investment in funds that are investment companies which report the underlying investments at fair value, the carrying value approximates the fair value of the equity investment.

Intangible asset identified represents the customer contracts signed between Scepter and its clients to provide investment management and consultation services. The fair value was established using a form of income approach known as the "excess earnings method", under which fair value of the customer contracts was estimated as the sum of present value of the forecasted operating earnings attributable to the contracts, after deduction of contributory asset charges of other operating assets including fixed assets, working capital, and workforce. The major assumptions used in determining the fair value of the customer contracts include (i) no material change in the way the Company to complete the existing customer contracts from the historical performance of the business; (ii) no material changes in the existing political, legal and economic conditions in China; (iii) ability to retain competent management, key personnel and staff to support the ongoing operations; and (iv) no material deviation in market conditions from economic forecasts. Other inputs used in the excess earnings method included the discount rate of 25.5%, the estimated income tax rate of 25%, and the weighted average estimate life of the customer contracts of 4 years.

The fair value of deferred tax liability associated with the identified intangible asset was estimated using the fair value of the intangible asset identified multiplied by statutory income tax rate of the Scepter's subsidiaries that hold the contracts.

The total estimated purchase price of $59,965,597 consisted of the following:

Estimated fair value of subscription shares	$59,549,512
Replacement of Scepter options	416,085

Total estimated purchase price	$59,965,597

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (Continued)

1. Basis of Pro Forma Presentation (Continued)

Based on these assumptions, the estimated purchase price has been allocated as follows:

	Amount	Amortization period
Total tangible assets and liability acquired	$7,692,910
Intangible assets acquired:
Customer Contracts	9,019,500	4 years
Goodwill	45,508,062
Deferred tax liabilities	(2,254,875)

	$59,965,597

The Company will perform a final purchase price allocation, including the fair value of identifiable intangible assets identified in (ii) above as of the closing date of this offering. The purchase price allocation will not be finalized until subsequent to the closing of the offering and, as such, the amounts utilized for purposes of these pro forma adjustments are subject to change based on changes in Scepter's business and operations subsequent to March 31, 2015, in regard to assets and liabilities identified in (i) above, identifiable intangible assets identified in (ii) above, and to final pricing of the offering. Such adjustments may be material; however, the Company is unable to reasonably estimate the impact, such changes may have on the pro forma condensed consolidated financial statements.

A $1.00 increase (decrease) in the assumed public offering price of US$11.00 per ADS would increase (decrease) the total estimated purchase price by $5,413,592, which would result in an increase (decrease) in the goodwill by $5,413,592.

2. Pro Forma Adjustments

The Company's unaudited pro forma condensed combined financial statements give effect to the following pro forma adjustments on the unaudited financial statements:

Note [A]: To record the estimated fair value of intangible assets, and associated deferred tax liability, and the amount of goodwill recognized upon the acquisition of Scepter, as described in Note 1. The identified intangible asset (i.e. customer contracts) represents the investment management contracts and consultation contracts signed between Scepter and its clients. The intangible asset is amortized using a straight-line method during the weighted average contract term of the customer contracts.

Note [B]: To record the $59,549,512 value of the 32,481,552 ordinary shares to be issued by the Company for the acquisition of Scepter. The number of ordinary shares to be issued is determined based on 20% of total number of ordinary shares outstanding on a fully diluted basis taking into consideration of the ordinary shares to be issued for the acquisition. The number of ordinary shares and options outstanding consisted of (1) 61,244,980 ordinary shares as of March 31, 2015, (2) ordinary shares issuable upon conversion of 4,216,867 series A convertible redeemable preferred shares and 51,673,360 series B convertible redeemable preferred shares on a 1:1 ratio, (3) 11,880,400 options granted by the Company outstanding as of March 31, 2015, and (4) 1,061,600 options granted by the Company and 151,000 options forfeited by the Company after March 31, 2015. For the new issuance, the par value of ordinary shares increased by $16,241 based on a par value of $0.0005 per share. The difference between the value of the shares over the par value of $59,533,271 has been recorded as additional paid in capital.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (Continued)

2. Pro Forma Adjustments (Continued)

Note [C]: To eliminate the historical retained earnings, ordinary shares, additional paid-in-capital and accumulated other comprehensive income of Scepter of $995,682, $1,000, $6,523,771, and $172,457, respectively.

Note [D]: To record the amortization of identifiable intangible assets related to the acquisition of Scepter. The valuation of actual tangible and intangible assets to be acquired is subject to change based on a number of factors, including, among others, the changes to Scepter Pacific Limited's business and the ultimate value of the Company's shares issued in the transaction. As such, the amounts included herein and the estimated useful lives are subject to change.

Note [E]: To record Jupai Investment Group's income tax benefits related to the pro forma amortization of the intangible assets based on statutory income tax rate.

Note [F]: To reflect the assumed issuance of 32,481,552 ordinary shares, based on the total number of ordinary shares and options outstanding as described in Note [B] above, to effect the closing of the transactions.

Note [G]: To record estimated direct, incremental costs of the probable acquisition which are not yet reflected in the historical financial statements of $85,200. These costs are not recurring and will not have continuing impact, and thus are not reflected in the condensed consolidated combined statements of operations.

Note [H]: To record an increase in additional paid-in-capital of $416,085 representing the portion of Scepter's replaced stock options attributable to pre-acquisition services that constituted part of the estimated purchase price. The valuation of replaced stock options is subject to change based on a number of factors, including, among others, the changes to Scepter's business. As such, the amounts included herein are subject to change.

Note [I]: To record an increase in share-based compensation expense of $111,493 and $49,566 for the year ended December 31, 2014 and three months period ended March 31, 2015, respectively, for the replacement awards allocated to post-acquisition services. The valuation of replaced stock options is subject to change based on a number of factors, including, among others, the changes to Scepter's business and the ultimate value of the Company's ordinary shares issued in the transaction. As such, the amounts included herein are subject to change.

Note [J]: To record the elimination of the investment in Shanghai Yiju Assets Management Co., Ltd. ("Yiju") accounted for using equity method of accounting by both the Company and Scepter, and to record the consolidation of Yiju. Yiju is an entity formed and jointly controlled by the Company and Scepter. Yiju will be wholly owned and consolidated by the Company upon the acquisition of Scepter.

Note [K]: To record the effects of the automatic conversion of all of convertible redeemable preferred shares (on a one-for-one basis) that are issued and outstanding into ordinary shares immediately upon completion of the offering.

Note [L]: To record the effects of the initial public offering at an assumed initial public offering price of US$11.00 per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions of $3,388,000 and estimated offering expenses payable by the Company of $3,215,907, assuming the underwriters do not exercise the option to purchase additional ADSs.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (Continued)

3. Pro Forma Shares

The pro forma basic and diluted earnings per share are based on the weighted average number of shares of the Company's ordinary shares outstanding for the one-year period ended December 31, 2014, and three months period ended March 31, 2015, plus the ordinary shares issued for the Scepter acquisition as shown in the following table:

Shares used in calculating basic earnings per share for the year ended December 31, 2014 on a pro forma basis:
Weighted average ordinary shares outstanding used in computing basic income per share for Jupai	83,683,960
Issuance of ordinary shares for the acquisition of Scepter	32,481,552

116,165,512

Shares used in calculating diluted income per share for the year ended December 31, 2014 on a pro forma basis:
Weighted average ordinary shares outstanding used in computing diluted income per share for Jupai	114,445,361
Issuance of ordinary shares for the acquisition of Scepter	32,481,552

146,926,913

Shares used in calculating basic earnings per share for the three months period ended March 31, 2015 on a pro forma basis:
Weighted average ordinary shares outstanding used in computing basic income per share for Jupai	61,244,980
Issuance of ordinary shares for the acquisition of Scepter	32,481,552

93,726,532

Shares used in calculating diluted income per share for the three months period ended March 31, 2015 on a pro forma basis:
Weighted average ordinary shares outstanding used in computing diluted income per share for Jupai	64,975,362
Issuance of ordinary shares for the acquisition of Scepter	32,481,552

97,456,914

- Integrated business model featuring strong wealth management product advisory services operation complemented by growing asset management capabilities
- Aggregate value of wealth management products distributed by us was RMB13.2 billion (US$2.1 billion) in 2014, representing a compound annual growth rate of over 120% from 2012

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

The post-offering fourth amended and restated articles of association that we expect to adopt to become effective immediately prior to the completion of this offering provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, other than by reason of such person's own dishonesty, wilful default or fraud, in or about the conduct of our company's business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration	Securities Act Exemption(1)
Juda Holding Inc.*	August 13, 2012	72,500,000 ordinary shares	US$36,250	Section 4(2) of the Securities Act(1)
Juda Capital Inc.	August 13, 2012	10,833,300 ordinary shares	US$5,417	Section 4(2) of the Securities Act(1)
Eternity Smile Group Limited**	August 13, 2012	16,666,700 ordinary shares	US$8,333	Section 4(2) of the Securities Act(1)
Juda Holding Inc.	November 30, 2012	16,666,700 ordinary shares	US$8,333	Section 4(2) of the Securities Act(1)
Zero2IPO China Fund II, L.P.	October 18, 2013	4,216,867 Series A Preferred Shares	US$1,500,000	Section 4(2) of the Securities Act or Regulation S(2)
E-House (China) Capital Investment Management Ltd.	May 22, 2014	25,836,680 Series B Preferred Shares	RMB96,000,000	Section 4(2) of the Securities Act or Regulation S(2)
	August 22, 2014	12,918,340 Series B Preferred Shares	US$10,116,352	Section 4(2) of the Securities Act or Regulation S(2)
Sina Hong Kong Limited	May 22, 2014	12,918,340 Series B Preferred Shares	RMB48,000,000	Section 4(2) of the Securities Act or Regulation S(2)
Certain employees, directors and officers	July 1, 2014	Options to purchase in aggregate 12,056,000 ordinary shares	Past and future services to our company	Rule 701 of the Securities Act(3)
Certain employees, directors and officers	April 2, 2015	Options to purchase in aggregate 1,061,600 ordinary shares	Past and future services to our company	Rule 701 of the Securities Act(3)

*
Wholly owned by Tianxiang Hu, the chief executive officer and chairman of the board of directors of our company.

**
Subsequently cancelled.

(1)
To our knowledge, each of the investors acquired the securities for its own account for investment only and not with a view to or for sale in connection with any distribution thereof, and had adequate access, through their relationships (as founding shareholders or otherwise) with us, to information about us prior to their acquisition of our securities.

(2)
To our knowledge, each of these investors was, at the time of each acquisition, purchasing the securities outside the United States in compliance with Regulation S under the Securities Act and has, to the extent applicable, represented to us that it is an "accredited investor" as defined under Rule 501 of the Securities Act, and each of them acquired the securities for its own account for investment only and not with a view to or for sale in connection with any distribution thereof.

(3)
In reliance on the exemption of Rule 701 under the Securities Act as all the awards were granted by our company under the share incentive plan that we adopted in July 2014. At the time of each grant, we were not a reporting company under section 13 or 15(d) of the Exchange Act of 1934 or an investment company registered or required to be registered under the Investment Company Act of 1940. The share incentive plan is a "compensatory benefit plan" as defined under Rule 701 that we established to provide share incentives to our officers, directors and employees, as well as consultants who render to our company or one of our affiliates bona fide services, other than services in connection with the offer or sale of securities of our company or any of our affiliates, as applicable, in a capital raising transaction or as a market maker or promoter of that entity's securities.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)
Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)
Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on July 13, 2015.

JUPAI HOLDINGS LIMITED
By:	/s/ JIANDA NI Name: Jianda Ni Title: Co-Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JIANDA NI Jianda Ni	Co-Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	July 13, 2015
/s/ TIANXIANG HU Tianxiang Hu	Co-Chairman and Executive Chairman of the Board of Directors	July 13, 2015
/s/ WEISHI YAO Weishi Yao	Director and Chief Operating Officer	July 13, 2015
/s/ MIN LIU Min Liu	Director and Chief Financial Officer (Principal Financial and Accounting Officer)	July 13, 2015

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Jupai Holdings Limited, has signed this registration statement or amendment thereto in New York, NY on July 13, 2015.

Law Debenture Corporate Services Inc. (Authorized U.S. Representative)
By:	/s/ GISELLE MANON Name: Giselle Manon Title: SoP Officer

JUPAI HOLDINGS LIMITED
EXHIBIT INDEX

Exhibit Number		Description of Document
1.1		Form of Underwriting Agreement
3.1	†	The Third Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3.2	†	The Fourth Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the completion of this offering
4.1	†	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2	†	Registrant's Specimen Certificate for Ordinary Shares
4.3	†	Form of Deposit Agreement, among the Registrant, the depositary and holder of the American Depositary Receipts
4.4	†	Investor's Rights Agreement by and among the Registrant and its subsidiaries, Shanghai Jupai, the ordinary shareholders and the preferred shareholders of the Registrant and other parties therein, dated as of May 22, 2014
4.5	†	Series B Preferred Share Purchase Agreement by and among the Registrant and its subsidiaries, Shanghai Jupai, E-House (China) Real Estate Asset Management Ltd. and other parties therein, dated as of November 12, 2013
4.6	†	Amendment No.1 to Series B Preferred Share Purchase Agreement by and among the Registrant and its subsidiaries, Shanghai Jupai, E-House (China) Capital Investment Management Ltd., SINA Hong Kong Limited, and other parties therein, dated as of May 22, 2014
4.7	†	Deed of Adherence by and among the Registrant and its subsidiaries, Shanghai Jupai, E-House (China) Real Estate Asset Management Ltd. and other parties therein, dated as of December 20, 2013
4.8	†	Series A Convertible Preferred Shares Purchase Agreement by and among the Registrant and its subsidiaries, Shanghai Jupai, Zero2IPO China Fund II, L.P. and other parties therein, dated as of February 20, 2013
4.9	†	Supplemental Agreement Relating to Series A Convertible Preferred Shares Purchase Agreement by and among the Registrant and its subsidiaries, Shanghai Jupai, Zero2IPO China Fund II, L.P. and other parties therein, dated as of October 18, 2013
4.10	†	Right of First Refusal and Co-Sale Agreement by and among the Registrant and its subsidiaries, Shanghai Jupai, the ordinary shareholders and the preferred shareholders of the Registrant and other parties therein, dated as of May 22, 2014
4.11	†	Share Purchase Agreement by and among the Registrant, Jupai Holding Inc., Mr. Tianxiang Hu and E-House (China) Real Estate Asset Management Ltd., dated as of August 22, 2014
5.1	†	Opinion of Maples and Calder regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters
8.1	†	Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2	†	Opinion of AllBright Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)
10.1	†	2014 Share Incentive Plan
10.2	†	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.3	†	Form of Employment Agreement between the Registrant and its executive officers
10.4	†	Amended and Restated Operating Agreement by and among Shanghai Juxiang, Shanghai Jupai and its shareholders, dated January 8, 2014

Exhibit Number		Description of Document
10.5	†	Amended and Restated Consulting Services Agreement by and between Shanghai Juxiang and Shanghai Jupai, dated January 8, 2014
10.6	†	Amended and Restated Call Option Agreement by and among Shanghai Juxiang, Shanghai Jupai and each of its shareholders, dated January 8, 2014
10.7	†	Amended and Restated Voting Rights Proxy agreement by and among Shanghai Juxiang and each shareholder of Shanghai Jupai, dated January 8, 2014
10.8	†	Amended and Restated Equity Pledge Agreement by and among Shanghai Juxiang, Shanghai Jupai and each of its shareholders, dated October 9, 2014
10.9	†	Amendment to Agreements by and among Shanghai Juxiang, Shanghai Jupai and each of its shareholders, dated October 9, 2014
10.10	†	English translation of Exclusive Support Agreement by and between Shanghai Baoyi and Shanghai E-Cheng, dated May 14, 2014
10.11	†	English translation of Loan Agreement by and among Shanghai Baoyi, Shanghai E-Cheng and its shareholders, dated April 28, 2014
10.12	†	English translation of Exclusive Call Option Agreement by and among Shanghai Baoyi, Shanghai E-Cheng and each of its shareholders, dated May 4, 2014
10.13	†	English translation of Shareholder Voting Rights Proxy Agreement by and among Shanghai Baoyi and each shareholder of Shanghai E-Cheng, dated May 4, 2014
10.14	†	English translation of Equity Pledge Agreement by and among Shanghai Baoyi, Shanghai E-Cheng and each of its shareholders, dated May 4, 2014
10.15	†	Share Purchase Agreement, by and among the Registrant, Scepter Pacific Limited, E-House (China) Capital Investment Management Ltd. and Reckon Capital Limited, dated April 3, 2015
21.1	†	Subsidiaries of the Registrant
23.1		Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm
23.2	†	Consent of Maples and Calder (included in Exhibit 5.1)
23.3	†	Consent of AllBright Law Offices (included in Exhibit 99.2)
24.1	†	Powers of Attorney (included on signature page)
99.1	†	Code of Business Conduct and Ethics of the Registrant
99.2	†	Opinion of AllBright Law Offices regarding certain PRC law matters
99.3	†	Consent of Beijing Heading Century Consulting Co., Ltd.
99.4	†	Consent of Guoping Yang
99.5	†	Consent of Liqun Wang
99.6	†	Consent of Linda Wong
99.7	†	Consent of Bang Zhang
99.8	†	Consent of Xin Zhou
99.9	†	Consent of Hongchao Zhu

†
Previously filed.